SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

☒	Preliminary Proxy Statement	☐	Confidential For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Soliciting Material Pursuant to Rule 14a-12

NOVOSTE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$2,800,000

(5)	Total fee paid:

$330

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No. :

(3)	Filing Party:

(4)	Date Filed:

Novoste Corporation

4350 International Boulevard

Norcross, Georgia 30093

(770) 717-0904

January     , 2006

THE FUTURE DIRECTION OF YOUR COMPANY

WILL BE DETERMINED AT THIS MEETING

YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders to be held at 10:00 a.m., local time, on                     , 2006 at the Atlanta Marriott Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia.

At the special meeting, you will be asked to consider and vote upon a number of proposals including a proposed sale of our vascular brachytherapy (VBT) products business to Best Vascular, Inc. As previously announced, in February 2005, our board of directors determined that our VBT business is no longer viable and, as a result, authorized a staged wind down of this business. If the sale of the VBT business is approved, we will not complete this wind down, and will instead transfer the business to Best Vascular in exchange for the assumption by Best Vascular of certain liabilities related to the VBT business. The accompanying proxy statement provides a detailed description of the proposed sale of the VBT business to Best Vascular, and a copy of the amended and restated asset purchase agreement is attached to the proxy statement as Annex A.

If the sale of the VBT business to Best Vascular is approved by our shareholders, or if the VBT business is otherwise wound down as previously announced, Novoste will have no ongoing business operations. As a result, after careful consideration, our board of directors has authorized Novoste to dissolve and liquidate, subject to the approval of our shareholders. Accordingly, in addition to the proposal to sell our VBT business, you will be asked at the special meeting to approve and adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be dissolved and liquidated and our remaining cash ultimately will be distributed to our shareholders. The accompanying proxy statement provides a detailed description of the proposed dissolution and liquidation, as well as information with respect to certain other proposals for your consideration.

After careful consideration, our board of directors has unanimously determined that the sale of our VBT business to Best Vascular is advisable, fair to and in the best interests of our shareholders, and has approved the amended and restated asset purchase agreement and the related sale of assets and assumption of liabilities. In addition, our board of directors has unanimously approved the proposal to adopt the plan of dissolution and dissolve and liquidate Novoste.

I urge you to read the proxy statement materials in their entirety and consider them carefully. Please pay particular attention to the “Risk Factors” beginning on page 19 for a discussion of the risks related to the proposed sale of the VBT business and the proposed dissolution and liquidation of Novoste.

It is important that your shares be represented at the special meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the special meeting, I urge you to vote promptly by returning the enclosed BLUE proxy card. You may revoke your BLUE proxy at any time before it has been voted.

Sincerely,

Alfred J. Novak
President and Chief Executive Officer

The accompanying proxy statement is first being mailed or

delivered to shareholders on or about                     , 2006.

NOVOSTE CORPORATION

4350 International Boulevard

Norcross, Georgia 30093

(770) 717-0904

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2006

NOTICE IS HEREBY GIVEN that on                     , 2006, Novoste Corporation will hold a special meeting of shareholders at the Atlanta Marriott Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia. The meeting will begin at 10:00 a.m., local time.

At the special meeting, we will consider:

1.	A proposal to approve the proposed asset sale transaction set forth in the amended and restated asset purchase agreement, dated as of October 12, 2005, as amended pursuant to amendment no. 1 to amended and restated asset purchase agreement, dated as of November 30, 2005, among Novoste, Best Vascular, Inc., a Delaware corporation, and Best Medical International, Inc., a Virginia corporation, pursuant to which Novoste will sell substantially all of the assets related to its vascular brachytherapy (VBT) business to Best Vascular in exchange for the assumption of certain liabilities related to the VBT business by Best Vascular;

2.	A proposal to amend our amended and restated articles of incorporation to change the name of our corporation from “Novoste Corporation” to “NOVT Corporation” (or, if that name is not available in Florida, to “NVTE Corporation”);

3.	A proposal to approve and adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be dissolved and liquidated and our remaining cash ultimately will be distributed to our shareholders;

4.	A proposal to amend our amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of our board of directors from six to three (which would permit us to reduce the size of our board from seven directors to a lesser number in the future if we choose to do so);

5.	A proposal to adjourn the special meeting to permit further solicitation of proxies with respect to the proposal to approve the asset sale transaction;

6.	A proposal to adjourn the special meeting to permit further solicitation of proxies with respect to the proposal to approve and adopt the plan of dissolution and to approve the transactions contemplated thereby; and

7.	Any other business properly presented at the special meeting or any postponements or adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Pursuant to our by-laws, our board of directors has fixed December 15, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at all postponements or adjournments thereof. Only shareholders of record at the close of business on that date and eligible to vote will be entitled to vote at the special meeting and any postponements or adjournments thereof. A list of all shareholders entitled to vote at the special meeting will be open for examination by shareholders for any purpose related to the special meeting during ordinary business hours for a period of ten days before the special meeting at our offices, located at 4350 International Boulevard, Norcross, Georgia 30093.

By Order of the Board of Directors,

Daniel G. Hall

Corporate Secretary

Norcross, Georgia

                    , 2006

Whether or not you plan to attend the special meeting, please complete and return the enclosed BLUE proxy card. If you sign and return your BLUE proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of our board of directors. You may, if you wish, revoke your BLUE proxy at any time before it is voted by filing with the Corporate Secretary of Novoste a written revocation or a duly executed proxy bearing a later date, or by attending the special meeting and voting in person.

APPROVAL OF AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION AND FOURTH AMENDED AND RESTATED BYLAWS TO REDUCE MINIMUM SIZE OF BOARD OF DIRECTORS FROM SIX TO THREE DIRECTORS (PROPOSAL 4)	61
Required Vote	61
Reasons for the Amendment; Effect of the Amendment	61
Recommendation of our Board of Directors	62
THE ADJOURNMENT PROPOSALS (PROPOSALS 5 AND 6)	63
The Asset Sale Transaction Adjournment Proposal (Proposal 5)	63
The Dissolution and Liquidation Adjournment Proposal (Proposal 6)	63
Required Vote	63
Recommendation of our Board of Directors	63
BUSINESS OF NOVOSTE	64
MARKET FOR NOVOSTE’S COMMON STOCK	73
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	74
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	75
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA	92
PRINCIPAL HOLDERS OF NOVOSTE COMMON STOCK	98
SECURITY OWNERSHIP OF NOVOSTE MANAGEMENT	99
OTHER BUSINESS	100
IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS	100
ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS	101
WHERE YOU CAN FIND MORE INFORMATION	101
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEXES

Annex A	Amended and Restated Asset Purchase Agreement, As Amended
Annex B	Amendment to Amended and Restated Articles of Incorporation to Change Name from “Novoste Corporation” to “NOVT Corporation” (or “NVTE Corporation”)
Annex C	Plan of Dissolution of Novoste Corporation and Selected Florida Statutory Provisions Regarding Dissolution
Annex D	Amendments to Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws to Reduce Minimum Size of Board of Directors From Six to Three
Annex E	Unaudited Financial Statements of the VBT Business

The following are some of the questions that you, as a shareholder of Novoste, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge you to read this proxy statement in its entirety before making any voting decision.

QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND THE PROPOSALS

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because we have scheduled a special meeting of shareholders to vote on several matters. First, shareholders will be voting on the proposed sale of substantially all of the assets related to our vascular brachytherapy, or VBT, business to Best Vascular, Inc., or Best Vascular, pursuant an amended and restated asset purchase agreement that we have entered into with Best Vascular and Best Medical International, Inc., an affiliate of Best Vascular, or BMI. Second, because we intend that the rights to use the Novoste name will be transferred with our VBT business if the sale of assets to Best Vascular is completed, you will be voting on a proposal to change our name from “Novoste Corporation” to “NOVT Corporation” upon completion of the asset sale transaction (or, if that name is not available in Florida, to “NVTE Corporation”). Third, you will be voting on a proposal to approve and adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be dissolved and liquidated and our remaining cash ultimately will be distributed to our shareholders. Fourth, you will be voting on a proposal to amend our amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of our board of directors from six to three (which would permit us to reduce the size of our board from seven directors to a lesser number in the future if we choose to do so). Finally, you will be voting on two proposals to permit us to adjourn the special meeting to allow us to continue to solicit proxies with respect to the asset sale transaction and with respect to the plan of dissolution.

This proxy statement contains important information about each of the proposals that will be voted on at the special meeting. You should read it carefully.

Your vote is important. The future direction of your company will be determined at this meeting. We encourage you to vote as soon as possible.

Q:	Has the Novoste board of directors made any recommendation regarding how to vote?

A:	Yes. Our board of directors has unanimously determined that the sale of our VBT business to Best Vascular and the related amended and restated asset purchase agreement are advisable, fair to and in the best interests of our shareholders, and has recommended that you vote in favor of the proposal to approve the asset sale transaction set forth in the amended and restated asset purchase agreement, and that you vote in favor of the related proposal to amend our amended and restated articles of incorporation to change our name from “Novoste Corporation” to “NOVT Corporation” (or, if that name is not available in Florida, to “NVTE Corporation”). The reasons why our board recommends these proposals are discussed in greater detail in the section entitled “Approval of Asset Sale Transaction Pursuant to Amended and Restated Asset Purchase Agreement—Recommendation of our Board of Directors and Reasons for the Asset Sale Transaction.”

Our board of directors has further unanimously approved, and recommended to you, that shareholders vote to approve a plan of dissolution to dissolve and liquidate our corporation and amend our amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of our board from six to three directors.

Q:	Why is Novoste proposing the sale of the VBT business to Best Vascular?

A:	In February 2005, we announced that our board of directors had determined that our VBT business, our only business line, was no longer viable and, as a result, the board had authorized a staged wind down of the business. Subsequent to the implementation of the wind down, we began discussions with Best Vascular and BMI regarding a sale of our VBT business, and on August 25, 2005, we entered into an agreement to sell our VBT business to Best Vascular. However, completion of our proposed merger with ONI Medical Systems, Inc., which was abandoned on September 26, 2005, was a condition to completion of the sale. Accordingly, we were unable to complete the sale of the VBT business pursuant to our original agreement with Best Vascular and BMI, and promptly following the abandonment of our proposed merger with ONI, we initiated discussions with Best Vascular and BMI to enter into a modified asset purchase agreement that would condition the consummation of the asset sale transaction on the receipt of the approval of our shareholders. In the absence of the ONI merger and the assets that would have been acquired by Novoste as a result of such merger, the sale of the VBT business represents a sale of substantially all of our assets and, as such, requires the approval of our shareholders under Florida law.

On October 12, 2005, we entered into an amended and restated asset purchase agreement with Best Vascular and BMI, which agreement was amended on November 30, 2005. Under the amended and restated agreement, Best Vascular will acquire substantially all of our VBT business assets in exchange for the assumption of certain liabilities related to the VBT business by Best Vascular. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with our VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalents and certain other assets not related to our VBT business. Pursuant to the agreement, BMI has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the agreement.

The consideration for the sale of the assets by us to Best Vascular is the assumption by Best Vascular of our liabilities described below. In addition, if at the time of the closing, we have not resolved those certain patent infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois, we are required at closing to make a cash payment of $350,000 to Best Vascular and Best Vascular will assume all liabilities arising after the closing from this litigation, including the obligations to pay ongoing legal fees and expenses associated with the litigation.

At the closing, Best Vascular also will assume, among others, the following of our liabilities:

•	liabilities incurred or arising before or after closing under our supply agreement, dated October 14, 1999, with AEA Technology-QSA, GmbH, or AEA, such as penalties under the minimum purchase requirements and obligations to decontaminate and decommission equipment (excluding certain payments previously made by us to AEA prior to September 30, 2005 and payments by us to AEA after September 30, 2005 in an aggregate amount estimated to equal approximately $438,000 depending on when the closing occurs);

•	liabilities incurred or arising after the closing under certain royalty agreements between us and various third parties;

•	liabilities arising after the closing for utility payment obligations with respect to our leased facilities at 4350 International Boulevard, Norcross, Georgia; and

•	liabilities arising after the closing from the use or ownership of the VBT business assets.

In addition, Best Vascular will acquire our accounts receivable and assume our trade accounts payable related to our VBT business at the closing, subject to a reconciliation and true-up procedure requiring either a payment by Best Vascular to us if the accounts receivable are greater than the trade accounts payable or a payment by us to Best Vascular if the accounts receivable are less than the trade accounts payable. BMI has agreed to guarantee the full and faithful performance by Best Vascular to assume the liabilities being transferred pursuant to the agreement.

Completion of the sale contemplated by the amended and restated asset purchase agreement is conditioned, among other things, upon the approval by our shareholders of the sale, which is required by Florida law, and as a result, you are being asked to approve the sale at the special meeting.

If our sale of the VBT business to Best Vascular is not approved, or not otherwise completed, we expect that the VBT business will be wound down and that Novoste will recoup no significant value for it. We also expect that we would incur additional operating expenses up until the completion of the wind down that will be avoided if the VBT business is sold to Best Vascular. Furthermore, if such a wind down were to be completed without a sale of the business, Novoste would retain the liabilities that Best Vascular is assuming.

Although we are not able to precisely quantify how much these liabilities would cost Novoste in the future, we believe that the sale of our VBT business to Best Vascular and assumption of liabilities by Best Vascular is likely to have a future net economic benefit to Novoste when compared to the alternative wind down of the VBT business. Based on our current estimates regarding the assets to be sold and the liabilities to be assumed, we believe that the aggregate amount of this net economic benefit to us will be approximately $1.7 million to $3.2 million, although there can be no assurance that the actual amount of these liabilities will not ultimately be more or less than our current estimates.

Q:	What will be our business following the asset sale transaction?

A:	Substantially all of our operating assets will be transferred to Best Vascular in the asset sale transaction. Following the asset sale transaction, we expect that we will no longer be engaged in any business activities. If the proposed plan of dissolution is approved by our shareholders and implemented by our board, we will pursue those steps necessary to wind down and liquidate any remaining operations in accordance with the plan of dissolution. If the plan of dissolution is not approved or implemented, we expect that we will become a “shell” corporation with cash assets and no operating business while other potential alternatives are evaluated.

Q:	Will my shares of common stock continue to be listed on the Nasdaq National Market after completion of the sale or wind down of the VBT business?

A:	No. Our common stock is currently listed on the Nasdaq National Market. However, we expect that upon the completion of either the sale of our VBT business or its wind down, we will be promptly delisted from the Nasdaq National Market because we will cease to have any operating business and we will be a “shell” corporation. Upon delisting, we could attempt to list our securities on the OTC Bulletin Board; however, there can be no assurance that we would be successful in doing so. As a result, you should expect that there may be no public trading market of our common stock either upon the completion of the sale of our VBT business to Best Vascular or, if that sale is not approved by our shareholders and completed, upon the wind down of our VBT business. In addition, we may consider deregistering our securities under the Securities Exchange Act of 1934, as amended, at that time.

Q:	What are the tax consequences of the asset sale transaction to U.S. shareholders?

A:	The asset sale transaction will not be taxable to our U.S. shareholders. See “Approval of Asset Sale Transaction Pursuant to Amended and Restated Asset Purchase Agreement—Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction.” However, the dissolution, if implemented, will have tax consequences to our U.S. shareholders. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution.”

Q:	When does Novoste expect to complete the sale of assets to Best Vascular pursuant to the Amended and Restated Asset Purchase Agreement?

A:	We currently expect to complete the asset sale transaction in February 2006.

Q:	Will I have appraisal rights?

A:	No. Our shareholders do not have appraisal rights under Florida law in connection with the asset sale transaction.

Q:	What will happen if the asset sale transaction is not approved?

A:	If the asset sale transaction is not approved, we expect to continue the previously announced wind down of our VBT business. However, we expect that we will retain several contingent liabilities related to this business for a substantial period of time in the future, and as a result, our ability to successfully dissolve and liquidate, or otherwise fully satisfy or transfer these liabilities, may be substantially delayed and impaired.

Q:	Why am I being asked to approve an amendment to Novoste’s amended and restated articles of incorporation to change the name of the corporation?

A:	The amended and restated asset purchase agreement with Best Vascular and BMI contemplates that at the closing of the transaction, Best Vascular will acquire substantially all of Novoste’s assets related to the VBT business, including the rights to use the name “Novoste”. As a result, a proposal is being submitted to our shareholders as required by the amended and restated asset purchase agreement to approve an amendment to our amended and restated articles of incorporation to change our name. Our board of directors has proposed that the corporation’s name be changed from “Novoste Corporation” to “NOVT Corporation”, and at the special meeting, you will be asked to approve an amendment to our amended and restated articles of incorporation to implement this change. The proposed amendment provides that if the name “NOVT Corporation” is not available in Florida, we will be authorized to change the name to “NVTE Corporation”.

In the event the proposal to change our name is not approved by our shareholders at the special meeting and therefore Novoste is unable to assign ownership of the Novoste trademark and Novoste.com domain name to Best Vascular, we will enter into a rights agreement with Best Vascular at the closing of the asset sale transaction, licensing the Novoste trademark and Novoste.com domain name to Best Vascular for use with respect to the goods and services related to the VBT business. In the rights agreement, we would further agree to seek shareholder approval to change our name from “Novoste Corporation” to another name at any annual meeting of Novoste’s shareholders held in 2006 to facilitate the assignment of the Novoste trademark and Novoste.com domain name to Best Vascular at such time. In the event the shareholders of Novoste do not approve the name change proposal either at the special meeting or at any annual meeting in 2006, Best Vascular’s license to the Novoste trademark and the Novoste.com domain name will become perpetual.

Q:	Why has the board of directors authorized, and asked shareholders to approve, a plan to dissolve and liquidate the corporation?

A:	As discussed above, in February 2005, our board of directors determined that our VBT business, which is our only business line, is no longer viable, and authorized its staged wind down. Subsequently, we have reached agreement with Best Vascular and BMI to sell our VBT business to Best Vascular, subject to approval by our shareholders. Upon completion of the sale or wind down of our VBT business, we expect to have no ongoing business operations.

The board has authorized the dissolution and liquidation of Novoste to enable shareholders, after the satisfaction of Novoste’s remaining liabilities, to recoup any and all cash that remains in the corporation. If the proposal to adopt a plan of dissolution and to dissolve and liquidate the corporation is approved and implemented, we will take legal action to dissolve the corporation and provide for the satisfaction of our creditors. Upon the completion of this process, which may take several years to fully complete, any remaining cash assets would be distributed pro rata to our shareholders.

The amount that would ultimately be distributed to our shareholders upon the full completion of this process is uncertain. The board currently expects that an initial distribution to shareholders could be made within twelve months of the approval of our dissolution and liquidation, with one or more supplemental distributions possibly following several years later after the expiration of certain required statutory periods.

Q:	What will I receive as a result of the plan of dissolution?

A:	You will receive your pro rata share, based on the number of shares you own, of the cash remaining after provision has been made for the payment, satisfaction and discharge of all known, unknown or contingent debts or liabilities, including costs and expenses incurred in connection with the dissolution.

Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution. At this time, we estimate that after the completion of our dissolution and liquidation, which may take several years, we would have cash and financial instruments remaining of approximately $10.8 million if the asset sale transaction is completed and approximately $9.1 million if the asset sale transaction is not completed (in each case, after provision for the satisfaction of any remaining creditors). However, the actual amount of cash available for distribution following dissolution will depend on a number of factors, several of which are outside our control, including:

•	The ultimate amount of our known, unknown and contingent debts and liabilities;

•	The fees and expenses incurred by us in the dissolution of our corporation and the liquidation of our assets;

•	Whether our $3 million loan to ONI is repaid in full;

•	If the asset sale transaction is completed, whether Best Vascular and BMI default on their obligations to perform and discharge the Novoste liabilities assumed by them; and

•	If the asset sale transaction is not completed, the amount of our continued losses from operating the VBT business until its wind down is completed.

As a result, the amount of cash remaining following completion of our dissolution and liquidation could vary significantly from our current estimates. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Dissolution and Liquidation Analysis and Estimates.”

Q:	What will happen if the proposal to approve and adopt a plan of dissolution and to approve the dissolution and liquidation of the corporation is not approved?

A:	If the proposal to approve and adopt a plan of dissolution and to approve the dissolution and liquidation of the corporation is not approved, we will either complete the sale of the VBT business to Best Vascular or wind down the VBT business (depending on whether the asset sale transaction proposal is approved). At such time, we expect to have no operating business and we would likely become a “shell” corporation consisting solely of cash and other financial assets (and, if the asset sale transaction is not approved and completed, several contingent liabilities related to the VBT business).

Our future would become highly uncertain. We expect that our common stock would be promptly delisted from the Nasdaq National Market upon either the completion of the sale or wind down of the VBT business, and we might consider deregistering our securities under the Securities Exchange Act. We also expect that any remaining senior executives would depart the company at that time, since we may be unable to provide them adequate incentives to remain in any employment capacity. Since we would likely have no operating business, or imminent prospects for obtaining one, we may have difficulty retaining members of our board of directors, who may wish to resign their positions, and we may have serious difficulty finding qualified persons to replace them.

The board of directors previously proposed a strategic transaction with ONI Medical Systems, Inc. that would have provided us with a new operating business, but this transaction was rejected by our shareholders, and has now been abandoned. It is possible that another strategic transaction involving a merger of Novoste with another corporation could be proposed to us in the future, but there can be no assurance that such a transaction would be approved by both our board of directors and shareholders, as would be required under Florida law. In addition, there can be no assurance that all of our current executives or directors would agree to continue serving through this period to assist us with transitional matters, or that we would be able to find suitable replacements for them. As a result, if dissolution and liquidation is not approved, there can be no assurance that we will have any future business activities or that you will ever be able to recoup any value for your shares.

Q:	What are the U.S. federal income tax consequences of dissolution and liquidation to me?

A:	Each shareholder will recognize a capital gain or loss equal to the difference between the aggregate amount of the distribution made to the shareholder in connection with our liquidation and the adjusted tax basis of such shareholder’s shares. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution.”

Q:	Why has the board of directors authorized, and asked shareholders to approve, amendments to reduce the minimum size of the board of directors?

A:	Our board of directors currently consists of seven members. In light of the fact that we expect to have no ongoing business operations following the completion of the sale or wind down of our VBT business, the board has determined that it may be more cost-effective to reduce the size of the board of directors to reduce our future operating costs, thereby preserving more resources for shareholders. These cost-efficiencies include reductions in the payments of directors’ retainer and meeting fees and travel cost reimbursements. To enable the board to reduce the size of the board in the future and preserve maximum flexibility, we are proposing amendments to our amended and restated articles of incorporation and fourth amended and restated bylaws to decrease the minimum size of the board from six to three directors. The maximum number of directors set forth in the amended and restated articles of incorporation and fourth amended and restated bylaws, which is 12, will remain the same.

The board believes that these amendments will enhance our flexibility to decrease the size of the board in the future if such an action is deemed desirable to reduce future operating costs or for any other reasons. The board currently expects that J. Stephen Holmes, Judy Lindstrom, Stephen I. Shapiro and Thomas D. Weldon will resign from the board soon after the special meeting of our shareholders, with Charles E. Larsen, Alfred J. Novak and William E. Whitmer remaining as directors. In addition, assuming approval of the amendments to reduce the minimum size of the board of directors and if the proposal to approve and adopt a plan of dissolution and to dissolve and liquidate the corporation is approved by shareholders, the board expects to reduce the size of the board from seven to three directors. Assuming approval of the amendments to reduce the minimum size of the board of directors and if the proposal to approve and adopt a plan of dissolution and to dissolve and liquidate the corporation is not approved by shareholders, the board expects to reduce the size of the board from seven to five directors and to solicit nominations, including from our shareholders, for consideration by the board to fill the two vacancies on the board resulting from such resignations.

Q:	When and where is the special meeting of shareholders and who is entitled to vote?

A:	The special meeting of shareholders will take place at 10:00 a.m., local time, on , 2006, at the Atlanta Marriott Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia. Holders of record of our common stock as of the close of business on December 15, 2005 are entitled to vote at the special meeting.

Q:	What shareholder approvals are required to approve the sale of our assets to Best Vascular, the change of our name, our dissolution and liquidation, and the reduction in the size of our board of directors?

A:	All holders of our common stock are entitled to vote on the proposals being submitted to shareholders. The affirmative vote of a majority of the votes entitled to be cast is required to approve the sale of our VBT business to Best Vascular pursuant to the amended and restated asset purchase agreement. The affirmative vote of a majority of the votes entitled to be cast is also required to approve the proposal to adopt a plan of dissolution and dissolve and liquidate our corporation. The approval of each of the two amendments to our amended and restated articles of incorporation and the amendment to our bylaws and each of the adjournment proposals requires that the number of votes cast by shareholders at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal.

Q:	Are there risks I should consider in deciding whether to vote to approve the sale of the VBT business to Best Vascular, and in deciding whether to approve the proposed dissolution and liquidation of Novoste following the sale or wind down of the VBT business?

A:	Yes. In evaluating each of these proposals, you should carefully consider the factors discussed in “Risk Factors” beginning on page 19 and the other matters discussed in this proxy statement.

Q:	How do I cast my vote if I am a holder of record?

A:	After carefully reading and considering the information contained in this proxy statement, if you are a holder of record, you may vote in person at the special meeting or by submitting a proxy for the meeting. You can submit your proxy by completing, signing, dating and returning the enclosed BLUE proxy card in the accompanying pre-addressed, postage-paid envelope.

IF YOU SIGN, DATE AND SEND YOUR BLUE PROXY CARD AND DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED “FOR” EACH PROPOSAL DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE ASSET SALE TRANSACTION, THE PLAN OF DISSOLUTION AND THE AMENDMENTS TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND FOURTH AMENDED AND RESTATED BYLAWS.

Q:	If my shares are held in “street name,” will someone else vote my shares for me?

A:	If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, such person or entity may not be permitted to vote your shares.

Q:	Can I change my vote after I have delivered my BLUE proxy card?

A:

Yes. If you are a record holder, you can change your vote at any time before the BLUE proxy is voted at the special meeting by delivering a later-dated, signed proxy card to our corporate secretary before the meeting, delivering a later-dated, signed proxy card to another party soliciting proxies or by attending the meeting and voting in person. You also may revoke your BLUE proxy by delivering, before the date of the meeting, a notice of revocation to our corporate secretary at 4350 International Boulevard, Norcross, Georgia 30093 (attn: Daniel G. Hall, Esq.).

Q:	What should I do if I receive more than one set of Novoste voting materials?

A:	You may receive more than one set of Novoste voting materials, including multiple copies of this proxy statement and multiple BLUE proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one BLUE proxy card. Please complete, sign, date and return each BLUE proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about any of the proposals, or about how to submit your BLUE proxy, or if you need additional copies of this proxy statement or the enclosed BLUE proxy card, you should contact either:

Novoste Corporation		Morrow & Co., Inc.
4350 International Boulevard		445 Park Avenue
Norcross, Georgia 30093	or	New York, New York 10022
Attention: Daniel G. Hall, Esq., General Counsel		Phone: (800) 607-0088
Phone: (770) 717-0904

Q:	How may Novoste solicit proxies and who is bearing the cost of this Novoste proxy solicitation?

A:	BLUE proxies may be solicited on behalf of our board of directors by mail, telephone, facsimile or electronic communication or in person and we will pay the solicitation costs, which include the cost of printing and distributing proxy materials and soliciting of votes. Our directors, officers and employees may solicit proxies by such methods without additional compensation. In addition, we have retained Morrow & Co., Inc. to assist us in the solicitation of proxies at a cost initially estimated to be $9,500, plus expenses. Additional fees may be incurred by Novoste with respect to Morrow & Co., Inc. as a result of the proxy solicitation efforts by the Steel Partners Entities, as described below. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:	What should I do if I receive a set of proxy soliciting materials from Steel Partners II, L.P.?

A:	On November 28, 2005, Steel Partners II, L.P., Steel Partners LLC and Warren G. Lichtenstein, or collectively, the Steel Partners Entities, filed preliminary proxy soliciting materials with the Securities and Exchange Commission, which materials were revised pursuant to a filing made by the Steel Partners Entities with the SEC on December 20, 2005, in connection with their solicitation of proxies for use at the special meeting in opposition to our proposal to dissolve and liquidate Novoste. According to the preliminary proxy materials filed with the SEC, the Steel Partners Entities are asking shareholders to execute a GREEN proxy card to vote against the dissolution and liquidation proposal (proposal 3). With respect to Novoste’s recommendation to approve the asset sale transaction proposal (proposal 1), the name change proposal (proposal 2) and the proposal to reduce the minimum size of our board of directors (proposal 4), the Steel Partners Entities’ preliminary proxy soliciting materials indicate that they do not object to these proposals.

Your board urges you not to sign any GREEN proxy card sent to you by the Steel Partners Entities, but instead, to sign and return the BLUE proxy card included with these materials.

If you have previously signed and returned a GREEN proxy card, you have every right to change your mind and revoke that proxy. You may do so by signing and returning a later dated BLUE proxy card. Regardless of the number of shares you own, your signing, dating and mailing of the enclosed BLUE proxy card is important. Please act today.

*     *     *     *     *

SUMMARY TERM SHEET

Special Meeting Time and Date	10:00 a.m., local time, on , 2006

Special Meeting Location	The Atlanta Marriott Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia

Record Date	December 15, 2005

Proposal 1—Approval of Asset Sale

Transaction Pursuant to Amended and

Restated Asset Purchase Agreement

The Transaction

We are asking our shareholders to approve the sale of our VBT business to Best Vascular pursuant to the amended and restated asset purchase agreement. If our shareholders approve the asset sale transaction, we will transfer and convey to Best Vascular substantially all of the assets of our VBT business and Best Vascular will assume certain specified liabilities of our VBT business. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with our VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalents and certain other assets not related to our VBT business. BMI, an affiliate of Best Vascular, has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the amended and restated asset purchase agreement.

The consideration for the sale of the assets by us to Best Vascular is the assumption by Best Vascular of our liabilities described below. In addition, if at the time of the closing, we have not resolved those certain patent infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois, we are required at closing to make a cash payment of $350,000 to Best Vascular and Best Vascular will assume all liabilities arising after the closing from this litigation, including the obligations to pay ongoing legal fees and expenses associated with the litigation.

At the closing, Best Vascular also will assume, among others, the following of our liabilities:

•

liabilities incurred or arising before or after closing under our supply agreement, dated October 14, 1999, with AEA, such as penalties under the minimum purchase requirements and obligations to decontaminate and decommission equipment (excluding certain payments previously made by us to AEA prior to September 30, 2005 and payments by us to AEA after September 30, 2005 in an aggregate amount estimated to equal approximately $438,000 depending on when the closing occurs);

•	liabilities incurred or arising after the closing under certain royalty agreements between us and various third parties;

•	liabilities arising after the closing for utility payment obligations with respect to our leased facilities at 4350 International Boulevard, Norcross, Georgia; and

•	liabilities arising after the closing from the use or ownership of the VBT business assets.

In addition, Best Vascular will acquire our accounts receivable and assume our trade accounts payable related to our VBT business at the closing, subject to a reconciliation and true-up procedure requiring either a payment by Best Vascular to us if the accounts receivable are greater than the trade accounts payable or a payment by us to Best Vascular if the accounts receivable are less than the trade accounts payable.

BMI has agreed to guarantee the full and faithful performance by Best Vascular to assume the liabilities being transferred pursuant to the agreement.

If our sale of the VBT business to Best Vascular is not approved, or not otherwise completed, we expect that the VBT business will be wound down and Novoste will recoup no significant value for it. We also expect that we would incur additional operating expenses up until the completion of the wind down that will be avoided if the VBT business is sold to Best Vascular. Furthermore, if such a wind down were to be completed without a sale of the business, Novoste would retain the liabilities that Best Vascular is assuming. Although we are not able to precisely quantify how much these liabilities would cost Novoste in the future, we believe that the sale of our VBT business to Best Vascular and assumption of liabilities by Best Vascular is likely to have a future net economic benefit to Novoste when compared to the alternative wind down scenario. Based on our current estimates regarding the assets to be sold and the liabilities to be assumed, we believe that the aggregate amount of this net economic benefit to us will be approximately $1.7 million to $3.2 million, although there can be no assurance that the actual amount of these liabilities will not ultimately be more or less than our current estimates. See “Approval of Asset Sale Transaction Pursuant to Amended and Restated Asset Purchase Agreement—Recommendation of our Board of Directors and Reasons for the Asset Sale Transaction.”

Required Vote

All holders of Novoste’s common stock are entitled to vote on the proposals being submitted to shareholders. The affirmative vote of a majority of the votes entitled to be cast is required to approve the asset sale transaction.

Conditions to Closing

The conditions to the asset sale transaction include the approval by our shareholders of the transaction, the accuracy of the respective parties’ representations and warranties and the performance by them of their covenants and agreements, approval of the State of Georgia for Best Vascular to assume the radioactive materials licenses and the sealed source and device registration certificates issued to Novoste, and other conditions described in “Approval of Asset Sale Transaction Pursuant to Amended and Restated Asset Purchase Agreement—Terms of the Amended and Restated Asset Purchase Agreement.”

U.S. Federal Income Tax Consequences

The asset sale transaction will not be taxable to our U.S. shareholders. See “Approval of Asset Sale Transaction Pursuant to Amended and Restated Asset Purchase Agreement—Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction.” However, the dissolution, if implemented, will have tax consequences to our U.S. shareholders. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution.”

Business of Novoste After the Asset Sale Transaction	Upon completion of the asset sale transaction, we expect to have no ongoing business operations.

Proposal 2—Approval of Amendment to Amended and Restated Articles of Incorporation to Change Name from “Novoste Corporation” to “NOVT Corporation”

The amended and restated asset purchase agreement with Best Vascular and BMI contemplates that at the closing of the transaction, Best Vascular will acquire substantially all of Novoste’s assets related to the VBT business, including the rights to use the name “Novoste”. As a result, a proposal is being submitted to our shareholders as required by the amended and restated asset purchase agreement to approve an amendment to our amended and restated articles of incorporation to change our name. Our board of directors has proposed that the corporation’s name be changed from “Novoste Corporation” to “NOVT Corporation”, and at the special meeting, you will be asked to approve an amendment to our amended and restated articles of incorporation to implement this change. The proposed amendment provides that if the name “NOVT Corporation” is not available in Florida, we will be authorized to change the name to “NVTE Corporation” instead.

In the event the proposal to change our name is not approved by our shareholders at the special meeting and therefore Novoste is unable to assign ownership of the Novoste trademark and Novoste.com domain name to Best Vascular, we will enter into a rights agreement with Best Vascular at the closing of the asset sale transaction, licensing the Novoste trademark and Novoste.com domain name to Best Vascular for use with respect to the goods and services related to the VBT business. In the rights agreement, we would further agree to seek shareholder approval to change our name from “Novoste Corporation” to another name at any annual meeting of Novoste’s shareholders held in 2006 to facilitate the assignment of the Novoste trademark and Novoste.com domain name to Best Vascular at such time. In the event the shareholders of Novoste do not approve the name change proposal either at the special meeting or at any annual meeting in 2006, Best Vascular’s license to the Novoste trademark and the Novoste.com domain name will become perpetual.

Required Vote

All holders of Novoste’s common stock are entitled to vote on the proposals being submitted to shareholders. The proposal to approve this amendment to our amended and restated articles of incorporation requires that the number of votes cast by shareholders at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal.

Proposal 3—The Dissolution and Liquidation Proposal

We are seeking approval of our shareholders of a plan of dissolution and the dissolution and liquidation of Novoste pursuant thereto, to be implemented either after the asset sale transaction is completed or after the completion of the wind down of our VBT business. Such a plan of dissolution would provide for the voluntary liquidation, winding up and dissolution of our corporation. Our current intention is that the dissolution would take place following the completion of the asset sale transaction or the completion of the wind down of our VBT business. If the plan of dissolution is approved by our shareholders and implemented by us, we will liquidate our remaining assets, satisfy or make reasonable provisions for the satisfaction of our remaining obligations, and make distributions to shareholders of any available liquidation proceeds, as well as remaining cash. If our board of directors determines that dissolution and liquidation are not in the best interests of our shareholders, our board of directors may direct that the plan of dissolution be abandoned, either before or after shareholder approval, or may amend or modify the plan of dissolution to the extent permitted by Florida law, without the necessity of further shareholder approval. For more information regarding the proposed dissolution and liquidation of Novoste, see “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation.”

Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution. At this time, we estimate that after the completion of our dissolution and liquidation, which may take several years, we would have cash and financial instruments remaining of approximately $10.8 million if the asset sale transaction is completed and approximately $9.1 million if the asset sale transaction is not completed (in each case, after provision for the satisfaction of any remaining creditors). However, the actual amount of cash available for distribution following dissolution will depend on a number of factors, several of which are outside our control, including:

•	The ultimate amount of our known, unknown and contingent debts and liabilities;

•	The fees and expenses incurred by us in the dissolution of our corporation and the liquidation of our assets;

•	Whether our $3 million loan to ONI is repaid in full;

•	If the asset sale transaction is completed, whether Best Vascular and BMI default on their obligations to perform and discharge the Novoste liabilities assumed by them; and

•	If the asset sale transaction is not completed, the amount of our continued losses from operating the VBT business until its wind down is completed.

As a result, the amount of cash remaining following completion of our dissolution and liquidation could vary significantly from our current estimates. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Dissolution and Liquidation Analysis and Estimates.”

Post-Dissolution Conduct of the Corporation

Under Florida law, after we file our articles of dissolution, we will continue to exist solely for the purpose of winding up our affairs. During this time, our board of directors and officers will oversee the liquidation of our assets but will not continue our business. They will:

•	settle and close our business;

•	convert to cash as many of our non-cash assets as possible;

•	withdraw from any jurisdiction where we are qualified to do business;

•	pay or make provision to pay our expenses and other liabilities;

•	prosecute and defend any lawsuits;

•	distribute our remaining assets to the shareholders; and

•	engage in any other acts necessary to wind up and liquidate our business and affairs.

See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation— Conduct of our Corporation Following the Dissolution.”

Liquidating Distribution to Shareholders	Before distributing any assets to our shareholders, we will pay and discharge, or make provisions reasonably likely to provide sufficient compensation for, all of our claims and obligations, including pending, contingent, conditional, or unmatured claims as well as claims that have not arisen but that are likely to arise after our dissolution. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Distributions to Shareholders.”

Liquidating Trust

Although no decision has been made, our board of directors may, in its absolute discretion, transfer our assets to a liquidating trust after dissolution. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Liquidating Trust.”

Continuing Liability of Shareholders

Under Florida law, a shareholder may be liable for any claim against our corporation that has not been paid or otherwise provided for in an amount up to that shareholder’s pro rata share of the claim or the amount distributed to the shareholder, whichever amount is less. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Continuing Liability of Shareholders After Dissolution.”

U.S. Federal Income Tax Consequences

Each shareholder will recognize a capital gain or loss equal to the difference between the aggregate amount of the distribution made to the shareholder in connection with our liquidation and the adjusted tax basis of such shareholder’s shares. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution.”

Required Vote

All holders of Novoste’s common stock are entitled to vote on the proposals being submitted to shareholders. The affirmative vote of a majority of the votes entitled to be cast is required to approve and adopt the plan of dissolution and approve the dissolution and liquidation of our corporation.

Proposal 4—Amendments to Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws to Reduce Minimum Size of Board of Directors From Six to Three Directors

Our amended and restated articles of incorporation and fourth amended and restated bylaws provide that the number of directors on our board of directors shall be at least six and not more than twelve. Currently, our board consists of seven directors. We are seeking approval by our shareholders of amendments to our amended and restated articles of incorporation and fourth amended and restated bylaws to provide that our board of directors may consist of as few as three directors.

The board believes that these amendments will enhance our flexibility to decrease the size of the board in the future if such an action is deemed desirable to reduce future operating costs or for any other reasons. The board currently expects that J. Stephen Holmes, Judy Lindstrom, Stephen I. Shapiro and Thomas D. Weldon will resign from the board soon after the special meeting of our shareholders, with Charles E. Larsen, Alfred J. Novak and William E. Whitmer remaining as directors. In addition, assuming approval of the amendments to reduce the minimum size of the board of directors and if the proposal to approve and adopt a plan of dissolution and to dissolve and liquidate the corporation is approved by shareholders, the board expects to reduce the size of the board from seven to three directors. Assuming approval of the amendments to reduce the minimum size of the board of directors and if the proposal to approve and adopt a plan of dissolution and to dissolve and liquidate the corporation is not approved by shareholders, the board expects to reduce the size of the board from seven to five directors and to solicit nominations, including from our shareholders, for consideration by the board to fill the two vacancies on the board resulting from such resignations.

Required Vote

All holders of Novoste’s common stock are entitled to vote on the proposals being submitted to shareholders. The proposal to approve these amendments to our amended and restated articles of incorporation and fourth amended and restated bylaws requires that the number of votes cast by shareholders at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data shown below for the fiscal years ended December 31, 2004, 2003 and 2002, and as of December 31, 2004 and 2003, have been taken or derived from our audited financial statements included in this proxy statement. The summary consolidated financial data shown below for the nine months ended September 30, 2005 and 2004, and as of September 30, 2005, have been taken or derived from our unaudited financial statements included in this proxy statement. In the opinion of management, the unaudited financial statements contain all adjustments (all of which were considered normal and recurring) necessary to present fairly the results of the interim periods. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2005. The summary consolidated financial data shown below for the fiscal years ended December 31, 2001 and 2000, and as of December 31, 2002, 2001 and 2000, have been derived from our financial statements for those years, which are not included in this proxy statement. The summary consolidated financial data shown below should be read in conjunction with the consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$7,098	$18,730	$23,268	$62,901	$69,030	$69,908	$6,530
Costs and expenses:
Cost of sales	5,489	11,842	16,111	24,315	27,313	19,164	4,258
Impairment and related charges	—	938	9,349	—	6,900	—	—
Research and development	604	4,103	4,633	11,986	13,300	12,756	17,119
Sales and marketing	3,799	9,758	12,558	19,485	26,875	35,868	15,651
General and administrative	8,167	6,107	8,036	8,237	8,335	9,324	6,321

Loss from operations	(10,961)	(14,018)	(27,419)	(1,122)	(13,693)	(7,204)	(36,819)
Other income	694	360	498	254	642	2,095	3,746

Net loss	$(10,267)	$(13,658)	$(26,921)	$(868)	$(13,051)	$(5,109)	$(33,073)

Basic and diluted net loss per share	$(2.51)	$(3.35)	$(6.59)	$(0.21)	$(3.21)	$(1.27)	$(8.53)

Weighted average shares outstanding	4,084	4,083	4,083	4,078	4,067	4,038	3,879

	At September 30, 2005	At December 31,
		2004	2003	2002	2001	2000
	(In thousands)
Consolidated Balance Sheet Data:
Working capital	$12,855	$25,753	$39,364	$30,496	$40,482	$53,742
Total assets	21,373	33,702	61,407	67,520	82,911	77,073
Long-term liabilities	—	—	—	5	203	401
Accumulated deficit	(172,491)	(162,223)	(135,302)	(134,434)	(121,384)	(116,275)
Total shareholders’ equity	16,057	26,454	53,244	52,765	64,728	67,042

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

The following summary unaudited pro forma financial data have been derived from and should be read together with the unaudited pro forma consolidated financial data and related notes on pages 92 through 97, which have been prepared solely for purposes of developing the pro forma information.

The unaudited pro forma financial data is presented for informational purposes only, is based upon estimates by Novoste’s management and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the date indicated above nor does it purport to indicate results which may be attained in the future.

The following unaudited pro forma consolidated balance sheet of Novoste and its subsidiaries as of September 30, 2005 and unaudited pro forma income statements of Novoste and its subsidiaries for the year ended December 31, 2004 and the nine months ended September 30, 2005 are derived from the historical financial statements of Novoste and its subsidiaries for the year ended December 31, 2004, and the historical financial statements for the nine months ended September 30, 2005, adjusted to illustrate the effect of the sale of our VBT business to Best Vascular as if this sale occurred on September 30, 2005 with respect to the pro forma consolidated balance sheet, and January 1, 2004 with respect to the pro forma consolidated statement of operations. These adjustments are labeled as “VBT Adjustments” in the unaudited proforma consolidated financial statements.

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
	(In thousands, except per share amounts)
Statement of Continuing Operations
Net Sales	$—	$—
Net Loss	$(278)	$(657)
Net lost per share—basic and diluted	(0.07)	(0.16)

	As of September 30, 2005
Balance Sheet Data
Working capital	$13,160
Total assets	17,874
Accumulated deficit	(172,299)
Total shareholders’ equity	16,249

RISK FACTORS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause actual events or results to differ materially from any forward-looking statements made by us or on our behalf, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause actual events or results to differ materially from our forward-looking statements.

In addition to the other information included in this proxy statement (including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements”), you should consider carefully the matters described below in evaluating the proposed asset sale transaction and the proposed dissolution and liquidation, as well as our business. Additional risks and uncertainties that are not presently known to us or that we do not currently believe to be important to you also may adversely affect our business, the asset sale transaction or the dissolution and liquidation.

Risks Related to the Asset Sale Transaction

We cannot be sure if or when the asset sale transaction will be completed.

The consummation of the asset sale transaction is subject to the satisfaction of various conditions, including the approval of the asset sale transaction by our shareholders and the receipt of various regulatory approvals. We cannot guarantee that we have satisfied or will be able to satisfy the closing conditions set forth in the amended and restated asset purchase agreement. If we are unable to satisfy the closing conditions, Best Vascular and BMI will not be obligated to complete the transaction.

If the asset sale transaction does not close, our board of directors, in discharging its fiduciary obligations to our shareholders and creditors, will be compelled to evaluate other alternatives which may be less favorable to our shareholders than the asset sale transaction.

A delay in the closing of the asset sale transaction will decrease the cash available for distribution to shareholders.

We continue to experience negative cash flows from our operations. If the closing is delayed, we will continue to experience losses related to our continued operation of the VBT business until closing. This would decrease the cash remaining in the corporation for eventual distribution to shareholders or for use in connection with any future strategic deployment.

Best Vascular and BMI could default on their obligations to perform and discharge the assumed liabilities.

The amended and restated asset purchase agreement requires that Best Vascular assume specified liabilities related to the VBT business, such as liabilities incurred or arising before or after the closing under our supply agreement, dated October 14, 1999, with AEA, and if not previously resolved, liabilities incurred or arising after the closing under those certain patent infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois. BMI has agreed to guarantee the full and faithful performance by Best Vascular of all of the obligations of Best Vascular under the amended and restated asset purchase agreement. If Best Vascular and BMI fail to perform and discharge the assumed liabilities, including circumstances in which Best Vascular and BMI do not have the financial resources to perform and discharge the assumed liabilities, then we may remain liable for the assumed liabilities which would decrease the remaining cash available for eventual distribution to shareholders or for use in connection with any future strategic deployment.

We will incur significant costs in connection with the asset sale transaction, whether or not we complete it.

We expect to incur significant costs related to the asset sale transaction. These expenses include financial advisory, legal and accounting fees and expenses, employee expenses, filing fees, printing expenses, proxy solicitation and other related charges. We may also incur additional unanticipated expenses in connection with the asset sale transaction. A portion of the costs related to the asset sale transaction, such as legal, financial advisory and accounting fees, will be incurred regardless of whether it is completed. These expenses will decrease the remaining cash available for eventual distribution to shareholders or for use in connection with any future strategic deployment.

We expect to be promptly delisted from the Nasdaq National Market upon completion of either the asset sale transaction or the wind down of our VBT business.

Our common stock is currently listed on the Nasdaq National Market. However, we expect that upon the completion of either the sale of our VBT business or its wind down, we will be promptly delisted from the Nasdaq National Market because we will cease to have any operating business and we will be a “shell” corporation. Upon delisting, we could attempt to list our securities on the OTC Bulletin Board; however, there can be no assurance that we would be successful in doing so. As a result, you should expect that there may be no public trading market of our common stock either upon the completion of the sale of our VBT business to Best Vascular or, if that sale is not completed, upon the wind down of our VBT business.

Recent studies have suggested that long-term health risks may result from drug-eluting stents; if future studies confirm the existence of serious health risks with drug-eluting stents, it could renew physician interest in vascular brachytherapy.

Recently several studies have indicated that there may be negative long-term health effects associated with drug-eluting stents. Such studies have shown a higher thrombosis rate, or risk of a blood clot forming, within the stent associated with drug-eluting stents when compared to bare metal stents, or BMS. The increased risk was small, approximately 0.5% higher for drug eluting stents than BMS after eighteen months of stent implantation. Based upon the number of patients reviewed, the difference shown in the studies was not statistically significant, but is nevertheless an issue that some physicians may be concerned about. However, other studies have found drug-eluting stents more favorable than BMS when all measured parameters are compared. In addition, some recent studies have also compared the effectiveness of using drug-eluting stents for instent restenosis compared to VBT and found that drug-eluting stents are more effective. Furthermore, notwithstanding the issues surrounding the possible higher risk of thrombosis with drug eluting stents, we believe that several technologies are being developed to reduce or eliminate this risk. Some of these technologies may be introduced to the market within a relatively short period of time.

As a result of our assessment of all data presently known, our board of directors continues to believe that our VBT business is no longer viable. However, if future studies find health risks associated with drug-eluting stents, or otherwise find VBT to be a safer and more effective treatment than treatments using drug-eluting stents, it might increase demand for VBT products.

Risks Related to the Dissolution and Liquidation

If we dissolve and liquidate and have assets available to distribute to shareholders, our board will need to make provision for the satisfaction of all of our known and unknown liabilities, which could substantially delay or limit our ability to make any distribution to shareholders.

If we dissolve and liquidate, our board of directors will be required to make adequate provision to satisfy our liabilities, including known and unknown claims against us, before authorizing any distributions to shareholders after dissolution. The process of accounting for our liabilities, including those that are presently unknown, may involve difficult valuation decisions, which could adversely impact the board’s ability to make any such distribution after dissolution in a timely manner. Substantial time may be required for us to determine the extent of our liabilities to known third party creditors and claimants and for us to settle or judicially resolve any claims that are contested. Furthermore, pursuant to the Florida Business Corporation Act, we may be subject to claims being commenced against us for liabilities unknown to us for a period of four years after we satisfy certain general notice requirements under that Act. As a result, there can be no assurance that we would have sufficient cash available to make any distributions to shareholders after our dissolution and liquidation. If we were to have sufficient remaining cash, a substantial period may elapse after dissolution before we would be able to make any such distribution to shareholders, and such distribution would likely be made in more than one installment over an extended period of time.

If we make one or more distributions after dissolution, our shareholders could be liable to the extent of distributions received if contingent reserves are insufficient to satisfy our liabilities.

In the event of our dissolution and liquidation, if we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each shareholder receiving a distribution after dissolution could be held liable for the payment to creditors of such shareholder’s pro rata portion of any shortfall, limited to the amounts previously received by the shareholder in distributions from Novoste.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve, our creditors could seek an injunction against the making of distributions after dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to shareholders after dissolution.

Risks Related to Our Business and Common Stock

Upon completion of either the sale or wind down of our VBT business, we expect to have no continuing business operations.

Substantially all of our operating assets relate to our VBT business. Following the completion of either the asset sale transaction or the wind down of our VBT business, we expect to have no continuing business operations. If the proposed plan of dissolution is approved by our shareholders and implemented by our board, we will pursue those steps necessary to wind down and liquidate any remaining operations in accordance with the plan of dissolution. If the plan of dissolution is not approved or implemented, we expect that we will become a “shell” corporation with cash assets while other potential alternatives are evaluated.

Difficulties efficiently implementing our staged wind down of business operations could reduce the amount of our remaining corporate assets.

If the sale of our VBT business to Best Vascular is not approved by our shareholders and completed, we expect that we will continue the staged wind down of our VBT business to preserve our cash resources. During the wind down of our business, we will need to negotiate the orderly extinguishment of our obligations to creditors. Effectively implementing the wind down of our business will depend on our ability to maximize the consideration we receive for our assets, minimize the amount we must expend to settle our debts and other liabilities, minimize our contingent liabilities, minimize our operating expenses during the wind down process and expedite the wind down process. If we are unable to efficiently implement the wind down of our business, our corporate assets will likely be further depleted.

Product liability suits against us could result in expensive and time-consuming litigation and the payment of substantial damages.

The past and future sale by Novoste and use of our products could lead to the filing of product liability claims if someone were to allege that one of our products contained a design or manufacturing defect. A product liability claim could result in substantial damages and be costly and time-consuming to defend, either of which could materially harm our business or financial condition. We cannot assure that our product liability insurance would protect our assets from the financial impact of defending a product liability claim.

We have substantially reduced our workforce as part of our wind down of operations.

We currently have extremely limited personnel resources. During 2004, we engaged in a restructuring of our management organization and significantly reduced our work force. In February 2005, we announced that we were reducing our remaining United States workforce in the first quarter of 2005 by 52 employees, from 81 employees, and terminating the 16 employees we had outside the U.S. in accordance with their contracts and the relevant country’s employment regulations. We currently have 20 employees. If the asset sale transaction is not completed, it may be difficult for us to efficiently implement the staged, wind down of the VBT business.

The loss of staff could adversely impact any staged, wind down.

As a result of our plans to either sell or wind down our VBT business, it may be difficult for us to provide adequate incentives for our employees to remain employed with us. The loss of any of our employees could have an adverse effect on our ability to expeditiously implement the staged, wind down of our VBT business and continue to operate the corporation.

We hold an unsecured promissory note of ONI Medical Systems, Inc. that may not be repaid in full or at all.

In May 2005, as an inducement to ONI to enter into a merger agreement with us, we extended a $3 million unsecured 18-month loan to ONI. Principal and interest on the loan will be due in November 2006 (unless an event of default occurs in the interim period). We terminated the merger agreement with ONI on September 26, 2005. We believe that the promissory note is collectable in full as of the date of this proxy statement based on a non-default confirmation certificate dated November 7, 2005 that we received from the chief financial officer of ONI, the fact that we are currently not aware of any event of default in the promissory note agreement with ONI subsequent to the date of such certificate, and the announcement in November 2005 by ONI that it had received $7 million in financing from a group of investors. However, there can be no assurance that ONI will be able to repay the note in November 2006 in full or at all. As a result, we could recoup little or no value for the note.

We may continue to incur the expense of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act even though compliance with such reporting requirements is economically burdensome. In the future, in order to curtail such expenses, we might seek relief from the SEC for a substantial portion of the periodic reporting requirements under that Act. There can be no assurance that we would be able to obtain such relief.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The forward-looking statements in this proxy statement are made under the safe harbor provisions of Section 21E of the Securities Exchange Act. Our operating results and financial condition have varied and may in the future vary significantly depending on a number of factors. Statements in this proxy statement which are not strictly historical statements, including, without limitation, statements regarding management’s expectations regarding the staged wind-down of our VBT products business, the proposed sale of substantially all of the assets of our VBT business to Best Vascular, matters related to the listing and potential delisting of our common stock, future strategic alternatives, if any, possible dissolution and liquidation and future revenues from the sale of our VBT products, as well as statements regarding our strategy and plans, constitute forward-looking statements that involve risks and uncertainties. In some cases these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “project,” “predict,” “potential” or the negative of these words or comparable words. The factors listed under “Risk Factors” beginning on page 19, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this proxy statement and presented elsewhere by management from time to time. These factors, among others, may have a material adverse effect upon our business, financial condition and results of operations. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.

SPECIAL MEETING OF SHAREHOLDERS

This proxy statement and the accompanying form of BLUE proxy are being furnished to holders of record of our common stock on or about                     , 2006 in connection with the solicitation of proxies by our board of directors for use at a special meeting of shareholders, to be held on                     , 2006, at the Atlanta Marriott Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia, commencing at 10:00 a.m., local time, and at any adjournment or postponement of that meeting.

Purposes of the Special Meeting

At the special meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

1.	A proposal to approve the proposed asset sale transaction set forth in an amended and restated asset purchase agreement, dated as of October 12, 2005, as amended pursuant to amendment no. 1 to amended and restated asset purchase agreement, dated as of November 30, 2005, among Novoste, Best Vascular and BMI, pursuant to which Novoste will sell substantially all of the assets related to its VBT business to Best Vascular in exchange for the assumption of certain liabilities related to the VBT business by Best Vascular;

2.	A proposal to amend our amended and restated articles of incorporation to change the name of our corporation from “Novoste Corporation” to “NOVT Corporation” (or, if that name is not available in Florida, to “NVTE Corporation”);

3.	A proposal to approve and adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be dissolved and liquidated and our remaining cash ultimately will be distributed to our shareholders;

4.	A proposal to amend our amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of our board of directors from six to three (which would permit us to reduce the size of our board from seven directors to a lesser number in the future if we choose to do so);

5.	A proposal to adjourn the special meeting to permit further solicitation of proxies with respect to the proposal to approve the asset sale transaction;

6.	A proposal to adjourn the special meeting to permit further solicitation of proxies with respect to the proposal to approve and adopt the plan of dissolution and to approve the transactions contemplated thereby; and

7.	Any other business properly presented at the special meeting or any postponements or adjournments thereof.

Approval of proposal 2 is conditioned on the approval of proposal 1. As a result, if the asset sale transaction described in proposal 1 is not consummated, then the amendment to change our name will not be effected.

Recommendation of our Board of Directors

After careful consideration, our board of directors has unanimously determined that the sale of our VBT business to Best Vascular is advisable, fair to and in the best interests of our shareholders, and has approved the amended and restated asset purchase agreement and the related sale of assets and assumption of liabilities. In addition, our board of directors has unanimously approved the proposed amendment to our amended and restated articles of incorporation to change our name to “NOVT Corporation” (or, if that name is not available in Florida, to “NVTE Corporation”), the proposal to adopt the plan of dissolution and dissolve and liquidate Novoste, and the proposal to amend our amended and restated articles of incorporation and fourth amended and restated

bylaws to reduce the minimum size of our board of directors from six to three. Our board of directors has further unanimously approved and recommended that you vote “FOR” the other proposals described in this proxy statement. No director or executive officer of Novoste has a substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the special meeting.

Record Date; Shares Entitled to Vote; Quorum Requirement

Our board of directors has fixed the close of business on December 15, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were [                    ] shares of our common stock outstanding and entitled to vote, held by approximately [            ] record holders.

Each record holder of shares of our common stock on the record date is entitled to cast one vote per share on each proposal properly submitted for the vote of shareholders at the special meeting. Votes may be cast either in person or by properly executed proxy.

The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of common stock on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the meeting, the shareholders present may adjourn the meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. Shares represented by proxies that are marked “ABSTAIN” and “broker non-votes” will be counted as present for the purpose of determining the presence or absence of a quorum at the meeting. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote those shares on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Vote; Broker Voting Procedures

All holders of Novoste’s common stock are entitled to vote on the proposals being submitted to shareholders. The affirmative vote of a majority of the votes entitled to be cast is required to approve the sale of our VBT business to Best Vascular pursuant to the amended and restated asset purchase agreement (proposal 1) and to approve the plan of dissolution (proposal 3). As a result, shares represented at the meeting that are marked “ABSTAIN,” broker non-votes, if any, and shares not represented at the meeting, will have the same effect as votes against these proposals.

The approval of each of the proposals to amend our amended and restated articles of incorporation and fourth amended and restated bylaws (proposals 2 and 4) and the two adjournment proposals (proposals 5 and 6) requires that the number of votes cast by the shareholders at the special meeting in favor of the applicable proposal exceeds the number of votes cast against the proposal. As a result, only shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Thus, shares represented at the meeting that are marked “ABSTAIN,” and broker non-votes, if any, will not be counted towards the vote requirement. Additionally, if you do not complete and return a proxy card and do not vote in person, there will be no effect on the outcome of the vote on either proposal.

Voting by Directors and Executive Officers

At the close of business on the record date, our current directors and executive officers beneficially owned and were entitled to vote approximately [    ]% of our common stock outstanding on that date.

Voting

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must bring to the meeting a proxy from the record holder of the shares authorizing you to vote at the meeting.

Voting by BLUE Proxy

Shares of our stock represented by properly executed BLUE proxies received by us at or before the meeting and not revoked will be voted in the manner specified on such proxies. The enclosed BLUE proxy provides that you may vote your shares of common stock “FOR,” “AGAINST” or “ABSTAIN” from voting with respect to each of the proposals. Properly executed BLUE proxies that do not contain voting instructions will be voted “FOR” each of the proposals. If any other matters are properly brought before the special meeting, it is the intention of the persons named in the enclosed BLUE proxy card to vote the proxy in accordance with their best judgment. The proxies named in the enclosed BLUE proxy card may only use discretionary authority to vote on matters not known to Novoste a reasonable time before Novoste commenced this solicitation. Properly executed BLUE proxies marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum at the meeting, will not be voted.

Revocation of BLUE Proxies

A shareholder giving a BLUE proxy has the power to revoke it at any time before the vote is taken at the special meeting by:

•	submitting to our secretary a written instrument revoking the BLUE proxy;

•	submitting a duly executed proxy bearing a later date; or

•	voting in person at the meeting.

Any written notice of revocation of a BLUE proxy or subsequent BLUE proxy should be sent so that it is delivered to us at 4350 International Boulevard, Norcross, Georgia 30093, Attention: Daniel G. Hall, Vice President, General Counsel and Secretary, or hand-delivered to Mr. Hall at that address, before the taking of the vote at the special meeting.

Solicitation of BLUE Proxies

BLUE proxies are being solicited on behalf of our board of directors. We will pay the costs and expenses incurred in connection with the printing and mailing of this proxy statement and the solicitation of the enclosed BLUE proxy. In addition to solicitation by mail, our directors, officers and employees may solicit BLUE proxies in person or by other means of communication. Our directors, officers and employees will receive no additional compensation for such services, but we may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Brokers, custodians, nominees and fiduciaries will be requested to forward our proxy solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for the reasonable, out-of-pocket expenses they incur in doing so. We have also retained Morrow & Co., Inc., to aid in our proxy solicitation at a cost initially estimated to be $9,500, plus expenses. Additional fees may be incurred by Novoste with respect to Morrow & Co., Inc. as a result of the proxy solicitation efforts by the Steel Partners Entities.

Assistance

If you need assistance in completing your BLUE proxy card or have questions regarding the special meeting, please contact:

Novoste Corporation		Morrow & Co., Inc.
4350 International Boulevard		445 Park Avenue
Norcross, Georgia 30093	or	New York, New York 10022
Attention: Daniel G. Hall, Esq., General Counsel		Phone: (800) 607-0088
Phone: (770) 717-0904

APPROVAL OF ASSET SALE TRANSACTION PURSUANT TO

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

(Proposal 1)

We are asking our shareholders to approve the sale of our VBT business to Best Vascular pursuant to the amended and restated asset purchase agreement between us, Best Vascular and BMI. We refer to this transaction as the asset sale transaction. If our shareholders approve the asset sale transaction, we will transfer and convey to Best Vascular substantially all of the assets of our VBT business and Best Vascular will assume, and BMI will guarantee Best Vascular’s assumption of, certain specified liabilities of our VBT business.

The following is a description of the asset sale transaction and the amended and restated asset purchase agreement. Although we believe that this description covers the material terms of the transaction, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the amended and restated asset purchase agreement attached to this proxy statement as Annex A, for a more complete understanding of the transaction. The following description is subject to, and is qualified in its entirety by reference to, the amended and restated asset purchase agreement.

General

In February 2005, we announced that our board of directors had determined that our VBT business, our only business line, was no longer viable and, as a result, the board had authorized a staged wind down of the business. Subsequent to the implementation of the wind down, we began discussions with Best Vascular and BMI regarding a sale of our VBT business, and on August 25, 2005, we entered into an agreement to sell our VBT business to Best Vascular. However, completion of our proposed merger with ONI Medical Systems, Inc., which was abandoned on September 26, 2005, was a condition to the sale. Accordingly, we were unable to complete the sale of the VBT business pursuant to our original agreement with Best Vascular and BMI, and promptly following the abandonment of our proposed merger with ONI, we initiated discussions with Best Vascular and BMI to enter into a modified asset purchase agreement that would condition the consummation of the asset sale transaction on the receipt of the approval of our shareholders. In the absence of the ONI merger and the assets that would have been acquired by Novoste as a result of such merger, the sale of the VBT business represents a sale of substantially all of our assets and, as such, requires the approval of our shareholders under Florida law.

On October 12, 2005, we entered into an amended and restated asset purchase agreement with Best Vascular and BMI, which agreement was amended on November 30, 2005. Under the amended and restated agreement, Best Vascular will acquire substantially all of our VBT business assets in exchange for the assumption of certain liabilities related to the VBT business. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with our VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalents and certain other assets not related to our VBT business. Pursuant to the amended and restated asset purchase agreement, BMI has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the agreement.

The consideration for the sale of the assets by us to Best Vascular is the assumption by Best Vascular of our liabilities described below. In addition, if at the time of the closing, we have not resolved those certain patent infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois, we are required at closing to make a cash payment of $350,000 to Best Vascular and Best Vascular will assume all liabilities arising after the closing from this litigation, including the obligations to pay ongoing legal fees and expenses associated with the litigation.

At the closing, Best Vascular also will assume, among others, the following of our liabilities:

•	liabilities incurred or arising before or after closing under our supply agreement, dated October 14, 1999, with AEA, such as penalties under the minimum purchase requirements and obligations to decontaminate and decommission equipment (excluding certain payments previously made by us to AEA prior to September 30, 2005 and payments by us to AEA after September 30, 2005 in an aggregate amount estimated to equal approximately $438,000 depending on when the closing occurs),

•	liabilities incurred or arising after the closing under certain royalty agreements between us and various third parties,

•	liabilities arising after the closing for utility payment obligations with respect to our leased facilities at 4350 International Boulevard, Norcross, Georgia, and

•	liabilities arising after the closing from the use or ownership of the VBT business assets.

In addition, Best Vascular will acquire our accounts receivable and assume our trade accounts payable related to our VBT business at the closing, subject to a reconciliation and true-up procedure requiring either a payment by Best Vascular to us if the accounts receivable are greater than the trade accounts payable or a payment by Novoste to Best Vascular if the accounts receivable are less than the trade accounts payable.

BMI has agreed to guarantee the full and faithful performance by Best Vascular to assume the liabilities being transferred pursuant to the agreement. Completion of the sale contemplated by the amended and restated asset purchase agreement is conditioned, among other things, upon the approval by our shareholders of the sale, which is required by Florida law, and as a result, you are being asked to approve the sale at the special meeting.

If our sale of the VBT business to Best Vascular is not approved, or not otherwise completed, we expect that the VBT business will be wound down and that Novoste will recoup no significant value for it. However, if such a wind down were to be completed without a sale of the business, Novoste would retain the liabilities that Best Vascular is assuming. Although we are not able to precisely quantify how much these liabilities would cost Novoste in the future, we believe that the sale of our VBT business to Best Vascular and the assumption of liabilities by Best Vascular is likely to have a net future economic benefit to Novoste when compared to the alternative wind down of our VBT business. Based on our current estimates regarding the assets to be sold and the liabilities to be assumed, we believe that the aggregate amount of this net economic benefit to us will be approximately $1.7 million to $3.2 million, although there can be no assurance that the actual amount of these liabilities will not ultimately be more or less than our current estimates.

Delisting of our Common Stock from Nasdaq National Market

Our common stock is currently listed on the Nasdaq National Market. However, upon completion of the asset sale transaction or, if that transaction is not approved by our shareholders, upon the completion of the wind down of the VBT business, we will cease to have any operating business. At such time, we expect to be promptly delisted from the Nasdaq National Market as a result of Nasdaq’s requirement that listed companies have ongoing business operations. Upon such a delisting, we expect that there will be no active public trading market for our common stock, and our board may consider deregistering our securities under the Securities Exchange Act. See “Risk Factors—Risks Related to the Asset Sale Transaction.”

Required Vote

All holders of Novoste’s common stock are entitled to vote on the proposals being submitted to shareholders at the special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast is required to approve the asset sale transaction pursuant to the amended and restated asset purchase agreement (proposal 1).

Background of the Asset Sale Transaction

For several years, our board of directors had been considering various strategic alternatives in anticipation of the potential impact should drug-eluting stents come to market. In the latter part of 2000, the board considered various opportunities to sell Novoste to strategic buyers, merge with potential partners or acquire other technologies which could leverage our distribution and organizational strengths. Throughout 2001 and 2002, the board considered more than 70 companies after organizing a team composed of several board members and senior managers to screen opportunities. During this period, the board also considered various development projects within Novoste and the likelihood of successful introduction of new products derived from such projects into the market.

Our business and revenues began a steady and rapid decline during 2003 due to, we believe, the approval by the FDA in April 2003 of the market release of drug-eluting stents. In anticipation of this new product technology, our management and board of directors accelerated our exploration and review of various strategic opportunities and alliances available to us, as well as restructuring activities, shortly after the appointment in October 2002 of Mr. Alfred J. Novak as our President and Chief Executive Officer. In April 2003, we engaged a financial advisor to assist us in our review of the strategic alternatives that were available to us and to assist us in our bid for a medical device company that was offered for sale. We were unsuccessful in our bid and we allowed our engagement with this financial advisor to expire. In addition, in anticipation of the impact of drug-eluting stents upon our business, we engaged during 2003 in a restructuring of our organization and significantly reduced our workforce over the course of three separate staff reductions. As a result, by the end of 2003, nearly 30% of our workforce had been terminated. Our cost reduction program continued into the first and second quarters of 2004 and included, among other things, the consolidation of all our U.S. operations into a single building. Specifically, at the end of the first quarter of 2004, we implemented a reduction in force, eliminating 84 positions across all functions. These steps lowered annual operating costs by approximately $6,000,000. During the first quarter of 2004, approximately 59 of the individuals left Novoste, with the remaining individuals leaving during the second and third quarters. In February 2005, we announced that we were reducing our remaining U.S. workforce in the first quarter of 2005 by 52 employees, from 81 employees, and terminating the 16 employees we had at that time outside the U.S. in accordance with their contracts and the relevant country’s employment regulations. We currently have 20 employees.

In April 2004, our board of directors, upon the recommendation of management, approved the engagement of Asanté Partners as our investment banking and strategic financial advisor to assist us with our efforts to identify and implement strategic and financial alternatives.

Between April 2004 and May 2005, we and Asanté Partners have identified over 75 businesses as potential candidates for a business combination transaction with us and preliminarily evaluated the merits and likelihood of entering a transaction with each such entity. Novoste and Asanté Partners contacted 67 of those entities to determine their interest in a strategic transaction and held substantial discussions with 10 of those companies.

In February 2005, we announced that our board of directors had determined that our vascular brachytherapy, or VBT, business, our only business line, was no longer viable and, as a result, the board had authorized a staged wind down of the business. The board of directors also authorized the sale of the VBT business. The board determined that this decision was necessary in order to preserve the company’s cash resources. While the sale process continued, Novoste continued to actively sell its VBT products to its physician customers and accept new contracts. The board also announced in February 2005 that it was seeking new product opportunities, as well as a merger, business combination or other disposition of our business or assets.

The result of our search efforts culminated in our entering into the merger agreement, dated as of May 18, 2005, with ONI Medical Systems, Inc., or ONI, a company engaged in the development, manufacturing and marketing of dedicated-purpose magnetic resonance imaging systems, which, if the merger were completed, would become the business of Novoste. On September 26, 2005, following Novoste’s reconvened special meeting of shareholders in lieu of an annual meeting, we terminated the merger agreement with ONI as a result of the failure of our shareholders to approve the issuance of shares of Novoste common stock necessary to complete the merger with ONI.

While negotiations regarding the potential merger between us and ONI were ongoing from January through May 2005, we also were engaged in negotiations to sell the assets of our VBT business since ONI had no interest in the acquisition of such assets which were unrelated to the proposed business of ONI and Novoste following the consummation of the proposed merger. Following the authorization of the sale of the VBT business by our board of directors in February 2005, management contacted BMI, a privately held company based in Fairfax, Virginia engaged in the design, distribution and manufacture of radiation products for the oncology, urology, neurology and gynecology markets, and two European companies to determine their respective interest in acquiring our VBT business. Each such company indicated a preliminary interest in acquiring our VBT business and due diligence was performed at our Norcross, Georgia facility by each such company.

One of the European companies contacted by us had previously expressed an interest in September 2004 in acquiring our VBT business to complement its other businesses in the United States. At such time in 2004, such European company had submitted a proposal for it to make a tender offer for all of our outstanding common stock. Prior to the commencement of its due diligence efforts on Novoste, the European company had proposed a preliminary per share tender offer price of $1.05 per share. Following subsequent due diligence efforts of our operations at our facility in Norcross, Georgia in January 2005, the European company presented a revised proposal to us which provided for a tender offer cash price of $0.60 per share of our common stock, which offer following additional discussions was increased to a price of $0.75 per share of our common stock. During the period of negotiations with ONI, our board of directors determined that such a transaction with the European company was not as favorable to the shareholders of Novoste as the proposed transaction with ONI and that there were also significant concerns regarding the European company’s ability and commitment to complete a transaction on terms acceptable to us and in a timely manner.

On March 28, 2005, we entered into a mutual confidential disclosure agreement with BMI. In April 2005, BMI provided a draft non-binding letter of intent to us setting forth proposed terms for their acquisition of the assets of our VBT business, their assumption of various liabilities related to our VBT business, and the operation of the business pursuant to a management services agreement during the period between the signing of a definitive acquisition agreement and the closing. In April and early May 2005, various discussions occurred between senior management of Novoste and BMI and comments were exchanged on the non-binding letter of intent.

In addition, on May 10, 2005, BMI submitted a separate proposal to acquire all of our outstanding common stock by tender offer. Among other things, the proposal required a 30-day due diligence period, a minimum tender condition of 80% of our outstanding common stock in the tender offer and a 90-day exclusivity period. The proposal stated a tender offer price of $0.90 cash per share. After discussing this development, the board authorized Mr. Novak to respond to the proposal and seek agreement on certain terms more favorable to our shareholders, including an increase in the per share purchase price to $1.00, a reduction in the minimum tender condition to 50.1%, a break-up fee provision, reduced due diligence and exclusivity periods, and an agreement to commence the tender offer within nine days. On May 12, 2005, BMI responded to Mr. Novak’s request and indicated that it would only commence the tender offer after completion of its due diligence review and the negotiation of a definitive merger agreement. At a meeting of our board of directors on May 13, 2005, Mr. Novak updated the board on the BMI tender offer proposal. After discussion and due consideration, the board determined that the tender offer proposal contained too many contingencies and uncertainties to warrant further consideration and that the proposed merger with ONI provided more certainty of completion of a transaction. The ONI merger agreement and related transactions were approved by our board at a meeting held on May 16, 2005.

Senior management of Novoste and BMI, along with their respective legal advisors, met on May 20, 2005 in Washington, D.C. at the offices of our legal advisors, Hogan & Hartson L.L.P. During the course of the discussions, various issues were considered regarding the nature of the assets to be acquired and the liabilities to be assumed by BMI, the consideration for the transaction, the conditions to closing and the nature of the interim operating arrangement between Novoste and BMI. At such meeting, the parties determined to cease efforts to further negotiate and revise the non-binding letter of intent, and in lieu thereof, to circulate draft definitive agreements to reflect the terms generally set forth in the non-binding letter of intent, as modified based on the parties’ discussions and positions.

During the last two weeks of May and the first week of June 2005, the parties exchanged drafts of an asset purchase agreement and a management services agreement. Extensive negotiations between us and BMI occurred during the month of June 2005, with the parties exchanging numerous drafts of the asset purchase agreement and the management services agreement and preparing the ancillary documents to the asset purchase agreement. In the latter part of June 2005, negotiations between Novoste and BMI ceased over various differences in the proposed terms of the asset sale transaction, including our insistence that the obligations of Best Vascular, an affiliate of BMI recently formed for the purpose of acquiring and operating the VBT business, be guaranteed by BMI with respect to the various proposed transaction agreements, and also over differences with respect to the operational and financial terms of the management services agreement.

During June 2005, we also circulated drafts of an asset purchase agreement, term sheet for sales representative agreement, and various financial information to the two European companies that had previously indicated an interest in acquiring our VBT business. In response to such distribution, one of the European companies indicated that it remained interested but that any further discussions would require it to obtain various internal approvals which would take several weeks or months. Such European company indicated that it would follow-up with Novoste on the results of such discussions. While we received periodic updates from the interested party, such European company never commented on the draft documents and never presented Novoste with a counter-proposal.

The other European company to whom Novoste sent draft agreements conducted additional due diligence on Novoste and provided comments to Novoste on the draft agreements. From time to time during June, July and August 2005, Novoste engaged in discussions with such European company with respect to the acquisition of our VBT business, but we and such European company were never able to resolve certain fundamental issues related to the amount of consideration to be paid in connection with the transaction and the scope of the liabilities to be assumed by the European company with respect to our VBT business. Such European company also wanted us to resume production of various of our products, which in light of our reduced workforce and potential costs and uncertainties associated with resuming production, also was problematic for Novoste.

During the first week of July 2005, Mr. Novak contacted senior management of BMI to determine if BMI would be interested in resuming negotiations regarding the sale of our VBT business to Best Vascular. BMI indicated that it would be willing to recommence discussions and several days later provided Novoste with a list of principal issues that needed to be resolved between the parties. We also provided BMI with a draft set of our disclosure schedules. BMI also indicated that it would be willing to guarantee the obligations of Best Vascular, subject to various terms and conditions in the event the parties were able to agree on the other terms of the proposed asset sale transaction. While the proposed terms of such guarantee were still unacceptable to Novoste, such terms had improved from prior discussions and our senior management believed that there was room for the parties to reach an accommodation on the issue.

On July 11, 2005, senior management of Novoste and BMI, and their respective counsel, had a conference call in which both parties determined to proceed with further discussions and to circulate revised drafts of the asset sale transaction agreements. Later that week, we provided BMI with a revised draft of the asset purchase agreement, disclosure schedules and of the various ancillary agreements related to the asset purchase agreement. In addition, over the next couple weeks, we discussed with BMI our proposal to replace the proposed management services agreement pursuant to which Best Vascular would be providing extensive managerial and operational services to Novoste, with a marketing representation agreement pursuant to which Best Vascular would be engaged in a more limited role to solicit product orders for the VBT business on behalf of Novoste. As a result of such discussions, various drafts of a marketing representation agreement were exchanged between the parties.

Our board of directors met on August 2, 2005 to receive an update from our management. Mr. Novak discussed the status of negotiations with BMI, including the resumption of negotiations and the principal open business issues, and also updated the board on the status of negotiations with the two European companies, including terms proposed by one of the European companies and the relative obstacles of completing any transaction with either of the two European companies.

Between July 11 and August 22, 2005, we and BMI engaged in extensive negotiations with respect to the asset purchase agreement and the marketing representation agreement. On August 10, 2005, BMI provided us the disclosure schedules of BMI and Best Vascular under the asset purchase agreement.

On August 25, 2005, our board of directors met to review and consider the asset purchase agreement and the marketing representation agreement. The board had previously received a presentation from Hogan & Hartson L.L.P. regarding the fiduciary duties and responsibilities of the board in connection with such a transaction. At the August 25th meeting, Hogan & Hartson L.L.P. provided the board with a detailed review of the material terms and conditions of the asset purchase agreement and the marketing representation agreement. The board received a presentation and review of the asset sale transaction by our senior management, including a summary of the due diligence performed by us on BMI. The board discussed the information presented by our management and legal advisors. After discussion and due consideration, the board unanimously concluded that the transaction with BMI and Best Vascular was in the best interests of Novoste and its shareholders and approved the asset purchase agreement and marketing representation agreement. As previously reported in a Current Report on Form 8-K filed with the SEC on August 26, 2005, we, BMI and Best Vascular executed the asset purchase agreement and marketing representation agreement effective as of August 25, 2005.

Consummation of the transactions contemplated by the asset purchase agreement expressly required that our merger agreement with ONI be consummated. As a result of the termination of the merger agreement on September 26, 2005 after our shareholders failed to approve the issuance of shares of Novoste common stock necessary to consummate the merger agreement, we resumed discussions with BMI as to the terms upon which both parties would be willing to proceed with the proposed asset sale transaction, including the need to obtain shareholder approval of the proposed asset sale transaction in the absence of the consummation of the merger with ONI. In addition, we raised with BMI whether the transaction should be structured as a tender offer proposal by BMI to acquire all of the outstanding shares of our common stock, but senior management of BMI indicated that such an approach would be too difficult to structure and implement and that BMI was not interested in pursuing a transaction on such a basis. During the pendency of our discussions, neither we nor BMI terminated the asset purchase agreement or marketing representation agreement which either party was entitled to do as a result of the termination of the merger agreement. Between September 27 and October 7, 2005, we and BMI exchanged drafts of the amended and restated asset purchase agreement and amendment no. 1 to marketing representation agreement and negotiated the terms upon which the proposed asset sale transaction would be consummated. In addition, during such period, the parties updated their due diligence of one another and their disclosures schedules.

On October 11, 2005, our board of directors met to review and consider the amended and restated asset purchase agreement and the amendment no. 1 to marketing representation agreement. At the October 11th meeting, Hogan & Hartson L.L.P. provided the board with a detailed review of the material changes in the terms and conditions of the proposed asset sale transaction and related transactions. The board received a presentation and review of the asset sale transaction by our senior management, including a summary of the updated due diligence performed by us on BMI. The board discussed the information presented by our management and legal advisors. After discussion and due consideration, the board unanimously concluded that the amended and restated asset purchase agreement with BMI and Best Vascular was in the best interests of Novoste and its shareholders, approved the amended and restated asset purchase agreement and amendment no. 1 to marketing representation agreement, and recommended that the proposed asset sale transaction be submitted to and approved by our shareholders. On October 12, 2005, we, BMI and Best Vascular executed the amended and restated asset purchase agreement and amendment no. 1 to marketing representation agreement.

As previously reported in a Current Report on Form 8-K filed with the SEC on October 13, 2005, the terms of the amended and restated asset purchase agreement are substantially similar to those of the August 25th asset purchase agreement, except for the following principal changes:

•	consummation of the amended and restated asset purchase agreement is conditioned on the approval of our shareholders of the proposed asset sale transaction;

•	conditions to closing relating to the consummation of the merger agreement with ONI have been removed;

•	we have agreed to pay rent on our leased facilities at 4350 International Boulevard, Norcross, Georgia through March 31, 2006;

•	the date that the parties may terminate the amended and restated asset purchase agreement if it has not closed has been extended from October 14, 2005 to December 31, 2005; and

•	we have agreed to pay Best Vascular $200,000 if our shareholders do not approve the asset sale transaction at the special meeting.

In addition, the amendment no. 1 to marketing representation agreement extended the termination date of the marketing representation agreement from October 14, 2005 to December 31, 2005, consistent with the extended termination date set forth in the amended and restated asset purchase agreement.

On November 30, 2005, we, BMI and Best Vascular executed amendment no. 1 to amended and restated asset purchase agreement and amendment no. 2 to marketing representation agreement that, among other things, had the effect of extending the termination date set forth in the amended and restated asset purchase agreement and the marketing representation agreement from December 31, 2005 to February 15, 2006.

Recommendation of our Board of Directors and Reasons for the Asset Sale Transaction

At a meeting of our board of directors on October 11, 2005, the board determined that the terms of the proposed amended and restated asset purchase agreement and the transactions contemplated thereby are fair to and in the best interests of the company and its shareholders, and has unanimously approved the proposed asset sale transaction pursuant to the amended and restated asset purchase agreement. Accordingly, our board of directors unanimously recommends that the shareholders vote to approve the proposed asset sale transaction pursuant to the amended and restated asset purchase agreement.

Our board consulted with our management, as well as Asanté Partners, our financial advisor, and legal counsel in reaching its decision to approve the asset sale transaction pursuant to the amended and restated asset purchase agreement and the transactions contemplated thereby. In the course of reaching its decision, our board considered a number of factors, including, but not limited to, the following:

•	the February 2005 determination of our board that our VBT business was no longer viable and the authorization at that time of a staged wind down of our VBT business;

•	our board’s belief that the terms of the amended and restated asset purchase agreement are fair and reasonable;

•	the terms and conditions of the amended and restated asset purchase agreement, including our ability to consider alternative proposals and to terminate the amended and restated asset purchase agreement if our board of directors determines in good faith, after having taken into account the advice of counsel, that termination is required in order for our board of directors to comply with its fiduciary obligations to our shareholders under applicable law;

•	the assumption by Best Vascular of various potential liabilities of the corporation;

•	the guarantee by BMI of Best Vascular’s obligations under the amended and restated asset purchase agreement;

•	the sale of assets transaction is the first step in the winding down or liquidation of the corporation; and

•	as a result of the assumption of liabilities by Best Vascular under the amended and restated asset purchase agreement and the avoidance of certain VBT business wind down expenses, the potential net economic benefit of approximately $1.7 million to $3.2 million in any subsequent dissolution or wind down of the corporation.

Our management and board of directors conducted an analysis comparing the net cash proceeds remaining following a wind down or dissolution of the corporation assuming, on the one hand, the sale of the VBT business to Best Vascular and assuming, on the other hand, no sale of the VBT business to Best Vascular and the retention by Novoste of the liabilities that would otherwise have been assumed by Best Vascular.

The $1.7 million estimated net economic benefit was determined by quantifying the value of the assets to be sold to Best Vascular and the liabilities to be assumed by Best Vascular pursuant to the amended and restated asset purchase agreement, which are described in more detail on page 37. Set forth below is an explanation of the estimated $1.7 million net economic benefit (in thousands):

Assumption of the AEA minimum purchase payment obligations	$497
Assumption of the AEA production decontamination and decommissioning costs	584
Customer advances of payments made for radiation service agreements	253
Termination fee to Best Vascular if the asset sale transaction is not approved by Novoste’s shareholders	200
Avoidance of VBT wind down costs	387
Total estimated economic benefit	$1,921

Net realizable value of VBT plant, equipment and inventory	(260)
Estimated net economic benefit	$1,661

AEA disputes our estimates of both of the minimum purchase payments and the decontamination and decommissioning costs, which estimates are consistent with what we have recorded in our financial statements as of September 30, 2005. In this connection, AEA has notified Novoste that it believes an additional $1.5 million is owed by Novoste to AEA under our supply agreement. Novoste disagrees with AEA’s request for such additional payments and vigorously opposes any assertions of liability. Including the disputed $1.5 million with AEA provides the upper range of the net economic benefit of $3.2 million, and excluding this disputed amount provides the lower range of the net economic benefit of $1.7 million.

Any future settlement of these liabilities, particularly the AEA supply agreement with respect to the disputed amount, and the Calmedica, LLC lawsuits (should such lawsuits involve protracted litigation or otherwise result in unfavorable judgments or settlements in excess of our estimates), will ultimately determine the actual economic benefit to Novoste of the asset sale transaction with Best Vascular.

The board of directors also identified and considered a number of potentially negative factors in their deliberations concerning the amended and restated asset purchase agreement and the proposed asset sale transaction, including:

•	our obligation, pursuant to the terms of the amended and restated asset purchase agreement, to indemnify Best Vascular and BMI under certain circumstances;

•	that the assumptions utilized by the board and management to calculate the net economic benefit of the asset sale transaction could prove to be overly aggressive or incorrect; and

•	that Best Vascular and BMI could in the future default on their obligations to perform and discharge the assumed liabilities.

After due consideration, our board concluded that the potential benefits of the asset sale transaction to our shareholders outweighed the potential disadvantages associated with the asset sale transaction.

Subsequent to the October 11, 2005 meeting of the board of directors, the board considered several studies that have indicated that there may be negative long-term health effects associated with drug-eluting stents. Such studies have shown a higher thrombosis rate, or risk of a blood clot forming, within the stent associated with drug-eluting stents when compared to bare metal stents, or BMS. The increased risk was small, approximately 0.5% higher for drug eluting stents than BMS after eighteen months of stent implantation. Based upon the number of patients reviewed, the difference shown in the studies was not statistically significant, but is nevertheless an issue that some physicians may be concerned about. The board also considered other studies that have found drug-eluting stents more favorable than BMS when all measured parameters are compared, as well as some recent studies that have also compared the effectiveness of using drug-eluting stents for instent restenosis compared to VBT and found that drug-eluting stents are more effective. The board is aware that, notwithstanding the issues surrounding the possible higher risk of thrombosis with drug eluting stents, several technologies are being developed to reduce or eliminate this risk. Some of these technologies may be introduced to the market within a relatively short period of time.

As a result of its assessment of all data presently known to it, including these recent studies, our board of directors continues to believe that our VBT business is no longer viable, and that the asset sale transaction is in the best interest of our shareholders.

Although not exhaustive, the above discussion of the information and factors considered by our board comprises the material factors considered. In view of the wide variety of factors considered in connection with the board’s evaluation of the proposed asset sale transaction, our board did not quantify or otherwise assign relative weights to the factors described. Rather, our board made its determination based on the total information it considered. Our board cannot assure you that any of the expected results, opportunities or other benefits described in this section will be achieved as a result of the proposed asset sale transaction.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

Terms of the Amended and Restated Asset Purchase Agreement

The following is a summary of selected provisions of the amended and restated asset purchase agreement. While we believe this description covers the material terms of the amended and restated asset purchase agreement, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the amended and restated asset purchase agreement. The amended and restated asset purchase agreement (including amendment no. 1 to amended and restated asset purchase agreement) is attached as Annex A to this proxy statement and is considered part of this document. We urge you to carefully read the amended and restated asset purchase agreement in its entirety for a more complete understanding of the asset sale transaction.

The Parties

Novoste Corporation.

Best Vascular, Inc. is a privately held Delaware corporation formed for the purpose of acquiring and operating the VBT business.

Best Medical International, Inc. is a privately held Virginia corporation which is an affiliate of Best Vascular. BMI is headquartered in Fairfax, Virginia and is engaged in the design, distribution and manufacture of radiation products for the oncology, urology, neurology and gynecology markets.

Form of the Transaction

We will transfer and convey to Best Vascular substantially all of the assets of our VBT business and Best Vascular will assume certain specified liabilities of our VBT business. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with our VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalents and certain other assets not related to our VBT business. BMI has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the amended and restated asset purchase agreement.

Consideration

The consideration for the sale of the assets by us to Best Vascular is the assumption by Best Vascular of our liabilities described below. In addition, if at the time of the closing of the amended and restated asset purchase agreement, we have not fully resolved those certain patent infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois, we are required at closing to make a payment in the amount of $350,000 to Best Vascular and Best Vascular will assume all liabilities arising after the closing from this litigation, including the obligation to pay ongoing legal fees and expenses associated with the litigation. At the closing, Best Vascular also will assume, among others, the following of our liabilities:

•	liabilities incurred or arising before or after the closing under the supply agreement, dated October 14, 1999, between us and AEA, such as penalties under the minimum purchase requirements and obligations to decontaminate and decommission equipment (excluding certain payments previously made by us to AEA prior to September 30, 2005 and payments by us to AEA after September 30, 2005 in an aggregate amount estimated to equal approximately $438,000 depending on when the closing occurs);

•	liabilities incurred or arising after the closing under certain royalty agreements between us and various third parties;

•	liabilities arising after the closing for utility payment obligations with respect to our leased facilities at 4350 International Boulevard, Norcross, Georgia; and

•	liabilities arising after the closing from the use or ownership of the VBT business assets.

In addition, at closing, Best Vascular will acquire our VBT business-related accounts receivable and assume our VBT business-related trade accounts payable, subject to a reconciliation and true-up procedure requiring either a payment by Best Vascular to us if the accounts receivable are greater than the trade accounts payable or a payment by us to Best Vascular if the accounts receivable are less than the trade accounts payable. We have agreed to retain liability under our lease agreement with respect to our leased facilities at 4350 International Boulevard, Norcross, Georgia through March 2006 and will permit Best Vascular use of such facilities for purposes of operating the VBT business after the closing.

Although we are not able to precisely quantify how much the liabilities being assumed by Best Vascular would cost Novoste in the future, we believe that the sale of our VBT business to Best Vascular and assumption of liabilities by Best Vascular is likely to have a future net economic benefit to Novoste when compared to the alternative wind down scenario. Based on our current estimates regarding the assets to be sold and the liabilities to be assumed, we believe that the aggregate amount of this net economic benefit to us will be approximately $1.7 million to $3.2 million, although there can be no assurance that the actual amount of these liabilities will not ultimately be more or less than our current estimates. For a discussion of the board’s analysis with respect to the estimated aggregate amount of the net economic benefit, see “—Recommendation of our Board of Directors and Reasons for the Asset Sale Transaction.”

No Appraisal Rights

Our shareholders do not have appraisal rights under Florida law in connection with the asset sale transaction.

Closing Date

If the asset sale transaction is approved and adopted by our shareholders, the closing will take place shortly after the special meeting.

Representations and Warranties

The amended and restated asset purchase agreement contains various representations and warranties of Novoste, Best Vascular and BMI.

In the case of Novoste, we have made representations and warranties relating to, among other things,

•	corporate organization, authorization of the transaction and absence of conflicts between proposed asset sale transaction and Novoste’s governing instruments and contractual obligations;

•	title to the assets being sold;

•	VBT business intellectual property and technology, including licenses and patents;

•	third party contracts and property lease;

•	employees and employee benefits;

•	solvency of Novoste;

•	absence of litigation;

•	insurance;

•	taxes;

•	legal compliance;

•	governmental permits and licenses;

•	environmental and Food and Drug Administration, or FDA, regulatory matters;

•	product warranties;

•	maintenance of company records;

•	absence of product liabilities;

•	adequacy of the assets to be acquired to operate the VBT business; and

•	accuracy of disclosure.

In the case of Best Vascular and BMI, they have made representations and warranties relating to, among other things,

•	corporate organization, authorization of the transaction and absence of conflicts between proposed asset sale transaction and Best Vascular’s and BMI’s governing instruments and contractual obligations;

•	solvency of Best Vascular and BMI and financial ability to perform obligations, including the discharge of the liabilities to be assumed in the transaction;

•	absence of litigation;

•	insurance;

•	legal compliance;

•	absence of reliance on representations or statements that are not expressly set forth in the amended and restated asset purchase agreement; and

•	accuracy of disclosure.

These representations and warranties have been made solely for the benefit of the parties to the amended and restated asset purchase agreement and are not intended to be relied on by any other person. You should rely on the disclosure in this proxy statement rather than the representations and warranties in the amended and restated asset purchase agreement.

In addition, these representations and warranties are qualified by specific disclosures made to the other parties in connection with the amended and restated asset purchase agreement, are subject to the materiality standards contained in the amended and restated asset purchase agreement which may differ from what may be viewed as material by investors and were made only as of the date of the amended and restated asset purchase agreement or such other date as is specified in the amended and restated asset purchase agreement.

Conduct of Business Before the Closing of the Asset Sale Transaction

During the period between the signing of the amended and restated asset purchase agreement and the closing, we agreed that we would not transfer or lease any of the assets to be sold, except in the ordinary course of business, enter into any agreement related to our VBT business outside the ordinary course of business, modify or cancel any third party agreement to be assigned to Best Vascular, or impose any liens on any of the assets to be sold without the prior approval of Best Vascular. In addition, the parties agreed to inform and consult with one another in connection with any actions taken with respect to the supply agreement, dated October 14, 1999, between us and AEA, our leased facilities at 4350 International Boulevard, Norcross, Georgia, and affirmative actions taken with respect to the patent infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois. Under certain circumstances, we also may be required to obtain Best Vascular’s consent in connection with affirmative actions taken in the Calmedica litigation that increase the liabilities to be assumed by Best Vascular.

Indemnification; Limitations on Liability

Best Vascular, BMI and Novoste have agreed to indemnify each other against breaches of their respective representations, warranties and covenants and for the liabilities which the parties have either assumed or retained, as the case may be, under the amended and restated asset purchase agreement. For breaches of representations, warranties and covenants, the aggregate liability of either us or Best Vascular and BMI shall not exceed $3,000,000, with neither party being liable until claims exceed $50,000 and then only for the excess over such amount. Indemnification with respect to the liabilities retained by us or the liabilities assumed by Best Vascular (including liabilities associated with the patent infringement lawsuits filed against us by Calmedica, LLC and the supply agreement, dated October 14, 1999, between us and AEA as described above) are not subject to any limitations on amount or deductibles. Claims for breaches of representations and warranties must be brought against the other party within two years from the closing.

Solicitation of Alternative Proposals

The amended and restated asset purchase agreement prohibits Novoste from negotiating with any other potential purchaser of the assets to be sold to Best Vascular, except to the extent our board of directors determinates in good faith, after having taken into account the advice of counsel, that such negotiations are required in order for our board of directors to comply with its fiduciary obligations to our shareholders under applicable law.

Conditions to Complete the Asset Sale Transaction

The obligations of each party to complete the asset sale transaction are subject to certain conditions, including:

•	the approval by our shareholders of the proposed asset sale transaction;

•	the accuracy of the other party’s representations and warranties and the performance by the other party of its covenants and agreements;

•	no orders or restraints prohibiting the transfer of the assets to be sold and no suit or action pending or threatened which questions the validity of the asset sale transaction or seeks damages with respect to the asset sale transaction; and

•	approval of the State of Georgia for Best Vascular to assume the radioactive materials licenses and the sealed source and device registration certificates issued to Novoste.

The obligations of Best Vascular and BMI to complete the asset sale transaction are subject to certain additional conditions, including:

•	Novoste not exercising the right to extend the lease term for our facilities at 4350 International Boulevard, Norcross, Georgia beyond March 31, 2006; and

•	the Marketing Representation Agreement as described below under “Marketing Representation Agreement” shall not have been terminated by us other than on account of a breach by Best Vascular or BMI.

If the law permits, conditions to the completion of the asset sale transaction may be waived by either Best Vascular and BMI or us, as applicable.

In addition, at the closing the parties will enter into various agreements documenting the assignment of the assets to Best Vascular, the assumption of the assumed liabilities by Best Vascular and a bill of sale with respect to the transaction. Mr. Novak also will enter into an unfair competition and non-solicitation agreement that precludes him from engaging in activities that would be competitive with the VBT business or soliciting various customers of the VBT business for a period of one year after the closing. In the event the proposal to amend our amended and restated articles of incorporation to change our name from “Novoste Corporation” to “NOVT Corporation” is not approved by our shareholders at the special meeting and therefore Novoste is unable to assign ownership of the Novoste trademark and Novoste.com domain name to Best Vascular, we will enter into a rights agreement with Best Vascular at the closing of the asset sale transaction, licensing the Novoste trademark and Novoste.com domain name to Best Vascular for use with respect to the goods and services related to the VBT business. In the rights agreement, we would further agree to seek shareholder approval to change our name from “Novoste Corporation” to another name at any annual meeting of Novoste shareholders held in 2006 to facilitate the assignment of the Novoste trademark and Novoste.com domain name to Best Vascular at such time. In the event the shareholders of Novoste do not approve the name change proposal either at the special meeting or at any annual meeting in 2006, Best Vascular’s license to the Novoste trademark and the Novoste.com domain name will become perpetual.

Government Approvals

Approval of the State of Georgia for Best Vascular to assume the radioactive materials licenses and the sealed source and device registration certificates issued to Novoste is required to consummate the asset sale transaction. In addition, at the closing, we will file with the FDA a letter notifying the FDA that all rights with respect to the FDA’s approval of our premarket approval application relating to the sale by us of various products for the VBT business have been transferred to Best Vascular. Lastly, the parties have agreed to cooperate in connection with Best Vascular obtaining various approvals or licenses for the sale of the inventory acquired by Best Vascular in Canada and Europe.

Termination

The amended and restated asset purchase agreement may be terminated at any time before the closing of the transaction, either before or after the requisite approval by our shareholders, by mutual written agreement of the parties and as set forth below.

In addition, either we or Best Vascular and BMI may terminate the amended and restated asset purchase agreement if:

•	the asset sale transaction is not consummated on or before February 15, 2006, but this termination right is not available to a party whose action or failure to act breaches any representation, warranty or covenant in the amended and restated asset purchase agreement and is primarily the cause of the transaction not being completed by such date; or

•	the asset sale transaction proposal is not approved by our shareholders.

Best Vascular may terminate the amended and restated asset purchase agreement if we breach any material representation, warranty or covenant in any material respect and fail to cure such breach within 30 days after notice of the breach.

We may terminate the amended and restated asset purchase agreement if:

•	Best Vascular or BMI breach any material representation, warranty or covenant in any material respect and fail to cure such breach within 30 days after notice of the breach; or

•	our board of directors determines in good faith, after having taken into account the advice of counsel, that termination is required in order for our board of directors to comply with its fiduciary obligations to our shareholders under applicable law.

Effect of Termination

Novoste is required to pay a fee to Best Vascular of $200,000 if:

•	we terminate the amended and restated asset purchase agreement in order for our board of directors to comply with its fiduciary obligations to our shareholders as described above; or

•	we or Best Vascular and BMI terminate the amended and restated asset purchase agreement because the asset sale transaction proposal is not approved by our shareholders.

Fees and Expenses; Miscellaneous Provisions

Each party will pay its own fees and expenses incurred in connection with the amended and restated asset purchase agreement.

The amended and restated asset purchase agreement requires that for a period of five years after the closing, we will not:

•	engage in any business that is competitive with the VBT business;

•	solicit anyone who was a customer of Novoste during the five year period prior to the closing to the extent it would compete with the VBT business; or

•	solicit or encourage the departure of various former employees of Novoste who become employees of Best Vascular after the closing.

The parties have agreed to maintain, after the closing, liability insurance relating to their business and operations.

Pursuant to the amended and restated asset purchase agreement and Florida law, the parties may amend the terms of the amended and restated asset purchase agreement at any time prior to the consummation of the asset sale transaction. Amendments made subsequent to the approval of the asset sale transaction by our shareholders may not:

•	change the consideration to be received in exchange for our VBT business; or

•	change any other terms and conditions if such change would materially and adversely affect our shareholders.

Marketing Representation Agreement

Concurrent with the execution of the original asset purchase agreement on August 25, 2005, we, Best Vascular and BMI entered into a marketing representation agreement, that provides that Best Vascular will market and solicit orders for our existing inventory of products, including the Beta-Cath™ System, in consideration of the payment to Best Vascular of $25,000 on a weekly basis. The marketing representation agreement as previously entered into by the parties terminated upon the earliest to occur of:

•	the closing of the asset purchase agreement;

•	the termination of the asset purchase agreement; and

•	October 14, 2005.

On October 12, 2005, concurrent with the amendment and restatement of the asset purchase agreement, we, Best Vascular and BMI entered into amendment no. 1 to marketing representation agreement that extended the termination date from October 14, 2005 to December 31, 2005, consistent with the extension of the corresponding termination date in the amended and restated asset purchase agreement. On November 30, 2005, we, Best Vascular and BMI entered into amendment no. 2 to marketing representation agreement that extended the termination date from December 31, 2005 to February 15, 2006, consistent with the extension of the corresponding termination date in amendment no. 1 to amended and restated asset purchase agreement.

Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction

The following is a summary of the material United States Federal income tax consequences of the asset sale transaction. It is based upon laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not purport to be a complete analysis of all Federal income tax consequences of the asset sale transaction, nor does it address any aspect of state, local, foreign or other tax laws.

The asset sale transaction will be a taxable transaction, and we will recognize gain or loss based on the difference between the consideration provided by Best Vascular (i.e., the amount of liabilities assumed by Best Vascular) and our adjusted tax basis for the assets. It is anticipated that such sale will produce a loss for tax purposes at the corporate level.

The asset sale transaction by Novoste is entirely a corporate action. Therefore, the asset sale transaction will not be taxable to the shareholders of Novoste.

The plan of dissolution and the dissolution and liquidation of Novoste, if approved and effected, will have tax consequences to shareholders of Novoste. See “Approval of Proposal to Adopt Plan of Dissolution and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution.”

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE NAME FROM “NOVOSTE CORPORATION” TO “NOVT CORPORATION”

(Proposal 2)

The amended and restated asset purchase agreement with Best Vascular and BMI contemplates that at the closing of the transaction, Best Vascular will acquire substantially all of Novoste’s assets related to the VBT business, including the rights to use the name “Novoste”. As a result, a proposal is being submitted to our shareholders as required by the amended and restated asset purchase agreement to approve an amendment to our amended and restated articles of incorporation to change our name. Our board of directors has proposed that the corporation’s name be changed from “Novoste Corporation” to “NOVT Corporation”, and at the special meeting, you will be asked to approve an amendment to our amended and restated articles of incorporation to implement this change. The proposed amendment provides that if the name “NOVT Corporation” is not available in Florida, we will be authorized to change the name to “NVTE Corporation” instead.

In the event the proposal to amend our amended and restated articles of incorporation to change our name is not approved by our shareholders at the special meeting and therefore Novoste is unable to assign ownership of the Novoste trademark and Novoste.com domain name to Best Vascular, we will enter into a rights agreement with Best Vascular at the closing of the asset sale transaction, licensing the Novoste trademark and Novoste.com domain name to Best Vascular for use with respect to the goods and services related to the VBT business. In the rights agreement, we would further agree to seek shareholder approval to change our name from “Novoste Corporation” to another name at any annual meeting of Novoste shareholders held in 2006 to facilitate the assignment of the Novoste trademark and Novoste.com domain name to Best Vascular at such time. In the event the shareholders of Novoste do not approve the name change proposal either at the special meeting or at any annual meeting in 2006, Best Vascular’s license to the Novoste trademark and the Novoste.com domain name will become perpetual.

A copy of the proposed amendment is attached as Annex B to this proxy statement. You are urged to read the amendment carefully as it is the legal document that governs this amendment to our amended and restated articles of incorporation. Although we are asking for shareholder approval of this proposal, if for any reason the asset sale transaction is not completed, this proposal will not be implemented.

Required Vote

The approval of the amendment to our amended and restated articles of incorporation to change our name from “Novoste Corporation” to “NOVT Corporation” (or, if that name is unavailable, to “NVTE Corporation”) requires that the number of votes cast by the shareholders at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal. Only shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Thus, shares represented at the meeting that are marked “ABSTAIN,” and broker non-votes, if any, will not be counted towards the vote requirement. Additionally, if you do not complete and return a proxy card and do not vote in person, there will be no effect on the outcome of the vote.

Recommendation of our Board of Directors

On November 14, 2005, our board of directors concluded unanimously that the amendment to our amended and restated articles of incorporation to change our name from “Novoste Corporation” to “NOVT Corporation” (or, if that name is unavailable, to “NVTE Corporation”) upon completion of the asset sale transaction is in the best interests of our shareholders, and recommended that our shareholders approve this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

APPROVAL OF PROPOSAL TO ADOPT PLAN OF DISSOLUTION AND

DISSOLVE AND LIQUIDATE THE CORPORATION

(Proposal 3)

Our board of directors unanimously approved the proposed plan of dissolution and liquidation on November 14, 2005, subject to the approval of our shareholders at the special meeting. The plan of dissolution provides that upon its approval by our shareholders, the board of directors, without further action by the shareholders, may:

•	dissolve our corporation;

•	liquidate our assets;

•	pay, or provide for the payment of, any remaining, legally enforceable obligations of our corporation; and

•	distribute any remaining assets to the shareholders.

A copy of the proposed plan of dissolution is attached as Annex C to this proxy statement.

Background

In February 2005, our board of directors determined that our VBT business, which is our only business line, is no longer viable, and authorized its staged wind down. Subsequently, we have reached agreement with Best Vascular and BMI to sell our VBT business to Best Vascular, subject to approval by our shareholders. Upon completion of the sale or wind down of our VBT business, we expect to have no ongoing business operations.

The board has authorized the dissolution and liquidation of Novoste to enable shareholders, after the satisfaction of Novoste’s remaining liabilities, to recoup any and all cash that Novoste has retained. If the proposal to adopt the plan of dissolution and to dissolve and liquidate the corporation is approved and completed, we will take legal action to dissolve the corporation and provide for the satisfaction of our creditors. Upon the completion of this process, which may take several years to complete, any remaining cash assets would be distributed pro rata to our shareholders.

The amount that ultimately would be distributed to our shareholders upon the completion of this process is uncertain. The board currently expects that an initial distribution to shareholders could be made within twelve months of the approval of our dissolution and liquidation, with one or more supplemental distributions possibly following several years later following the expiration of certain statutory periods.

If the dissolution is implemented and completed, you will receive your pro rata share, based on the number of shares you own, of the net assets remaining after provision has been made for the payment, satisfaction and discharge of all known, unknown or contingent debts or liabilities, including costs and expenses incurred in connection with the dissolution.

Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution. At this time, we estimate that after the completion of our dissolution and liquidation, which may take several years, we would have cash and financial instruments remaining of approximately $10.8 million if the asset sale transaction is completed and approximately $9.1 million if the asset sale transaction is not completed (in each case, after provision for the satisfaction of any remaining creditors). However, the actual amount of cash available for distribution following dissolution and liquidation will depend on a number of factors, several of which are outside our control, including:

•	The ultimate amount of our known, unknown and contingent debts and liabilities;

•	The fees and expenses incurred by us in the dissolution of our corporation and the liquidation of our assets;

•	Whether our $3 million loan to ONI is repaid in full;

•	If the asset sale transaction is completed, whether Best Vascular and BMI default on their obligations to perform and discharge the Novoste liabilities assumed by them; and

•	If the asset sale transaction is not completed, the amount of our continued losses from operating the VBT business until its wind down is completed.

As a result, the amount of cash remaining following completion of our dissolution and liquidation could vary significantly from our current estimates. See “—Dissolution and Liquidation Analysis and Estimates.”

Required Vote

All holders of Novoste’s common stock are entitled to vote on the proposals being submitted to shareholders at the special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast is required to approve and adopt the plan of dissolution and to approve the dissolution and liquidation of our corporation (proposal 3).

Dissolution and Liquidation Analysis and Estimates

The following dissolution and liquidation analysis and estimates are based on two scenarios.

The first set of analysis and estimates assumes the implementation of our dissolution and liquidation following the completion of the asset sale transaction. These analysis and estimates are based on the updated unaudited pro forma balance sheet of Novoste and its subsidiaries as of September 30, 2005, derived as set forth in the section “Unaudited Pro Forma Consolidated Financial Data,” adjusted to illustrate the effect of our operations prior to the closing of the asset sale transaction and our dissolution and liquidation following completion of the asset sale transaction (including the effect of ongoing operations during the winding up of our corporation following the filing of articles of dissolution).

The second set of analysis and estimates assumes the implementation of our dissolution and liquidation without completion of the asset sale transaction. These analysis and estimates are based on the unaudited balance sheet of Novoste and its subsidiaries as of September 30, 2005, adjusted to illustrate the effect of our dissolution and liquidation (including the effect of ongoing operations during the winding up of our corporation following the filing of articles of dissolution) without completion of the asset sale transaction.

Prior to the closing of the asset sale transaction (assumed for this purpose as occurring on January 31, 2006), we will expend significant funds to sustain our corporate operations and cover operating losses. An estimate of these expenditures is set forth below. The actual amounts expended could be significantly greater or less than the amount estimated.

If the asset sale transaction is completed, we plan to continue taking steps to reduce our operating costs by reducing the number of employees to the bare minimum needed to continue our affairs through the dissolution and liquidation process, terminating contracts that are terminable, negotiating releases from remaining contractual arrangements, satisfying remaining creditors and taking other actions to wind up our affairs in connection with the plan of dissolution. The information regarding the dissolution of the Company includes the estimated effect of the resolution of these matters. The actual amounts expended in resolving these matters could be significantly greater or less than the amount estimated. The amount also includes certain administrative and professional expenses we expect to incur related to resolving outstanding business affairs associated with dissolving and liquidating the corporation. This amount could be affected by negotiations to resolve any outstanding contractual arrangements as well as the regulatory and legal requirements to dissolve and liquidate the corporation. At this time, we estimate that after the completion of our dissolution, which may take several years, we would have cash and financial instruments remaining of approximately $10.8 million if the asset sale transaction is completed. However, the actual amount that would ultimately be distributed may differ materially from this estimate based on many factors, including those described above, and the distribution might be made in stages over a period of several years.

If the asset sale transaction is not completed, we expect to incur many of the same costs as described above. However, in addition to these costs, we expect to incur liabilities that would otherwise be assumed by Best Vascular as a result of the asset sale transaction. The second set of analysis and estimates, which assumes that the asset sale transaction is not completed, includes the estimated future cost of these liabilities. However, the actual amount that we would expect to incur in connection with these liabilities could be greater than the amounts currently set forth on our balance sheet, in part because of ongoing expenses and potential liabilities that could be incurred. At this time, we estimate that after completion of our dissolution, which may take several years, we would have cash and financial instruments remaining of approximately $9.1 million if the asset sale transaction is not completed. However, the actual amount that would ultimately be distributed may differ materially from this estimate based on many factors, including those described above, and the distribution might be made in stages over a period of several years.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2005

Dissolution and Liquidation Estimates and Analysis

With Completion of Asset Sale Transaction

(in thousands)

	Post Asset Sale Transaction Pro Forma Balances	Dissolution Plan Adjustments	Note	Pro Forma After Dissolution of Novoste
Cash and cash equivalents	$12,922	$(2,166)	(1)	$10,756
Short-term investments	375	(375)	(2)	—
Restricted cash	1,480	(1,480)	(3)	—
Prepaid and other current assets	8	(8)	(6)	—

Total current assets	14,785	(4,029)		10,756
Long term note receivable	3,089	(3,089)	(4)	—

Total Assets	$17,874	$(7,118)		$10,756

Accounts payable	$—	$—		$—
Accrued expenses	1,625	(1,625)	(5)	—

Total current liabilities	1,625	(1,625)		—
Long term liabilities	—	—		—

Total Liabilities	1,625	(1,625)		—
Shareholders equity (deficit):
Common stock	41	—		$41
Additional paid-in capital	187,971	—		187,971
Other comprehensive income	708	—		708
Retained earnings (deficit)	(172,299)	(5,493)		(177,792)
Treasury stock	(172)	—		(172)

Total Equity	16,249	(5,493)		10,756

Total Liabilities & Equity	$17,874	$(7,118)		$10,756

Notes related to the Dissolution and Liquidation Estimates and Analysis With Completion of Asset Sale Transaction

Note 1—Changes in cash and cash equivalents are as follows:

Description	Amount Received (Disbursed)
(in thousands)
• Liquidation of short-term investments as they mature (note 2).	$375
• Represents principal of $3,000,000 and accrued simple interest of $361,000 at 8% interest per annum on loan to ONI Medical Systems, Inc., dated May 18, 2005 and payable to Novoste on November 18, 2006.	3,361
• Represents the liabilities for royalties.	(62)
• Represents the liabilities for payroll costs.	(185)
• Represents the liabilities for post-clinical trials follow-up.	(65)
• Represents state franchise tax and sales tax liabilities reflected on Novoste’s balance sheet as of September 30, 2005.	(51)
• Represents accrued liabilities.	(874)
• Net operating costs is based on Novoste’s projected revenue and operating expenses through dissolution.	(1,601)
• Payment of bankers fees.	(300)
• Payment of proxy costs and annual meeting expenses.	(100)
• Payment of trust administration and advisory services.	(50)
• Payment of additional transaction costs incurred after September 30, 2005.	(528)
• Represents the estimated out of pocket costs of liquidating the foreign subsidiaries.	(40)
• Represents an estimate of Novoste’s cost for “tail” D&O insurance.	(545)
• Represents an estimate of Novoste’s liability for insurance premiums for “tail” liability insurance coverage after January 31, 2006.	(182)
• Novoste’s minimum payment obligation to AEA through January 31, 2006. The obligation after the closing will be assumed by Best Vascular pursuant to the amended and restated asset purchase agreement.	(581)
• Represents Novoste’s aggregate liability for payments to be made to Best Vascular under the marketing representation agreement scheduled to terminate on the date of the closing of the asset sale transaction.	(415)
• Represents an estimate of dissolution and liquidation costs.	(1,300)
• Transfer from remaining restricted cash when the Novoste Corporation Executive Rabbi Trust (the Executive Trust) and the Novoste Corporation Employee Rabbi Trust (the Employee Trust, and together with the Executive Trust, the Trusts) expire on July 15, 2006.	977

Total net outflow of cash and cash equivalents	$(2,166)

Note 2—Short-term investments

Short-term investments are liquidated as they mature and deposited with other operating cash.

Note 3—Restricted cash

Includes an estimated $503,000 for Novoste’s severance and retention incentive payment obligations, as well as administrative fees, to be paid from the Trusts after September 30, 2005. The amount remaining, estimated at $977,000, will revert to unrestricted cash when the Trusts terminate on July 15, 2006.

Note 4—Long term note receivable

Principal of $3,000,000 plus accrued interest is expected to be collected when the note becomes due on November 18, 2006.

Note 5—Accrued expenses

These liabilities, which relate to the VBT business but are not assumed by Best Vascular, will be paid as they become due. Examples of these expenses include taxes and payroll prior to September 30, 2005.

Note 6—Prepaid and other current assets

These prepayments are expensed in support of wind down activities.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2005

Dissolution and Liquidation Estimates and Analysis

Without Completion of Asset Sale Transaction

(in thousands)

	Historical Novoste	Dissolution And Wind Down Adjustments	Note	Pro Forma After Adjustments Novoste
Cash and cash equivalents	$12,565	$(3,480)	(1)	$9,085
Short-term investments	375	(375)	(2)	—
Restricted cash	3,988	(3,988)	(3)	—
Accounts receivable, net	415	(415)	(4)	—
Inventory, net of reserves	40	(40)	(5)	—
Assets held for sale	418	(418)	(6)	—
Prepaid and other current assets	370	(370)	(7)	—

Total current assets	18,171	(9,086)		9,085
Property and equipment, net	113	(113)	(6)	—
Long term note receivable	3,089	(3,089)	(8)	—

Total Assets	$21,373	$(12,288)		$9,085

Accounts payable	$446	$(446)	(9)	$—
Accrued expenses	4,639	(4,639)	(10)	—
Unearned revenue	231	(231)	(11)	—

Total current liabilities	5,316	(5,316)		—
Long term liabilities	—	—		—

Total Liabilities	5,316	(5,316)		—

Shareholders equity (deficit):
Common stock	41	—		41
Additional paid-in capital	187,971	—		187,971
Other comprehensive income	708	—		708
Retained earnings (deficit)	(172,491)	(6,972)		(179,463)
Treasury stock	(172)	—		(172)

Total Equity	16,057	(6,972)		9,085

Total Liabilities & Equity	$21,373	$(12,288)		$9,085

Notes related to the Dissolution and Liquidation Estimates and Analysis Without Completion of Asset Sale Transaction

Note 1—Changes in cash and cash equivalents are as follows:

Description	Amount Received (Disbursed)
(in thousands)
• Collection of accounts receivable.	$415
• Miscellaneous accounts receivable on Novoste’s balance sheet as of September 30, 2005 represents the accrued interest income on investments.	46
• Represents deposit amounts reimbursable.	75
• Liquidation of short-term investments as they mature (note 2)	375
• Proceeds from sale of assets (note 6).	260
• Estimated amount of $617,000 transferred to non-restricted cash from restricted cash, following renegotiated employment arrangements with senior officers.	617
• Represents principal of $3,000,000 and accrued simple interest of $361,000 at 8% interest per annum on loan to ONI Medical Systems, Inc., dated May 18, 2005 and payable to Novoste on November 18, 2006.	3,361
• Represents the trade accounts payable.	(446)
• Represents the liabilities for royalties.	(62)
• Represents the liabilities for payroll costs.	(185)
• Represents the liabilities for post-clinical trials follow-up.	(65)
• Represents state franchise tax and sales tax liabilities reflected on Novoste’s balance sheet as of September 30, 2005.	(51)
• Represents accrued liabilities for legal, accounting and proxy fees as of September 30, 2005.	(874)
• Net operating costs is based on Novoste’s projected revenue and operating expenses through dissolution.	(2,210)
• Represents Novoste’s estimated liability for transaction expenses, including but not limited to counsel and financial advisory fees, from October 1, 2005 through January 31, 2006 (the assumed date of the special meeting).	(978)
• Represents the estimated out-of-pocket costs of liquidating the foreign subsidiaries.	(50)
• Represents an estimate of Novoste’s cost for “tail” D&O insurance.	(545)
• Represents an estimate of Novoste’s liability for insurance premiums for “tail” liability insurance coverage.	(213)
• Novoste’s minimum payment obligation to AEA.	(1,078)
• Estimate of decommissioning cost associated with production equipment located at AEA.	(584)
• Represents Novoste’s aggregate liability for payments to be made to Best Vascular under the marketing representation agreement scheduled to terminate on January 31, 2006 (the assumed date of the special meeting).	(415)
• Contingency for litigation and settlement of Calmedica lawsuit.	(350)
• Represents an estimate of dissolution and liquidation costs.	(1,300)
• Payment to Best Vascular if Novoste’s shareholders do not approve asset sale transaction and the amended and restated asset purchase agreement is terminated.	(200)
• Transfer from remaining restricted cash when the Trusts expire on July 15, 2006.	977

Total net outflow of cash and cash equivalents	$(3,480)

Note 2—Short-term investments

Short-term investments are liquidated as they mature and deposited with other operating cash.

Note 3—Restricted cash

Represents an estimate of Novoste’s severance and retention bonus payment obligations to be paid from the Trusts after September 30, 2005. The amount remaining after July 15, 2006 will revert to unrestricted cash.

Note 4—Accounts receivable

Represents the recoverable balance of Novoste’s accounts receivable outside the U.S. as reflected on Novoste’s balance sheet as of September 30, 2005. Customer accounts determined to be non-recoverable are reserved at 100% of their value.

Note 5—Inventories

Inventories will be disposed of in an environmentally responsible manner. Because the inventory is specialized to the VBT business, no net proceeds are expected.

Note 6—Property and equipment

Substantially all property and equipment will be liquidated in a bulk sale to produce an estimated $260,000 in proceeds. The amount expected to be realized is less than carrying value because some of the items only have value to the VBT business.

Note 7—Prepaid and other current assets

Approximately $121,000 will be converted to cash. The balance is prepayments that will be expensed during the dissolution process.

Note 8—Long term note receivable

The principal of $3,000,000 plus accrued interest is expected to be collected when the note becomes due on November 18, 2006.

Note 9—Accounts payable

These liabilities for trade payables will be paid as they become due.

Note 10—Accrued expenses

These liabilities will be paid as they become due.

Note 11—Unearned revenue

Unearned revenue will be recognized as income over the passage of time in accordance with the terms of the service contacts unless they are terminated by Novoste, in which case the respective amounts will be reimbursed to customers.

Recommendation of our Board of Directors and Reasons for the Dissolution

On November 14, 2005, our board of directors concluded unanimously that the plan of dissolution is in the best interests of our shareholders, authorized and approved the plan of dissolution, and recommended that our shareholders approve it.

The board’s recommendation to dissolve and liquidate Novoste is based on:

•	our determination in February 2005 that our VBT business, which is currently our only business line, was no longer viable, resulting in the authorization at that time for a staged wind down of the VBT business;

•	the unsuccessful solicitation of shareholders to approve the issuance of shares to permit Novoste to acquire, by merger, ONI and the resulting termination of the merger agreement with ONI;

•	the absence of any other definitive or clear alternative that would provide the opportunity for the shareholders to receive value for their shares of common stock; and

•	the desire of the board of directors to provide shareholders with an opportunity to liquidate their investment in the company.

The board of directors also identified and considered a number of potentially negative factors in their deliberations concerning the proposed dissolution and liquidation of the company, including that such course of action forecloses Novoste from entering into any future strategic business transaction that could enhance shareholder value should any such transaction arise and be successfully consummated, the potential loss of benefits to shareholders of remaining investors in a publicly traded “shell” company, and that a dissolution necessarily has the effect of liquidating each shareholder’s investment in the company. After due consideration, our board concluded that no reasonable business alternatives currently exist for Novoste and that the potential benefits of the proposed dissolution to our shareholders outweigh the potential disadvantages associated with the proposed dissolution. If Novoste were to continue in existence, it would continue to incur accounting, legal and other expenses in connection with its required filings with the SEC, and its day-to-day operations. The board has determined that the benefit to our shareholders of receiving cash pursuant to an orderly liquidation of Novoste over time outweighs any potential for future development of a profitable business opportunity by Novoste, particularly in view of the board’s extensive efforts to identify and implement strategic and financial alternatives for the company during the past few years. In addition, any potential future transaction would give rise to additional accounting, legal and financial advisory expenses for the company with no assurance that such transaction could be completed on terms favorable to our shareholders.

On November 28, 2005, Steel Partners II, L.P., Steel Partners LLC and Warren G. Lichtenstein or collectively, the Steel Partners Entities, filed preliminary proxy soliciting materials with the SEC, which materials were revised pursuant to a filing made by the Steel Partners Entities with the SEC on December 20, 2005, in connection with the solicitation of proxies by Steel Partners II, L.P. for use at the special meeting in opposition to our proposal to dissolve and liquidate Novoste. The Steel Partners Entities beneficially own approximately 14.9% of the outstanding shares of Novoste’s common stock. Among the reasons raised by the Steel Partners Entities for their opposition to the dissolution and liquidation proposal is their belief that the dissolution and liquidation proposal is not in the best interest of our shareholders because it would extinguish Novoste’s net operating loss carryforwards, or NOLs. While Novoste has significant NOLs, the board believes that the possibility of consummating any transaction that would be in the shareholders’ best interests and that would enable Novoste to realize significant economic value from such NOLs is remote. During the past few years, the board engaged in extensive efforts to identify strategic and financial alternatives for Novoste, and no viable transaction surfaced that would have enabled Novoste to make meaningful use of its NOLs. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes substantial limitations upon a company’s ability to use NOLs to shelter future income whenever there is an “ownership change” of the company, defined generally as a cumulative shift in the ownership of more than fifty percent of the company’s outstanding stock as a result of transactions or trades (involving 5%-or-greater owners) over any three-year period. Trading in Novoste’s common stock already caused an ownership change on September 17, 2003, triggering limitations on the NOLs of Novoste existing as of that date. As a practical matter, Section 382 severely constrains the ability of

Novoste to enter into any new transaction utilizing Novoste’s common stock because, even if such transaction were to bring profitable operations into Novoste, any resulting shift in the ownership of Novoste’s common stock might well lead to renewed application of Section 382, greatly reducing or effectively eliminating the utility of the NOLs to shelter such profits. Similar limitations apply with respect to Novoste’s research tax credits under Section 383 of the Code. In addition, there are significant restrictions imposed by foreign laws on Novoste’s ability to use its foreign NOLs related to its European subsidiaries, each of which has been or is in the process of being dissolved as part of our cost saving efforts and the wind down. As described above, the board engaged in extensive efforts to identify strategic and financial alternatives for Novoste, including those that might not have the effect of limiting its NOLs (e.g., because they involved the acquisition of profitable operations for cash and/or debt without the use of Novoste’s shares), but no viable transaction surfaced that would have enabled Novoste to make meaningful use of its NOLs. Based on such efforts and experience, the board concluded that the possibility of identifying and successfully consummating such a transaction that would be in the shareholders’ best interests is remote.

Assuming the approval by shareholders of Proposals 1 and 3, it is the current intention of the board of directors that the dissolution will be commenced following completion of the asset sale transaction. However, following the vote, if the board of directors determines that liquidation and dissolution are not in the best interests of Novoste and its shareholders, the board of directors may direct that the plan of dissolution be abandoned. In the event that the plan of dissolution is approved, but (i) the proposal relating to the asset sale transaction is not approved by our shareholders, or (ii) the asset sale transaction is not consummated, then our board of directors, in accordance with its fiduciary obligations to our shareholders, may proceed with the dissolution of Novoste and take such actions as it deems advisable and in the best interests of our shareholders to dispose of the company’s assets in a manner designed to maximize shareholder value. If the proposal relating to the asset sale transaction is approved and adopted, but the plan of dissolution is not approved and adopted, then there will be no dissolution and liquidation of Novoste and we will not distribute any cash or other assets to our shareholders in accordance with the plan of dissolution. Rather, we will wind down our operations and become a “shell” company with cash assets and no operating business while other potential alternatives are evaluated. While under such circumstances, we would seek to reduce our costs and operate the corporation, as close as possible, on a break even basis, there can be no assurance that shareholders would receive any value for their shares of common stock.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Description of the Plan of Dissolution

Certain material features of the plan of dissolution are summarized below. This summary is qualified in its entirety by reference to the complete text of the plan of dissolution and the relevant portions of the Florida Business Corporation Act. A complete copy of the plan of dissolution and relevant portions of the Florida Business Corporation Act are attached to this proxy statement as Annex C. Shareholders should carefully read the plan of dissolution and the accompanying statutory provisions in their entirety.

Dissolution and Liquidation Procedure

Following approval of the plan of dissolution by our shareholders, we expect to file articles of dissolution with the Department of State of the State of Florida. The dissolution will be effective on the effective date of such articles.

Once the articles of dissolution are filed and the plan of dissolution is effective, the steps taken to wind up our affairs as described below will be completed at such times as the board of directors, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of our assets upon liquidation, but such steps may not be delayed longer than is permitted by applicable law.

Revocation of the Plan of Dissolution

The plan of dissolution provides that it may be revoked by our board of directors. Under the Florida Business Corporation Act, any revocation must occur within 120 days following the effective date of the articles of dissolution. By approving the plan of dissolution, shareholders will also be granting the board of directors the authority, notwithstanding the shareholder approval of the plan of dissolution, to abandon the plan of dissolution without further shareholder action, if our board of directors determines that dissolution and liquidation are not in the best interests of our corporation and our shareholders.

Conduct of our Corporation Following the Dissolution

Once our articles of dissolution are filed and effective, we will cease to exist for the purpose of continuing our business, but will nevertheless continue our corporate existence for a period of several years for the purpose of winding up our affairs. During this time, we will undertake the following tasks:

•	settle and close our business;

•	convert to cash, by sales, as much of our remaining non-cash assets as possible;

•	withdraw from any jurisdiction where we are qualified to do business;

•	pay or make provision for the payment of all of our expenses and liabilities;

•	prosecute and defend lawsuits, if any;

•	distribute our remaining assets, which should be primarily cash, but which may consist of other financial assets, to the shareholders; and

•	do any other act necessary to wind up and liquidate our business and affairs.

Our board of directors and our remaining officers will oversee our dissolution and liquidation. As compensation for the foregoing, our remaining officers will continue to receive salary and benefits as determined by our board of directors. We also anticipate that members of our board of directors will receive compensation during this period, although the form and amount of such compensation has not been finally determined.

Sale of any Remaining Assets

The plan of dissolution gives the board of directors, to the fullest extent permitted by law, the authority to sell all of our assets. Accordingly, shareholder approval of the plan of dissolution will constitute, to the fullest extent permitted by law, approval of our sale of any and all of our remaining assets, on such terms and conditions as our board of directors, in its absolute discretion and without further shareholder approval, may determine. Notwithstanding the separate approval our board of directors is seeking at the special meeting for the asset sale, our board of directors will have the authority to sell all of our assets in alternate transactions pursuant to shareholder approval of the plan of dissolution, without further shareholder action or approval, even if the shareholders fail to approve the asset sale transaction or the asset sale transaction is not consummated as contemplated.

Payment of Claims and Obligations

In accordance with Section 607.1406 of the Florida Business Corporation Act, before distributing any assets to shareholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for, the following:

•	all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us;

•	any claim against our corporation which is the subject of a pending action, suit or proceeding to which we are a party; and

•	claims that have not been made known to us or that have not arisen, but that, based on facts known to us, are likely to arise or become known to us after the articles of dissolution become effective.

Substantial time may be required for us to determine the extent of our liabilities to known third party creditors and claimants and for us to settle or judicially resolve any claims that are contested. Furthermore, pursuant to the Florida Business Corporations Act, we may be subject to claims being commenced against us for liabilities unknown to us for a period of four years after we satisfy certain general notice requirements under that Act.

Distributions to Shareholders

Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, and miscellaneous office expenses, will continue to be incurred following approval of the plan of dissolution. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. These expenses will reduce the amount of assets available for ultimate distribution to shareholders.

Before making any distribution to shareholders, the board of directors must first make adequate provision for the payment, satisfaction and discharge of all known, unknown, or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the articles of dissolution are filed.

Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, the amount and kind of, and the record date for, any distribution made to shareholders. Liquidating distributions will be made to shareholders on a pro rata basis. We will reserve assets in a contingency reserve deemed by management and our board of directors to be adequate to provide for such liabilities and obligations. Although our board of directors has not established a firm timetable for any distribution to shareholders, after the dissolution has become effective, the board of directors will, subject to exigencies inherent in winding up our business, make distributions as promptly as practicable.

No assurances can be given, however, as to the ultimate amounts to be distributed, or the timing of any distributions.

Shareholders should not send their stock certificates with the enclosed BLUE proxy. Following our dissolution, shareholders will be sent additional instructions for receiving distributions.

Liquidating Trust

Although no decision has been made, if deemed advisable by our board of directors for any reason, we may, following dissolution, transfer any of our assets to a trust established for the benefit of shareholders, subject to the claims of creditors. Thereafter, these assets will be sold or distributed on terms approved by the trustees. Our board of directors is authorized to appoint one or more trustees of the liquidating trust and to cause our corporation to enter into a liquidating trust agreement with the trustee(s) on such terms and conditions as may be approved by our board of directors. Shareholder approval of the plan of dissolution will also constitute approval of any such appointment and any liquidating trust agreement.

Continuing Liability of Shareholders After Dissolution

Following our dissolution and liquidation, it is possible that some claims may still exist that could be asserted against us. Florida law provides that, if the assets of a corporation are distributed in connection with the dissolution of a corporation, a shareholder may be liable for claim(s) against the corporation. In such event, a shareholder’s potential liability for any such claim against us would be limited to the lesser of (i) the shareholder’s pro rata share of such claim or (ii) the actual amount distributed to the shareholder in connection with the dissolution.

An individual shareholder’s total liability for any claims against us after it is dissolved will not exceed the amount actually distributed to that shareholder in the dissolution.

Accounting Treatment

Upon our dissolution, we will change our basis of accounting from the going-concern basis to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the plan of dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets and costs required to carry out the plan of dissolution.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the plan of dissolution. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements.

Regulatory Matters

Except for our filing of the articles of dissolution with the Department of State of the State of Florida, we are not subject to any federal or state regulatory requirements, nor are we required to obtain any federal or state approval in order to consummate the dissolution.

Material U.S. Federal Income Tax Consequences of the Dissolution

The following discussion is a general summary of the material U.S. Federal income tax consequences of the dissolution and liquidation of the corporation pursuant to the plan of dissolution to Novoste and its shareholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Code, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the Internal Revenue Service, or IRS, or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the dissolution and liquidation of the corporation pursuant to the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There is no assurance that the liquidating trust, if created, will be treated as a liquidating trust for Federal income tax purposes or that the distributions made pursuant to the plan of dissolution, if any, will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation to Novoste and/or its shareholders, thus reducing the benefit to Novoste and its shareholders from the dissolution and liquidation.

U.S. Federal Income Tax Consequences to Novoste

Even if we liquidate, we will continue to be subject to tax on our taxable income until the dissolution and liquidation is complete (i.e., until all of our remaining assets have been distributed to our shareholders or the liquidating trust). We will recognize gain or loss upon any liquidating distribution of property to shareholders or to the liquidating trust as if such property were sold to our shareholders or the liquidating trust. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized in an amount equal to the amount of such gain or loss, which will equal the difference between our adjusted tax basis for each asset and the asset’s fair market value on the date of distribution. It is anticipated that Novoste will not incur any material tax liability from either the asset sale transaction or any asset distribution.

U.S. Federal Income Tax Consequences to our Shareholders

Our shareholders will not recognize any gain or loss for tax purposes as a result of a sale by us of our assets, including the asset sale transaction pursuant to the amended and restated asset purchase agreement. If we effect the dissolution and liquidate, a shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such shareholder directly or to the liquidating trust on the shareholder’s behalf, and (ii) such shareholder’s tax basis for his or her shares of common stock. A shareholder’s tax basis in his or her shares will generally equal the shareholder’s cost for his or her shares of common stock. The gain or loss will be a capital gain or loss, assuming the common stock is held as a capital asset. Long-term capital gain realized by a shareholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%. A capital gain or loss will be long term with respect to stock that has been held by a shareholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash received by each shareholder upon our complete liquidation will be the fair market value of the property at the time of the distribution.

If we effect the dissolution and liquidate, shareholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the liquidating trust. A shareholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder. Gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a shareholder with respect to a share exceeds such shareholder’s tax basis for that share. If the amount of the distributions is less than the shareholder’s basis in his or her shares of common stock, the shareholder will generally recognize a loss in the year the final distribution is received by the shareholder or by the liquidating trust on behalf of the shareholder.

If we effect the dissolution and liquidate, we will, at the close of the taxable year, provide shareholders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to the shareholders (or transferred to the liquidating trust) during that year as determined by us, at such time and in such manner as required by the Treasury Regulations.

U.S. Income Tax Consequences of a Liquidating Trust

If we transfer assets to the liquidating trust in connection with the dissolution, we intend to structure such trust so that shareholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution will be treated as a distribution in liquidation of the shareholder’s common stock. The effect of the distribution on a shareholder’s tax basis in his or her shares of common stock is discussed above in “—U.S. Federal Income Tax Consequences to our Shareholders.”

Upon formation of a liquidating trust, shareholders, as owners of the trust, must take into account for U.S. Federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the shareholder’s basis in his or her common stock.

As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, shareholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. We intend to structure the liquidating trust, if any, so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.

We have not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with our conclusion that the liquidating trust should be treated as a liquidating trust for Federal income tax purposes. If, contrary to our expectation, it were determined that the liquidating trust should be classified for Federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the shareholders and the liquidating trust would be required to pay Federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the shareholders from the liquidating trust could be treated as a dividend.

U.S. Income Tax Consequences of Backup Withholding

Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received under the liquidation. The back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.

Certain U.S. State and Local Income Tax Consequences of Dissolution

We may be subject to liability for state and local taxes with respect to the sale of assets. Shareholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from Federal income tax law. Shareholders should consult their tax advisors with respect to the state and local tax consequences of the proposed dissolution and liquidation pursuant to the plan of dissolution.

Taxation of Other Non-United States Shareholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the proposed dissolution and liquidation pursuant to the plan of dissolution.

Taxation Generally

The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any shareholder. The tax consequences of the proposed dissolution and liquidation pursuant to the plan of dissolution may vary depending upon the particular circumstances of the shareholder. We recommend that each shareholder consult his or her own tax advisor regarding the tax consequences of the proposed dissolution and liquidation pursuant to the plan of dissolution.

Financial Advisor

Our board of directors retained Asanté Partners LLC in April 2004 to act as our investment banking and strategic financial advisor to assist us in our efforts to implement strategic and financial alternatives. In that role, Asanté Partners acted as our financial advisors in connection with our proposed merger with ONI. Under the terms of the engagement, during the period since April 2004, Novoste paid Asanté Partners for their financial advisory services aggregate fees of $270,000, including a fee for the fairness opinion rendered to the board of directors in connection with the proposed ONI merger. In addition, Asanté Partners were entitled to a fee of up to $750,000 upon the occurrence of certain events, including the closing of Novoste’s proposed merger with ONI or a sale of the corporation. On October 27, 2005, Novoste entered into a settlement and release agreement with

Asanté Partners. Under the terms of the settlement and release agreement, Novoste has agreed to pay Asanté Partners $250,000 for their services as Novoste’s financial advisor and Asanté Partners has agreed to waive and release Novoste for its obligation to pay any sums otherwise due or potentially due under Asanté Partners’ engagement letter with Novoste. Novoste has also agreed to reimburse Asanté Partners for their expenses reasonably incurred in performing their services up to $25,000 and to indemnify them and their related persons against liabilities, including liabilities under the federal securities laws, arising out of their engagement.

APPROVAL OF AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF

INCORPORATION AND FOURTH AMENDED AND RESTATED BYLAWS TO

REDUCE MINIMUM SIZE OF BOARD OF DIRECTORS FROM SIX TO THREE DIRECTORS

(Proposal 4)

Our amended and restated articles of incorporation and fourth amended and restated bylaws provide that the number of directors on our board of directors shall be at least six and not more than twelve. Currently, our board consists of seven directors. We are seeking approval by our shareholders of amendments to our amended and restated articles of incorporation and fourth amended and restated bylaws to provide that our board of directors may consist of as few as three directors. If these amendments are approved and implemented, the board may reduce the size of the board in the future to reduce operating expenses or for other reasons.

Copies of the proposed amendment to our amended and restated articles of incorporation and amendment to our fourth amended and restated bylaws are attached as Annex D to this proxy statement. You are urged to read the text of these amendments carefully as they are the legal documents that govern these amendments to the amended and restated articles of incorporation and fourth amended and restated bylaws.

Required Vote

The approval of the amendments to our amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of our board from six to three persons requires that the number of votes cast by the shareholders at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal. Only shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Thus, shares represented at the meeting that are marked “ABSTAIN,” and broker non-votes, if any, will not be counted towards the vote requirement. Additionally, if you do not complete and return a proxy card and do not vote in person, there will be no effect on the outcome of the vote.

Reasons for the Amendment; Effect of the Amendment

The amendment to our amended and restated articles of incorporation described in this proposal is being proposed to provide us with additional flexibility in the future to reduce the size of our board of directors. Our board of directors currently consists of seven members. In light of the fact that we expect to have no ongoing business operations following the completion of the sale or wind down of our VBT business, the board has determined that it may be more cost-effective to reduce the size of the board of directors to reduce our future operating costs, thereby preserving more resources for shareholders. These cost-efficiencies include reductions in the payments of directors’ retainer and meeting fees and travel cost reimbursements. To enable the board to reduce the size of the board in the future and preserve maximum flexibility, we are proposing this amendment. The maximum number of directors set forth in the amended and restated articles of incorporation and fourth amended and restated bylaws, which is 12, will remain the same.

The board believes that these amendments will enhance our flexibility to decrease the size of the board in the future if such an action is deemed desirable to reduce future operating costs or for any other reasons. The board currently expects that J. Stephen Holmes, Judy Lindstrom, Stephen I. Shapiro and Thomas D. Weldon will resign from the board soon after the special meeting of our shareholders, with Charles E. Larsen, Alfred J. Novak and William E. Whitmer remaining as directors. In addition, assuming approval of the amendments to reduce the minimum size of the board of directors and if the proposal to approve and adopt a plan of dissolution and to dissolve and liquidate the corporation is approved by shareholders, the board expects to reduce the size of the board from seven to three directors. Assuming approval of the amendments to reduce the minimum size of the board of directors and if the proposal to approve and adopt a plan of dissolution and to dissolve and liquidate the corporation is not approved by shareholders, the board expects to reduce the size of the board from seven to five directors and to solicit nominations, including from our shareholders, for consideration by the board to fill the two vacancies on the board resulting from such resignations. Notwithstanding the board’s belief that these amendments will enhance its flexibility in the future, a decrease in the size of the board in the future could result in a less diverse and less experienced board of directors.

Recommendation of Our Board of Directors

On November 14, 2005, our board of directors concluded unanimously that the amendments to our amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of our board from six to three directors are in the best interests of our shareholders, and recommended that our shareholders approve this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

THE ADJOURNMENT PROPOSALS

(Proposals 5 and 6)

The Asset Sale Transaction Adjournment Proposal (Proposal 5)

We are asking our shareholders to authorize the holder of the proxy solicited by our board of directors to vote in favor of adjourning the special meeting to a future date in order to enable our board of directors to solicit additional proxies in favor of the asset sale transaction if we present such a proposal.

If at the special meeting the number of shares of our common stock voting in favor of the asset sale transaction is insufficient to approve such proposal, the chairperson of the meeting may move to adjourn the special meeting to enable us to solicit additional proxies in favor of the asset sale transaction. If such a proposal is made at the meeting by the chairperson, the proxy holder will only be able to vote in favor of this proposal the shares for which it has received a valid proxy indicating that it has authority to vote in favor of this proposal to adjourn the meeting with respect to the asset sale transaction. The authority granted to the holder of the proxy pursuant to this proposal will be limited and will not authorize the holder to vote in favor of adjourning the meeting with respect to any proposals other than the asset sale transaction.

The Dissolution and Liquidation Adjournment Proposal (Proposal 6)

We are asking our shareholders to authorize the holder of the proxy solicited by our board of directors to vote in favor of adjourning the special meeting to a future date in order to enable our board of directors to solicit additional proxies in favor of the dissolution and liquidation if we present such a proposal.

If at the special meeting the number of shares of our common stock voting in favor of the dissolution and liquidation is insufficient to approve such proposal, the chairperson of the meeting may move to adjourn the special meeting to enable us to solicit additional proxies in favor of the dissolution and liquidation. If such a proposal is made at the meeting by the chairperson, the proxy holder will only be able to vote in favor of this proposal the shares for which it has received a valid proxy indicating that it has authority to vote in favor of this proposal to adjourn the meeting with respect to the dissolution and liquidation. The authority granted to the holder of the proxy pursuant to this proposal will be limited and will not authorize the holder to vote in favor of adjourning the meeting with respect to any proposals other than the dissolution and liquidation.

Required Vote

The approval of each of these proposals require that the number of shares cast by the shareholders at the special meeting in favor of the applicable proposal exceed the number of votes cast against the proposal. Only shares that are voted “FOR” or “AGAINST” the applicable proposal will be counted towards the vote requirement. Thus, shares represented at the meeting that are marked “ABSTAIN,” and broker non-votes, if any, will not be counted towards the vote requirement. Additionally, if you do not complete and return a proxy card and do not vote in person, there will be no effect on the outcome of the vote.

Recommendation of Our Board of Directors

Our board of directors recommends that our shareholders vote in favor of proposals 5 and 6.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 5 AND 6.

BUSINESS OF NOVOSTE

Overview

Because of the rapid acceptance of drug-eluting stents in the medical community and their success in reducing in-stent restenosis since their introduction into the U.S. market in April 2003, our revenues have experienced a substantial and sustained decline. We believe that if we were to continue operating our VBT business, our sales of those products would continue to substantially decline, resulting in a further significant reduction in our revenues and corporate assets.

As a result, on February 22, 2005, we announced that our board of directors had determined that our VBT business, which is our only business line, was no longer viable and, as a result, the board had authorized a staged wind down of our business. On that date, we also announced that, pursuant to the first stage of our wind down plan, we would reduce our U.S. workforce in the first quarter of 2005 by 52 employees, from 81 employees. Additionally, we notified all 16 of our employees outside the U.S. that they would be terminated in accordance with their contracts and the relevant country’s employment regulations in an effort to further reduce our costs. We currently have 20 employees. Our board determined that this decision was necessary to preserve our cash resources and arose as a result of the continuing decline in revenue for our VBT products.

If our proposed sale of the VBT business to Best Vascular is not approved and completed, we intend to complete the wind down of the VBT business.

Background

We developed the Beta-Cath™ System, a hand-held device to deliver beta, a low penetration radiation, to the site of a treated blockage in a coronary artery to inhibit restenosis. Restenosis, the renarrowing of a previously treated artery, is the major limitation of percutaneous transluminal coronary angioplasty or PTCA, a procedure used by interventional cardiologists to open blocked coronary arteries. Coronary stents, metal tubes or coils permanently deployed at a blockage in a coronary artery, were developed to reduce the incidence of restenosis; however, restenosis still occurs in some of the patients who receive bare metal stents. In August 1998, we qualified to apply CE marking to the Beta-Cath™ System. CE marking is a regulatory approval and is a requirement to sell our device in most of the European Union. We commenced the active marketing of our device in the European Union in January 1999. On November 3, 2000, we received U.S. marketing approval from the FDA for the Beta-Cath™ System (30-millimeter source train) for use in patients suffering from “in-stent restenosis,” a condition in which previously placed coronary stents become clogged with new tissue growth. We received additional approvals from the FDA for the Beta-Cath™ System with a 40-millimeter source train during 2001 and the 60-millimeter source train and smaller, next generation 3.5 F catheter and source train in early 2002. As described above, in February 2005, we announced that our board of directors had determined that our VBT business is no longer viable, and as a result, the board had authorized a staged wind down of our business. See “—Overview.”

Novoste Corporation is a Florida corporation. We were incorporated in 1987 and remained dormant until May 22, 1992, at which time we began operations. We have had our principal operations in the United States and sales and distribution in Western Europe, Canada, Asia and South America. Before the implementation of the staged wind down of our business, we marketed our products through a direct sales force in the United States and a combination of direct sales representatives and independent distributors in markets outside the United States. All of our revenues have primarily been generated from the marketing of the Beta-Cath™ System, but beginning in 2003, we started to sell and distribute stents on a limited basis in Europe pursuant to a distribution agreement with Orbus Medical Technologies, Inc. In February 2005, Novoste and Orbus mutually agreed to terminate the distribution agreement.

Industry Overview

Coronary Artery Disease. Coronary artery disease is the leading cause of death in the United States. It is generally characterized by the progressive accumulation of plaque as a result of the deposit of cholesterol and other fatty materials on the walls of the arteries. The accumulation of plaque leads to a narrowing of the interior passage, or lumen, of the arteries, thereby reducing blood flow to the heart muscle. When blood flow to the heart muscle becomes insufficient, oxygen supply is restricted and a heart attack and death may result. Depending on the severity of the disease and other variables, patients will be treated either surgically with coronary artery bypass graft surgery or less invasively with a percutaneous transluminal coronary angioplasty, or PTCA, procedure.

Coronary Artery Bypass Graft Surgery. Coronary artery bypass graft surgery, or CABG, was introduced as a treatment for coronary artery disease in the 1950’s. CABG is a highly invasive, open surgical procedure in which blood vessel grafts are used to bypass the site of a blocked artery, thereby restoring blood flow. CABG is generally the primary treatment for severe coronary artery disease involving multiple vessels. In addition, CABG is often a treatment of last resort for patients who have undergone other less invasive procedures like PTCA, but require revascularization. However, CABG has significant limitations, including medical complications such as stroke, multiple organ dysfunction, inflammatory response, respiratory failure and post-operative bleeding, each of which may result in death. In addition, CABG is a very expensive procedure and requires a long recovery period. Several new minimally invasive surgical techniques, which have been commercialized, attempt to lessen the cost and trauma of CABG procedures while maintaining efficacy.

Percutaneous Transluminal Coronary Angioplasty. Since its introduction in the late 1970s, PTCA has emerged as the principal, less invasive alternative to CABG. PTCA is a procedure performed in cardiac catheterization labs, commonly referred to as cath labs, by an interventional cardiologist. During PTCA, a guide wire is inserted into a blood vessel through a puncture in the leg (or arm, in some cases) and guided through the vasculature to a diseased site in the coronary artery. A balloon-tipped catheter is then guided over the wire to the deposit of plaque or lesion occluding the artery. After the balloon is positioned across the lesion inside the vessel, the balloon is inflated and deflated several times. Frequently, successively larger balloons are inflated at the lesion site, requiring the use of multiple balloon catheters. The inflation of the balloon cracks or reshapes the plaque and the arterial wall, thereby expanding the arterial lumen and increasing blood flow. However, the inflation of the balloon typically results in injury to the arterial wall. The length of stay and recuperation period for PTCA procedures is substantially less than those required for CABG.

Though PTCA grew rapidly as a highly effective, less invasive therapy to treat coronary artery disease, the principal limitation of PTCA was the high rate of restenosis, the renarrowing of a treated artery, which often required reintervention. Studies have indicated that, within six months after PTCA, between 30% and 50% of PTCA patients experience restenosis.

Pathology of Restenosis. Restenosis is typically defined as the renarrowing of a treated coronary artery within six months after a revascularization procedure, such as PTCA, to less than 50% of its normal size. Restenosis is a vascular response to the arterial trauma caused by PTCA. Due to multiple mechanisms controlling vascular repair, restenosis may occur within a short period after a revascularization procedure or may develop over the course of months or years.

Restenosis that occurs within a day of a revascularization procedure is usually attributed to elastic recoil (acute loss of diameter) of the artery. Restenosis also may result from hyperplasia, which is the excessive proliferation of cells at the treatment site, or from vascular remodeling of the arterial segment, which is a slow contraction of a vessel wall. Hyperplasia is a physiological response to injury, similar to scarring, which occurs in wound healing. Vascular remodeling is a contraction of the vessel caused by a thickening of the artery wall. In response to an arterial injury from revascularization, the body initiates a biochemical response to repair the injured site and protect it from further harm. This response will include a signal to adjacent cells of the arterial wall to multiply. Often this cell proliferation goes unchecked, resulting in a much thicker and inelastic arterial wall and in reduced blood flow. Hyperplasia and vascular remodeling are the primary causes of restenosis.

Coronary Stenting. Coronary stents are expandable, implantable metal devices permanently deployed at a lesion site. Stents maintain increased lumen diameter by mechanically supporting the diseased site in a coronary artery. Of all the non-surgical treatments seeking to improve upon PTCA, stents have been the most successful in improving the outcome immediately following the procedure and reducing the incidence of restenosis. In a typical stent procedure, the artery is pre-dilated at the lesion site with a balloon catheter, and the stent is delivered to the site of the lesion and deployed with the use of a second balloon catheter that expands the stent and firmly positions it in place. This positioning may be followed by a third expansion, using a high-pressure balloon to fully deploy and secure the stent. Once placed, stents exert radial force against the walls of the coronary artery to enable the artery to remain open and functional.

Studies have concluded that the rate of restenosis in patients receiving coronary stents following PTCA is approximately 30% lower than in patients treated only by PTCA. Since their commercial introduction in the United States in 1994, the use of stents has grown rapidly.

Despite their rapid adoption, stents have certain drawbacks. The use of stents increases the cost of a PTCA procedure, especially when, as is often the case, two or more stents are used. In addition, studies have shown that restenosis still occurs in approximately 15% to 20% of the patients who receive bare metal stents following PTCA. This is commonly referred to as “in-stent” restenosis. Studies have shown that patients with “in-stent” restenosis often experience recurrent restenosis and, as a result, are prone to multiple revascularization procedures. Stents are also permanent implants that may result in unforeseen, long-term adverse effects, and cannot be used in cases where the coronary arteries are too tortuous or too narrow. Further, stents appear to be effective in reducing the frequency of restenosis resulting from elastic recoil and vascular remodeling, but they increase the degree of hyperplasia.

Vascular Brachytherapy vs. Drug Coated Stents. Vascular brachytherapy is the delivery of radiation within blood vessels. Studies conducted by us and other companies using radiation to treat in-stent restenosis led to FDA approval and the subsequent introduction of vascular brachytherapy, or VBT, devices in 2000 and 2001. These devices, which deliver a dose of radiation to the site of restenosis, have proven to reduce in-stent restenosis, but stents are continually being developed to make the occurrences of restenosis less frequent. The newest innovation is a drug eluting stent (DES). This is a product that utilizes a standard stent platform, but with a polymer coating and a therapeutic drug attached to the polymer. The drug elutes off the polymer over time and into the vessel, reducing the incidence of restenosis by over half, as compared to a bare metal stent, or BMS. Johnson & Johnson received FDA approval for its Cypher DES in April 2003 and, by the end of 2003, captured approximately 60% of the U.S. stent market. In March 2004 Boston Scientific Corporation received FDA approval for its DES product, Taxus. We believe that DES will be the mainstay for interventional cardiologists particularly in the U.S. because of its success against restenosis in both trials and clinical practice. We also believe that the overall number of DES procedures will continue to grow significantly in the future, resulting in a substantial decline in the use of VBT products.

Recently several studies have indicated that there may be negative long-term health effects associated with drug-eluting stents. Such studies have shown a higher thrombosis rate, or risk of a blood clot forming, within the stent associated with drug-eluting stents when compared to bare metal stents, or BMS. The increased risk was small, approximately 0.5% higher for drug eluting stents than BMS after eighteen months of stent implantation. Based upon the number of patients reviewed, the difference shown in the studies was not statistically significant, but is nevertheless an issue that some physicians may be concerned about. However, other studies have found drug-eluting stents more favorable than BMS when all measured parameters are compared. In addition, some recent studies have also compared the effectiveness of using drug-eluting stents for instent restenosis compared to VBT and found that drug-eluting stents are more effective. Furthermore, notwithstanding the issues surrounding the possible higher risk of thrombosis with drug eluting stents, we believe that several technologies are being developed to reduce or eliminate this risk. Some of these technologies may be introduced to the market within a relatively short period of time.

As a result of our assessment of all data presently known, our board of directors continues to believe that our VBT business is no longer viable. However, if future studies find health risks associated with drug-eluting stents, or otherwise find VBT to be a safer and more effective treatment than treatments using drug-eluting stents, it might increase demand for VBT products.

Our Business Strategy

As described elsewhere in this proxy statement, we announced on February 22, 2005 that our board of directors had determined that our VBT business is no longer viable and, as a result, the board had authorized a staged wind down of our business. Our board of directors determined that this decision was necessary to preserve our cash resources. If our proposed sale of the VBT business to Best Vascular is not approved and completed, we intend to complete the wind down of the VBT business.

Product Development and Clinical Trials

In connection with the wind down of our business operations, we have ceased our ongoing product development and clinical trial activities except as required by regulatory agencies.

Research and development expenses, which include the cost of clinical trials, for the years ended December 31, 2004, 2003 and 2002 were approximately $4,633,000, $11,986,000 and $13,300,000, respectively. During these years, we continued to collect data for post-approval studies in the United States required by the FDA upon original approval of the Beta-Cath™ System and the 40mm version of the Beta-Cath™ System, as well as for European clinical trials that evaluated the 60mm Beta-Cath™ System and the 40mm Beta-Cath™ 3.5F System. The data obtained from these European trials were used in regulatory submissions to obtain commercial approval of these configurations of the Beta-Cath™ System.

All post-approval studies that were initiated with the Beta-Cath™ System have been completed, with data reported to the FDA, and all trial sites are closed. All clinical trials have concluded and the required reports filed with the FDA. We continue to perform all required product monitoring.

Sales and Marketing

In connection with the wind down of our VBT business, we have substantially ceased our sales and marketing activities as part of the staged wind down of the business and are meeting customer product requests based on demand for VBT product.

Concurrent with the execution of the original asset purchase agreement on August 25, 2005, we, Best Vascular and BMI entered into a marketing representation agreement that provides that Best Vascular will market and solicit orders for our existing inventory of products, including the Beta-Cath™ System, in consideration of the payment to Best Vascular of $25,000 on a weekly basis. On October 12, 2005, concurrent with the amendment and restatement of the asset purchase agreement, the marketing representation agreement was amended to extend its termination date from October 14, 2005 to December 31, 2005, consistent with the extension of the corresponding termination date in the amended and restated asset purchase agreement. On November 30, 2005, the marketing representation agreement was further amended to extend its termination date from December 31, 2005 to February 15, 2006, consistent with the further extension of the corresponding termination date in the amended and restated asset purchase agreement.

Manufacturing, Sources of Supply and Scale-Up

While we ceased manufacturing catheters as of March 1, 2005, we continue to supply catheters from inventory, and continue to service transfer devices and radiation source trains. Our manufacturing operations were required to comply with the FDA’s quality system regulations, which included an inspection of our manufacturing facilities, before pre-market approval of the Beta-Cath™ System. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States. Specifically, we are subject to the compliance requirements of ISO 9001 certification and CE mark directives in order to produce products for sale in Europe. We received ISO 9001/ISO 46001 certification from our European Notified Body in April 1998. We are subject to periodic inspections by regulatory authorities to ensure such compliance. See “—Government Regulation” below. In the past as part of our manufacturing operations, which we have discontinued, we conducted quality audits of suppliers and required that all suppliers of components be in compliance with our requirements and the FDA’s quality system regulations.

Beta Radiation Source Train Suppliers

Beginning in 1996, we contracted with BEBIG Isotopentechnik und Unweltdiagnostik GmbH, or Bebig, a German corporation, to equip a production site for the production of radioactive sealed Strontium-90 seed trains.

On June 20, 2001, we entered into a new manufacturing and supply agreement with Bebig to manufacture and supply us with radioactive sealed Strontium-90 seed trains. During each calendar year under the four-year contract, we guaranteed minimum annual payments to Bebig in varying amounts. All product purchases are credited against the annual guaranteed payment. If we did not purchase product to exceed the annual guaranteed payment, the deficiency was due and payable to Bebig within thirty days after the end of each one-year contract period. The final purchase commitment of $250,000 was paid in the first quarter of 2005 and was fully accrued as of December 31, 2004. Our obligation of $250,000 to reimburse Bebig for expenses associated with decommissioning the production line has been fulfilled.

On October 14, 1999, we signed a development and manufacturing supply agreement with AEA for a second source of radioactive supply and for the development of a smaller diameter radiation source. The agreement provided for the construction of a production line to be finished in two phases. The first phase, the development phase, was completed in February 2002 and the second phase was completed in October 2002. The completion of the first phase provided us with access to a limited supply of the smaller diameter radiation source trains by using the development equipment to produce the smaller diameter radiation source trains. We paid the cost of this production line as construction progressed. Depreciation of the production line began when the equipment was placed into service, in October 2002. In addition, the agreement provides for joint ownership of all intellectual property arising from the development work and that AEA may manufacture vascular brachytherapy sources only for us. Annual minimum purchase commitments and pricing guidelines were established extending to 2006. During 2004, we did not reach the minimum purchase commitment level for product and incurred an expense in cost of sales of $695,000 for this shortfall. On March 9, 2005, we provided the required 18-month notification to terminate the contract in September 2006 and accrued the balance of the estimated minimum payment obligations, recording a total liability of $1,042,000 as of September 30, 2005. At the termination of the agreement, we are obligated for costs associated with decommissioning the production facility and $584,000 has been accrued for this purpose. AEA disputes the Novoste estimate of the minimum contractual liability and the decommissioning estimate as recorded in the Novoste financial statements as of September 30, 2005 and has further notified Novoste that it believes an additional $1,500,000 is owed by Novoste to AEA under the above agreement. Novoste disagrees with AEA’s request for such additional payments and vigorously opposes any assertions of liability.

Patents and Proprietary Technology

Our policy is to protect our proprietary position by, among other methods, filing United States and foreign patent applications. We were issued United States patent no. 5,683,345 on November 4, 1997, no. 5,899,882 on May 4, 1999, no. 6,013,020 on January 11, 2000, no. 6,261,219 on July 17, 2001 and no. 6,306,074 on October 23, 2001, all of which relate to both or either the Beta-Cath™ System with an over-the-wire catheter or the Beta-Cath™ System with a “rapid exchange” catheter. We also have several additional United States applications pending covering aspects of our Beta-Cath™ System. With respect to the above identified United States patents and our other pending United States patent applications, we have filed counterpart applications in Europe and certain other regions or countries.

Like other firms that engage in the development of medical devices, we must address issues and risks relating to patents and trade secrets. United States patent nos. 5,683,345; 5,899,882; 6,013,020; 6,261,219 and 6,306,074 may not offer any protection to us because competitors may be able to design functionally equivalent devices that do not infringe these patents. Any of the patents may also be reexamined, invalidated or circumvented. In addition, claims under our other pending applications may not be allowed, or if allowed, may not offer any protection or may be reexamined, invalidated or circumvented. In addition, competitors may have or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in either the United States or international markets.

On June 9, 2003, Calmedica, LLC, a California limited liability corporation, filed suit against us and one of our customers, Rush-Presbyterian—St. Luke’s Medical Center in the United States District Court for the Northern District of Illinois, Eastern Division, alleging that we and Rush infringe certain patents owned by Calmedica and that we induce infringement of the method claims of the patents-in-suit by our customers, such as Rush.

We retained counsel and initiated a vigorous defense of the Calmedica suit. In response to our initial motions, the court in Illinois severed the claims against us and Rush, stayed the proceedings against Rush and transferred the case against us to the U.S. District Court for the Northern District of Georgia.

We have been aware of the patents owned by Calmedica, which are the subject of this litigation, since early in the development of the Beta-Cath™ System. The patents were reviewed by both in-house employees and outside counsel and we believe that our products do not infringe the Calmedica patents. While our counsel and we believe that Calmedica is not likely to be successful on the merits, defense of the cases may require the expenditure of significant time and resources.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that we will not become subject to other patent-infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, or interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may be necessary to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Litigation or interference proceedings result in substantial expense to us and significant diversion of effort by our personnel. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties.

We have developed certain of our patents and proprietary rights relating to the Beta-Cath™ System in conjunction with Emory University Hospital, a leader in the research of intravascular radiation therapy. To obtain the exclusive rights to commercialize the Beta-Cath™ System for the treatment of restenosis, we entered into a license agreement with Emory. Under this agreement, Emory assigned to us all of Emory’s rights to one United States patent application and exclusively licensed to us its rights under another United States application and related technology. Emory made no representation or warranty with respect to its ownership of the assigned patent application, and made only limited representations as to its ownership of the licensed patent application and related technology. Under the agreement Emory is entitled to royalty payments based upon net sales of the Beta-Cath™ System. The term of the agreement runs through the later of the date the last patent covered by the agreement expires or January 2016, unless earlier terminated as provided in the agreement. Any inventions developed jointly by our personnel and Emory during the term of the license agreement are owned jointly by Emory and us. If Emory terminates the agreement as a result of our failure to pay royalties or any other breach of our obligations under the agreement, our rights to use jointly owned patents, including the United States patent no. 5,899,882, would become non-exclusive and we would have no rights to use future patents owned exclusively by Emory. In addition, if we breach our obligations under the license agreement, we could be required by Emory to cooperate in licensing the pending jointly-owned United States patent application and our foreign counterparts to third parties so that they would be able to commercialize and sell the Beta-Cath™ System.

All of the physicians on staff at Emory, who were involved in the development of the Beta-Cath™ System, have assigned their rights in the technology, if any, to Emory and/or us.

We obtain confidentiality and invention assignment agreements in connection with employment, consulting and advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual’s relationship with us will be kept confidential and not disclosed to third parties, except in specific circumstances. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for us in the event of unauthorized use, transfer or disclosure of such information or inventions.

Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our proprietary technology, and we may not be able to meaningfully protect our rights in unpatented proprietary technology.

Government Regulation

United States

Our Beta-Cath™ System is regulated in the United States as a medical device. The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulations in the United States. Medical devices are regulated in the United States by the FDA under the Federal Food, Drug, and Cosmetic Act, and generally require pre-market clearance or pre-market approval before commercial distribution. In addition, certain material changes or modifications to medical devices also are subject to FDA review and clearance or approval. The FDA regulates the clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals, recommendation by the FDA that we not be permitted to enter into government contracts, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed. In the United States, medical devices are classified into one of three classes (Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, Class I devices are subject to general controls (for example, labeling, pre-market notification and adherence to good manufacturing practices or quality systems regulations) and Class II devices are subject to general and special controls (for example, performance standards, post-market surveillance, patient registries, and FDA guidelines). Class III is the most stringent regulatory category for medical devices. Generally, Class III devices are those that must receive pre-market approval by the FDA after evaluation of their safety and effectiveness (for example, life-sustaining, life-supporting or implantable devices, or new devices that have not been found substantially equivalent to other Class II legally marketed devices). The Beta-Cath™ System is a Class III device, which required the FDA’s pre-market approval before its commercialization, which occurred in November 2000.

Any products we manufacture or distribute pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and those state agencies. The Food, Drug, and Cosmetic Act requires device manufacturers to comply with good manufacturing practices regulations, called the quality systems regulations, or QSR. The QSR require that medical device manufacturers comply with various quality control requirements pertaining to design controls, purchasing contracts, organization and personnel; device and manufacturing process design; buildings, environmental control, cleaning and sanitation; equipment and calibration of equipment; medical device components; manufacturing specifications and processes; reprocessing of devices; labeling and packaging; in-process and finished device inspection and acceptance; device failure investigations; and record keeping requirements including complaint files. The FDA enforces these requirements through periodic inspections of medical device manufacturing facilities. In addition, a set of regulations known as the medical device reporting, or MDR, regulations obligates manufacturers to inform the FDA whenever information reasonably suggests that one of its devices may have caused or contributed to a death or serious injury, or when one of its devices malfunctions and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury.

Labeling and promotional activities are also subject to scrutiny by the FDA. Among other things, labeling violates the law if it is false or misleading in any respect or it fails to contain adequate directions for use. Moreover, any labeling claims that exceed the representations approved by the FDA will violate the Food, Drug and Cosmetic Act.

Our product advertising is also subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act, which prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce, including the dissemination of any false or misleading advertisement pertaining to medical devices. Under the Federal Trade Commission’s “substantiation doctrine,” an advertiser is required to have a “reasonable basis” for all product claims at the time claims are first used in advertising or other promotions. What constitutes a “reasonable basis” may depend on the context of the claim and the level of substantiation expressly or impliedly claimed in the advertising.

Our business involves the import, export, manufacture, distribution, use and storage of Strontium-90 (Strontium/Yttrium), the beta-emitting radioisotope utilized in the Beta-Cath™ System’s radiation source train. Accordingly, manufacture, distribution, use and disposal of the radioactive material used in the Beta-Cath™ System in the United States is subject to federal, state and/or local rules relating to radioactive material. The State of Georgia Department of Natural Resources (Georgia DNR) issued a sealed source and device registration certificate for our Beta-Cath™ System on August 4, 2000, allowing it to be listed on the Nuclear Regulatory Commission’s Sealed Source and Device Registry. The Georgia DNR authorized us to commercially distribute our radiation sources to licensed recipients in the United States with the issuance of a license allowing the manufacturing and distribution of the Beta-Cath™ System. In addition, we must comply with NRC, Georgia DNR and United States Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of the Beta-Cath™ System.

Hospitals in the United States are required to have radiation licenses to hold, handle and use radiation. Many of the hospitals and/or physicians in the United States are required to amend their radiation licenses to include Strontium-90 before receiving and using our Beta-Cath™ System. Depending on the state in which the hospital is located, its license amendment will be processed by the responsible department in states that have agreed to such arrangements, or by the NRC. Obtaining any of the foregoing radiation-related approvals and licenses can be complicated and time consuming.

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire-hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with such laws and regulations now or in the future and such laws or regulations could have a material adverse effect on us.

International

We qualified to apply the CE mark to the Beta-Cath™ System in August 1998, which allows us to sell the device in the 25 countries of the European Union, or EU, and Switzerland. Although the medical devices directive is intended to ensure free movement within the EU of medical devices that bear the CE marking, many countries in the EU have imposed additional requirements, such as labeling in the national language and notification of placing the device on the market. In addition, regulatory authorities in European countries can demand evidence on which conformity assessments for CE-marked devices are based, and in certain circumstances can prohibit the marketing of products that bear the CE marking. Many European countries maintain systems to control the purchase and reimbursement of medical equipment under national health care programs, and the CE marking does not affect these systems.

On February 22, 2005, we announced that our board of directors had determined that our VBT business, which is our only business line, was no longer viable and, as a result, the board had authorized a staged wind down of our business. On that date, we notified all 16 of our employees outside the U.S. that they would be terminated in accordance with their contracts and the relevant country’s employment regulations in an effort to further reduce our costs. We expect that all of our international operations will be discontinued in the near term in connection with either our sale of the VBT business to Best Vascular or the completion of the VBT business wind down.

Product Liability and Insurance

Our business entails the risk of product liability claims. Although we have not experienced any product liability claims to date, such claims could be asserted and we may not have sufficient resources to satisfy any liability resulting from such claims. We currently maintain product liability insurance with coverage of an annual aggregate maximum of $11,000,000. Product liability claims could exceed such insurance coverage limits, such insurance may not continue to be available on commercially reasonable terms, or at all, and a product liability claim could have a material adverse effect on us.

Employees and Consultants

During 2004, we engaged in a restructuring of our management organization and significantly reduced our work force. As of December 31, 2004 we directly employed 98 full-time individuals.

On February 22, 2005, we announced that our board of directors had determined that our VBT business, which is our only business line, was no longer viable and, as a result, the board had authorized a staged wind down of our business. On that date, we also announced that, pursuant to the first stage of our wind down plan, we would reduce our U.S. workforce in the first quarter of 2005 by 52 employees, from 81 employees. Additionally, we notified all 16 of our employees outside the U.S. that they would be terminated in accordance with their contracts and the relevant country’s employment regulations in an effort to further reduce our costs.

We currently have 20 employees.

MARKET FOR NOVOSTE’S COMMON STOCK

Our common stock has been traded on the Nasdaq National Market (Nasdaq symbol: NOVT) since May 1996. The number of record holders of our common stock on the record date was [    ], excluding beneficial owners of shares that are registered in nominee or street name. We have not paid any cash dividends since our inception.

The following table sets forth the range of high and low closing sale prices for our common stock for each quarterly period listed below (all such prices have been adjusted to reflect the one-for-four reverse stock split that occurred on November 4, 2005 as if such reverse stock split had taken effect prior to each of the periods listed below):

Quarter Ended	High	Low

Year Ended December 31, 2004
March 31, 2004	$22.80	$12.44
June 30, 2004	$13.88	$9.92
September 30, 2004	$11.72	$6.20
December 31, 2004	$7.04	$5.16

Year Ended December 31, 2005
March 31, 2005	$6.44	$3.40
June 30, 2005	$3.92	$3.28
September 30, 2005	$3.92	$2.44
December 31, 2005	$2.82	$1.84

On January     , 2006, the last reported sale price for our common stock was $[    ].

We expect that upon the completion of either the sale of our VBT business or its wind down, we will be promptly delisted from the Nasdaq National Market because we will cease to have any operating business and we will be a “shell” corporation. Upon delisting, we could attempt to list our securities on the OTC Bulletin Board; however, there can be no assurance that we would be successful in doing so. As a result, you should expect that there may be no public trading market of our common stock either upon the completion of the sale of our VBT business to Best Vascular or, if that sale is not approved by our shareholders and completed, upon the wind down of our VBT business. In addition, we may consider deregistering our securities under the Securities Exchange Act, at that time.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data shown below for the fiscal years ended December 31, 2004, 2003 and 2002, and as of December 31, 2004 and 2003, have been taken or derived from our audited financial statements included in this proxy statement. The summary consolidated financial data shown below for the nine months ended September 30, 2005 and 2004, and as of September 30, 2005, have been taken or derived from our unaudited financial statements included in this proxy statement. In the opinion of management, the unaudited financial statements contain all adjustments (all of which were considered normal and recurring) necessary to present fairly the results of the interim periods. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2005. The summary consolidated financial data shown below for the fiscal years ended December 31, 2001 and 2000, and as of December 31, 2002, 2001 and 2000, have been derived from our financial statements for those years, which are not included in this proxy statement. The summary consolidated financial data shown below should be read in conjunction with the consolidated financial statements and related notes of Novoste and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$7,098	$18,730	$23,268	$62,901	$69,030	$69,908	$6,530
Costs and expenses:
Cost of sales	5,489	11,842	16,111	24,315	27,313	19,164	4,258
Impairment and related charges	—	938	9,349	—	6,900	—	—
Research and development	604	4,103	4,633	11,986	13,300	12,756	17,119
Sales and marketing	3,799	9,758	12,558	19,485	26,875	35,868	15,651
General and administrative	8,167	6,107	8,036	8,237	8,335	9,324	6,321

Loss from operations	(10,961)	(14,018)	(27,419)	(1,122)	(13,693)	(7,204)	(36,819)
Other income	694	360	498	254	642	2,095	3,746

Net loss	$(10,267)	$(13,658)	$(26,921)	$(868)	$(13,051)	$(5,109)	$(33,073)

Basic and diluted net loss per share	$(2.51)	$(3.35)	$(6.59)	$(0.21)	$(3.21)	$(1.27)	$(8.53)

Weighted average shares outstanding	4,084	4,083	4,083	4,078	4,067	4,038	3,879

		At September 30, 2005	At December 31,
			2004	2003	2002	2001	2000
		(In thousands)
Consolidated Balance Sheet Data:
Working capital		$12,855	$25,753	$39,364	$30,496	$40,482	$53,742
Total assets		21,373	33,702	61,407	67,520	82,911	77,073
Long-term liabilities		—	—	—	5	203	401
Accumulated deficit		(172,491)	(162,223)	(135,302)	(134,434)	(121,384)	(116,275)
Total shareholders’ equity		16,057	26,454	53,244	52,765	64,728	67,042

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Novoste commenced operations as a medical device company in May 1992. Since 1994, we have devoted substantially all of our efforts to developing the Beta-Cath™ System. We commenced the active marketing of the Beta-Cath™ System in Europe in January 1999 for use in patients suffering from “in-stent restenosis,” a condition in which coronary stents become clogged with new tissue growth. On November 3, 2000, we received U.S. marketing approval for the 30-millimeter Beta-Cath™ System from the FDA and subsequently shipped the first commercial system on November 27, 2000. The number of commercial sites in the U.S. grew to approximately 400 by 2003, before declining to approximately 250 at December 31, 2004, and to 200 at June 30, 2005.

Since our inception through June 30, 2001 we experienced significant losses in each period due to product development and clinical trial costs and, beginning in 2000, due to the costs of launching the Beta-Cath™ System in the U.S. Beginning in 2001, losses began to decline as revenue increased and development costs and clinical trials began to decrease. However, we have not been able to maintain consistent profitability as we have experienced competitive pressures from other vascular brachytherapy products and alternative products such as drug-eluting stents. In particular, since the introduction of drug-eluting stents in April 2003, we have seen a wider acceptance of that product in the medical community and a decline in sales of our VBT products.

Fiscal year 2003 was a challenging year as we relaunched a redesigned 3.5F diameter catheter system in January, saw the introduction of drug-eluting stents in April, and saw the curtailment of a clinical trial in July, all of which adversely affected our financial performance. Fiscal year 2004 was equally challenging, as the drug-eluting stents proved to be more effective than anticipated and our revenue declined significantly, $23,268,000 as compared to $62,901,000 for the fiscal year 2003. To address the decline, in March 2004, we announced a reduction in force to take an additional 87 positions out of the work force. On April 22, 2004, we concluded an asset purchase agreement with Guidant Corporation, pursuant to which we acquired information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant for the United States and Canada, as well as a five-year non-compete agreement. As a result, we became the sole provider of coronary brachytherapy products (see Notes 7 and 13 to consolidated financial statements). As noted below, we began an aggressive cost reduction program at the end of the first quarter of 2004 and initiated restructuring of operations in the United States in order to bring expenses in line with lower revenues. During the second quarter of 2004, we consolidated U.S. operations into a single building, with the expectation of significantly lowering fixed costs for facilities. In the third quarter of 2004, we saw the benefit of the Guidant transaction as approximately 80 customers were added or reinstated, billings for servicing transfer devices increased and our net rate of decline in catheter sales slowed. However, as of September 30, 2005, we have sustained losses for the past 9 fiscal quarters. We anticipate that we will incur additional losses in future periods and that we will continue to have negative cash flow from operations for the foreseeable future.

Sales of VBT products continued to decline during the third quarter of 2005. We believe that this trend is the result of the ongoing success of drug-eluting stents, which were introduced in 2003, in treating in-stent restenosis, the market served by Novoste’s Beta-Cath™ System. We also believe that the wind down announced on February 22, 2005 has dampened customer demand for the Company’s products due to uncertainty of continued supply.

During the third quarter of 2005, Novoste continued the staged wind down of the VBT business, which was announced during the first quarter to preserve the Company’s cash resources while potential options were evaluated. In addition to the approximately 50 people who left Novoste during the first quarter of 2005, approximately 25 more positions were eliminated during the second quarter, and five more during the third quarter. Further reductions in employees and other cost reduction measures are being implemented on a regular basis.

The net loss for the quarter ended September 30, 2005 was $1,132,000 on revenues of $1,386,000. The loss in the third quarter of 2005 includes a charge of $387,000 for employment termination costs and $720,000 for professional services related to the transactions with ONI and Best Vascular. Offsetting these charges is a favorable effect on cost of sales from the elimination of depreciation and amortization expense due to reductions and write-offs of capitalized assets resulting from impairments and other write-downs recorded in 2004. We expect continued losses as the Company’s operations wind down and as our revenues continue to decline.

On May 18, 2005, we entered into a definitive merger agreement with ONI. All transaction related expenses that have been incurred through September 30, 2005 have been charged to expense. On September 26, 2005, we terminated the merger agreement with ONI after the Company’s shareholders, at a reconvened special meeting of shareholders in lieu of an annual meeting, failed to approve the issuance of shares of our common stock necessary to complete the merger with ONI.

Subsequent to the implementation of the wind down of the VBT business announced in February 2005, we began discussions with Best Vascular and BMI regarding a sale of substantially all of the assets of our VBT business. On August 25, 2005, Novoste entered into an asset purchase agreement to sell substantially all assets related to the VBT business to Best Vascular. On October 12, 2005, we entered into an amended and restated asset purchase agreement with Best Vascular and BMI, which agreement was amended on November 30, 2005. Under the amended and restated asset purchase agreement, Best Vascular will acquire substantially all of the assets of our VBT business in exchange for the assumption of certain liabilities related to the VBT business by Best Vascular. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with our VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalent and certain other assets not related to our VBT business. Pursuant to the agreement, BMI has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the amended and restated asset purchase agreement. Completion of this sale is subject to the approval by our shareholders.

CRITICAL ACCOUNTING POLICIES

Novoste’s discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires that we adopt and follow certain accounting policies. Certain amounts presented in the financial statements have been determined based upon estimates and assumptions. Although we believe that our estimates and assumptions are reasonable, actual results will differ and could be material.

We have included below a discussion of the critical accounting policies that we believe are affected by our more significant judgments and estimates used in the preparation of our financial statements, how we apply such policies and how results differing from our estimates and assumptions would affect the amounts presented in our financial statements. Other accounting policies also have a significant effect on our financial statements, and some of these policies also require the use of estimates and assumptions.

Revenue Recognition

Revenue from the sale of products is recorded when an arrangement exists, delivery has occurred and services have been rendered, the seller’s price is fixed and determinable and collectability is reasonably assured. Novoste earns revenue from sales of catheters and stents, and from service agreements for the use of radiation source trains and transfer devices included in the Beta-Cath™ System.

Novoste uses distributors in countries where the distributors’ experience and knowledge of local radiation and medical device regulatory issues is considered beneficial by Novoste’s management. Under the distributor arrangements, there are generally no purchase commitments and no provisions for cancellation of purchases. Novoste or the distributor may cancel the distributor agreements at any time. As part of the staged wind down, such agreements have been terminated and as of September 30, 2005 no such distribution agreements remained in force. On August 25, 2005, in connection with the proposed sale of substantially all of the assets of our VBT business to Best Vascular, Novoste entered into a marketing representation agreement with Best Vascular and BMI. See “Approval of Asset Sale Transaction Pursuant to Amended and Restated Asset Purchase Agreement.”

Revenue from sales of catheters directly to hospitals is recognized upon shipment after the hospital has received a Beta-Cath™ System and completed all licensing and other requirements to use the system. Novoste recognizes revenue from sales of catheters and stents at the time of shipment. Novoste sells its catheters with no right of return except in cases of product defect or shipping errors.

Novoste retains ownership of the radiation source trains and transfer devices and enters into a service agreement with its customers. Revenue recognition begins when an agreement has been executed, the system has been shipped, and all licensing and other requirements to use the system have been completed. The revenue is recognized ratably over the term of the agreement. Under the terms of the agreement signed with customers located in the United States, replacement and servicing of the radiation source train and transfer device is required at six-month intervals or twelve-month intervals, depending on the model of the device. This replacement and servicing cost is included in cost of sales as incurred. No other post-sale obligations exist.

Radiation and Transfer Devices and Amortization of Costs

Novoste has invested significant resources to acquire radiation source trains and transfer devices that make up the Beta-Cath™ System and offers multiple treatment options using either the standard length or the XL version of the 3.5F catheter, which can accommodate a 30mm, 40mm or 60mm radiation source train.

Novoste retains ownership of the radiation source trains and transfer devices that are used by customers. The costs to acquire, test and assemble these assets are recorded as incurred. Novoste has determined that based upon the manufacturer’s data, the estimated economic life for radiation source trains is more than one year, and transfer devices is three years. Accordingly, Novoste classifies these assets as long-term assets. Depreciation of the costs of these assets is included in cost of sales and is recognized over their estimated economic lives using the straight-line method. Depreciation begins at the time the Beta-Cath™ System is placed into service. Valuation reserves are recorded for the balance of unamortized costs of transfer devices and radiation source trains that are on hand but not available for use by a customer.

During the fourth quarter of 2004, Novoste evaluated the recoverability of the carrying value for radiation devices and other assets to determine if an impairment charge was necessary. Novoste performed this evaluation in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on this evaluation, Novoste determined that the radiation devices were impaired with no fair value due to their specialized nature and recorded an impairment charge bringing their net book value to zero. Subsequent to December 31, 2004, no depreciation was recorded.

Asset Impairment

Novoste evaluates the carrying value of long-lived assets in accordance with the provisions of SFAS 144 whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is determined based on the carrying value of an asset exceeding the future undiscounted net cash flow expected to be generated by the asset. If an asset is not recoverable, impairment is measured by the excess of the carrying value of the asset over the fair value of the asset.

During the fourth quarter of 2004, the Company updated an economic study regarding the value of all long-lived assets supporting the VBT business. The impairment analysis was based on expected future net cash flows to be generated by the assets during their remaining service lives, using undiscounted cash flows. Because the Company only has one product line, all enterprise-wide, long-lived assets were included. The study concluded that the assets were impaired, and the carrying value of all long-lived assets was reduced and expensed in the functions where the assets were used. At December 31, 2004, all of the specialized assets relating to the Beta-Cath™ product line were considered to have zero fair value due to their specialized nature and lack of alternative uses. Property and equipment that is more versatile in nature was reduced to estimated net realizable value. At September 30, 2005, the carrying value of all long-lived assets is recorded at their estimated net realizable value.

Assets Held for Sale

Following the announcement of a staged wind down, Novoste committed to a plan for the sale of certain assets in accordance with the wind down plan. The plan includes actively identifying and seeking buyers for these assets. In accordance with the provision of SFAS 144, assets held for sale are stated at estimated net realizable value and depreciation on these assets has been suspended (see also Note 6 to the unaudited consolidated financial statements).

Employment Termination Costs

As part of the wind down plan, Novoste has provided financial incentives through stay bonuses and severance payments to employees to remain with the Company to complete the sale of the VBT business and to manage the wind down. Novoste accounts for these termination benefits in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (see also Note 15 to the unaudited consolidated financial statements).

Stock-Based Compensation

Novoste uses the intrinsic value method for valuing its awards of stock options and restricted stock and recording the related compensation expense, if any, in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Novoste grants stock options generally for a fixed number of shares to employees, directors, consultants and independent contractors with an exercise price equal to the fair market value of the shares at the date of grant. Compensation expense (expense reduction) is recognized for increases (decreases) in the estimated fair value of common stock for any stock options with variable terms. No compensation expense is recognized for stock option grants to employees for which the terms are fixed and the exercise price is equal to the fair market value of the shares at the date of the grant.

Novoste accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Any compensation expense related to grants that do not vest immediately is amortized over the vesting period of the stock options using the straight-line method as that method most closely approximates the way in which the option holder vests in those options.

Allowance for Doubtful Accounts

Novoste maintains allowances for doubtful accounts for the estimated losses resulting from the inability of our customers to make required payments. Most of the Company’s customers are hospitals located in the U.S.; however, some are distributors of our products in foreign countries or hospitals located in Europe. The amount recorded in the allowances is based primarily on management’s evaluation of the financial condition of the customers. If the financial condition of any of the customers deteriorates, additional allowances may be required. Actual losses from uncollectible accounts are charged against the allowance when it is determined that the account cannot be collected.

Inventories

Inventories are stated at the lower of cost or market value on a first-in, first-out (FIFO) basis. Provisions are recorded for excess or obsolete inventory equal to the cost of the inventory. Shelf-life expiration or replacement products in the marketplace may cause product obsolescence. If actual product demand and market conditions were less favorable than those projected by management, additional provisions might be required which would negatively impact operating profits. Novoste evaluates the adequacy of these provisions quarterly.

RESULTS OF OPERATIONS

Comparison of Quarters Ended September 30, 2005 and 2004

Net Sales and Gross Margin

Net sales and gross margin consisted of the following (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	Increase (decrease)	2005	2004	Increase (decrease)
Net sales:
United States	$1,199	$5,163	(76.8)%	$5,317	$15,953	(66.7)%
Rest of World	187	789	(76.3)%	1,781	2,777	(35.9)%

Total net sales	1,386	5,952	(76.7)%	7,098	18,730	(62.1)%
Cost of sales	475	4,350	(89.1)%	5,489	11,842	(53.6)%
Impairment charge	—	938	(100.0)%	—	938	(100.0)%

Gross margin	$911	$664	37.2%	$1,609	$5,950	(73.0)%

Net sales decreased by $4,566,000 or 77% in the third quarter of 2005 and by $11,632,000 or 62% in the first nine months of 2005 from the same periods in the prior year. We believe that this decrease is due to the continuing effectiveness of drug-coated stents in reducing in-stent restenosis, which has decreased the demand for Novoste’s products, and due to our announced wind down. The completion of the Guidant transaction in the second quarter of 2004 had a continuing positive effect on the third quarter of 2005. Revenue recognition from service contracts for radiation devices for the third quarter of 2005 increased to $678,000 from $599,000 for the third quarter of 2004, or a 13% increase due to the conversion to the Novoste Beta-Cath™ System of former Guidant customers, and existing customers who paid for service contracts. The first nine-month period of 2005 also experienced an increase of $1,920,000 from $1,065,000, a 180% jump in radiation revenue compared to the same period of the prior year. However, the effect of the wind down, begun in the first quarter, is reflected in lower radiation revenues for the third quarter, with radiation revenue only 65% of second quarter levels, declining to $678,000 from $1,046,000 in the second quarter.

Catheter revenue for the third quarter ended September 30, 2005 declined to $708,000 from $5,282,000, an 87% drop from the same period in the prior year as the volume of VBT procedures declined due to the success of drug-coated stents. The sale of our bare metal stent product line in Europe as a vehicle to stimulate VBT revenues has been disappointing, and the agreement to distribute stents was terminated in March 2005. As a result, no sales of stents occurred during the third quarter, compared to sales of $69,000 for the third quarter of 2004. Likewise, revenues from stents were only $37,000, compared to $312,000 for the nine months ended September 30, 2005 and 2004, respectively. As part of the wind down plan, Novoste began orderly liquidation of its European subsidiaries during the second quarter of 2005. This is a significant reason why sales in Rest of World declined 76% compared to the same quarter last year and declined 63% compared to the quarter ended June 30, 2005. We expect revenue from all sources to decline as the wind down continues.

In the quarter ended September 30, 2005, cost of sales decreased approximately 89% from the same period of the prior year due to the significant reduction in revenues and the corresponding reduction of costs variable to sales. In addition, many of the fixed costs present in 2004 have been eliminated. During the fourth quarter of 2004, Novoste recorded an impairment charge, which reduced all long-lived assets to net realizable value (see Note 14 to the unaudited consolidated financial statements). This action has a favorable effect on cost of sales, eliminating approximately $1,375,000 of depreciation and amortization cost per quarter. For the nine months ended September 30, 2005, cost of sales declined only 54% due to higher expense for inventory reserves for product and service parts not needed during the wind down, of approximately $330,000, and the recording of the minimum purchase obligation payments to AEA of approximately $1,265,000.

Adjusted for the impairment charge of $938,000 in the three months ended September 30, 2004, the 43% decline in gross margin for the third quarter of 2005 was a result of the revenue decline coupled with the elimination of depreciation and amortization associated with long-lived assets, which are now fully expensed as a result of the impairment charges, and the cost reductions associated with the wind down plan being implemented. Similarly, adjusted for the impairment charge of $938,000 in the nine months ended September 30, 2004, the 77% decline in gross margin for the nine month period ended September 30, 2005 was the result of lower revenues and the elimination of the fixed costs for depreciation and amortization; however, these reductions were offset by higher than normal inventory reserves and minimum purchase commitments relating to the decision to wind down the VBT business.

Operating Expenses

Operating expenses consisted of the following (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	Increase (decrease)	2005	2004	Increase (decrease)
Operating expenses:
Research and development	$67	$820	(91.8)%	$604	$4,103	(85.3)%
Sales and marketing	153	3,050	(95.0)%	3,799	9,758	(61.1)%
General and administrative	2,192	2,234	(1.9)%	8,167	6,107	33.7%

Total operating expenses	$2,412	$6,104	(60.5)%	$12,570	$19,968	(37.0)%

Novoste continues to balance staffing needs with the business volume generated by the VBT business and to support the completion of a strategic solution, such as the terminated ONI transaction, and now the sale of the VBT business to Best Vascular, plus other activities associated with the Company’s financial reporting obligations. At the end of the first quarter of 2004, Novoste implemented a reduction in force, eliminating 84 positions across all functions. This reduction lowered annual operating costs by approximately $6,000,000. As part of this plan, through the second quarter of 2004, approximately 77 of the individuals left Novoste, with the remaining individuals leaving during the third quarter. The decline in revenue has continued, necessitating further reductions. As part of the wind down plan which was announced in February 2005, approximately 50 positions were eliminated in the first quarter of 2005, 25 positions were eliminated during the second quarter, and 5 more positions were eliminated during the third quarter of 2005. Employment termination costs of $387,000 and $4,428,000 were recorded for the third quarter and the nine months ended September 30, 2005, respectively. Of these expenses, $121,000 and $720,000 for the third quarter and the nine months ended September 30, 2005, respectively, related to manufacturing personnel that are included with cost of sales, with the balance included in operating expenses.

The 92% decrease in research and development expenses for the third quarter and the 85% decrease for the first nine months of 2005, compared to the same period of the prior year, is in the area of clinical trials and product development. All clinical trials and product development activity have been discontinued except for the required post approval monitoring. The internal product development staff were released with the reduction in force in March 2004, and development efforts using outside firms have been discontinued. We expect costs in this area to decline as the monitoring of closed clinical trials is completed.

The 95% and 61% decrease in sales and marketing expense for the third quarter and nine months ended September 30, 2005, respectively, compared to the same period of the prior year, is due to reduced sales and marketing personnel, and to significantly lower variable expenses related to lower revenues. In the quarter ended September 30, 2005, the decrease of 95% was offset by $135,000 in marketing related payments to Best Vascular

(see Note 20 to the unaudited consolidated financial statements). All sales and marketing positions in the U.S. were eliminated in February 2005, and all field personnel in Europe were eliminated by June 2005.

The 2% decline in general and administrative expenses in the third quarter of 2005 compared to the third quarter of 2004 is due to lower personnel costs offset by higher professional fees. The 34% increase during the first nine months of 2005, compared to the same period of the prior year, for general and administrative expenses, is due to employment termination costs (see Note 15 to the unaudited consolidated financial statements), professional fees associated with the ONI transaction, and the expenses related to the potential sale of the VBT business to Best Vascular.

Other Income and Expenses

Other income for the third quarter of 2005 was $369,000 compared to $167,000 for the same period in the prior year. Income for the first nine months of 2005 was $694,000 compared to $360,000 for the same period in the prior year. The net increase arose primarily from a higher interest rate environment and the sale of various assets.

Net Loss

Net loss consisted of the following (in thousands, except per share amounts):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	Increase (decrease)	2005	2004	Increase (decrease)
Net loss	$(1,132)	$(5,273)	$4,141	$(10,267)	$(13,658)	$3,391
Net loss per share—Basic and Diluted	$(0.28)	$(1.29)	$1.01	$(2.51)	$(3.35)	$0.84
Weighted average shares outstanding—Basic and Diluted	4,084	4,084		4,084	4,083

The reduction in net loss for the quarter ended September 30, 2005 resulted from the elimination of depreciation and amortization expense along with the lower overhead cost structure resulting from the cost reduction initiatives implemented in earlier periods, and that are ongoing. During execution of the wind down plan, we expect to continue to incur net losses. The decline in net loss of $0.84 per share for the nine months ended September 30, 2005, compared to the same period of 2004, was the net result of the above mentioned cost reductions in the third quarter of 2005 offset by significantly lower revenues, the accrual of the remaining minimum purchase commitments due to AEA, impact of employment termination costs and other expenses related to the evaluation of strategic alternatives and the wind down of operations.

Comparison of Years Ended December 31, 2004 and 2003

Net Sales and Gross Margin

Net sales, cost of sales, and gross margin are comprised of the following (in thousands):

	Year Ended December 31,
	2004	2003	Increase (decrease)
Net sales:
United States	$19,391	$57,915	(66.5%)
Rest of world	3,877	4,986	(22.2%)

Total net sales	23,268	62,901	(63.0%)
Cost of sales	16,111	24,315	(33.7%)
Impairment charge	7,630	—	—

Gross margin	$(473)	$38,586	(101.2%)

Both the U.S. and international VBT markets were negatively affected by the introduction of drug-eluting stents. The international market, however, did not decline as much because drug-eluting stents are not as predominant in PTCA procedures outside the United States.

Net sales decreased 63% to $23,268,000 for the year ended December 31, 2004, from $62,901,000 for the year ended December 31, 2003. Catheter unit volume in the U.S. declined 70% as drug-eluting stents have proven to be very effective in reducing in-stent restenosis. However, unit volume decline outside the U.S. was limited to 33% for the reasons mentioned above. The volume decline in the U.S. was somewhat offset by a 112% increase in revenue from service and lease agreements for radiation devices which was facilitated by the transaction with Guidant in April 2004 that made us the sole source of VBT technology and provided a stronger marketing position from which to bill for these services. By comparison, our 2003 revenues also included $2,150,000 of revenue recognition when 3.5F catheters were exchanged for 5.0F catheters. (For discussion of the recall of our 3.5F catheters, see Note 1 to our consolidated financial statements.)

Stent revenue declined in Europe due to the presence of heavy competition from larger companies and with the introduction of DES.

Cost of sales for 2004 declined due to much lower unit volume and lower radiation device amortization as the 5.0F and many 3.5F radiation devices completed their amortizable life. Cost of sales does not decrease proportionally to sales due to higher fixed costs associated with excessive production and service capacity. In addition, $190,000 was recorded in 2004 related to royalty payments to Guidant in connection with purchase of their customer list, and $695,000 in stand-by fees were paid to our supplier of radiation source trains (AEA) for maintaining their production facility in the absence of demand from the Company. Cost of sales also increased $7,630,000 as a result of the impairment (and related write-down in the carrying value) of the long-lived assets related to the production process.

Operating Expenses

Operating expenses are comprised of the following (in thousands):

	Year Ended December 31,
	2004	2003	Increase (decrease)
Operating expenses:
Research and development	$4,633	$11,986	(61.3%)
Sales and marketing	12,558	19,485	(35.6%)
General and administrative	8,036	8,237	(2.4%)
Restructuring and impairment charge	1,719	—

Total operating expenses	$26,946	$39,708	(32.1%)

Research and Development Expenses. The 61% decline in research and development costs is due to reduced activity in product development and clinical trials. Clinical expenses declined by more than $4,018,000 due to the cessation of clinical trials and reduction of personnel. The product development department costs declined by $3,400,000 as in-house development was suspended and the technical staff reduced, being replaced by a modest outsourced development effort.

Sales and Marketing Expenses. Costs have declined mainly due to lower revenues and the variable costs associated with revenue and staffing levels, such as commissions, travel, marketing incentives and trade show participation. Costs for the U.S. sales force declined $6,300,000 as field sales personnel was reduced from 57 to 19. Other factors include fewer trade show activities and less travel than in 2003, when the 3.5F catheter system was relaunched, and a smaller in-house sales and marketing group supporting a reduced field personnel.

General and Administrative Expenses. The 2.4% net decline in 2004 was attributed to cost reduction initiatives including lower headcount and reduced legal fees associated with patent filings, offset by the compliance costs of Sarbanes-Oxley Section 404, investment banking fees, and retention payments for key employees.

Impairment Charge. This charge primarily relates to the unamortized portion of the customer list purchased from Guidant in April 2004. The list is part of the enterprise-wide group of long-lived assets, which are impaired due to insufficient discounted projected cash flow to recover their carrying value (see Note 15 to consolidated financial statements).

Other Income

Other income is as follows (in thousands):

	Year Ended December 31,
	2004	2003	Increase (decrease)
Total other income	$498	$254	96.1%

The increase is primarily attributable to the increase in interest income as a result of higher interest rates compared to 2003, a shift to longer maturity investments which enjoy a higher interest rate, and to proceeds from the sale of assets which occurred when the company consolidated U.S. operations into a single building.

Net Loss

Net loss and per share results are as follows (in thousands, except per share):

	Year Ended December 31,
	2004	2003	Increase (decrease)
Net loss	$(26,921)	$(868)	$(26,053)
Net loss per share—basic and diluted	$(1.65)	$(0.05)	$(1.60)

The increase in net loss is due to the rapid decline in revenues and the Company’s inability to reduce costs proportionally. In addition, $9,349,000, or approximately 36% of the total, is the result of the impairment charge that reduced the carrying value of long-lived assets to fair value.

Comparison of Years Ended December 31, 2003 and 2002

Net Sales and Gross Margin

Net sales, cost of sales, and gross margin are comprised of the following (in thousands):

	Year Ended December 31,
	2003	2002	Increase (decrease)
Net sales:
United States	$57,915	$64,746	(10.6%)
Rest of world	4,986	4,284	16.4%

Total net sales	62,901	69,030	(8.9%)
Cost of sales	24,315	27,313	(11.0%)
Impairment charge	—	6,900	(100.0%)

Gross margin	$38,586	$34,817	10.8%

Net sales declined 8.9% to $62,901,000 for the year ended December 31, 2003, from $69,030,000 for the year ended December 31, 2002. The revenue decline is due to a 12% reduction in the sales of catheters and a 73% reduction in lease revenue for radiation devices. The decline in catheters was the result of lower utilization of VBT in treating coronary patients attributable to the introduction of drug-eluting stents into the U.S. market in April 2003. The decline in lease revenue was attributed to competitive pressure to renew leases at considerably lower costs to the customer.

Both the U.S. and international markets were affected by the conditions described above. The international market, however, was helped by the sale of stents, a new product licensed for sale beginning in January 2003. The sale of stents contributed $620,000, or 13%, to our international revenues.

Cost of sales for 2003 returned to a level more in line with historical results as compared to 2002, which was unusually high due to the $6,900,000 impairment charge, or 10% of sales. (For a discussion of this impairment charge, see Note 1 to the Novoste’s Consolidated Notes to the Financial Statements). Excluding the impairment charge, cost as a percent of sales declined due to lower manufacturing and service costs resulting from reengineering our production function, absence of the cost of replacement catheters associated with the recall of the 3.5F catheters during third quarter of 2002, and lower amortization cost of radiation devices as the older units became fully depreciated. As such, 2003 gross margin on an absolute basis was lower than 2002 (excluding the impairment charge of $6,900,000) due to lower revenues, but higher as a percent of revenue, as a result of the cost reduction actions taken above.

Operating Expenses

Operating expenses are comprised of the following (in thousands):

	Year Ended December 31,
	2003	2002	Increase (decrease)
Operating expenses:
Research and development	$11,986	$13,300	(9.9%)
Sale and marketing	19,485	26,875	(27.5%)
General and administrative	8,237	8,335	(1.2%)
Restructuring and impairment charge	—	—

Total operating expenses	$39,708	$48,510	(18.1%)

Research and Development Expenses. The decline was mainly due to lower engineering and operating costs of $1,800,000 from restructuring of the engineering and product development functions. This decline was offset by an increase of $540,000 for clinical studies on potential new products.

Sales and Marketing Expenses. Costs declined mainly due to lower revenues and the variable costs associated with revenue, such as commissions, travel, marketing incentives and trade show participation. Costs for the U.S. sales force declined $3,954,000. Other factors include fewer trade show activities than in 2002, when the 3.5F catheter system was introduced, and additional marketing costs decline of $1,497,000. The closing of the sales office in Brussels in March 2002 and a reduced number of field personnel lowered expense by $1,274,000 in Europe.

General and Administrative Expenses. The decline of 1.2% was attributed to the completion of a computer systems upgrade project and to ongoing cost reduction efforts in 2003.

Other Income

Other income is as follows (in thousands):

	Year Ended December 31,
	2003	2002	Increase (decrease)
Total other income	$254	$642	(60.4%)

The decrease in other income is primarily attributable to the decrease in interest income as a result of the low interest rate environment in 2003.

Net loss

Net loss and per share results are as follows (in thousands, except per share):

	Year Ended December 31,
	2003	2002	Increase (decrease)
Net loss	$(868)	$(13,051)	$12,183
Net loss per share—basic and diluted	$(0.05)	$(0.80)	$0.75

The loss was moderated due to no repeat of the impairment charge of 2002, the recognition of $2,150,000 in catheter revenue when the 3.5F product exchange was completed, and cost reduction efforts.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows for the Nine Months Ended September 30, 2005

Operating

Net cash provided by (used in) operating activities consisted of the following (in thousands):

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(10,267)	$(13,658)
Depreciation and amortization of property, equipment and intangibles	—	2,311
Amortization of capitalized disposal costs	142	178
Depreciation of radiation and transfer devices	—	3,041
Impairment charge	—	938
Other non cash items	56	(145)
Net change in operating assets and liabilities	1,018	2,372

Net cash used in operating activities	$(9,051)	$(4,963)

The net loss in the first nine months of 2005 consumed $9,051,000 of cash to fund operating activities. This compares to $4,963,000 of cash used in the same period of 2004. Cash was consumed as a result of significantly lower revenues, the impact of employment termination costs, and other expenses related to the evaluation of strategic alternatives and the wind down of the VBT business. The changes in operating assets and liabilities are consistent with the decline in business volume. Depreciation of property and equipment has been eliminated as all assets are considered to be impaired and held for sale. Included in the change in operating assets for the first nine months of 2005 was $1,407,000 generated from a reduction in receivables, compared to $1,556,000 for the same period of 2004. With revenue declining, receivables are being collected faster than they are replaced by billings. Inventory declined due to the suspension of production in the face of declining demand, and increase of inventory reserves associated with surplus materials. Accrued liabilities increased $821,000 due to significant accruals for the AEA obligation and wind down expenses incurred but not paid, compared to a reduction of $643,000 in the prior year mainly due to settlement of liabilities for clinical trial expenses. Offsetting funds generated were reductions of accounts payables of $995,000 and $765,000 for the nine months ended September 30, 2005, and 2004, respectively. Unearned revenue related to the billing of service agreements (see Note 7 to the unaudited consolidated financial statements) decreased by $1,679,000 in the first nine months of 2005, due to the declining VBT activity, with fewer customers renewing service contracts for extended terms. The increase in unearned revenue in 2004 was due to the agreement with Guidant in April 2004, which spurred a renewal of service contracts that spanned several periods.

Investing

Net cash provided by (used in) investing activities consisted of the following (in thousands):

	Nine Months Ended September 30,
	2005	2004
Cash flows from investing activities:
Maturity/sale of short-term investments	$10,886	$7,622
Purchase of short-term investments	(1,283)	(10,214)
Sale (purchase) of property and equipment, net	26	(552)
Purchase of intangibles	—	(2,500)
Purchase of radiation and transfer devices	—	(1,254)
Issuance of note receivable	(3,000)	—

Net cash provided by (used in) investing activities	$6,629	$(6,898)

Investments have been liquidated to fund losses in operations, professional fees related to the ONI and Best Vascular transactions, and expenses incurred in connection with the wind down. No cash was used to purchase property and equipment in the nine months ended September 30, 2005, as compared to the same period of 2004, when funds were expended to consolidate facilities. Also, no cash was used to purchase radiation source trains and transfer devices compared to the same period in the prior year due to the declining VBT business. This decrease in purchases is due to the existence of radiation source train inventory levels that will be adequate to meet the needs of Novoste for the foreseeable future. As part of the wind down plan, some assets have been sold, generating proceeds of $26,000. On May 18, 2005, Novoste entered into a merger agreement with ONI. In connection with this agreement, Novoste loaned ONI $3,000,000. Principal and interest are payable November 18, 2006 (See Note 19 to the unaudited consolidated financial statements). While the merger was not approved by Novoste shareholders and the merger agreement has been terminated, the loan remains in place until the maturity date of November 18, 2006.

Financing

During the quarters ended September 30, 2005 and 2004, respectively, Novoste had no proceeds from the issuance of its common stock as a result of option exercises. For the nine months ended September 30, 2005, Novoste had no proceeds compared to $15,000 for the same period of 2004 when employees exercised stock options.

In August 2001, Novoste obtained a $10 million revolving line of credit, which was extended by agreement from time to time. On May 27, 2004, Novoste replaced previous borrowing arrangements with a one-year agreement, which provided a $5,000,000 revolving line of credit and the availability of letters of credit. On December 27, 2004, in view of declining business needs, Novoste terminated the borrowing agreement with the financial institution, and no obligations related to the agreement exist at September 30, 2005. At September 30, 2005, Novoste had $75,000 in an outstanding letter of credit, which is secured by a certificate of deposit. The letter of credit expired on October 17, 2005.

Cash Flows for the Year Ended December 31, 2004

During the year ended December 31, 2004, our cash and cash equivalents decreased to $19,082,000 from $33,177,000 at the end of 2003. Of this decrease of $14,095,000, there was $6,300,000 used to fund operating activities, and net cash used in investing activities was $7,876,000.

Operating activities

Net cash (used in) provided by operating activities consisted of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(26,921)	$(868)	$(13,051)
Depreciation and amortization of property, equipment and intangibles	3,706	3,295	3,125
Depreciation of radiation and transfer devices	4,124	8,606	9,241
Impairment charge	9,349	—	5,065
Other non cash items	(168)	(265)	758
Accounts receivable	3,502	2,043	9,326
Inventory	1,248	1,521	(85)
Prepaid expenses and other current assets	(290)	508	36
Other assets	742	890	(285)
Accounts payable	(33)	(753)	(2,033)
Accrued expenses	(3,125)	(3,527)	(1,001)
Unearned revenue	1,723	(2,258)	(387)

Net cash provided by (used in) operating activities	$(6,300)	$9,192	$10,709

The cash trend in 2004 is consistent with patterns expected of a declining business. Working capital is generating funds as inventory and receivables decline. Non-cash items such as depreciation charges mitigate losses, as capital assets are not replaced.

For the year ended December 31, 2004, a loss due to the decline in revenue could not be offset by the contraction of working capital and non-cash items, and $6,300,000 in cash was used to fund operations. The declines in receivables generated $3,502,000, as collections occurred faster than revenue replaced them. Inventory declined as the reduced business volume eliminated the need for replacing items sold and used in service. The most significant use of working capital is the pay-down of accruals and payables. Depreciation on radiation devices is declining because many of the devices have reached their depreciable life and are not being replaced. Depreciation on property and equipment is also declining because many of the production assets purchased when the company began commercial operations in 1999 and 2000 have reached their depreciable life. For 2004, amortization increased due to the customer list acquired from Guidant in April, which was being amortized over 2 years. In addition, during 2004 the Company recorded an impairment charge of $9,349,000 on long-lived assets including property and equipment, radiation and transfer devices, and other assets (see Note 15 to consolidated financial statements).

The years 2003 and 2002 generated operating cash, as revenues were not declining and there were significant non-cash charges such as depreciation and amortization of radiation and transfer devices acquired in earlier years.

Investing activities

Net cash used by investing activities for the year ended December 31, 2004, was $7,876,000 of which $3,753,000 was shifted to longer term maturities of available-for-sale securities to improve yields; $517,000 was used for purchase of property and equipment, with most of this expenditure related to leasehold improvements incurred with the consolidation of U.S. operations into one location; $2,500,000 was used to purchase the customer list from Guidant; and $1,106,000 was used for the purchase of additional radiation and transfer devices, but at a lower level than 2003, because the number of customer sites declined and transfer device returns from closed sites were adequate to meet service needs.

Financing activities

Our financing activities include the purchase of treasury stock, equity offerings and borrowings and repayments of capital leases. The only financing activity in 2004 was the receipt by us of $15,000 from the exercise of stock options and sales of our common stock to employees under the stock purchase program. Prior year financing activities for the year ended December 31, 2003 provided $476,000 net from the issuance of common stock offset by the purchase of treasury stock and repayment of capital lease obligations.

Liquidity

Novoste’s principal source of liquidity at September 30, 2005, consisted of cash, cash equivalents and short-term investments of $16,928,000, compared to $29,060,000 at December 31, 2004. Of this amount, as of September 30, 2005, $75,000 was restricted due to collateralizing a letter of credit which letter of credit subsequently expired on October 17, 2005. In addition, in July 2005, the Company funded the Trusts with $4,050,000 for incentive compensation to officers and other employees related to the wind down and the change of control anticipated with the ONI transaction. Approximately $3,988,000 remained in the Trusts at September 30, 2005. During the fourth quarter of 2005, except for the restricted cash described above, Novoste expects to allocate resources to implement the VBT wind down plan including funding contractual obligations, and advisory services for accounting and legal matters related to completing the transaction with Best Vascular, ongoing efforts to identify other transactions or liquidate the remaining assets following the sale of the VBT business. We expect that our existing cash reserves will be sufficient to fund any cash used by operations and to meet our liquidity and spending needs at least through the end of the wind down plan, sometime in 2006.

Our future liquidity and capital requirements will depend upon numerous factors, mainly the risks discussed elsewhere in this proxy statement in the section entitled “Risk Factors.”

Commitments

At September 30, 2005, Novoste had commitments to purchase $1,915,000 of products and services, primarily arising from contractual obligations related to radiation production stand-by fees and decommissioning of the radiation production facility. Of this amount, $1,603,000 has already been recorded as an accrued expense as of September 30, 2005. The decline in commitments compared to $3,863,000 at September 30, 2004, is consistent with the trend of our contracting business that requires less replacement of inventories and radiation devices and settlement of other obligations, such as our manufacturing and supply agreement with Bebig (as described below).

On October 14, 1999, Novoste signed a development and manufacturing supply agreement with AEA for a source of radioactive supply and for the development of a smaller diameter radiation source. The agreement provided for the construction of a production line that was placed into service in October 2002. In addition, the agreement provides for joint ownership of all intellectual property arising from the development work and requires that AEA manufacture vascular brachytherapy sources only for Novoste. The agreement contains minimum payment obligations. During the second quarter of 2005, Novoste determined that the remaining contractual payments will not likely result in any economic benefit and accrued as a liability the estimated present value of these payments, or $1,324,000, which was expensed in cost of sales (see Note 14 to the unaudited consolidated financial statements). The liability is being liquidated according to the schedule established at the inception of the current agreement. On March 9, 2005, Novoste provided the required notification to terminate the contract eighteen months prior to expiration of the agreement, in September 2006. At the termination of this agreement, Novoste is obligated for the expense of decommissioning the production facility. These expected costs have been capitalized and are being expensed in cost of sales in accordance with SFAS 143, Accounting for Asset Retirement Obligations. AEA disputes the Novoste estimate of the minimum contractual liability and the decommissioning estimate as recorded in the Novoste financial statements as of September 30, 2005 and has further notified Novoste that it believes an additional $1,500,000 is owed by Novoste to AEA under the above agreements. Novoste disagrees with AEA’s request for such additional payments and vigorously opposes any assertions of liability.

On June 20, 2001, Novoste amended its manufacturing and supply agreement with Bebig Isotopen-und Medizintechnik GmbH (Bebig), a German corporation, to manufacture and supply Novoste with radioactive sealed Strontium-90 seed trains. During each calendar year of the four-year contract, Novoste guaranteed minimum annual payments to Bebig of varying amounts over the term of the agreement and provided for decommission expense of the production facility. All product purchases are credited against the annual guaranteed payment. The term of this agreement ended on June 19, 2005. At September 30, 2005, all purchase and decommissioning obligations had been satisfied.

On January 31, 1996, Novoste entered into a license agreement with a physician pursuant to which he is entitled to receive a royalty on the net sales of the Beta-Cath™ System (excluding consideration paid for the radioactive isotope), subject to a maximum aggregate payment of $5,000,000. Royalty fees earned by the physician were $7,000 and $53,000 for the three months ended September 30, 2005 and 2004, respectively and $42,000 and $176,000 for the nine months ended September 30, 2005 and 2004, respectively. Earned royalties are paid within 60 days following the end of the quarter. As of September 30, 2005, an aggregate amount of $2,204,000 has been earned under the license agreement. These amounts are expensed as costs of sales.

On January 30, 1996, Novoste entered into a license agreement whereby Emory University assigned its claim to certain technology to Novoste for royalties based on net sales (as defined in the license agreement) of products derived from such technology, subject to certain minimum royalties. After the first commercial sale of royalty bearing products by Novoste, which occurred in 1998, minimum royalties were due to Emory University in the following amounts: year 2 after the first commercial sale—$10,000; year 3—$15,000; year 4—$25,000; and years 5-10, $50,000 per year. The royalty agreement term is consistent with the life of the related patent and applies to assignments of the patent technology to a third party. Royalty fees earned by Emory University were $18,000 and $124,000 for the three months ended September 30, 2005 and September 30, 2004, respectively, and $109,000 and $383,000 for the nine months ended September 30, 2005 and 2004, respectively. These costs have been expensed as cost of sales. Earned royalties are paid within 60 days following the end of the quarter.

On April 22, 2004, Novoste signed an asset purchase agreement with Guidant pursuant to which Novoste acquired information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Novoste paid the sum of $2,500,000 to Guidant at the signing of the transaction and has agreed to pay 5% on its net sales of all vascular brachytherapy products in the U.S. and Canada, up to an additional payment of $4,000,000 (see Note 8 to the unaudited consolidated financial statements). Under this agreement, Guidant has earned $37,000 and $72,000 for the three months ended September 30, 2005 and 2004, respectively, and $187,000 and $85,000 for the nine months ended September 30, 2005 and 2004, respectively. These amounts are expensed as cost of sales. As of September 30, 2005, an aggregate amount of $414,000 has been earned since the execution of the contract. Additionally, Guidant agreed to not compete in the vascular brachytherapy market in the United States and Canada for a period of five years.

As part of the sale of substantially all of the assets of the VBT business, Best Vascular will assume or otherwise reimburse Novoste for the liabilities associated with all the contracts and licensing agreements described above.

Novoste has made certain commitments to the 20 employees who remain at September 30, 2005 for purposes of managing the wind down of the VBT business and completing the Best Vascular transaction (see Note 15 to the unaudited consolidated financial statements). The commitments are for severance pay, outplacement assistance and retention incentives. These expenses are being accrued over the period of expected employment and at September 30, 2005, such commitments equaled approximately $1,884,000, of which $1,798,000 is accrued in the financial statements as of September 30, 2005.

On July 15, 2005, Novoste deposited $3,409,000 to fund the Executive Trust and $641,000 to fund the Employee Trust. On July 15, 2005, the committee of Novoste’s board of directors responsible for administering the Trusts determined that a potential change of control of Novoste had occurred as a result of Novoste entering into the merger agreement with ONI. Under the Trust Agreements, the Trusts became irrevocable automatically upon the occurrence of a change of control or potential change of control of the Company. As a result, the Trusts will not terminate until the date on which participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the plans and all liabilities have been satisfied or July 15, 2006 if no change of control of Novoste has occurred by such date (see Note 3 to the unaudited consolidated financial statements).

On November 11, 2005, Novoste entered into letter agreements with each of its three executive officers pursuant to which (i) Novoste and each executive officer agreed to a termination date with respect to such officer’s employment by the corporation, (ii) Novoste agreed to make certain retention incentive payments to the officers’ in connection with their continued employment by the corporation, and (iii) Novoste agreed to make certain other payments to the officers’ for severance and in consideration of the release by such officers’ of rights they may have to payments under various employment, termination and retention bonus agreements previously entered into between Novoste and such officers. In addition, on November 11, 2005, Novoste also entered into settlement and release agreements with six officers who previously departed the corporation pursuant to which Novoste agreed to make certain payments to the departed officers in consideration of the release by such officers’ of rights they may have to payments under various agreements previously entered into between Novoste and such officers. The aggregate payments made by Novoste to date pursuant to the foregoing agreements total approximately $1,717,000 (not including ongoing base salary and benefits through the termination of employment). As a result of Novoste entering into the letter agreements with the three current executive officers and settlement and release agreements with the six former officers of the corporation, on November 30, 2005 the Executive Trust remitted to Novoste $617,000, and subject to the satisfaction of certain contingencies, an additional $383,000 is expected to be remitted by the Executive Trust to Novoste during the second quarter of 2006. Effective January 1, 2006, Novoste and one of its executive officers amended their letter agreement to extend such executive officer’s employment by one month and to provide for an additional incentive retention payment to be made to such officer in connection with the extension of his employment. Novoste is obligated to pay up to an additional $146,625 in retention incentive payments to its three executive officers pursuant to such letter agreements.

OFF-BALANCE SHEET ARRANGEMENTS

We do not maintain any off-balance sheet financing arrangements apart from the operating leases described above.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued FASB Statement No. 123(R) (revised 2004), Share Based Payment. Statement 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under Statement 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective for us after June 15, 2005 (i.e., for our third quarter 2005). All public companies must use either the modified prospective or the modified retrospective transition method. We are currently evaluating the impact of adoption of this pronouncement.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma financial data is presented for informational purposes only, is based upon estimates by Novoste’s management and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the date indicated above nor does it purport to indicate results which may be attained in the future.

The following unaudited pro forma consolidated balance sheet of Novoste and its subsidiaries as of September 30, 2005 and unaudited pro forma income statements of Novoste and its subsidiaries for the year ended December 31, 2004 and the nine months ended September 30, 2005 are derived from the historical financial statements of Novoste and its subsidiaries for the year ended December 31, 2004, and the historical financial statements for the nine months ended September 30, 2005, adjusted to illustrate the effect of the sale of our VBT business to Best Vascular as if this sale occurred on September 30, 2005 with respect to the pro forma consolidated balance sheet, and January 1, 2004 with respect to the pro forma consolidated statement of operations.

These unaudited pro forma consolidated financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included elsewhere in this proxy statement.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2005

(IN THOUSANDS)

	Historical Novoste	Pro Forma Adjustments	Note	Adjusted Historical	VBT Adjustments	Note	Post Asset Sale Transaction Pro Forma Balances
Cash and cash equivalents	$12,565	$617	(11)	$13,182	$(260)	(1)(5)(10)	$12,922
Short-term investments	375	—		375	—		375
Restricted cash	3,988	(2,143)	(11)	1,845	(365)	(2)	1,480
Accounts receivable, net	415	—		415	(415)	(1)	—
Inventory, net of reserves	40	—		40	(40)	(3)	—
Assets held for sale	418	—		418	(418)	(4)	—
Prepaid and other current asset	370	—		370	(362)	(5)	8

Total current assets	18,171	(1,526)		16,645	(1,860)		14,785
Property and equipment, net	113	—		113	(113)	(4)	—
Long term note receivable	3,089	—		3,089	—		3,089

Total Assets	$21,373	$(1,526)		$19,847	$(1,973)		$17,874

Accounts payable	$446	$—		$446	$(446)	(1)	$—
Accrued expenses	4,639	(1,076)	(12)(13)(14)(15)	3,563	(1,938)	(6)(7)(8)	1,625
Unearned revenue	231	—		231	(231)	(9)	—

Total current liabilities	5,316	(1,076)		4,240	(2,615)		1,625
Long term liabilities	—	—		—	—		—

Total Liabilities	5,316	(1,076)		4,240	(2,615)		1,625

Shareholders equity (deficit):
Common stock	41	—		41	—		41
Additional paid-in capital	187,971	—		187,971	—		187,971
Other comprehensive income	708	—		708	—		708
Retained earnings (deficit)	(172,491)	(450)		(172,941)	642		(172,299)
Treasury stock	(172)	—		(172)	—		(172)

Total Equity	16,057	(450)		15,607	642		16,249

Total Liabilities & Equity	$21,373	$(1,526)		$19,847	$(1,973)		$17,874

See accompanying notes to Unaudited Pro Forma Consolidated Financial Data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF

OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Novoste	Pro Forma Adjustments	Note	Adjusted Historical	VBT Adjustments	Note		Pro Forma Novoste
Net Sales	$7,098	$(37)	(4)	$7,061	$(7,061)	(1)		$—
Cost of Sales	5,489	(28)	(4)	5,461	(5,461)	(1)		—

Gross margin (loss)	1,609	(9)		1,600	(1,600)			—

Research and development	604	—		604	(604)	(1)		—
Sales and marketing	3,799	—		3,799	(3,799)	(1)		—
General and administrative	8,167	(4,983)	(5)	3,184	(2,404)	(1	)(2)	780

Total operating expenses	12,570	(4,983)		7,587	(6,807)			780

Loss from operations	(10,961)	4,974		(5,987)	5,207			(780)

Interest income	502	—		502	—			502
Interest expense	—	—		—	—			—
Other income (expense)	192	—		192	(192)	(3)		—

Total other income	694	—		694	(192)			502

Net loss	$(10,267)	$4,974		$(5,293)	$5,015			$(278)

Number of shares								4,084

Pro forma net loss per share (basic & diluted)								$(0.07)

See accompanying notes to Unaudited Pro Forma Consolidated Financial Data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Novoste	Pro Forma Adjustments	Note	Adjusted Historical	VBT Adjustments	Note	Pro Forma Novoste
Net Sales	$23,268	$(430)	(4)	$22,838	$(22,838)	(1)	$—
Cost of Sales	16,111	(320)	(4)	$15,791	(15,791)	(1)	—
Impairment charges	7,630	—		$7,630	(7,630)	(1)	—

Gross Margin (loss)	(473)	(110)		$(583)	583		—
Research and development	4,633	—		$4,633	(4,633)	(1)	—
Sales and marketing	12,558	—		$12,558	(12,558)	(1)	—
General and administrative	8,036	(3,654)	(5)	$4,382	(3,342)	(1)(2)	1,040
Impairment charges	1,719	—		$1,719	(1,719)	(1)	—

Total operating expenses	26,946	(3,654)		$23,292	(22,252)		1,040

Loss from operations	(27,419)	3,544		$(23,875)	22,835		(1,040)

Interest income	386	—		$386	—		386
Interest expense	(3)	—		$(3)	—		(3)
Other income (expense)	115	—		$115	(115)	(3)	—

Total other income	498	—		$498	(115)		383

Net loss	$(26,921)	$3,544		$(23,377)	$22,720		$(657)

Number of shares							4,084

Pro forma net loss per share (basic & diluted)							$(0.16)

See accompanying notes to Unaudited Pro Forma Consolidated Financial Data

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL DATA

Notes to the Pro Forma Consolidated Balance Sheet as of September 30, 2005

This balance sheet presents the financial position of Novoste as though the transaction with Best Vascular occurred on September 30, 2005, adjusted for the activity related to the transaction as described below.

Note 1—Trade accounts receivables and accounts payables. Best Vascular will assume all receivables and payables related to the VBT business. To the extent that receivables and payables are not equal, a cash settlement for the difference is made.

Note 2—Restricted cash. Estimated payment to be made to certain employees for severance and retention compensation.

Note 3—Inventory. Best Vascular purchases all inventory of finished goods and service parts.

Note 4—Property, plant and equipment. Best Vascular purchases substantially all of the company’s assets.

Note 5—Prepaid and other current assets. All VBT related assets will be liquidated or assigned to Best Vascular. Approximately $121,000 relates to deposits and miscellaneous receivables that will convert to cash. The balance will be expensed in support of the VBT business.

Note 6—AEA plant decommissioning liabilities and radiation disposal costs. Best Vascular will assume the liability for decommissioning the plant and equipment at the AEA facility and disposal of radiation source trains at the end of their useful life. Liabilities for these activities are recorded as $562,000 at September 30, 2005.

Note 7—Minimum payment liability to AEA. Best Vascular will assume all liabilities relating to the purchase commitments with AEA. These are approximately $1,042,000 at September 30, 2005.

Note 8—Accrued expenses. Best Vascular will continue to pay royalties under the terms of the existing agreements and will assume all licensing liability as of January 31, 2006, the estimated date of the closing of the asset sale transaction. Liabilities were $62,000 at September 30, 2005. Approximately $272,000 of other liabilities will be settled when the VBT business is sold. Best Vascular will not be assuming approximately $492,000 of other VBT accrued expenses, the majority of which are professional fees and payroll related expenses.

Note 9—Unearned revenue. Some customers have made advance payments under contracts for the use and service of the Beta-Cath™ transfer device. Best Vascular is assuming responsibility for maintaining the devices for which advance payments have been made and for all other contractual obligations associated with these contracts.

Note 10—Payment for Calmedica lawsuit. In consideration of Best Vascular assuming all potential liability associated with the lawsuit against Novoste, Novoste will make a one-time payment of $350,000 to Best Vascular.

Note 11—Cash and restricted cash. Estimated amount of $617,000 transferred to non-restricted cash from restricted cash following renegotiated employment, termination and retention bonus agreements with current and terminated senior officers. These renegotiated agreements were executed on November 11, 2005. A total payment of $1,366,000 was made under these agreements. In addition, payments of $160,000 were made to other employees in accordance with their severance and bonus agreements.

Note 12—Accrue financial advisor fees. This amount is estimated to be $300,000 for costs incurred in connection with the sale of the VBT business to Best Vascular.

Note 13—Provision for costs related to printing the proxy and holding the shareholders’ meeting. These costs are estimated at $100,000.

Note 14—Provision for obligation to trust advisors. These costs are estimated at $50,000.

Note 15—Payment of accrued retention incentives of $1,526,000.

Notes to the Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2005 and Twelve Months Ended December 31, 2004

These statements of operations are presented as though the asset sale transaction had occurred on January 1, 2004, adjusted for activity related to the transaction as described below.

Note 1—Eliminate sales and business activity related to the VBT business. All of the commercial business is assumed by Best Vascular as of January 1, 2004.

Note 2—Eliminate general and administrative expenses related to the core VBT business. The remaining costs would include ongoing compliance and regulatory expenses for a public company, such as accounting, audit fees, board of directors’ fees, D&O liability insurance, legal fees and SEC compliance costs.

Note 3—Eliminate gain on asset sale. As part of the sale of the VBT business, substantially all activity related to sales of VBT assets would be eliminated or assumed by Best Vascular.

Note 4—Exclude stent revenue and costs. This product line, which has been discontinued, is not part of the VBT business.

Note 5—Eliminate excess administrative costs not needed for “shell” company. These costs include amounts in excess of what would normally be required to operate the VBT business as a division. Examples of cost in this category are the office of chief executive officer, board of directors, vice president—human resources, vice president—general counsel, chief financial officer, corporate filing fees and governance related to being a public company, and extraordinary costs associated with evaluating strategic initiatives as well as transaction costs for the ONI merger and the sale of assets transaction.

PRINCIPAL HOLDERS OF NOVOSTE COMMON STOCK

The following table provides information as of the record date with respect to the ownership of shares of our common stock by each person believed by management to be the beneficial owner of more than five percent of the outstanding common stock. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us, and has been adjusted to give effect to the one-for-four reverse stock split that occurred on November 4, 2005.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage
Steel Partners II, L.P. and affiliated entities (1) 590 Madison Avenue, 32nd Floor New York, New York 10022	608,302	14.9%
JANA Partners LLC (2) 536 Pacific Avenue San Francisco, California 94133	331,925	8.1%
Trellus Management Company, LLC (3) 350 Madison Avenue 9th Floor New York, New York 10017	209,608	5.1%
Lloyd I. Miller, III (4) 4550 Gordon Drive Naples, Florida 34102	208,421	5.1%

(1)	Information obtained from Schedule 13D/A filed with the SEC by Steel Partners II, L.P. and Steel Partners, L.L.C. on April 15, 2005. The Schedule 13D/A discloses that Steel Partners has sole power to vote or direct the vote of and to dispose of or to direct the disposition of all these shares. As the sole executive officer and managing member of Steel Partners L.L.C., Warren G. Lichtenstein may be deemed to beneficially own all of these shares.

(2)	Information obtained from Schedule 13G/A filed with the SEC by JANA Partners LLC on October 27, 2004. The Schedule 13G discloses that JANA Partners has sole power to vote or direct the vote of and to dispose of or to direct the disposition of all these shares.

(3)	Information obtained from Schedule 13G/A filed with the SEC by Trellus Company, LLC and Adam Usdan on February 7, 2005. The Schedule 13G/A discloses that Trellus and Mr. Usdan have shared power to vote or direct the vote of and to dispose of or to direct the disposition of all these shares.

(4)	Information obtained from Schedule 13G filed with the SEC by Mr. Miller on October 14, 2005. The Schedule 13G indicates that Mr. Miller has (i) sole voting and dispositive power with respect to 144,608 shares as the manager of a limited liability company that is the general partner of a certain limited partnership and as an individual and (ii) shared voting and dispositive power with respect to 63,813 shares as an investment advisor to the trustee of certain family trusts.

SECURITY OWNERSHIP OF NOVOSTE MANAGEMENT

The following table provides information as of the record date with respect to the beneficial ownership of our common stock by (1) each director, (2) each named executive officer as defined by the regulations of the SEC, and (3) all executive officers and directors as a group. The information in the table gives effect to the one-for-four reverse stock split that occurred on November 4, 2005.

Name	Shares		Options		Total Beneficial Ownership		Percentage (1)
Thomas D. Weldon (2)	[44,693	]	[34,750	]	[79,443	]	[1.9]%
Alfred J. Novak	[—	]	[111,632	]	[111,632	]	[2.7]%
Charles E. Larsen	[77,791	]	[8,750	]	[86,541	]	[2.1]%
William E. Whitmer	[2,250	]	[10,000	]	[12,250	]	[*]
Stephen I. Shapiro	[1,054	]	[8,750	]	[9,804	]	[*]
J. Stephen Holmes	[—	]	[8,750	]	[8,750	]	[*]
Judy Lindstrom	[—	]	[8,750	]	[8,750	]	[*]
Daniel G. Hall	[750	]	[29,093	]	[29,843	]	[*]
Robert N. Wood, Jr. (3)	[255	]	[—	]	[255	]	[*]
Andrew M. Green (3)	[57	]	[—	]	[57	]	[*]
Adam G. Lowe (3)	[—	]	[—	]	[—	]	[*]
All executive officers and directors as a group (9) persons	[126,850	]	[220,475	]	[347,325	]	[8.3]%

(*)	Less than 1%.

(1)	Applicable percentage of ownership as of the record date is based upon [4,083,721] shares of our common stock outstanding. A person is deemed to be the beneficial owner of our common stock that can be acquired within 60 days of the record date upon the exercise of options, and that person’s options are assumed to have been exercised (and the underlying shares of our common stock outstanding) in determining such person’s percentage ownership. Consequently, the denominator for calculating that percentage may differ for each shareholder.

(2)	Includes [625] shares held in trust for the benefit of Mr. Weldon’s son, [625] shares held by Mr. Weldon as custodian for his nephew, [9,917] shares held by Mr. Weldon’s spouse and [16,893] shares held by The Weldon Foundation, Inc., a Florida not-for-profit corporation in which Mr. Weldon is a director. Mr. Weldon disclaims beneficial ownership of all shares held by The Weldon Foundation, Inc.

(3)	This executive officer ceased employment with Novoste between January 1, 2005 and the record date and his beneficial ownership is not reflected in the line entitled “All executive officers and directors as a group.”

OTHER BUSINESS

We are not aware of any other matter that may properly come before the special meeting. However, if any other matter requiring a vote of shareholders should arise, it is the intention of the persons named in the enclosed BLUE proxy card to vote the proxy in accordance with their best judgment. The proxies named in the enclosed BLUE proxy card may only use discretionary authority to vote on matters not known to Novoste a reasonable time before Novoste commenced this solicitation.

All shareholder proposals to be considered for inclusion in next year’s annual meeting proxy statement pursuant to the shareholder proposal rules of the SEC must be submitted in writing to Corporate Secretary, Novoste Corporation, 4350 International Boulevard, Norcross, Georgia 30093 by April 6, 2006. Any such proposal received after that date will be considered untimely and may be excluded from the proxy materials.

In the event that the 2006 annual meeting of shareholders is changed by more than 30 days from the date of this year’s special meeting in lieu of an annual meeting, which was convened on September 14, 2005, the deadline for providing us notice under the SEC rules will be a reasonable time before we begin to print and mail our proxy soliciting materials. It is currently expected that the 2006 annual meeting will be held in the spring of 2006.

Our by-laws establish an advance notice procedure with regard to proposals (including director nominations) that shareholders otherwise desire to introduce at the annual meeting without inclusion in our proxy statement for that meeting. Written notice of such shareholder proposals for our next annual meeting must be received by our Corporate Secretary at our principal executive offices not later than June 16, 2006 and must not have been received earlier than May 17, 2006 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for shareholder action. In the event that the 2006 annual meeting of shareholders is more than 30 days before or more than 60 days after September 14, 2006 (the first anniversary of our 2005 special meeting in lieu of an annual meeting), written notice of such shareholder proposals must be received by the Corporate Secretary not later than the tenth day following the earlier of (a) the day on which public announcement of the date of the 2006 annual meeting is first made by us or (b) the date notice of the annual meeting was mailed to shareholders.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

In accordance with notices sent to shareholders sharing a single address, we are sending only one proxy statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the proxy statement as follows:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a householded address wanting to request delivery of a copy of the 2004 Annual Report on Form 10-K or proxy statement, should contact our transfer agent, American Stock Transfer and Trust Company, at 1-877-777-0800 or www.amstock.com, or may write to them at 6201 15th Avenue, Brooklyn, NY 11219.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

Any householded shareholder may request prompt delivery of a copy of the proxy statement by contacting us at 770-810-3149 or may write to our investor relations department, 4350 International Boulevard, Norcross, Georgia 30093.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

This proxy statement is available on our website at www.novoste.com. Your consent to access these documents over the Internet can save us postage and printing expense. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for this service by contacting American Stock Transfer and Trust Company at www.amstock.com. If you hold your shares through a bank, broker or other holder of record, you should contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information that issuers, including us file electronically with the SEC. The SEC’s website is located at www.sec.gov.

We make available, free of charge through our website at www.novoste.com, our Annual Reports on Form 10-K; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act, as soon as reasonably practicable after the material is electronically filed with, or furnished to, the SEC. The information on our website is not incorporated by reference into this proxy statement.

Index to Financial Statements

Page

Audited Financial Statements
Report of Independent Registered Public Accounting Firm on Financial Statements	F-2
Report of Independent Registered Public Accounting Firm on Internal Control	F-3
Financial Statements as of December 31, 2004 and December 31, 2003 and for each of the last three years in the period ended December 31, 2004:
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Shareholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-9
Notes to Consolidated Financial Statements	F-10

Unaudited Financial Statements
Financial Statements as of September 30, 2005 and December 31, 2004 and for each of the three and nine month periods ended September 30, 2005 and September 30, 2004:
Consolidated Balance Sheets	F-32
Consolidated Statements of Operations	F-33
Consolidated Statements of Cash Flows	F-34
Notes to Unaudited Consolidated Financial Statements	F-35

Report of Independent Registered Public Accounting Firm on Financial Statements

The Board of Directors and Shareholders

Novoste Corporation

We have audited the accompanying consolidated balance sheets of Novoste Corporation (and subsidiaries) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novoste Corporation (and subsidiaries) at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Novoste Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005, expressed an unqualified opinion thereon.

ERNST & YOUNG LLP

Atlanta, Georgia

March 14, 2005

Report of Independent Registered Public Accounting Firm

on Internal Control

The Board of Directors and Shareholders

Novoste Corporation

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Novoste Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Novoste Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Novoste Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Novoste Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Novoste Corporation (and subsidiaries) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 14, 2005, expressed an unqualified opinion thereon.

ERNST & YOUNG LLP

Atlanta, Georgia

March 14, 2005

NOVOSTE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares data)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,082	$33,177
Short-term investments	9,978	6,225
Accounts receivable, net of allowance for doubtful accounts of $125 and $442, respectively	1,928	5,206
Inventory, net	1,206	2,439
Prepaid expenses and other current assets	807	480

Total current assets	33,001	47,527
Property and equipment, net	700	6,997
Radiation and transfer devices, net	—	6,304
Other assets	1	579

Total assets	$33,702	$61,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,511	$1,492
Accrued expenses	3,823	6,483
Unearned revenue	1,914	188

Total current liabilities	7,248	8,163
Shareholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 16,377,634 and 16,371,997 shares issued, respectively	164	164
Additional paid-in capital	187,894	187,880
Accumulated other comprehensive income	826	733
Accumulated deficit	(162,223)	(135,302)
Treasury stock, at cost, 42,929 shares	(172)	(172)
Unearned compensation	(35)	(59)

Total shareholders’ equity	26,454	53,244

Total liabilities and shareholders’ equity	$33,702	$61,407

See accompanying notes.

NOVOSTE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share data)

	Year Ended December 31,
	2004	2003	2002
Net sales	$23,268	$62,901	$69,030
Cost of sales	16,111	24,315	27,313
Impairment charge	7,630	—	6,900

Gross margin	(473)	38,586	34,817
Operating expenses:
Research and development	4,633	11,986	13,300
Sales and marketing	12,558	19,485	26,875
General and administrative	8,036	8,237	8,335
Impairment charge	1,719	—	—

Total operating expenses	26,946	39,708	48,510

Loss from operations	(27,419)	(1,122)	(13,693)
Interest income	386	317	747
Interest expense	(3)	(32)	(105)
Other income (expense)	115	(31)	—

Total other income	498	254	642

Net loss	$(26,921)	$(868)	$(13,051)

Net loss per share—basic and diluted	$(1.65)	$(0.05)	$(0.80)

Weighted average shares outstanding—basic and diluted	16,333	16,313	16,268

See accompanying notes.

NOVOSTE CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock		Unearned Compensation	Total
	Shares	Amount				Shares	Amount
Balance at January 1, 2002	16,265	$163	$187,357	$(408)	$(121,383)	(6)	$(24)	$(977)	$64,728
Exercise of stock options at $1.00 to $6.65	61	1	336	—	—	26	111	—	448
Deferred compensation relating to issuance of stock options	—	—	365	—	—	—	—	(365)	—
Issuance of stock under Employee Stock Purchase Plan, 25 shares at $4.08 and 21 shares at $3.927	26	—	104	—	—	21	84	—	188
Amortization of unearned compensation	—	—	—	—	—	—	—	273	273
Stock repurchase	—	—	—	—	—	(159)	(616)	—	(616)
Compensation expense relating to accelerated vesting of stock options to former officer	—	—	197	—	—	—	—	—	197
Cancellation of unvested equity awards issued to officers	—	—	(546)	—	—	—	—	546	—
Comprehensive loss:
Unrealized loss	—	—	—	(19)	—	—	—	—	(19)
Translation Adjustment	—	—	—	617	—	—	—	—	617
Net loss	—	—	—	—	(13,051)	—	—	—	(13,051)

Total Comprehensive loss	—	—	—	—	—	—	—	—	(12,453)

Balance at December 31, 2002	16,352	$164	$187,813	$190	$(134,434)	(118)	$(445)	$(523)	$52,765

See accompanying notes.

NOVOSTE CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—(Continued)

(in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock		Unearned Compensation	Total
	Shares	Amount				Shares	Amount
Exercise of stock options at $3.20 to $6.65	4	$—	$292	$—	$—	101	$382	$—	$674
Issuance of stock under Employee Stock Purchase Plan, 19 shares at $5.0582	18	—	94	—	—	—	—	—	94
Amortization of unearned compensation	—	—	—	—	—	—	—	138	138
Stock repurchase	—	—	—	—	—	(26)	(109)	—	(109)
Revaluation of Variable Stock Awards	—	—	(283)	—	—	—	—	271	(12)
Compensation expense relating to fair market value of stock options to non employees	—	—	49	—	—	—	—	(19)	30
Cancellation of unvested restricted stock awards	(2)	—	(85)	—	—	—	—	74	(11)
Comprehensive loss:
Unrealized loss	—	—	—	13	—	—	—	—	13
Translation Adjustment	—	—	—	530	—	—	—	—	530
Net loss	—	—	—	—	(868)	—	—	—	(868)

Total Comprehensive loss	—	—	—	—	—	—	—	—	(325)

Balance at December 31, 2003	16,372	$164	$187,880	$733	$(135,302)	(43)	$(172)	$(59)	$53,244

See accompanying notes.

NOVOSTE CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—(Continued)

(in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock		Unearned Compensation	Total
	Shares	Amount				Shares	Amount
Exercise of stock options at $3.70 per share	2	$—	$7	$—	$—	—	$—	$—	$7
Issuance of stock under Employee Stock Purchase Plan, 4 shares at $2.2185	4	—	8	—	—	—	—	—	8
Amortization of unearned compensation	—	—	—	—	—	—	—	42	42
Revaluation of Variable Stock Awards	—	—	(6)	—	—	—	—	2	(4)
Compensation expense relating to fair market value of stock options to non employees	—	—	32	—	—	—	—	(27)	5
Cancellation of options for services or compensation	—	—	(27)	—	—	—	—	7	(20)
Comprehensive income (loss):
Unrealized loss	—	—	—	(2)	—	—	—	—	(2)
Translation Adjustment	—	—	—	95	—	—	—	—	95
Net loss	—	—	—	—	(26,921)	—	—	—	(26,921)

Total Comprehensive loss	—	—	—	—	—	—	—	—	(26,828)

Balance at December 31, 2004	16,378	$164	$187,894	$826	$(162,223)	(43)	$(172)	$(35)	$26,454

See accompanying notes.

NOVOSTE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(26,921)	$(868)	$(13,051)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	3,706	3,295	3,125
Stock based compensation expense	23	145	470
Depreciation of radiation and transfer devices	4,124	8,606	9,241
Impairment charge	9,349	—	5,065
Provision for doubtful accounts	(191)	(410)	288
Changes in assets and liabilities:
Accounts receivable	3,502	2,043	9,326
Inventory	1,091	1,521	(85)
Prepaid expenses and other current assets	(290)	508	36
Other assets	742	890	(285)
Accounts payable	(33)	(753)	(2,033)
Accrued expenses	(3,125)	(3,527)	(1,001)
Unearned revenue	1,723	(2,258)	(387)

Net cash (used in) provided by operating activities	(6,300)	9,192	10,709
Cash flows from investing activities:
Maturity/sale of short-term investments	10,715	16,686	35,573
Purchase of short-term investments	(14,468)	(11,264)	(15,536)
Purchase of property and equipment, net	(517)	(723)	(2,730)
Purchase of intangibles	(2,500)	—	—
Purchase of radiation and transfer devices	(1,106)	(3,557)	(12,124)

Net cash (used in) provided by investing activities	(7,876)	1,142	5,183
Cash flows from financing activities:
Proceeds from issuance of common stock	15	768	636
Purchase of treasury stock	—	(109)	(616)
Repayment of capital lease obligations	—	(183)	(270)

Net cash provided by financing activities	15	476	(250)
Effect of exchange rate changes on cash	66	439	408

Net (decrease) increase in cash and cash equivalents	(14,095)	11,249	16,050
Cash and equivalents at beginning of year	33,177	21,928	5,878

Cash and cash equivalents at end of year	$19,082	$33,177	$21,928

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$15	$106

See accompanying notes.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Novoste Corporation (“Novoste” or the “Company”) was incorporated on January 8, 1987 and commenced operations on May 22, 1992. The Company is a medical device company that is engaged in developing clinically superior and economically beneficial therapeutic solutions for the prevention and treatment of vascular disease. A major activity has been commercializing the Beta-Cath™ System, an intraluminal beta radiation catheter delivery system designed to reduce restenosis subsequent to percutaneous transluminal coronary angioplasty.

During years prior to 1998 the Company was in the development stage. In 1998 the Company received CE mark approval to sell the Beta-Cath™ System in Europe and recorded its first sale of commercial product in December 1998. In November 2000, the Company received Food and Drug Administration (FDA) approval to sell the Beta-Cath™ System in the United States. In 2003, the Company expanded its offering to the coronary market by licensing stents for sale outside the U.S.

The consolidated financial statements include the accounts of Novoste Corporation and its wholly owned subsidiaries incorporated in August 1998 in the Netherlands, in December 1998 in Belgium, in February 1999 in Germany, in January 2000 in France and a dedicated sales corporation incorporated in the state of Florida in July 2002. Significant inter-company transactions and accounts have been eliminated.

On August 19, 2002, the Company initiated a voluntary recall of the Beta-Rail™ 3.5F Delivery Catheter inventory from its customers. The recall related to the discovery by the Company of a small number of catheter-tip separations in the 3.5F product. An extensive evaluation and improvement program was initiated. A pre-market approval supplement was submitted to the FDA on October 15, 2002, defining the improvements to the product and manufacturing processes and requesting approval for re-launch of the product. The FDA approved the re-launch on January 6, 2003.

The impact of the 3.5F catheter recall has been included in the consolidated financial statements of the Company and is recorded in the corresponding revenue and expense categories as appropriate, based upon the nature of the expense or adjustment. At December 2002, net sales were adjusted by approximately $2,150,000 for 5F catheters that were sold to customers in 2002, which were subsequently exchanged when the new, redesigned 3.5F diameter catheters were relaunched in January 2003. This revenue was recognized during 2003 as these exchanges occurred. Selling expenses of $200,000 relating to this revenue reserve were deferred and were released as revenue was recognized. Cost of goods sold relating to this revenue reserve were deemed immaterial and therefore not deferred.

On February 22, 2005, Novoste announced a staged wind-down of operations (see Note 20). The accompanying financial statements are presented on a going-concern basis through December 31, 2004.

In the opinion of management, all adjustments considered necessary for a fair presentation of Novoste’s financial results and condition have been recorded. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company earns revenue from sales of catheters and stents and from license and lease agreements to use the radiation source trains and transfer devices included in the Beta-Cath™ System. Novoste uses distributors in countries where the distributor’s experience and knowledge of local radiation and medical device regulatory issues is considered beneficial by the Company’s management. Under the distributor arrangements, there are no purchase commitments and no provisions for cancellation of purchases. Novoste or the distributor may cancel the distributor agreements by mutual negotiation and settlement.

Sales of stents and catheters are final and revenue is recorded at time of shipment. Product is not returnable other than for shipping errors or warranty claims and these estimated amounts are reserved for, based on historical experience. In connection with the recall of 3.5F catheters in late 2002 and subsequent relaunch in early 2003 the Company offered to exchange defective 3.5F catheters for 5.0F catheters until the redesigned 3.5F catheters were available, and agreed to take back any unused 5.0F catheters for redesigned 3.5F catheters upon relaunch of the new 3.5F catheters. At December 31, 2002, the Company recorded a reserve of $2,150,000 for anticipated exchanges related to the 3.5F product, which was recorded as a reduction to net sales and was included in unearned revenue. This revenue was recognized during 2003 as these exchanges occurred. Selling expenses of $200,000 relating to this revenue reserve were deferred, and were released as revenue was recognized in 2003. The cost of goods sold relating to this revenue reserve were deemed immaterial and therefore not deferred.

The Company retains ownership of the radiation source trains and transfer devices and enters into either a lease or license agreement with its customers. Revenue recognition begins after an agreement has been executed, the system has been shipped, and all licensing and other requirements to use the system have been completed. The terms of the operating lease signed with customers located in the United States requires, as dictated by FDA regulatory approval, replacement and servicing of the radiation source train and transfer device at regular intervals. No other post-sale obligations exist.

During 1999 and through the second quarter of 2000, all payments under license agreements were payable at the inception of the agreement. These agreements were accounted for as sales-type leases and, accordingly, revenue and the related costs of sales were recognized upon shipment. Beginning in the third quarter of 2000, after the Company determined the estimated useful life of the system exceeded one year, license and lease agreements were determined to be operating leases and, accordingly, revenue has been recorded over the term of the related agreements and costs are recorded over their estimated useful life.

Beginning in the fourth quarter of 2000 and in subsequent years, payments under license and lease arrangements are either due in full at the inception of the agreement or over the term of the agreement as catheters are purchased. Revenue for these arrangements has been recorded at the lower of revenue earned, based on actual catheters purchased, or on a straight-line basis over the term of the related agreements, if collection is considered probable. Costs are recorded over the estimated useful life of the radiation source train and transfer device.

During 2004, 2003, and 2002, approximately $2,133,000, $1,239,000, and $4,547,000 respectively, of net sales related to the lease of radiation transfer devices were recorded.

Accounts Receivable

Accounts receivable at December 31, 2004 and 2003 include receivables due from product sales and amounts due under lease and service arrangements to hospitals relating to radiation and transfer devices. The

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company performs periodic credit evaluations of its customer’s financial condition and does not require collateral. Allowances for uncollectible accounts receivable represent estimates of expected credit losses based on periodic reviews of customer accounts and historical collection experience. The carrying amounts reported in the consolidated balance sheets for accounts receivable approximate their fair value.

Advertising Costs

All advertising costs are expensed as incurred. Approximately $235,000, $547,000, and $838,000, were charged to advertising expense for the years ended December 31, 2004, 2003 and 2002, respectively.

Basic and Diluted Loss Per Share

The basic and diluted loss per share is computed based on the weighted average number of common shares outstanding. Common equivalent shares of 3,285,000, 3,094,000 and 3,590,000 related primarily to stock options are not included in the per share calculations for 2004, 2003 and 2002, respectively, because all such securities are antidilutive for all years presented.

Cash Equivalents and Short-term Investments

Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months. In addition to cash equivalents, the Company has investments in commercial paper and other securities that are classified as short-term. Management determines the appropriate classification of debt securities at the time of purchase.

All securities are considered as available-for-sale and reported at fair value, with the unrealized gains and losses reported as a component of Other Comprehensive Income (Loss) on the Consolidated Statements of Shareholders’ Equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities, of which there were none, would be included in other income. Realized gains and losses are included in interest income and are determined on a specific identification basis. Interest and dividends on securities classified as available-for-sale are included in interest income.

Concentrations of Finance Risk

The Company’s cash equivalents and short-term investments are subject to market risk, primarily interest-rate and credit risk. The Company’s investments are managed by outside professional managers within investment guidelines set by the Company. Such guidelines include security type, credit quality and maturity and are intended to limit market risk by restricting the Company’s investments to high credit quality securities with relatively short-term maturities.

Foreign Currency Risk

International revenues from the Company’s foreign direct sales and distributor sales comprised 16.7%, 7.9%, and 6.2% of total revenues for the years ended December 31, 2004, 2003 and 2002, respectively. The Company experienced an immaterial amount of transaction gains and losses in 2004, 2003 and 2002 when converting from local currencies into the respective functional currencies.

The Company is also exposed to foreign exchange rate fluctuations as the financial results of its Dutch, Belgian, German and French subsidiaries are translated from Euros into U.S. dollars for reporting purposes during consolidation. As exchange rates vary from period to period, these results, when translated into U.S. dollars (the reporting currency), may vary from expectations and adversely impact overall expected profitability.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign exchange rate fluctuations, during 2004, 2003 and 2002 are reflected in Other Comprehensive Income (Loss) on the Consolidated Statements of Shareholders’ Equity. During 2004, the Euro appreciated against the dollar approximately 9%, resulting in approximately $95,000 of Other Comprehensive Income.

Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out (FIFO) basis net of reserves for obsolete and slow moving inventory.

Long Lived Assets and Impairment Analysis

In accordance with Statement of Financial Accounting Standards SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived—Assets, long-lived assets are reviewed for impairment whenever events indicate that their carrying amount may not be recoverable. In such reviews, estimated undiscounted future cash flows associated with these assets are compared with their carrying value to determine if a write-down to fair value is required. Due to the continuing decline in the Company’s current and projected future revenues and cash flows, during 2004, the Company evaluated the recovery of its long-lived assets and recorded an impairment charge of $9,349,000 on long-lived assets, including property and equipment, radiation and transfer devices, and other assets (see Note 15).

Property and Equipment

Property and equipment, including amounts under capital leases, if any, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the remaining term of the underlying lease using the straight-line method or economic life, if shorter. Repairs and maintenance are expensed as incurred. During 2004, the Company recorded an impairment charge of $9,349,000, of which $4,187,000 related to property and equipment. (see Note 15).

Radiation and Transfer Devices

The Company retains ownership of the radiation source trains (RSTs) and transfer devices (TDs). Depreciation of the costs of these assets is taken over the estimated useful life using the straight-line method and is recorded in Cost of Sales. Depreciation begins at the time the Beta-Cath™ System is placed into service. The annual agreements with the Company’s customers to license the use of radiation and transfer devices are classified by the Company as operating leases. Income is recognized ratably over the length of the lease.

The Beta-Cath™ system consists of two major components: RSTs which provide the Beta radiation for patient treatment, and TD’s which provide the mechanism for control of the RST during a VBT procedure and stores the RST between uses. Prior to entering commercial usage, the lives are based on experimental testing. Once in commercial service, data from the field is utilized to update the estimated lives. Thus, the useful economic life may change over time, based on new information.

During 2000, the first year of commercial sales, the Company estimated the useful life of the 5.0F diameter system to be eighteen months, based on the information available at that time. During early 2002, the Company concluded that, based on new testing and experience, the components of the radiation device should be accounted for separately and determined the estimated useful lives of RSTs was 12 months and transfer devices was 36 months. Accordingly, depreciation has been recorded over the new estimated lives, starting at the beginning of the first quarter 2002.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2002, the Company received FDA approval of the smaller diameter 3.5F system and began commercial sales of that product at that time. Although engineering improvements could be expected to improve the expected life of the components of the new system, the Company has continued to use the same estimated useful lives as the older 5.0F system, pending the analysis of data supporting a different life.

In June 2002, the Company decided to concentrate marketing and product development efforts on the 3.5F diameter Beta-Cath system. An impairment charge of $5,065,000 and an accrual of $1,835,000 for related contractual commitments were recognized in the second quarter for the estimated fair value of the 5.0F diameter system (Note 15). Depreciation on the remaining fair value of the 5.0F assets (after the impairment charge) had been accelerated and recorded over the expected remaining useful commercial life, which extended through December 31, 2003. Fair value was determined by reviewing the estimated future cash flows associated with 5.0F assets compared to the carrying value of these assets in accordance with SFAS 144 (see Note 15).

The impact of the change in estimate of useful lives in 2002 was as follows (in thousands, except per share data).

Increase (Decrease) Cost of sales
Change	2002
Change in radiation devices life from 18 months to 12 months (RSTs) and 36 months (TDs)	$(3,838)
Impairment of $5,065 and other related charges of $1,800 on 30mm and 40mm 5.0F RSTs and TDs (Note 15)	6,865
Acceleration of useful lives of 60mm 5.0F RSTs and TDs	612

Net impact	$3,639

Net effect on loss per share	$(0.22)

The impact on cost of sales for 2003 was immaterial and there is zero impact for 2004.

During 2004, the Company recorded a total impairment charge of $9,349,000 of which $3,443,000 related to radiation and transfer devices (see Note 15).

Research and Development and Patent Costs

All research and development costs are charged to operations as incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are expensed as incurred. Costs paid for patents are capitalized and amortized over the life of the patent.

Shipping Costs

All shipping costs incurred by the Company are classified as cost of sales.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation or (SFAS 123) sets forth accounting and reporting standards for stock-based employee compensation plans (see Note 12). As permitted by SFAS 123, the Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25,

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting for Stock Issued to Employees (APB 25) and related interpretations. Under (APB 25), no compensation expense is recognized for stock option grants to employees for which the terms are fixed. The Company grants stock options generally for a fixed number of shares to employees, directors, consultants and independent contractors with an exercise price equal to the fair market value of the shares at the date of grant. Compensation expense is recognized for increases in the estimated fair value of common stock for any stock options with variable terms.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

In December 2002, the Financial Accounting Standards Board issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee and director stock options under the fair value method of SFAS 123. The fair value for options was estimated at the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for 2004, 2003 and 2002: 5-year treasury bill interest rates of 1.95%, 4.22% and 4.24%, respectively; no dividend yields; volatility factor of the expected market price of the Company’s common stock of 0.68, 0.80 and 1.24, in 2004, 2003 and 2002, respectively; and a weighted-average expected life of the option of five years for 2004, 2003 and 2002.

Option valuation models used under SFAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Any compensation expense related to grants that do not vest immediately is amortized over the vesting period of the stock options using the straight-line method as that methodology most closely approximates the way in which the option holder earns those options.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2003	2002
Net loss, as reported	$(26,921)	$(868)	$(13,051)
Add: Total stock-based employee compensation expense included in net loss	23	145	470
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(2,218)	(3,914)	(7,006)

Pro forma net loss	$(29,116)	$(4,637)	$(19,587)

Loss per share:
Basic and diluted as reported	$(1.65)	$(0.05)	$(0.80)

Basic and diluted pro forma	$(1.78)	$(0.28)	$(1.20)

Weighted average shares outstanding—basic and diluted	16,333	16,313	16,268

In December 2004, the FASB issued FASB Statement No. 123(R), Share Based Payment (SFAS 123(R)). SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, which was permitted under SFAS 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS 123(R) is effective for the Company after June 15, 2005 (i.e., for our third quarter 2005). All public companies must use either the modified prospective or the modified retrospective transition method. We are currently evaluating the impact of adoption of this pronouncement, which must be adopted in the third quarter of fiscal year 2005.

Reclassifications

Certain amounts have been reclassified in prior year financial statements to conform to current year presentation.

2. SHORT-TERM INVESTMENTS

At December 31, 2004 and 2003, short-term investments consist of debt securities classified as available-for-sale. The Company has invested primarily in commercial paper and U.S. corporate notes, all of which have a minimum investment rating of “A”, in addition to government agency notes and certificates of deposit.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Available-for-Sale Investments

Available-for-sale investments at December 31, 2004 were as follows (in thousands):

	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value
Money market	$12,650	$—	$—	$12,650
Commercial paper	6,171	—	(1)	6,170
Asset backed bonds	502	—	(1)	501
Corporate bonds	3,919	—	(3)	3,916
Government bonds	3,307	—	(3)	3,304

Total available-for-sale investments	26,549	$—	$(8)	$26,541

Less amounts classified as cash equivalents	(16,563)
Unrecognized net loss	(8)

	$9,978

Available for Sale Investments at December 31, 2003 were as follows (in thousands):

	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value
Money market	$15,459	$—	$—	$15,459
Commercial paper	4,896	—	—	4,896
Asset backed bonds	1,609	—	(7)	1,602
Corporate bonds	2,608	—	(1)	2,607
Government bonds	4,018	2	—	4,020

Total available-for-sale investments	28,590	$2	$(8)	$28,584

Less amounts classified as cash equivalents	(22,359)
Unrecognized net loss	(6)

	$6,225

The amortized cost and estimated fair value of available-for-sale investments in debt securities and other investments at December 31, 2004, by contractual maturity, were as follows (in thousands):

	Adjusted Cost	Estimated Fair Value
Due in 1 year or less	$25,426	$25,423
Due in 1-2 years	620	617
Due in 2-5 years	503	501

Total investments in available-for-sale securities	$26,549	$26,541

3. ACCOUNTS RECEIVABLE

Accounts receivable include amounts due from customers for product sales and amounts due under lease and maintenance or service agreements with hospitals relating to radiation and transfer devices (see Note 6). The carrying amounts approximate their fair value.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts receivable are comprised of the following (in thousands):

	December 31, 2004	December 31, 2003
Accounts receivable, gross	$2,053	$5,648
Less: Allowance for doubtful accounts	(125)	(442)

Accounts receivable, net	$1,928	$5,206

There were no significant concentrations of credit risk in 2004 or 2003.

4. INVENTORIES

Inventories are comprised of the following (in thousands):

	December 31, 2004	December 31, 2003
Raw materials	$1,922	$2,442
Work in process	133	124
Finished goods	871	1,115

Inventory, gross	2,926	3,681
Less: inventory reserve	(1,720)	(1,242)

Inventory, net	$1,206	$2,439

Inventory reserves increased from $1,242,000 at December 31, 2003 to $1,720,000 at December 31, 2004. The increase is attributable to additional reserves for excess inventory based on continuing declines in estimated future sales.

5. PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following (in thousands):

	December 31, 2004	December 31, 2003
Furniture and fixtures	$791	$1,211
Office equipment	1,979	4,142
Laboratory equipment	552	991
Leasehold improvements	543	2,208
Production equipment	5,092	8,205

Property and equipment, gross	8,957	16,757
Less: Accumulated depreciation and amortization	(8,257)	(9,760)

Property and equipment, net	$700	$6,997

Depreciation expense on property and equipment was $2,603,000, $3,280,000 and $3,021,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

During 2004, the Company recorded an impairment charge of $9,349,000, of which $4,187,000 related to property and equipment (see Note 15).

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Novoste is obligated to decommission the radiation production facility at the conclusion of operations when the plant is retired. Novoste receives, from time to time, estimates of the cost of the decommissioning activity. These costs are accounted for in accordance with SFAS 143, Accounting for Asset Retirement Obligations. At December 31, 2004, based on the latest estimates, Novoste had recorded a liability of $621,000 and corresponding net asset of $233,000, an increase from $101,000 and $68,000 respectively, recorded at the end of 2003. The increase is due to a change in the estimated costs to be incurred through the third quarter of 2006 when the plant will be retired, approximately $469,000, and to an increase in the EUR/USD exchange rate during the year, approximately $51,000. The corresponding increase in net asset balance was $165,000. No liabilities were settled during 2003 or 2004 and no payments are expected to be made until the retirement is complete.

6. RADIATION AND TRANSFER DEVICES

Radiation and transfer devices are stated at cost and are comprised of the following (in thousands):

	December 31, 2004	December 31, 2003
Radiation and transfer devices, gross	$14,977	$25,554
Less: Accumulated depreciation	(14,977)	(19,250)

Radiation and transfer devices, net	$—	$6,304

During 2002, an impairment charge of $5,065,000 was recognized in the second quarter for 5.0F radiation devices. During 2004, the Company recorded an impairment charge of $9,349,000, of which $3,443,000 related to radiation and transfer devices (see Note 15).

7. OTHER ASSETS

Other assets consist mainly of license agreements and other intangibles. On April 22, 2004, Novoste signed an asset purchase agreement with Guidant Corporation (Guidant) pursuant to which Novoste acquired information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Under the terms of the agreement, during a six-month transition period, which began on April 22, 2004, Guidant and Novoste agreed to cooperate jointly to transition the Guidant customers to Novoste products for any customer that wished to continue vascular brachytherapy. Guidant agreed to discontinue its vascular brachytherapy business in the United States and Canada over the six-month period. Additionally, Guidant agreed to not compete in the vascular brachytherapy market in the United States and Canada for a period of five years. Novoste paid the sum of $2,500,000 to Guidant at the signing of the transaction for the Guidant customer list. In addition, the Company agreed to pay Guidant an additional 5% on net sales to customers on the Guidant customer list that transition to Novoste’s products, for a period of six months after April 22, 2004. After the six-month transition period, Novoste agreed to pay an additional 5% on all U.S. and Canadian net sales of Novoste vascular brachytherapy products up to a maximum of $4,000,000. The initial payment was being amortized over twenty-four months. Amortization expense was $833,000 for the twelve months ended December 31, 2004.

During 2004, the Company recorded an impairment charge of $9,439,000, of which $1,719,000 related to other assets consisting of licenses, patents and the Guidant customer list (see Note 15).

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. ACCRUED EXPENSES

Accrued expenses are comprised of the following (in thousands):

	December 31, 2004	December 31, 2003
Salaries, wages and benefits	$1,216	$2,353
Accrued supplier and radiation decommissioning cost	891	1,598
Due to customers	104	310
Operating expenses and royalties	433	643
Clinical trials	205	783
Professional fees	892	584
Sales and use taxes	82	212

	$3,823	$6,483

9. LINE OF CREDIT

In August 2001, the Company obtained a $10 million revolving line of credit, which was extended by agreement from time to time. At December 31, 2003 the Company had no outstanding borrowings against the line of credit. On May 27, 2004, Novoste replaced previous borrowing arrangements with a one-year agreement, which provided a $5,000,000 revolving line of credit and the availability of letters of credit. On December 22, 2004, in view of declining business needs, Novoste terminated the borrowing agreement with the financial institution and no obligations related to the agreement exist at December 31, 2004. At December 31, 2004, the Company had $75,000 in outstanding letters of credit.

10. CAPITAL LEASE OBLIGATIONS

The Company leased computers and equipment under capital leases with initial or remaining terms in excess of one year or more. During 2003, all obligations under capital leases were satisfied and no future lease obligations existed at December 31, 2003 and 2004.

For the year ended December 31, 2003, lease payments under capital leases were $183,000. Depreciation expense associated with capital leases was $150,000 and $262,000 for 2003 and 2002, respectively. These amounts were included in operating expenses.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows (in thousands):

	December 31, 2004	December 31, 2003
Deferred income tax assets:
Net operating loss carryforwards	$30,086	$52,594
R&D tax credit carryforwards	3,143	2,920
Provision for doubtful accounts	10	57
Other	3	3
Accruals/reserves	5,156	3,034
Property and equipment	1,281	1,142

	39,679	59,750
Valuation allowance for deferred income tax assets	(39,679)	(59,750)

Net deferred income tax assets	$—	$—

At December 31, 2004 and 2003, a valuation allowance has been recognized to reduce the net deferred tax assets to zero, due to uncertainties with respect to the Company’s ability to generate taxable income in the future sufficient to realize their benefit. No income taxes were paid during 2004, 2003, or 2002. As of December 31, 2004, the Company has approximately $63,019,000 of net operating loss carryforwards (“NOL carryforwards”) for U.S. federal income tax purposes remaining after certain limitations pursuant to Section 382 of the Internal Revenue Code (IRC) imposed during 2004 (see discussion below). Such losses expire in 2007 through 2024. As of December 31, 2004, the Company has approximately $14,323,000 of foreign net operating losses related to its European subsidiaries. Additionally, the Company has approximately $3,142,000 in research and development (R&D) tax credits that expire in 2008 through 2024 unless utilized earlier. However, because of the IRC Section 382 limitation (see discussion below), all but approximately $223,000 of R&D tax credits will likely expire unused. The NOL carryforwards and R&D tax credits are available to offset future income taxes payable, if any. The Tax Reform Act of 1986 contains provisions that limit carry forwards and R&D tax credits available for use in any given year in the event of significant changes in ownership interests, as defined in the Act.

The Company had previously reported in the audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2003, that it had approximately $108,000,000 of NOL carryforwards which were fully reserved and will expire beginning 2007 through 2023. Section 382 of the Internal Revenue Code (“IRC”) imposes an annual limitation on the utilization of NOL carryforwards based on a statutory rate of return (the “adjusted Federal long term rate”, as defined in the IRC) and the value of the corporation at the time of a change in ownership as defined by Section 382 of the IRC. As a result the Company evaluates whether there are limitation on the use of its NOL carryforwards, including the impact of cumulative changes in ownership of the Company’s common stock. This evaluation includes reliance upon the filings of Schedules 13D and 13G by certain stockholders in accordance with Securities and Exchange Commission (“SEC”) rules as well as additional reviews by the Company.

In connection with its review of a potential strategic alternative during the fourth quarter of 2004, the Company completed a review of whether there were limitations on the use of its NOL carryforwards. During the foregoing review, the Company became aware of what it believed were potential inaccuracies contained in

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

certain Schedule 13D and 13G filings made by certain persons with the SEC during the past several years and has determined that certain purchases and sales of its common stock were not reported accurately. As a result, the Company determined that a change in ownership, as defined in Section 382 of the IRC, took place on September 17, 2003, which imposes annual limitations restricting the timing and amounts of the future use of available NOL carryforwards. As a consequence of these limitations, approximately two-thirds of the NOL carryforwards will expire unused.

As of September 17, 2003, the future use of NOL carryforwards is limited to $1.8 million annually. All of the NOL carryforwards are fully reserved and will expired over a 17-year period beginning in 2007. The change in ownership had no impact on reported net income or loss per share for the years ended December 31, 2004 or 2003.

The utilization of these NOL carryforwards could be further restricted in future periods as a result of any future changes in ownership, as defined in Section 382 of the IRC. Such future change in ownership, if any, may result in significant additional amounts of these NOL carryforwards expiring unused.

A reconciliation of the provision for income taxes to the federal statutory rate is presented below for the years ended December 31st as follows (in thousands):

	2004	2003	2002
Tax benefit at statutory rate	$(9,396)	$(295)	$(4,437)
State tax, net of federal benefit	(1,073)	(23)	(482)
R&D tax credit	(223)	(571)	(925)
Other	34	101	346
Valuation allowance for deferred income tax	10,658	788	5,498

	$—	$—	$—

12. SHAREHOLDERS’ EQUITY

Shareholder Rights Plan

On October 25, 1996, the Company’s Board of Directors declared a dividend of one Right for each share of Common Stock held of record at the close of business on November 25, 1996. The Rights are generally not exercisable until 10 days after an announcement by the Company that a person or group has acquired at least 15% of the Company’s Common Stock. The Rights, which do not have any voting rights, may be redeemed by the Company at a price of $.01 per Right at any time prior to a person’s or group’s acquisition of 15% or more of the Company’s Common Stock. Each Right, should it become exercisable, will entitle the owner to buy 1 1/100th (0.01) of a share of new Series A participating preferred stock at an exercise price of $85.

In the event the Rights become exercisable as a result of the acquisition of at least 15% of the Company’s Common Stock, each Right will entitle the owner, other than the acquiring person, to buy at the Rights’ then current exercise price a number of shares of Common Stock with a market value equal to twice the exercise price. In addition, unless the acquiring person or group owns more than 50% of the outstanding shares of Common Stock, the Board of Directors may elect to exchange all outstanding Rights (other than those owned by such acquiring person or group) at an exchange ratio of one share of Common Stock per Right. The Rights expire on November 25, 2006 unless they are earlier exercised, redeemed, or exchanged. As a result of the adoption of this Plan, 1,000,000 shares of authorized preferred stock have been reserved and designated as Series A Participating Preferred Stock.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans and Stock Grants

The Company’s Board of Directors adopted in May 1992, the Novoste Corporation Stock Option Plan (the “Plan”) under which options designated as either incentive or non-qualified stock options may be issued to employees, officers, directors, consultants and independent contractors of the Company or any parent, subsidiary or affiliate of the Company. Options granted under the Plan are at prices not less than the fair market value at the time of grant and may be exercised for a period of ten years from the grant date. Options granted under the Plan have vesting periods ranging from immediate to four years. The Plan includes a provision for options to accelerate and become immediately and fully exercisable upon a 50% or more change in control as defined in the Plan. In 2001, this Plan was terminated and replaced with the 2001 Stock Plan. In August 1996 the Stock Option and Compensation Committee of the Board of Directors of the Company adopted a Non-Employee Director Stock Option Plan (the “Director Plan”). In 2001, this Plan was terminated and replaced with the 2001 Stock Plan.

During April 2001, the 2001 Stock Plan (the “2001 Plan”) was adopted by the Company’s Board of Directors and on June 14, 2001, the 2001 Plan was approved by the Company’s Shareholders. Any employee, officer, consultant, independent contractor or director is eligible to participate in the 2001 Plan. The 2001 Plan permits the granting of incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance awards and common stock. Options granted under the 2001 Plan are at prices not less than the fair market value at the time of grant and may be exercised for a period of ten years from the grant date. Options granted under the 2001 Plan have vesting periods ranging from immediate to four years. The 2001 Plan includes a provision for options to accelerate and become immediately and fully exercisable upon a 50% or more change in control as defined in the incentive and non-qualified stock option agreements. During 2004, the 2001 Plan was amended to make an additional 500,000 shares available for grant. Under the 2001 Plan, 875,200 shares were granted and 391,665 shares were canceled in 2004, and 134,800 shares remain available for grant as of December 31, 2004.

Effective February 12, 2002, the Company’s Board of Directors adopted the Novoste Corporation 2002 Broad-Based Stock Plan (the “2002 Plan”), which makes 200,000 shares available for grant to employees, officers, consultants, independent contractors or non-employee directors providing services to the Company or affiliates. The 2002 Plan limits the number of shares that may be granted to officers and directors to 100,000 shares. The Plan permits the granting of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants and other stock-based awards. Furthermore, awards other than options are limited to 10% of the total number of shares authorized and the purchase price per share of options may not be less than the fair market value on grant date. The 2002 Plan authorizes the committee designated by the Company’s Board of Directors to set the term and to accelerate the exercisability of awards. Under the 2002 Plan, 12,000 shares were granted, 2,000 shares were exercised and 69,512 shares were canceled in 2004, and 80,662 shares remain available for grant as of December 31, 2004.

Effective October 16, 2002, the Board of Directors adopted the Novoste Corporation 2002 Chief Executive Officer Stock Option Plan which authorizes the grant of 700,000 shares to the Company’s Chief Executive Officer. All of the shares authorized were granted to Alfred J. Novak on October 16, 2002, as non-qualified stock options, at an exercise price of $4.20 per share, the fair market price of the stock on the date of the grant. The options are exercisable at various times during the term of the grant, which is a period of ten years. No shares remain available for grant under this Plan.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity under the above-described three plans is summarized as follows:

	Number of Shares	Price per Share	Weighted Average Price
Outstanding at December 31, 2001	3,500,558	$1.00–$49.25	$17.53

Options granted	1,413,274	3.70– 8.10	4.86
Options exercised	(87,525)	1.00– 6.65	5.12
Options forfeited	(1,240,266)	3.70– 49.25	22.54

Outstanding at December 31, 2002	3,586,041	3.20– 49.25	11.14

Options granted	526,405	4.50– 8.39	5.67
Options exercised	(104,748)	3.20– 7.46	6.44
Options forfeited	(914,134)	3.70– 49.25	13.58

Outstanding at December 31, 2003	3,093,564	3.20– 49.25	9.59

Options granted	887,200	1.49– 5.20	2.99
Options exercised	(2,000)	3.70– 3.70	3.70
Options forfeited	(693,460)	2.90– 49.25	11.63

Outstanding at December 31, 2004	3,285,304	1.49– 49.25	7.38

Exercisable at December 31, 2004	1,732,555	3.20– 49.25	10.54

At December 31, 2004 the Company has 3,500,766 shares of common stock reserved for issuances under these employee and director stock option arrangements and 124,727 shares of common stock reserved for issue under the Employee Stock Purchase Plan (see Note 14).

The following table summarizes information concerning currently outstanding and exercisable options:

		Options Outstanding		Options Exercisable
Range Of Exercise Prices	Number Of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Of Options Outstanding	Number Exercisable	Weighted Average Exercise Price
$ 1.00–$ 5.00	1,882,463	8.64	$3.64	499,550	$4.21
5.01– 7.00	718,102	7.19	6.47	615,160	6.55
7.01– 10.50	130,750	7.79	7.86	72,614	7.78
10.51– 13.38	157,912	4.11	11.53	157,912	11.53
13.39– 21.94	71,400	6.43	15.28	63,928	15.19
21.95– 22.50	97,452	5.80	22.50	97,452	22.50
22.51– 24.69	108,200	3.42	24.00	108,150	24.00
24.70– 49.25	119,025	3.79	33.76	117,789	33.79

	3,285,304	7.59	7.38	1,732,555	10.54

During the period October 1998 to February 1999, options to purchase 200,000 shares were granted at prices per share ranging from $11.75 to $28.00 per share. These grants were subject to shareholder approval in May 1999. When approval was obtained, the market price per share exceeded the exercise price, and the Company incurred compensation expense of $1,793,000, which has been expensed over the four-year vesting period of these options: $0, $0 and $127,000 have been expensed in 2004, 2003 and 2002, respectively. Approximately 37,500 of these options awarded to a former officer of the Company were forfeited during 2000, reducing the incurred compensation by $73,000 to $1,720,000.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2001, options to purchase 101,000 shares were granted at $14.71 per share. These grants were subject to shareholder approval in June 2001. When approval was obtained, the market price per share exceeded the exercise price, and the Company incurred compensation expense of $839,000, which has been expensed over the vesting period of these options. The vesting period allowed for one-quarter vesting of the options on the date of grant and the remainder to be vested one-quarter over the next three grant date anniversaries. Approximately $14,000, $114,000 and $210,000 were expensed in 2004, 2003 and 2002, respectively, relating to these options.

In July 2002, the Company accelerated the vesting of options to a former senior officer serving on the board as part of his separation compensation. The Company recorded compensation expense of $197,000 as a result of this acceleration.

In May 2002, certain executive officers voluntarily surrendered options for 713,750 shares, most of which were exercisable at prices in excess of $20.10 per share. By surrendering the options, these officers were not eligible to receive grants of any options for at least six months after the date of the surrender of the options.

In November 2002, the Company issued options for 19,375 shares to an officer of the Company as a replacement award to previously canceled options. The Company recorded $91,000 in compensation expense associated with the issuance of these awards. In 2003, the Company granted 11,500 shares of stock options to non-employees, which had a total fair market value of $49,000 at their grant date. Under SFAS 123, the fair market value of these grants is to be amortized over their vesting period ranging, from five months to four years. The Company recorded $30,000 in compensation expense associated with the issuance of these grants.

The weighted-average fair value of options granted during 2004 is $1.72.

Since inception the Company granted a total of 56,450 shares of restricted Common Stock authorized under the various plans to consultants and certain officers of the Company. Of these restricted shares, 7,500 were cancelled during 2000. In October 2001, the Company accelerated the vesting of 39,000 shares of restricted stock previously issued to an officer. The Company recognized approximately $190,000 in expense associated with the accelerated vesting. In 2003, 2,475 shares were canceled due to termination of employment. As of December 31, 2004, the remaining 46,475 restricted shares have vested, have been recorded as unearned compensation in the statement of shareholders’ equity and were amortized to compensation expense over the vesting periods of the awards. Holders of these shares have voting rights after the shares vest. Based on the quoted market value per share at the grant dates, the Company incurred compensation expense of $3,000, $25,000 and $55,000 in 2004, 2003 and 2002, respectively.

Stock Buy-Back Program

In August 2002, the Company announced a stock buy-back program, which authorized the purchase of up to $5 million of common stock in the open market. Under the program, no shares will knowingly be purchased from officers or directors of the Company. Depending on market conditions and other factors, the purchases could be commenced or suspended at any time or from time-to-time without notice. Shortly after the announcement, the Company suspended the program when the voluntary product recall of 3.5F catheters was initiated. In August 2003, the Company announced the extension of the stock buy-back program originally authorized in 2002 for an additional one year period and increased the authorized expenditure for stock repurchase up to $7 million. No repurchases occurred during 2004 and the program has expired. As of December 31, 2004, 185,400 shares have been purchased for $725,000 under the buy-back program.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. COMMITMENTS AND CONCENTRATIONS OF SUPPLIERS

The Company is committed under operating leases for its facility and various equipment. Rent expense was approximately $752,000, $827,000, and $770,000 for the years ending December 31, 2004, 2003 and 2002, respectively. The total future minimum rental payments at December 31, 2004 are as follows (in thousands):

2005	$369
2006	45

$414

On January 3, 1996, the Company entered into a license agreement with a physician pursuant to which he is entitled to receive a royalty on the net sales of the Beta-Cath™ System (excluding consideration paid for the radioactive isotope), up to a maximum payment of $5,000,000. Royalty fees to the physician aggregated, $206,000 $585,000, and $668,000 in 2004, 2003 and 2002 and have been expensed in cost of sales.

On January 30, 1996, the Company entered into a license agreement whereby Emory University assigned its claim to certain technology to the Company for royalties based on net sales (as defined in the agreement) of products derived from such technology, subject to certain minimum royalties. After the first commercial sale of royalty bearing products by Novoste, minimum royalties were due to Emory University in the following amounts: year 2 after the first commercial sale—$10,000; year 3—$15,000; year 4—$25,000; and years 5-10, $50,000 per year. The royalty agreement term is consistent with the life of the related patent and applies to the assignments of the patent technology to a third party. Royalty fees to Emory University aggregated $468,000, $1,192,000, and $1,378,000, in 2004, 2003 and 2002, respectively, and have been expensed in cost of sales.

On April 22, 2004, Novoste signed an asset purchase agreement with Guidant pursuant to which Novoste would acquire information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Novoste paid the sum of $2,500,000 to Guidant at the signing of the transaction and agreed to pay 5% on its net sales to customers on the Guidant customer list that transition to Novoste’s products for a period of six months after April 22, 2004. After this six month transition period, Novoste will pay an additional 5% on all vascular brachytherapy products in the U.S. and Canada, up to an additional payment of $4,000,000. Under this agreement, Guidant has earned $227,000 in additional payments during 2004 (see Note 7).

The Company has long-term contracts with the suppliers of Radiation Source Trains, a key component of the Beta-Cath™ system. These contracts expire between 2005 and 2006. Commitments under the contracts were $1,700,000 and $10,446,000 at December 31, 2004 and 2003, respectively. The contractual obligation under the AEA contract is subject to negotiation and settlement with AEA.

At December 31, 2004, the Company has disposal requirements for radioactive isotopes and contractual cost reimbursement obligations for decommissioning contaminated production equipment. The Company has accrued $250,000 for the 5.0F production equipment disposal and $19,000 for 5.0F isotope seed disposal, which are recorded in accrued expenses and are expected to be paid to Bebig during the first two quarters of 2005.

The Company is contractually obligated for decommissioning the radiation manufacturing facility when it is retired in the third quarter of 2006 (see Note 5). Novoste receives estimates from time to time regarding the cost of decommissioning and records the estimate as a liability. The estimate is provided in Euros, thus, the fair value of the liability in USD is calculated using the Euro/USD exchange rate at the balance sheet date and discounted using the risk-free interest. The total liability at December 31, 2004 is $659,000, which is discounted at 3.64% to

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

determine the liability amount of $621,000 on the balance sheet. Payments will not occur until retirement of the facility in 2006. The estimate of the decommissioning cost is subject to revision as the Euro/USD exchange rate changes, as disposal methods and technologies change, and as possible alternate uses for the equipment develop between now and the retirement date in 2006.

The Company maintains termination agreements with certain executives providing for severance pay and other related benefits upon the executive’s separation from the Company under a change of control. In addition, there are retention bonus agreements for certain executives which provide for continued loyalty to Novoste during the restructuring period.

The Company is subject to legal claims and assertions in the ordinary course of business. At December 31, 2004, the Company, except for the following, is not aware of any such claims and assertions that are material to the Company’s financial statements.

In June 2003, Calmedica LLC (Calmedica) filed suit against the Company alleging infringement of patents owned by Calmedica. Novoste has been aware of the patents owned by Calmedica and believes our products do not infringe the patents. While the Company and its counsel believe that Calmedica is not likely to be successful on the merits, defense of the case could require the expenditure of significant time and resources. Due to the high degree of uncertainty associated with this matter, no accruals have been recorded.

14. EMPLOYEE BENEFIT PLANS

The Company has adopted a Defined Contribution 401(k) Plan in which all employees who are at least 21 years of age are eligible to participate. Contributions of up to 15% of compensation to the 401(k) Plan may be made by employees through salary withholdings. Company matching contributions are discretionary. In 2004, 2003 and 2002 the Company matched 33 1/3% of the first 6% of employee contributions, aggregating $173,000, $199,000, and $293,000, respectively.

Effective July 1, 2000, the Company adopted an Employee Stock Purchase Plan (Plan), which makes available up to 250,000 shares of Common Stock of the Company to be sold to eligible employees under the Plan. The purchase price of each share of Common Stock sold pursuant to this Plan shall be the lesser of 85% of the Fair Market Value of such share on the first day of the purchase period or 85% of the Fair Market Value of such share on the last day of the purchase period. As of December 31, 2004, 124,727 shares have been purchased under the Plan.

15. IMPAIRMENT CHARGES

In 2002, impairment and related charges of $6,900,000 associated with the Company’s U.S. operations were recorded related to the Company’s decision to concentrate marketing and development efforts on the new 3.5F diameter Beta-Cath™ System. The Company evaluated the recoverable value of the 5.0F systems that are equipped to be used with 30mm and 40mm radiation source trains. Based on this evaluation, the Company determined that the 5.0F transfer devices and the related radiation source trains, with a carrying amount of $8,593,000, were impaired and wrote them down by $5,065,000, to their estimated fair value of $3,528,000, and accrued $1,835,000 for related contract commitments, resulting in impairment and other related charges of $6,900,000 for the second quarter of 2002. Fair value was based on expected future net cash flows to be generated by the transfer devices and radiation source trains during their remaining service lives, discounted at the risk-free rate of interest. The remaining fair value was amortized ratably over the estimated useful life of these assets, which extended through December 31, 2003. At December 31, 2003, the net book value of all 5.0F assets was zero.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the third quarter of 2004, Novoste suspended production of radiation source trains at AEA Technologies QSA GmbH (AEA). This suspension was due to the existence of sufficient radiation source train inventory levels that were determined to be adequate to meet the needs of Novoste for the foreseeable future. This situation was due to (a) the reduction in the number of vascular brachytherapy sites and procedures as a result of the declining vascular brachytherapy market, and (b) fewer replacements of 3.5F radiation source trains than expected. As a result of the suspension and continued declines in the Company’s current and projected future revenues and cash flows, Novoste assessed the recoverability of carrying value of the Company’s long-lived assets in relationship to the expected undiscounted cash flows to be generated from revenues. Based on this evaluation, Novoste concluded that the value of the AEA plant was no longer fully recoverable and recorded an impairment charge of $938,000, or $.06/share, against the carrying value of $2,865,000 in property and equipment in the plant. In addition, effective September 30, 2004, Novoste concluded that the estimated useful commercial life of the production facility should be reduced from 60 months to 48 months, ending September 2006 when the AEA Supply Agreement is up for renewal. The remaining value of the AEA plant was to be depreciated over this remaining useful life.

During the fourth quarter of 2004, the Company updated an economic study regarding the value of all long-lived assets supporting the VBT business. The impairment analysis was based on expected future net cash flows to be generated by the assets during their remaining service lives, using undiscounted cash flows. Because the Company only has one product line, all enterprise-wide, long-lived assets were included. The study concluded that the assets were impaired, and the carrying value of all long lived assets was reduced by $8,411,000, or $.51/share, and expensed as follows: in cost of sales, $6,692,000; in sales and marketing, $1,667,000; and in general and administrative, $52,000. Approximately $95,000 applied to long-lived assets in Europe. All of the specialized assets relating to the Beta-Cath™ product line were considered to have zero fair value due to their specialized nature and lack of alternative uses. Property and equipment, much of which is more versatile in nature, was reduced to estimated salvage value.

16. PERSONNEL TERMINATION COSTS

During the years ended December 31, 2004 and 2003, 84 and 87 employees, respectively, were terminated, to align the Company’s staffing with current market conditions. All costs related, directly or indirectly, to the personnel affected were expensed (and paid) in year of employment termination. These costs are included in cost of sales and operating expense on the consolidated statement of operations for the years ended December 31, 2004 and 2003.

	Year Ended December 31,
	2004	2003
Accrued from prior period, paid during current period	$—	$—
Accrued and paid during current period	676	565
Accrued but not paid during current period	—	—

Termination expense for the period	$676	$565

Expense reported in:
Cost of Sales	$274	$—

Operating Expenses	$402	$565

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. RELATED PARTY TRANSACTIONS

On December 23, 2002, the Company signed a Distribution Agreement with Orbus Medical Technologies, Inc., (Orbus) a manufacturer of cardiology products. The Company’s President and Chief Executive Officer, Mr. Alfred J. Novak, is also the Chairman of Orbus. During 2004, the Company purchased $119,000 of product from Orbus. As of December 31, 2004, and 2003 the Company has prepaid $60,000 and $169,000 for future product purchases and had $169,000 and $341,000 in inventory. In the years ending December 31, 2004 and 2003, Novoste had net sales of $430,000 and $620,000 from this product line.

Subsequent to December 31, 2004, Novoste and Orbus mutually agreed to terminate the Distribution Agreement. Orbus paid Novoste $366,000 and assumed $38,000 in liabilities to repurchase inventory, refund the unused deposit and reimburse Novoste for market development expenses. Novoste will cease distributing Orbus product by the end of the first quarter of 2005.

18. SEGMENT INFORMATION

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information requires the reporting of segment information based on the information provided to the Company’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance. The Company’s business activities are represented by a single industry segment, the manufacture and distribution of medical devices. For management purposes, the Company is segmented into two geographic areas: United States and Rest of World (Canada, Europe, Australia, Asia and South America).

The Company’s net sales, net income (loss), long-lived assets and total assets by geographic area are as follows (in thousands):

Net sales	United States	Rest of World	Consolidated
2004	$19,391	$3,877	$23,268
2003	57,915	4,986	62,901
2002	64,746	4,284	69,030

Net income (loss)	United States	Rest of World	Consolidated
2004	$(26,293)	$(628)	$(26,921)
2003	(932)	64	(868)
2002	(8,109)	(4,942)	(13,051)

Long-lived assets	United States	Rest of World	Consolidated
2004	$700	$—	$700
2003	12,689	1,191	13,880

Total assets	United States	Rest of World	Consolidated
2004	$31,794	$1,908	$33,702
2003	57,264	4,143	61,407

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	(In thousands, except per share amounts)
Fiscal 2004	First Quarter Ended March 31	Second Quarter Ended June 30	Third Quarter Ended September 30	Fourth Quarter Ended December 31
Net sales	$7,025	$5,753	$5,952	$4,538
Cost of sales	3,952	3,539	4,350	4,270
Impairment charge	—	—	938	6,692
Gross margin	3,073	2,214	664	(6,424)
Loss from operations	(4,691)	(3,886)	(5,440)	(13,402)
Net loss	(4,614)	(3,770)	(5,273)	(13,264)
Net loss per share	(0.28)	(0.23)	(0.32)	(0.81)

Fiscal 2003	First Quarter Ended March 31	Second Quarter Ended June 30	Third Quarter Ended September 30	Fourth Quarter Ended December 31
Net sales and revenue	$20,705	$17,608	$13,531	$11,057
Cost of sales	7,066	6,318	5,535	5,396
Gross margin	13,639	11,290	7,996	5,661
Income (loss) from operations	2,029	1,091	(1,554)	(2,688)
Net income (loss)	2,137	1,153	(1,519)	(2,639)
Net income (loss) per share	0.13	0.07	(0.09)	(0.16)

Cost of sales and gross margin for the first and second quarter of 2004 have been changed from the presentation in our 10-Q’s in order to be consistent with the presentation made for the third and fourth quarters and for prior years. Administration and facilities costs in the amounts of $77,000 and $76,000 for the first and second quarter, respectively, are reclassified to cost of sales, which correspondingly reduced gross margin. The total results of operation does not change.

20. SUBSEQUENT EVENTS

On February 22, 2005, the Company announced that the board of directors had determined that the vascular brachytherapy products business, which is the Company’s only business line is no longer viable, and as a result, the Board had authorized a staged wind-down of the VBT business. On that date, Novoste also announced that, pursuant to the first stage of the wind-down plan, it would reduce the U.S. workforce in the first quarter of 2005 by 52 employees, from 81 employees. Additionally, the Company notified all its employees outside of the U.S. (16) that they will be terminated in accordance with their contracts and the relevant country’s employment regulations in an effort to further reduce the Company’s costs. The board determined that this decision was necessary to preserve cash resources and arose as a result of the continuing decline in revenue for the Company’s vascular brachytherapy products.

NOVOSTE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	(In thousands)
	Balance Beginning of Period	Charged to Operations	Deduction From Reserve	Balance End of Period
Fiscal Year 2004

Allowance for doubtful accounts	$442	$(206)	$(111)	$125
Inventory reserves	1,242	1,327	(849)	1,720
Returns and warranty reserve	10	2	(10)	2

Fiscal Year 2003

Allowance for doubtful accounts	$1,135	$(377)	$(316)	$442
Inventory reserves	844	398	—	1,242
Returns and warranty reserve	81	4	(75)	10
Catheter exchange reserve	2,150	—	(2,150)	—

Fiscal Year 2002

Allowance for doubtful accounts	$878	$372	$(115)	$1,135
Inventory reserves	15	829	—	844
Returns and warranty reserve	—	195	(114)	81
Catheter exchange reserve	—	—	2,150	2,150

NOVOSTE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares data)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,565	$19,082
Restricted cash	3,988	—
Short-term investments	375	9,978
Accounts receivable, net of allowance of $151 and $125, respectively	415	1,928
Inventory, net	40	1,206
Assets held for sale	418	—
Prepaid expenses and other current assets	370	807

Total current assets	18,171	33,001
Property and equipment, net	113	700
Long-term note receivable	3,089	—
Other assets	—	1

Total assets	$21,373	$33,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$446	$1,511
Accrued expenses	4,639	3,823
Unearned revenue	231	1,914

Total current liabilities	5,316	7,248
Shareholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 6,250,000 shares authorized; 4,094,454 shares issued	41	41
Additional paid-in capital	187,971	188,017
Accumulated other comprehensive income	708	826
Accumulated deficit	(172,491)	(162,223)
Treasury stock, at cost, 10,733 shares	(172)	(172)
Unearned compensation	—	(35)

Total shareholders’ equity	16,057	26,454

Total liabilities and shareholders’ equity	$21,373	$33,702

See accompanying notes.

NOVOSTE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$1,386	$5,952	$7,098	$18,730
Cost of sales	475	4,350	5,489	11,842
Impairment charge	—	938	—	938

Gross margin	911	664	1,609	5,950
Operating expenses:
Research and development	67	820	604	4,103
Sales and marketing	153	3,050	3,799	9,758
General and administrative	2,192	2,234	8,167	6,107

Total operating expenses	2,412	6,104	12,570	19,968

Loss from operations	(1,501)	(5,440)	(10,961)	(14,018)
Interest income	194	101	502	262
Other income	175	66	192	98

Total other income	369	167	694	360

Net loss	$(1,132)	$(5,273)	$(10,267)	$(13,658)

Net loss per share—Basic and Diluted	$(0.28)	$(1.29)	$(2.51)	$(3.35)

Weighted average shares outstanding—Basic and Diluted	4,084	4,084	4,084	4,083

See accompanying notes.

NOVOSTE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(10,267)	$(13,658)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and intangibles	—	2,311
Amortization of capitalized disposal costs	142	178
Stock based compensation expense	(12)	20
Depreciation of radiation and transfer devices	—	3,041
Impairment charge	—	938
Provision for doubtful accounts	68	(165)
Changes in assets and liabilities:
Accounts receivable	1,407	1,556
Inventory	1,150	543
Prepaid expenses and other current assets	393	(36)
Other assets	(79)	161
Accounts payable	(995)	(765)
Accrued expenses	821	(643)
Unearned revenue	(1,679)	1,556

Net cash used in operating activities	(9,051)	(4,963)
Cash flows from investing activities:
Maturity/sale of short-term investments	10,886	7,622
Purchase of short-term investments	(1,283)	(10,214)
Sale (purchase) of property and equipment, net	26	(552)
Purchase of intangibles	—	(2,500)
Purchase of radiation and transfer devices	—	(1,254)
Issuance of note receivable	(3,000)	—

Net cash provided by (used in) investing activities	6,629	(6,898)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	15

Net cash provided by financing activities	—	15
Effect of exchange rate changes on cash	(107)	(53)

Net decrease in cash and cash equivalents	(2,529)	(11,899)
Cash and equivalents at beginning of period	19,082	33,177

Cash and cash equivalents at end of period	$16,553	$21,278

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$3

See accompanying notes.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Novoste Corporation (Novoste or the Company) and its wholly owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with instructions to Article 10 of Regulation S-X. Accordingly, such consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. All normal and recurring adjustments considered necessary for a fair presentation of Novoste’s financial results and condition have been included.

The operating results of the interim periods presented are not necessarily indicative of the results to be achieved for the year ending December 31, 2005. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2004, included in Novoste’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC).

The consolidated financial statements include the accounts of Novoste and its wholly owned subsidiaries incorporated in August 1998 in the Netherlands, in December 1998 in Belgium, in February 1999 in Germany, in January 2000 in France, in March 2002, a dedicated sales corporation incorporated in the state of Florida, and in May 2005, ONIA Acquisition Corp. Significant inter-company transactions and accounts have been eliminated.

On February 22, 2005, Novoste announced that the Board of Directors had determined that its vascular brachytherapy (VBT) business, which is its only business line, is no longer viable and, as a result, had authorized a staged wind-down of the business. As described in the notes that follow, assets have now been stated at estimated net realizable value and accruals have been recorded to reflect the business assumptions of the wind-down in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities.

On May 18, 2005, Novoste entered into a merger agreement with ONI Medical Systems, Inc., a privately held Delaware corporation (ONI). Under the terms of the merger agreement, at closing, ONIA Acquisition Corp., a wholly-owned subsidiary of Novoste that was formed in May 2005, was to merge with and into ONI, with ONI remaining as the surviving corporation and a wholly-owned subsidiary of Novoste. The merger required approval of Novoste’s shareholders. On September 26, 2005, Novoste terminated its merger agreement with ONI after Novoste’s shareholders, at the reconvened special meeting of shareholders in lieu of an annual meeting, failed to approve the issuance of shares of Novoste common stock necessary to complete the merger with ONI. All transaction expenses related to the ONI transaction incurred through September 30, 2005 were charged to expense.

Subsequent to the implementation of the wind-down of the VBT business announced in February 2005, the Company began discussions with Best Vascular, Inc. (Best Vascular) and Best Medical International, Inc. (BMI) regarding a sale of substantially all of the assets of the VBT business. On August 25, 2005, the Company entered into an asset purchase agreement to sell the VBT business to Best Vascular; however, completion of the proposed merger with ONI, which has subsequently been abandoned, was a condition to completion of the sale. As a result, the Company was unable to complete the sale of the VBT business pursuant to the original asset purchase agreement with Best Vascular and BMI.

On October 12, 2005, the Company entered into an amended and restated asset purchase agreement with Best Vascular and BMI. Under the amended and restated asset purchase agreement, Best Vascular will acquire substantially all of the assets of the VBT business in exchange for the assumption of certain liabilities related to

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

the VBT business by Best Vascular. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with the VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalents and certain other assets not related to the VBT business. Pursuant to the agreement, BMI has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the amended and restated asset purchase agreement. The proposed sale of the VBT business is further described in Note 20 to these unaudited consolidated financial statements.

In connection with the original asset purchase agreement, Novoste, Best Vascular and BMI entered into a marketing representation agreement on August 25, 2005 pursuant to which Best Vascular will market and solicit orders for Novoste’s existing inventory of products, including the Beta-Cath™ System, in consideration of the payment to Best Vascular of $25,000 on a weekly basis. On October 12, 2005, Novoste, Best Vascular and BMI amended the marketing representation agreement to extend its term to December 31, 2005, consistent with the amended and restated asset purchase agreement.

Completion of the asset sale transaction contemplated by the amended and restated asset purchase agreement is conditioned, among other things, upon the approval by our shareholders of the asset sale transaction, which is required by Florida law.

On October 19, 2005, the Company received a delisting notice from NASDAQ’s listing qualifications department. The delisting notice was issued as a result of the common stock’s noncompliance with NASDAQ’s $1 minimum bid price requirements for continued listing. The delisting of the common stock has been stayed pending an oral hearing in front of a NASDAQ listing qualifications panel on November 17, 2005. To enable the common stock to regain compliance and avoid delisting, the Company implemented a one-for-four reverse stock split effective on November 4, 2005.

As a result of the reverse stock split, each four shares of common stock outstanding as of 12:01 a.m., Eastern Standard Time, on November 4, 2005, were exchanged for one share of common stock and the total number of shares outstanding was reduced from approximately 16.3 million shares to approximately 4.1 million shares.

As a result, the share and the per share computation for the current and any prior period financial statements presented have been based on the converted number of shares giving effect to such reverse stock split.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Novoste’s significant accounting policies are included in the audited financial statements and notes thereto for the year ended December 31, 2004 included in Novoste’s 2004 Annual Report on Form 10-K (2004 10-K) filed with the SEC. The items below supplement the information presented in the 2004 10-K.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

Stock Options

Novoste accounts for grants of stock options and restricted stock under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The following table illustrates the effect on net loss and loss per share if Novoste had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net loss, as reported	$(1,132)	$(5,273)	$(10,267)	$(13,658)
Add: Total stock-based employee compensation (expense) income included in net loss	—	3	(12)	20
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(256)	(651)	(684)	(1,735)

Pro forma net loss	$(1,388)	$(5,921)	$(10,963)	$(15,373)

Loss per share (Basic and Diluted):
As reported	$(0.28)	$(1.29)	$(2.51)	$(3.35)

Pro forma	$(0.34)	$(1.45)	$(2.68)	$(3.77)

In December 2004, the FASB issued FASB Statement No. 123(R), Share Based Payment. SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, which was permitted under SFAS 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. All public companies must use either the modified prospective or the modified retrospective transition method.

The Company previously disclosed that it planned to adopt SFAS 123(R) on July 1, 2005. Pursuant to an SEC amendment to Regulation S-X effective April 21, 2005, the revised date for adopting SFAS 123(R) is the first interim reporting period of a registrant’s first fiscal year beginning on or after June 15, 2005. As a result, the Company now plans to adopt SFAS 123(R) on January 1, 2006. As of September 30, 2005, the Company has not determined the effect that the adoption of SFAS 123(R) will have on its financial position and results of operations or the valuation method under which it will apply SFAS 123(R).

Asset Impairment

Novoste evaluates the carrying value of long-lived assets in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is determined

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

based on the carrying value of an asset exceeding the future undiscounted net cash flow expected to be generated by the asset. If an asset is not recoverable, impairment is measured by the excess of the discounted future cash flows over the carrying value of the asset (see also Note 14 to these unaudited consolidated financial statements).

Assets Held for Sale

Following the announcement of a staged wind-down of its VBT business in February 2005, and subsequent determination as to the timing thereof, Novoste committed to a plan for the sale of certain assets in accordance with the wind-down plan. The plan includes actively identifying and seeking buyers for these assets. In accordance with the provisions of SFAS 144, assets held for sale are stated at estimated net realizable value and depreciation on these assets has been suspended (see also Note 6 to these unaudited consolidated financial statements).

Employment Termination Costs

As part of the wind-down plan, Novoste has provided financial incentives through stay bonuses and severance payments to employees to remain with the Company to complete the sale of the VBT business and to manage the wind-down. To receive the stay bonuses, they are required to remain with the Company until their initial retention period is complete and for the severance payments until employment is terminated. Novoste accounts for these termination benefits in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (see also Note 15 to these unaudited consolidated financial statements).

NOTE 3. CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS

Cash equivalents are comprised of certain highly liquid investments acquired with maturities of less than three months. In addition to cash equivalents, Novoste has investments in commercial paper and other securities that are classified as short-term. All securities are considered as available-for-sale and reported at fair value, with the unrealized gains and losses reported as a component of Other Comprehensive Income (Loss) on the consolidated statements of shareholders’ equity (see Note 13 to these unaudited consolidated financial statements). The amortized cost of debt securities in this category, if significant, is adjusted for amortization and included in interest income. Declines in value judged to be other-than-temporary on available-for-sale securities, of which there were none, would be included in interest income. Realized gains and losses are included in interest income and are determined on a specific identification basis. Interest and dividends on securities classified as available-for-sale are included in interest income. At September 30, 2005, a $75,000 certificate of deposit in short-term investments is restricted as collateral for a standby letter of credit.

The restricted cash consists of funds held in two Rabbi trusts funded on July 15, 2005; Novoste funded these two Rabbi Trusts for incentive compensation deferred until the completion of the wind-down and termination of employment. On July 15, 2005, Novoste deposited $3,409,000 to fund the Novoste Corporation Executive Rabbi Trust (the Executive Trust) and $641,000 to fund the Novoste Corporation Employee Rabbi Trust (the Employee Trust, and together with the Executive Trust, the Trusts).

Each of the Trusts was initially established (on an unfunded and revocable basis) on May 20, 2005 pursuant to trust agreements with AST Trust Company, as trustee, which were amended on July 15, 2005 (as amended, the Trust Agreements). The Trusts were established to hold funds that the Company may be required to distribute in the future pursuant to obligations incurred under certain of the Company’s nonqualified deferred compensation plans (the Plans) and obligations that would become payable in the event of a change of control of the Company.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

Under the Trust Agreements, the types of benefits that the Trusts are authorized to pay include:

•	salary related programs including base pay, bonuses, commissions and the Company’s contributions to all employee benefit programs for individuals as long as they remain in the Company’s employ;

•	payments under the Novoste Corporation Key Employee Retention Plan;

•	payments under the Novoste Corporation Senior Officer Amended and Restated Termination Agreements;

•	payments under the severance and change of control protection programs for selected employees who are not covered by the programs and agreements referred to above;

•	administrative expenses; and

•	legal costs incurred by beneficiaries in obtaining distributions from the Novoste Corporation Executive Rabbi Trust.

On July 15, 2005, the committee of Novoste’s board of directors responsible for administering the Trusts determined that a potential change of control of Novoste had occurred as a result of Novoste entering into the merger agreement with ONI. Under the Trust Agreements, the Trusts become irrevocable automatically upon the occurrence of a change of control or potential change of control of the Company. Once irrevocable, the Trusts will not terminate until the date on which participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans and all liabilities have been satisfied or July 15, 2006 if no change of control of Novoste has occurred by such date. The Trusts have made payments of $89,000 during the quarter ended September 30, 2005.

NOTE 4. ACCOUNTS RECEIVABLE

Accounts receivable at September 30, 2005 and December 31, 2004 include receivables due from product sales and amounts due under lease and maintenance or service agreements with customers relating to radiation and transfer devices (see Note 7 to these unaudited consolidated financial statements). The carrying amounts reported in the consolidated balance sheets for accounts receivable approximate their fair value. Management records estimates of expected credit losses based on periodic credit evaluations of its customers’ financial condition.

Accounts receivable is comprised of the following (in thousands):

	September 30, 2005	December 31, 2004
Accounts receivable, gross	$566	$2,053
Less: Provision for doubtful accounts	(151)	(125)

Accounts receivable, net	$415	$1,928

There were no significant concentrations of credit risk at September 30, 2005.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

NOTE 5. INVENTORIES

Inventories are stated at the lower of cost or market value on a first-in, first-out (FIFO) basis and are comprised of the following (in thousands):

	September 30, 2005	December 31, 2004
Raw materials	$1,938	$1,922
Work in process	76	133
Finished goods	490	871

Inventory, gross	2,504	2,926
Less: Inventory reserve	(2,464)	(1,720)

Inventory, net	$40	$1,206

An inventory reserve is established based on expected usage up to the sale of the VBT business. In this regard, all inventory in excess of estimated sales and service requirements is fully reserved.

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following (in thousands):

	September 30, 2005	December 31, 2004
Furniture and fixtures	$612	$791
Office equipment	1,898	1,979
Laboratory equipment	540	553
Leasehold improvements	542	542
Production equipment	4,729	5,092

Property and equipment, gross	8,321	8,957
Less: Accumulated depreciation and amortization	(7,790)	(8,257)
Less: Assets held for sale	(418)	—

Property and equipment, net	$113	$700

Included in the property, plant and equipment is disposal cost of approximately $113,000, which is capitalized in accordance with SFAS 143, Accounting for Asset Retirement Obligations and relates to the Company’s obligation for decommissioning the radiation source train production facility.

During the fourth quarter of 2004, Novoste recorded an impairment charge to reflect the reduced carrying value of all long-term assets that support the VBT business (see Note 14 to these unaudited consolidated financial statements).

Assets Held For Sale

Following the February 2005 announcement of a staged wind-down of the Company’s VBT business and subsequent determination as to the timing thereof, the Company committed to a plan to sell certain assets in accordance with the terms of the wind-down plan. Based on the provisions of SFAS 144, the Company

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

determined that these assets met the criteria for classification as held for sale at September 30, 2005. Assets held for sale at September 30, 2005 are comprised of property and equipment and are included in the unaudited consolidated balance sheet at estimated net realizable value of $418,000.

NOTE 7. RADIATION AND TRANSFER DEVICES

Novoste retains ownership of the radiation source trains (RSTs) and transfer devices (TDs). Depreciation of the costs of these assets is taken over the estimated economic life using the straight-line method and is recorded in cost of sales. Depreciation begins at the time the Beta-Cath™ System is placed into service. Novoste classifies the annual agreements with Novoste’s customers to license the use of radiation and transfer devices as operating leases. Income is recognized ratably over the length of the agreement. At September 30, 2005, unearned revenue under these agreements was approximately $231,000 compared to $1,914,000 at December 31, 2004.

Radiation and transfer devices, stated at cost net of impairment, less accumulated depreciation, are comprised of the following (in thousands):

	September 30, 2005	December 31, 2004
Radiation and transfer devices, gross	$10,104	$14,977
Less: Accumulated depreciation	(10,104)	(14,977)

Radiation and transfer devices, net	$—	$—

During the quarter ended December 31, 2004, Novoste concluded that these assets were fully impaired and recorded an impairment charge bringing their net book value to zero. During the nine months ended September 30, 2005, approximately 1,238 of the RSTs and TDs, with an acquired cost net of impairment of $4,873,000, were decommissioned because they had no foreseeable use. These assets were fully depreciated; thus, there was no effect on net loss for the quarter or nine months ended September 30, 2005.

NOTE 8. OTHER ASSETS

At September 30, 2005 other assets consist mainly of license agreements and other intangibles. On April 22, 2004, Novoste signed an asset purchase agreement with Guidant Corporation pursuant to which Novoste acquired information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Under the terms of the agreement, during a six-month transition period beginning on April 22, 2004, Guidant and Novoste cooperated jointly to transition the Guidant customers to Novoste products for any customer that wished to continue vascular brachytherapy. Guidant discontinued its vascular brachytherapy business in the United States and Canada over the six-month period. Additionally, Guidant agreed to not compete in the vascular brachytherapy market in the United States and Canada for a period of five years. Novoste paid the sum of $2,500,000 to Guidant at the signing of the transaction and agreed to pay Guidant an additional 5% on net sales to customers on the Guidant customer list that transitioned to Novoste’s products for a period of six months after April 22, 2004. After this six-month transition period, Novoste pays an additional 5% on all U.S. and Canadian net sales of Novoste vascular brachytherapy products up to a maximum of $4,000,000. The initial payment was being amortized over twenty-four months. During the quarter ended December 31, 2004, Novoste concluded that these assets were fully impaired and recorded an impairment charge bringing the net book value to zero. No amortization expense was recorded for the nine months ended September 30, 2005.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

NOTE 9. ACCRUED EXPENSES

Significant items of accrued expenses are as follows (in thousands):

	September 30, 2005	December 31, 2004
Salaries, wages and benefits	$1,981	$1,216
Purchase commitments	1,042	—
Radiation and disposals	562	891
Operating expenses and royalties	102	433
Professional fees	824	892
Clinical trials	65	205
Due to customers	11	104
Sales and use taxes	52	82

	$4,639	$3,823

The accrued purchase commitments in the table above represent the present value of minimum payment obligations under a current supply contract (see Note 14 to these unaudited consolidated financial statements).

NOTE 10. LINE OF CREDIT

In August 2001, the Company obtained a $10,000,000 revolving line of credit, which was extended by agreement from time to time. On May 27, 2004, Novoste replaced previous borrowing arrangements with a one-year agreement, which provided a $5,000,000 revolving line of credit and the availability of letters of credit. On December 27, 2004, in view of declining business needs, Novoste terminated the borrowing agreement with the financial institution and no obligations related to the agreement exist at September 30, 2005. At September 30, 2005, the Company had $75,000 in an outstanding letter of credit, which is secured by a certificate of deposit. The letter of credit expired on October 17, 2005.

NOTE 11. SEGMENT INFORMATION

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires the reporting of segment information based on the information provided to Novoste’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance. Novoste’s business activities are represented by a single industry segment, the manufacture and distribution of medical devices. For management purposes, Novoste is segmented into two geographic areas: United States and the Rest of the World (Europe, Canada, Asia and South America).

The following is a summary of selected financial information by reportable segment (in thousands).

As of, and for the three months ended, September 30, 2005 and 2004;

	United States	Rest of World	Consolidated
Net sales
2005	$1,199	$187	$1,386
2004	5,163	789	5,952

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

	United States	Rest of World	Consolidated
Net loss
2005	$(1,258)	$126	$(1,132)
2004	(5,095)	(178)	(5,273)

	United States	Rest of World	Consolidated
Long-lived assets
2005	$3,202	$—	$3,202
2004	10,662	532	11,194

	United States	Rest of World	Consolidated
Total assets
2005	$20,953	$420	$21,373
2004	45,320	2,517	47,837

As of, and for the nine months ended, September 30, 2005 and 2004 (in thousands);

	United States	Rest of World	Consolidated
Net sales
2005	$5,317	$1,781	$7,098
2004	15,953	2,777	18,730

	United States	Rest of World	Consolidated
Net loss
2005	$(10,122)	$(145)	$(10,267)
2004	(13,178)	(480)	(13,658)

	United States	Rest of World	Consolidated
Long-lived assets
2005	$3,202	$—	$3,202
2004	10,662	532	11,194

	United States	Rest of World	Consolidated
Total assets
2005	$20,953	$420	$21,373
2004	45,320	2,517	47,837

Novoste’s total assets outside of the United States consist principally of cash and cash equivalents and accounts receivable.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

NOTE 12. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the three and the nine months ended September 30, 2005 and 2004 (in thousands, except per-share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Numerator:
Net loss	$(1,132)	$(5,273)	$(10,267)	$(13,658)
Denominator:
Weighted-average shares outstanding	4,084	4,084	4,084	4,083

Net loss per share:
Basic and Diluted	$(0.28)	$(1.29)	$(2.51)	$(3.35)

The basic and diluted loss per share is computed based on the weighted average number of common shares outstanding. Weighted average shares outstanding, assuming dilution, includes the incremental shares that would be issued upon the assumed exercise of stock options. For the calculation of the nine months ended September 30, 2005 and 2004, all stock options, representing approximately 490,000 and 839,000 shares of Novoste common stock, respectively, were excluded, as they would be anti-dilutive. Of these, approximately 490,000 and 629,000 shares had an exercise price higher than the average price of Novoste’s common stock for the nine-month periods ended September 30, 2005 and 2004, respectively. On November 4, 2005, the Company effected a one-for-four reverse split of its outstanding common stock (see Note 20 to these unaudited consolidated financial statements).

NOTE 13. SHAREHOLDERS’ EQUITY

Changes in shareholders’ equity consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Shareholders’ equity at beginning of period	$17,187	$44,766	$26,454	$53,244
Proceeds from exercise of stock options	—	—	—	7
Proceeds from Employee Stock Purchase Plan	—	—	—	8
Amortization of unearned compensation	—	5	—	40
Revaluation of variable stock awards	—	—	—	(4)
Cancellation of unvested Restricted Stock Awards and compensation charge options	—	(2)	(7)	(21)
Amortization of fair market value of stock options to non-employees	—	—	(5)	6
Comprehensive income:
Unrealized gain (loss) on held-for-sale securities	3	(1)	9	(15)
Translation adjustment	(1)	42	(127)	(70)
Net loss	(1,132)	(5,273)	(10,267)	(13,658)

Total comprehensive loss	(1,130)	(5,232)	(10,385)	(13,743)

Shareholders’ equity at end of period	$16,057	$39,537	$16,057	$39,537

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

NOTE 14. IMPAIRMENT AND OTHER CHARGES

During the third quarter of 2004, Novoste suspended production of radiation source trains at its supplier, AEA Technology-QSA, GmbH (AEA). This suspension was due to the existence of radiation source train inventory levels that were determined to be adequate to meet the needs of Novoste for the foreseeable future. This situation was due to (a) the reduction in the number of vascular brachytherapy sites and procedures as a result of the declining vascular brachytherapy market, and (b) fewer replacements of 3.5F radiation source trains than expected. As a result of the suspension and continued declines in the Company’s current and projected future revenues and cash flows, Novoste assessed the recoverability of carrying value of the Company’s long-lived assets in relationship to the expected undiscounted cash flows to be generated from revenues. Based on this evaluation, Novoste concluded that the value of the AEA plant was no longer fully recoverable and recorded an impairment charge.

During the fourth quarter of 2004, the Company updated an economic study regarding the value of all long-lived assets supporting the VBT business. The impairment analysis was based on expected future net cash flows to be generated by the assets during their remaining service lives, using undiscounted cash flows. Because the Company only had one product line, all enterprise-wide, long-lived assets were included. The study concluded that the assets were impaired, and the carrying value of all long-lived assets was reduced and expensed in the functions where the assets were used. At December 31, 2004, all of the specialized assets relating to the Beta-Cath™ product line were considered to have zero fair value due to their specialized nature and lack of alternative uses. Other equipment, which is more versatile in nature, was reduced to estimated net realizable value.

In connection with changes in the Company’s forecasted needs for radiation source trains resulting from the timing of the staged wind-down of the Company’s VBT business, it is unlikely that additional radiation source trains will be purchased during the remaining life of the supply contract with AEA, which expires in September 2006. Under the agreement, Novoste is obligated to make minimum payments through the end of the contract. Given that Novoste will most likely not receive future economic benefit from these required payments, the Company accrued the present value of these estimated contractual payments, which originally aggregated approximately $1,324,000 and was included in cost of sales for the three months ended March 31, 2005. Novoste makes periodic payments to AEA under this obligation. The adjusted for foreign exchange balance of this obligation net of payments is estimated by Novoste at $1,042,000 as of September 30, 2005. AEA disputes the Novoste estimate of the minimum contractual liability and the decommissioning estimate as recorded in the Novoste financial statements as of September 30, 2005 and has further notified Novoste that it believes an additional amount is owed by Novoste to AEA under the above agreements. Novoste disagrees with AEA’s request for such additional payments and vigorously opposes any assertions of liability. The AEA commitments and the dispute between the parties are further described in the Liquidity and Capital Resources section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

NOTE 15. EMPLOYMENT TERMINATION COSTS

On February 22, 2005, Novoste announced that its board of directors had determined that its VBT business, which is its only business line, is no longer viable and, as a result, had authorized a staged wind-down of the business. The staged wind-down plan was determined necessary to maximize the value of Novoste’s remaining assets. The total of personnel related termination costs, which consist of severance pay, outplacement assistance and retention incentives, is expected to aggregate approximately $4,514,000 through the execution of the wind-down plan, which is expected to be completed in early 2006. Approximately $343,000 of these costs relate to personnel in Europe with the remaining costs applicable to U.S. operations.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

During the three months ended September 30, 2005, the Company incurred approximately $387,000 of termination costs related to the termination of approximately 5 employees and to prorated termination costs related to the 20 employees who remained with the Company as of September 30, 2005.

During the nine months ended September 30, 2005, the Company incurred approximately $4,428,000 of termination costs related to the termination of approximately 80 employees and pro rated termination costs related to the 20 employees who remained with the Company as of September 30, 2005. The costs associated with these employees are included within their natural financial classifications in the unaudited consolidated statement of operations for the nine months ended September 30, 2005, with approximately $720,000 related to cost of sales and the balance in operating expense.

Previously, in March 2004, Novoste announced a reduction in force, eliminating 84 positions, to align Novoste’s staffing with current market conditions. The remaining seven employees involved in the reduction in force left Novoste during the three months ended September 30, 2004.

Termination cost activity consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Liability at beginning of period	$1,926	$10	$—	$—
Incurred and expensed	387	20	4,428	686
Paid and settled	(515)	(20)	(2,630)	(676)

Liability at end of period (included with accrued salaries)	$1,798	$10	$1,798	$10

NOTE 16. RELATED PARTY TRANSACTIONS

On December 23, 2002, the Company signed a distribution agreement with Orbus Medical Technologies, Inc. (Orbus), a manufacturer of cardiology products. The Company’s President and Chief Executive Officer, Mr. Alfred J. Novak, was previously the Chairman of Orbus.

In February 2005, Novoste and Orbus mutually agreed to terminate the distribution agreement. Orbus paid Novoste $346,000 and assumed $36,000 in obligations to repurchase inventory, refund an unused deposit and reimburse Novoste for market development expenses. Novoste ceased distributing Orbus product by the end of the first quarter of 2005 and all inventory was returned. Included in accounts payable as of September 30, 2005 is $53,000 due to Orbus relating to the final settlement for termination of the Company’s contract with Orbus.

Novoste had no net sales of these products in the quarter ended September 30, 2005, compared to $69,000 in the quarter ended September 30, 2004. Novoste had net sales of $37,000 and $312,000 from this product line for the nine months ended September 30, 2005 and 2004, respectively.

NOTE 17. LIQUIDATION OF EUROPEAN SUBSIDIARIES

In connection with the Company’s staged wind-down of its VBT business, on April 14, 2005, Novoste’s German subsidiary, Novoste GmbH, initiated a voluntary dissolution of the corporation. The company began orderly liquidation and must add the suffix “i.L.” to all letters, correspondence and business transactions. European operations accounted for approximately 25% of revenue for the nine months ended September 30,

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

2005, compared to approximately 15% for the same period last year as a result of a more rapid sales decline in the U.S. market. Novoste is continuing to proceed with dissolution of the remaining European subsidiaries. The dissolution of the remaining European subsidiaries is not expected to have a significant impact on the Company’s future financial position or results of operations.

NOTE 18. TERMINATION OF PROPOSED MERGER WITH ONI MEDICAL SYSTEMS, INC.

On May 18, 2005, Novoste entered into a merger agreement with ONI. The merger required approval of Novoste’s shareholders. On September 26, 2005, Novoste terminated its merger agreement with ONI after Novoste’s shareholders, at the reconvened special meeting of shareholders in lieu of an annual meeting, failed to approve the issuance of shares of Novoste common stock necessary to complete the merger with ONI.

NOTE 19. LONG TERM NOTE RECEIVABLE

Concurrent with the execution of the ONI merger agreement, Novoste extended to ONI an 18-month senior unsecured loan in the principal amount of $3,000,000, bearing interest at a rate of 8% per year. Principal and interest on the loan will be due in November 2006.

In connection with the $3,000,000 loan, ONI granted to Novoste a warrant to purchase up to 2,325,581 shares of ONI Series A preferred stock (which is convertible into ONI common stock), at an exercise price of $1.29 per share, which expires November 18, 2006. The warrant is currently exercisable either by paying cash or by surrendering the promissory note that evidences the loan. No warrants have been exercised as of September 30, 2005.

NOTE 20. SUBSEQUENT EVENTS

Proposed Sale of VBT Business

In February 2005, the Company announced that its board of directors had determined that the VBT business, the only business line, was no longer viable and, as a result, the board had authorized a staged wind-down of the business. Subsequent to the implementation of the wind-down, the Company began discussions with Best Vascular and BMI regarding a sale of substantially all of the assets of the VBT business. On August 25, 2005, we entered into an asset purchase agreement to sell the VBT business to Best Vascular; however, completion of the proposed merger with ONI, which has subsequently been abandoned, was a condition to completion of the sale. As a result, the Company was unable to complete the sale of the VBT business pursuant to the original asset purchase agreement with Best Vascular and BMI.

On October 12, 2005, the Company entered into an amended and restated asset purchase agreement with Best Vascular and BMI. Under the amended and restated asset purchase agreement, Best Vascular will acquire substantially all of the assets of the VBT business in exchange for the assumption of certain liabilities related to the VBT business by Best Vascular. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with the VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalents and certain other assets not related to the VBT business. Pursuant to the agreement, BMI has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the amended and restated asset purchase agreement.

The consideration for the sale of the assets by us to Best Vascular is the assumption by Best Vascular of the liabilities described below. In addition, if at the time of the closing, the Company has not resolved certain patent

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois, the Company is required at closing to make a cash payment of $350,000 to Best Vascular and Best Vascular will assume all liabilities arising after the closing from this litigation, including the obligations to pay ongoing legal fees and expenses associated with the litigation.

At the closing, Best Vascular also will assume, among others, the following of Novoste’s liabilities:

•	liabilities incurred or arising before or after closing under the supply agreement, dated October 14, 1999, with AEA, such as penalties under the minimum purchase requirements and obligations to decontaminate and decommission equipment (excluding certain payments previously made by Novoste to AEA prior to September 30, 2005 and future payments by Novoste to AEA in an aggregate amount not exceeding $320,000 depending on when the closing occurs);

•	liabilities incurred or arising after the closing under certain royalty agreements between Novoste and various third parties;

•	liabilities arising after the closing for utility payment obligations with respect to Novoste’s leased facilities at 4350 International Boulevard, Norcross, Georgia; and

•	liabilities arising after the closing from the use or ownership of the VBT business assets.

In addition, Best Vascular will acquire the Company’s accounts receivable and assume the trade accounts payable related to the VBT business at the closing, subject to a reconciliation and true-up procedure requiring either a payment by Best Vascular to the Company if the accounts receivable are greater than the trade accounts payable or a payment by the Company to Best Vascular if the accounts receivable are less than the trade accounts payable. BMI has agreed to guarantee the full and faithful performance by Best Vascular to assume the liabilities being transferred pursuant to the amended and restated asset purchase agreement.

Completion of the sale contemplated by the amended and restated asset purchase agreement is conditioned, among other things, upon the approval by the Company’s shareholders of the asset sale transaction, which is required by Florida law.

In connection with the original asset purchase agreement, Novoste, Best Vascular and BMI entered into a marketing representation agreement on August 25, 2005 pursuant to which Best Vascular will market and solicit orders for Novoste’s existing inventory of products, including the Beta-Cath™ System, in consideration of the payment to Best Vascular of $25,000 on a weekly basis. On October 12, 2005 Novoste, Best Vascular and BMI amended the marketing representation agreement to extend its term to December 31, 2005, consistent with the amended and restated asset purchase agreement.

Receipt of NASDAQ Delisting Notice and Implementation of Reverse Stock Split

On October 19, 2005, the Company received a delisting notice from NASDAQ’s listing qualifications department. The delisting notice was issued as a result of the common stock’s noncompliance with NASDAQ’s $1 minimum bid price requirements for continued listing. The delisting of the common stock has been stayed pending an oral hearing in front of a NASDAQ listing qualifications panel on November 17, 2005. To enable the common stock to regain compliance and avoid delisting, the Company implemented a one-for-four reverse stock split effective on November 4, 2005.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SEPTEMBER 30, 2005

As a result of the reverse stock split, each four shares of common stock outstanding as of 12:01 a.m., Eastern Standard Time, on November 4, 2005, were exchanged for one share of common stock and the total number of shares outstanding was reduced from approximately 16.3 million shares to approximately 4.1 million shares. We currently expect that Novoste’s common stock will be able to regain compliance with NASDAQ’s listing requirements and avoid delisting, however, there can be no assurance that the NASDAQ listing qualifications panel will grant Novoste’s common stock continued listing after November 17, 2005.

Annex A

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

BY AND AMONG

NOVOSTE CORPORATION,

BEST VASCULAR, INC.

AND

BEST MEDICAL INTERNATIONAL, INC.

OCTOBER 12, 2005

i

ARTICLE V. PRE-CLOSING COVENANTS		A-19
5.1.	General	A-19
5.2.	Certain FDA Matters	A-19
5.3.	Novoste’s Pre-Closing Covenants	A-19

ARTICLE VI. CONDITIONS PRECEDENT		A-21
6.1.	Conditions Precedent to Obligations of Purchaser and BMI:	A-21
6.2.	Conditions Precedent to Obligations of Seller:	A-22

ARTICLE VII. TERMINATION		A-23
7.1.	Termination of Agreement	A-23
7.2.	Effect of Termination	A-23

ARTICLE VIII. THE CLOSING		A-24
8.1.	Closing	A-24
8.2.	Closing Date	A-24
8.3.	Documents to be Tendered and Action to be Taken at the Closing	A-24
8.4.	Passage of Title and Risk of Loss	A-24
8.5.	Articles of Amendment	A-25

ARTICLE IX. INDEMNIFICATION; SURVIVAL		A-25
9.1.	Survival of Representations; Limitations	A-25
9.2.	Indemnification of Purchaser Indemnified Parties	A-25
9.3.	Indemnification of Seller Indemnified Parties	A-25
9.4.	Notice of Indemnification Claims	A-26
9.5.	Matters Involving Third Parties	A-26
9.6.	Matters Involving the Parties	A-27
9.7.	Mitigation	A-27
9.8.	Exclusive Remedy	A-27

ARTICLE X. OTHER OBLIGATIONS OF THE PARTIES		A-27
10.1.	Certain Tax Matters	A-27
10.2.	Bulk Sales Laws	A-28
10.3.	Restrictive Covenants	A-28
10.4.	Insurance	A-29
10.5.	Payment of Rent and Utilities on the International Boulevard Premises	A-29
10.6.	Removal of Acquired Assets	A-29
10.7.	Maintenance of Records	A-29
10.8.	Certain Other Matters Related to the Patent Infringement Lawsuit Liability. If there has been no Claim Settlement as of the Closing, then after the Closing:	A-29
10.9.	Certain Other Matters Related to the AEA Supply Agreement	A-30
10.10.	Cooperation of Seller for Transfer and/or Issuance of Permits, Licenses and Approvals	A-30
10.11.	Authorized Representative	A-30
10.12.	Proposed Name Change	A-30

ARTICLE XI. GENERAL PROVISIONS AND OTHER AGREEMENTS		A-30
11.1.	Guaranty	A-30
11.2.	Public Disclosure	A-31
11.3.	Notice	A-31
11.4.	Waivers	A-32
11.5.	Controlling Law	A-32
11.6.	Assignability	A-32
11.7.	Construction	A-32
11.8.	Further Assurances	A-33

ii

11.9.	Counterparts	A-33
11.10.	No Third-Party Beneficiaries	A-33
11.11.	Entire Agreement	A-33
11.12.	Headings	A-33
11.13.	Severability	A-33
11.14.	Amendments	A-33
11.15.	Payment of Fees and Expenses	A-33

iii

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 12th day of October, 2005, by and among NOVOSTE CORPORATION, a Florida corporation, with its principal place of business at 4350 International Boulevard, Norcross, Georgia 30093 (“Novoste”), on behalf of itself and each of its direct and indirect subsidiaries (each, a “Subsidiary,” and collectively with Novoste, “Seller”), BEST VASCULAR, INC., a Delaware corporation with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“Purchaser”), and Best Medical International, Inc., a Virginia corporation and an Affiliate (as defined below) of Purchaser, with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“BMI”).

R E C I T A L S:

WHEREAS, Seller has ownership rights to certain technology, patents and other intellectual property, regulatory approvals, radiation licenses, clinical data, written and electronic records, customer lists, transfer devices, radiation source trains, and catheters, as well as other products and related inventory, manufacturing tooling, systems, equipment, and engineering equipment, all for use in the medical device business and is in the business of selling and leasing products and related accessories for use in medical interventional procedures known as vascular brachytherapy, including, but not limited to, the Beta-Cath™ System (such business, “Seller’s VBT Business”); and

WHEREAS, Purchaser is in the business of the manufacture and distribution of products and related inventory relating to vascular brachytherapy radiation therapy; and

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, substantially all of Seller’s assets, and Purchaser desires to assume certain specified liabilities of Seller, in each case related to Seller’s VBT Business upon and in accordance with the terms and conditions of this Agreement; and

WHEREAS, as an inducement to Seller to enter into this Agreement, BMI desires to guarantee the full and faithful performance and observation by Purchaser of all agreements of Purchaser set forth in this Agreement; and

WHEREAS, Novoste, Purchaser and BMI have entered into an Asset Purchase Agreement dated as of August 25, 2005 (the “Original Agreement”), and the parties hereto desire herein and hereby to amend and restate the Original Agreement; and

WHEREAS, Novoste, Purchaser and BMI entered into a Marketing Representation Agreement dated as of August 25, 2005, pursuant to which Novoste engaged Purchaser to market, demonstrate and solicit orders for various products with respect to Seller’s VBT Business, and the parties hereto are concurrently with this Agreement entering into Amendment No. 1 to Marketing Representation Agreement (as so amended, the “Marketing Representation Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals set forth above, which are hereby incorporated by reference, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby amend and restate the Original Agreement and agree as follows:

ARTICLE I.

Definitions

As used in this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 2.1.

“AEA Supply Agreement” means that certain supply agreement between Novoste and AEA Technology-QSA, GmbH, a German corporation, dated October 14, 1999.

“Affiliate” of a specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Assignment of Patents” has the meaning set forth in Section 6.1(g).

“Assignment of Trademarks” has the meaning set forth in Section 6.1(g).

“Assumed Contracts” has the meaning set forth in Section 2.3(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” has the meaning set forth in Section 6.1(g).

“Beta-Cath™” is a trademark of Novoste and is one of the Acquired Assets set forth in Section 2.1.

“Bill of Sale” has the meaning set forth in Section 6.1(g).

“BMI” has the meaning set forth in the introductory paragraph to this Agreement.

“ß-Rail®” and “Beta-Rail®” are trademarks of Novoste used to identify a delivery catheter with an indicator of the source train for use in the Beta-Cath™ 3.5F System and are Acquired Assets as set forth in Section 2.1.

“Claim Settlement” means a resolution of those certain lawsuits against Novoste pending in the United States District Court for the Northern District of Georgia, Calmedica LLC v. Novoste Corporation, Civil Action No. 1:04-CV-2646-RWS, and pending in the United States District Court for the Northern District of Illinois, Calmedica LLC v. Novoste Corporation and Rush-Presbyterian-St. Lukes Medical Center, Civil File No. 03C-3924 (hereinafter, the “Patent Lawsuits”) that includes: (a) a stipulation for dismissal with prejudice of the Patent Lawsuits signed by Calmedica and Novoste; and (b) a release signed by Calmedica (1) releasing all the claims that were asserted or could have been asserted against Novoste, its customers, or both in the Patent Lawsuits, and (2) releasing any past and future claims, including any future claims of infringement by Novoste’s Beta-Cath™ System, components thereof, or both, based on any claim of any continuation, divisional, reissue, or reexamined patent of U.S. Patent Nos. 5,302,168 and 5,411,466, and any United States and foreign counterparts and related patents thereto.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.2.

“Closing Payment” has the meaning set forth in Schedule 1.1.

“Commercially Reasonable Efforts” shall mean, as to a party, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (a) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (b) institute litigation or arbitration as part of its Commercially Reasonable Efforts.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement, dated as of March 28, 2005, between Novoste and BMI.

“Customers” has the meaning set forth in Section 10.3(b).

“Damages” has the meaning set forth in Section 9.2.

“Environmental Claim” means any notice (oral or written) indicating potential liability (including potential liability for Remediation costs, possession, natural resources damages, property damages, personal injuries, fines or penalties) or information request from a governmental entity arising under any Environmental Law, and including, but not limited to, any notice alleging potential liability arising out of, based on or resulting from:

(a) the Release of, or exposure to, any Materials of Environmental Concern at any location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment in effect and applicable to the conduct of Seller’s VBT Business on or prior to the Closing Date.

“Excluded Assets” has the meaning set forth in Section 2.2.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.).

“International Boulevard Premises” means the premises currently leased by Novoste in the building located at 4350 International Boulevard, Norcross, Georgia.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Invention” means any invention, trade secret, discovery, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Knowledge” (or words of similar import used in this Agreement) means the actual knowledge or such knowledge that reasonably should have been obtained during the course of the performance of their duties of each executive officer and director of the applicable Person, and in the case of Novoste, also including the nonexecutive officers Trevor Barton (Director, Material and System Management) and Wendy Wiley (Manager, Project), without in any case any duty of inquiry or investigation.

“Marketing Representation Agreement” has the meaning set forth in the recitals to this Agreement.

“Materials of Environmental Concern” means radioactive material, petroleum and its by-products and any and all other substances or constituents that they are regulated by, listed under or form the basis of liability under, any Environmental Law.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 18, 2005, by and among Novoste, ONIA Acquisition Corp., and ONI Medical, which was terminated by Novoste on September 26, 2005.

“Non-Compete Period” has the meaning set forth in Section 10.3(a).

“Novak Unfair Competition and Non-Solicitation Agreement” means that agreement to be entered into by Alfred J. Novak and Purchaser at or prior to the Closing, effective as of the Closing Date, in the form attached hereto as Exhibit F.

“Novoste®” is a trademark of Novoste used in connection with Seller’s VBT Business.

“Novoste Officer’s Certificate” has the meaning set forth in Section 6.1(b).

“Novoste Secretary’s Certificate” has the meaning set forth in Section 6.1(d).

“Novoste Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“ONI Medical” means ONI Medical Systems, Inc., a Delaware corporation.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Patent Infringement Lawsuit Liability” means (a) the Patent Lawsuits, alleging infringement of U.S. Patent Nos. 5,302,168 and 5,411,466 (the “Patents-in-Suit”), (b) all claims that have been, could have been, or may be asserted in the Patent Lawsuits, and (c) any other lawsuit or claim made by Calmedica LLC, any Affiliate of Calmedica LLC or any successor or assign of Calmedica LLC or any Affiliate of Calmedica LLC asserting that Seller has infringed or infringes the Patents-in-Suit and/or any United States and foreign counterpart and related patents (including divisions, continuations, continuations-in-part, reissues, reexaminations and all other variations) or other patents issuing anywhere in the world that claim the benefit of priority to either of the Patents-in-Suit.

“Permitted Encumbrances” means the AEA Supply Agreement.

“Person” means any individual, corporation, partnership, limited liability company, business trust, business association, governmental entity, governmental authority or other legal entity.

“PMA Application” means a premarket approval application under Section 515(c) of the FDCA requesting FDA’s approval to commercially sell a medical device in the United States and its territories and possessions, including all information submitted with or incorporated by reference therein.

“PMA Approval” means FDA’s approval of PMA Application P000018, including all amendments, supplements and reports.

“Proposed Name Change” has the meaning set forth in Section 5.3(a).

“Proxy Statement” has the meaning set forth in Section 5.3(a).

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser/BMI Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by Purchaser or BMI, as the case may be, in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Purchaser or BMI, as the case may be, taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which Purchaser or BMI, as the case may be, operates (provided that such changes do not affect Purchaser or BMI, as the case may be, in a disproportionate manner).

“Purchaser Indemnitees” has the meaning set forth in Section 9.2.

“Purchaser/BMI Officers’ Certificates” has the meaning set forth in Section 6.2(b).

“Purchaser/BMI Secretaries’ Certificates” has the meaning set forth in Section 6.2(c).

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Materials of Environmental

Concern from any source into or upon the environment or the public, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Records” means all documents, drawings, files, data and similar items related to the Acquired Assets and the VBT Intellectual Property and VBT Products, including, but not limited to, each VBT Product’s or potential VBT Product’s device master record, device history, document systems, component information, technical information, quality assurance/quality control systems, work instructions, labels and their related supplies, and customer records (including customer contracts).

“Remediation” means any investigation, clean-up, disposal, storage, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Materials of Environmental Concern.

“Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the shares of Novoste’s common stock outstanding as of the designated record date, in accordance with the requirements of the Florida Business Corporation Act.

“Restricted Contract” has the meaning set forth in Section 2.7.

“Rights Agreement” has the meaning set forth in Section 6.1(g).

“Royalty Agreements” means the following agreements: (a) the License Agreement, dated January 31, 1996, between Spencer B. King, III, M.D. and Novoste, as amended pursuant to Amendment to License Agreement, dated April 3, 2003; (b) the Asset Purchase Agreement between Novoste and Advanced Cardiovascular Systems, Inc., dated April 21, 2004; and (c) the Exclusive Agreement between Emory University and Novoste, dated as of January 30, 1996.

“Security Interest” means any lien, encumbrance, mortgage, pledge, charge or other security interest, other than a Permitted Encumbrance.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by Novoste in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Novoste taken as a whole with its Subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which Novoste operates (provided that such changes do not affect Seller in a disproportionate manner); provided, however, that none of the following, in and of itself, shall constitute a Seller Material Adverse Effect: (i) a decline in the market price of Novoste’s common stock; (ii) any notice or other communication from the Nasdaq Stock Market regarding Novoste’s compliance or non-compliance with the listing requirements of the Nasdaq Stock Market (whether related to this Agreement and the transactions contemplated hereby or otherwise); (iii) the commencement of delisting proceedings by the Nasdaq Stock Market (whether as a result of this Agreement and the transactions contemplated hereby or otherwise); (iv) the delisting of Novoste’s common stock (whether voluntarily by Novoste or otherwise) from the Nasdaq Stock Market; (v) any failure by Novoste to establish or maintain a listing or quotation of Novoste’s common stock on the Nasdaq Stock Market or on another exchange registered with the Securities and Exchange Commission, including any failure of Novoste’s common stock to be listed or quoted on any exchange or market system; or (vi) the termination of the Merger Agreement.

“Transaction Taxes” has the meaning set forth in Section 10.1.

“Tax” means any federal, state or local, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including interest, penalty or addition thereto, whether disputed or not.

“True-up Retention” has the meaning set forth in Section 2.5.

“Unassumed Liabilities and Obligations” means any direct or indirect indebtedness, claim, obligation, security interest, liability, deficiency or guaranty of any kind or nature whatsoever, known or unknown, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, matured or unmatured, or otherwise of Novoste or any Subsidiary, which Purchaser is not assuming at Closing.

“VBT Intellectual Property” means all registered and unregistered intellectual property owned by Seller which is used or could be used in connection with Seller’s VBT Business, including, but not limited to, (a) the VBT Patents, (b) the Beta-Cath™, ß-Rail® and Beta-Rail® trademarks and any other trademarks used in or arising from Seller’s VBT Business, other than the Novoste® trademark, (c) registered and unregistered copyrights, mask work rights and all registrations, applications and renewals for any of the foregoing, (d) trade secret rights, (e) rights in industrial designs, (f) the right to sue and recover for past infringements or misappropriations thereof, (g) income, royalty and payments arising therefrom, and (h) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“VBT Patents” means all of the United States and foreign patents and patent applications of Seller which are used or could be used by Seller in connection with Seller’s VBT Business, including, but not limited to, those that are identified in Schedule 2.1(a), and specifically excluding the patents identified in Schedule 2.2(e), and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof.

“VBT Product(s)” means any commercial form of a marketable product or device developed, manufactured, offered for sale, or sold by Seller, which utilizes, incorporates, is based upon or depends upon the VBT Technology, VBT Intellectual Property, and/or the VBT Patents, which includes, but is not limited to, the Beta-Cath™ 5F System and the Beta-Cath™ 3.5F System, all related accessories, devices, disposables, and inventory, delivery catheters, catheters, needles, transfer devices, shipping containers, radiation source trains, and any other products or devices developed, manufactured, offered for sale or sold in connection with Seller’s VBT Business.

“VBT Technology” means the methods, apparatus, techniques, Inventions and instruments of Seller used or which could be used in or arising from Seller’s VBT Business and which includes technical information, designs, drawings, production processes, material specifications and product specifications embodied in engineering notebooks, electronic files or other Seller records.

ARTICLE II.

Purchase of Assets

2.1. Purchase of Assets. On and subject to the terms and conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall accept, free and clear of any and all Security Interests or Unassumed Liabilities and Obligations, other than the Assumed Liabilities and the Permitted Encumbrances, all right, title, interest and goodwill of every kind and nature currently owned by Seller, in and to the following assets (the “Acquired Assets”) and not including the Excluded Assets as set forth in Section 2.2:

(a) All VBT Intellectual Property including, but not limited to, the VBT Intellectual Property identified in Schedule 2.1(a);

(b) All VBT Technology;

(c) All VBT Products on hand as of the Closing Date relating to Seller’s VBT Business, which VBT Products as of August 9, 2005 included, but were not limited to, the VBT Products identified in Schedule 2.1(c);

(d) The furniture, fixtures, equipment, machines, computer equipment, research and development equipment, electronic devices and other tangible personal property which is being used in Seller’s VBT Business that in each case is specifically identified on Schedule 2.1(d);

(e) All software, whether owned or licensed by Seller, which is being used by Seller in Seller’s VBT Business, including source code (if available) and object code and, to the extent available, manuals in electronic and printed copy form, including the software identified in Schedule 2.1(e), in each case as and to the extent such assets are transferable;

(f) All of Seller’s goodwill and going concern value associated with Seller’s VBT Business;

(g) Sales information, customer lists and records, mailing lists, advertising materials, brochures and marketing materials relating to or used in Seller’s VBT Business;

(h) All accounts receivables related to Seller’s VBT Business as of the Closing subject to the True-Up set forth in Section 2.5;

(i) Seller’s telephone phone numbers and facsimile numbers associated with Seller’s VBT Business, including the telephone listing;

(j) Seller’s assets identified in the AEA Supply Agreement and the rights therein, as and to the extent such assets and rights are transferable;

(k) The Records maintained by Seller in connection with Seller’s VBT Business, including Records maintained by Seller for governmental authorities, regulatory entities and licensing entities in connection with the production and sale of VBT Products, except in each case insofar as prohibited by applicable law to be transferred in connection with the transactions contemplated by this Agreement; it being acknowledged and agreed by the parties that Seller (x) shall be entitled to retain copies of such Records, and (y) to the extent Seller does not retain copies of such Records, shall be entitled upon reasonable prior notice to reasonable access during ordinary business hours to such Records (including for purposes of making copies thereof, which copies shall be made at Seller’s expense), for purposes of enforcing its rights and performing its obligations under this Agreement, complying with applicable law, responding to requests, audits or investigations of governmental or regulatory bodies or outside auditors, complying with financial reporting obligations, complying with regulatory obligations, responding to complaints and claims, and for other similar purposes;

(l) Confidentiality and arbitration agreements and patent agreements between Seller and Seller’s employees and consultants regarding the ownership and protection of any Seller confidential, proprietary and trade secret information and intellectual property relating to Seller’s VBT Business;

(m) All agreements and contracts entered into by Seller which are identified on Schedule 2.1(m); and

(n) Seller’s worldwide regulatory approvals, government approvals, permits and licenses relating to Seller’s VBT Business as and to the extent such approvals, permits and licenses are assignable.

2.2. Excluded Assets. The following shall be excluded from Seller’s assets being sold and transferred to Purchaser hereunder and shall remain the property of Seller after the Closing (the “Excluded Assets”):

(a) Seller’s stock or securities in whatever form, stock records, minute books and corporate documents and corporate seal relating to Seller’s existence;

(b) Seller’s cash and cash equivalents on hand;

(c) The consideration to be paid by Purchaser to Novoste hereunder and Seller’s rights under the agreements and documents entered into in connection with the consummation of the transactions contemplated by this Agreement;

(d) Seller’s accounts receivables collected prior to Closing, cash investments, bank deposits, escrow accounts, prepaid expenses, claims for refunds, any security deposits (leasehold, utility or otherwise), refundable Taxes (income, value added, franchise or otherwise), investments, and securities owned (including securities owned of Subsidiaries or other Affiliates of Novoste);

(e) Seller’s intellectual property as identified in Schedule 2.2(e);

(f) The warrant to purchase shares of ONI Medical Series A Preferred granted to Novoste in connection with the Merger Agreement and the promissory note of ONI Medical evidencing the loan made by Novoste to ONI Medical in connection with the Merger Agreement;

(g) Those agreements and contracts entered into by Seller which are specifically identified on Schedule 2.2(g);

(h) All insurance policies and rights to proceeds under such policies;

(i) All Tax, financial and employment records related to Seller’s VBT Business;

(j) All rights in connection with and assets of any employee benefit plans of Seller;

(k) Seller’s furniture, fixtures, equipment, machines, computer equipment, research and development equipment, electronic devices and other tangible personal property that is not specifically identified on Schedule 2.1(d);

(l) The Novoste® trademark and Novoste’s internet domain name and website (including architecture and content); it being understood that the Rights Agreement grants to Purchaser a certain license to the Novoste® trademark on the terms and conditions set forth in the Rights Agreement;

(m) All assets of Seller unrelated to Seller’s VBT Business; and

(n) All tangible and intangible assets of Novoste GmbH, except the accounts receivables of Novoste GmbH related to Seller’s VBT Business as of the Closing subject to the True-Up set forth in Section 2.5.

2.3. Assumed Liabilities. As of the Closing, Purchaser shall assume and agrees to pay, honor and discharge the liabilities of Seller specifically identified below (the “Assumed Liabilities”). Except as listed hereinafter, Purchaser will not assume any of the Unassumed Liabilities and Obligations of Seller. Novoste agrees to pay, honor and discharge the liabilities of Seller which are not Assumed Liabilities.

(a) All debts, liabilities and obligations (other than debts, liabilities and obligations on account of breaches and violations by Seller that occurred prior to the Closing) of Seller incurred or arising after the Closing under any and all contracts and agreements, including unwritten agreements, to provide goods or services or to purchase goods or services related to Seller’s customers in connection with Seller’s VBT Business or the Acquired Assets or to purchase supplies or services in connection with Seller’s VBT Business, or such other contracts and agreements related to Seller’s VBT Business, that are to be assigned and the liabilities for which Purchaser shall assume at Closing (“Assumed Contracts”), in each case as identified on Schedule 2.3(a) or otherwise entered into by Novoste or a Subsidiary after the date first set forth above in connection with Seller’s VBT Business in the ordinary course of business in accordance with this Agreement; it being understood that the provisions of this Section 2.3(a) shall not govern the assumption by Purchaser of the Assumed Liabilities relating to the AEA Supply Agreement and that such matters shall instead be governed by the provisions of Section 2.3(g);

(b) Utility payments for the International Boulevard Premises incurred and arising after the Closing as identified on Schedule 2.3(b);

(c) If there has been no Claim Settlement as of the Closing, all debts, liabilities and obligations related to or arising directly or indirectly from the Patent Infringement Lawsuit Liability, including, but not limited to, attorney’s fees, expert witness fees, costs, damages (including willful infringement or enhanced damages), and settlement amounts or judgments, incurred, awarded or arising after the Closing; it being confirmed and agreed for the avoidance of doubt that Purchaser’s assumption of such debts, liabilities and obligations of Novoste pursuant to this Section 2.3(c) is without regard to when the claims with respect to the Patent Infringement Lawsuit Liability first arose or were made prior to the date first set forth above or may be asserted after the date first set forth above; and it being further confirmed and agreed for the avoidance of doubt that Novoste will pay all legal fees, expenses and costs incurred by it in connection with the Patent Infringement Lawsuit Liability prior to the Closing as set forth in Section 3.20;

(d) All trade accounts payable related to Seller’s VBT Business as of the Closing subject to the True-Up set forth in Section 2.5 (for purposes of this Section 2.3(d), trade accounts payable to be assumed by Purchaser specifically excludes payroll and any associated employment-related accounts payable and rent for the International Boulevard Premises);

(e) All debts, liabilities and obligations of Seller related to or arising or incurred directly or indirectly under the Royalty Agreements after the Closing, including, but not limited to, those related to royalty and other payment obligations to the other parties thereto; it being confirmed and agreed for the avoidance of doubt that Purchaser’s assumption of the debts, liabilities and obligations of Seller pursuant to this Section 2.3(e) shall be made to the extent permitted by each of the Royalty Agreements or any documents entered into in connection therewith, and to the extent not permitted by the Royalty Agreements or any documents entered into in connection therewith, Purchaser shall reimburse Seller for all debts, liabilities and obligations of Seller related to or arising or incurred directly or indirectly under the Royalty Agreements after the Closing as contemplated by this Section 2.3(e) within fifteen (15) business days following any request for such reimbursement; and it being further confirmed and agreed for the avoidance of doubt that Novoste shall pay all debts, liabilities and obligations of Seller related to or arising or incurred directly or indirectly under the Royalty Agreements on a pro rata basis with respect to periods prior to the Closing, including, but not limited to, those related to royalty and other payment obligations to other parties thereto;

(f) [Intentionally Deleted];

(g) All debts, liabilities and obligations of Novoste related to or arising or incurred directly or indirectly under the AEA Supply Agreement regardless of whether such debts, liabilities or obligations of Novoste arose or were incurred prior to the date first set forth above or arise or are incurred after the date first set forth above, including, but not limited to, those related to minimum purchase requirement payments and penalties and those related to decontamination and decommissioning costs and obligations; it being confirmed and agreed for the avoidance of doubt that Purchaser’s assumption of the debts, liabilities and obligations of Novoste pursuant to this Section 2.3(g) shall be made to the extent permitted by the AEA Supply Agreement or any documents entered into in connection therewith, and to the extent not permitted by the AEA Supply Agreement or any documents entered into in connection therewith, Purchaser shall reimburse Novoste for all debts, liabilities and obligations of Novoste related to or arising or incurred directly or indirectly under the AEA Supply Agreement as contemplated by this Section 2.3(g) within fifteen (15) business days following any request for such reimbursement; and it being further confirmed and agreed for the avoidance of doubt that Novoste shall make the payments to AEA Technology-QSA, GmbH as set forth in Section 5.3(b);

(h) The Permitted Encumbrances; and

(i) Any and all other debts, liabilities and obligations related to or arising from the use or ownership of the Acquired Assets or Seller’s VBT Business after the Closing (which for the avoidance of doubt, shall not include any debts, liabilities and obligations related to or arising from any VBT Products of Seller that are sold prior to the Closing or services that are provided by Seller prior to the Closing).

2.4. Purchase Price.

(a) At the Closing and in consideration of the conveyance to Purchaser of the Acquired Assets, Purchaser shall assume and subsequently in due course pay, honor and discharge the Assumed Liabilities. The sole consideration for the Acquired Assets shall be the assumption of the Assumed Liabilities.

(b) At the Closing, if there has been no Claim Settlement, Novoste shall pay to Purchaser the Closing Payment in connection with Purchaser’s assumption of the Patent Infringement Lawsuit Liability as set forth in this Agreement. The Closing Payment shall be made by wire transfer to such account as shall have been previously designated in writing by Purchaser to Novoste.

2.5. True-Up with Respect to Accounts Receivable and Accounts Payable. At the Closing, Purchaser will assume the accounts receivable and trade accounts payable of Seller related to Seller’s VBT Business. At that time, the accounts receivable will be set-off against the trade accounts payable, with any net receivable thereof to be paid to Seller by Purchaser, less a ten percent (10%) retention to be held by Purchaser (“True-Up Retention”). In the event that there is not a net receivable but instead there is a net payable, Seller shall pay the net payable to Purchaser less the True-Up Retention. At the expiration of ninety (90) days after the Closing, the parties shall reconcile the pre-closing accounts receivable and trade accounts payable and release the True-Up Retention and make any other required payments as determined by such reconciliation.

2.6. Allocation of Purchase Price. Seller and Purchaser mutually agree that the purchase price of the Acquired Assets shall be allocated as set forth in Schedule 2.6 and that neither party nor any of their respective Affiliates shall take, for Tax purposes, any position inconsistent with that allocation.

2.7. Restricted Contracts. The parties understand and agree that if, as of the Closing, Seller shall not have effectively obtained any or all required consents of any third party(ies) to the assignment of the Assumed Contracts identified on Schedule 2.3(a) (each hereinafter referred to as a “Restricted Contract”) contemplated to be assigned to Purchaser hereunder, in respect of which such third party’s consent to assign is required in order to preserve the value of such Restricted Contract for Purchaser, then (a) the assignment by Seller and the assumption by Purchaser of such Restricted Contract shall not become effective at Closing or thereafter until Seller shall have obtained the requisite consent to assign, (b) such assignment and assumption shall become effective as aforesaid subsequent to Closing pursuant to such documentation as shall be reasonably acceptable to Purchaser and Seller, and (c) Seller shall not take nor permit any action which would impair the full force and effect of such Restricted Contract, or otherwise cause or permit the modification, amendment, or termination of such Restricted Contract (except insofar as consented to by Purchaser, which consent shall not be unreasonably withheld or delayed) until the effective assignment thereof as aforesaid. Seller shall have no liability to Purchaser under this Agreement subsequent to Closing as a result of not effectively obtaining any consents of any third party(ies) to the assignment of any Restricted Contract to Purchaser, provided that Seller is otherwise in compliance with its obligations set forth in this Section 2.7. For the avoidance of doubt, the parties confirm and agree that this Section 2.7 shall have no effect on the obligations of Purchaser and BMI with respect to the AEA Supply Agreement and the Royalty Agreements as set forth in Sections 2.3(e), 2.3(g), 9.3(e), 9.3(f) and other applicable provisions of this Agreement.

ARTICLE III.

Representations and Warranties of Novoste

Novoste, on behalf of itself and each Subsidiary, hereby represents and warrants to Purchaser as follows:

3.1. Corporate Organization. Novoste and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State in which it is incorporated, and has the corporate power and authority to conduct Seller’s VBT Business and to own or hold under lease its assets, including the Acquired Assets.

3.2. Authorization of Transaction. Novoste has the corporate power and authority to perform its obligations hereunder subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing:

(a) Novoste’s board of directors has duly authorized the execution and delivery of this Agreement;

(b) Novoste’s board of directors has, subject to its fiduciary duties, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of its stockholders, (iii) resolved to recommend and has recommended to its stockholders the approval of the transactions contemplated by this Agreement, and (iv) has directed that the transactions contemplated by this Agreement be submitted to its stockholders for approval at a meeting of Novoste’s stockholders; and

(c) assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of Novoste, enforceable against Novoste in accordance with its terms, subject to the Requisite Stockholder Approval of the sale of assets transaction contemplated by this Agreement and to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified therein.

3.3. Noncontravention. Except as set forth on Schedule 3.3, to Novoste’s Knowledge, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge, or other restriction of any government, governmental agency, arbitrator, or court to which Novoste or any Subsidiary is subject, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(b) conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Security Interest pursuant to, or right of termination under, any provision of any agreement, of Novoste or any Subsidiary, including any contract, note, mortgage, indenture, lease, instrument or other agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(c) conflict with the articles of incorporation or bylaws of Novoste or any Subsidiary; or

(d) require the approval, authorization, consent of or notice to any governmental authority in order for Novoste or any Subsidiary to consummate the transactions contemplated by this Agreement, except for such approvals, authorizations, consents or notices which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.4. Title to Acquired Assets. Except as set forth on Schedule 3.4, Seller has good and marketable title or current and enforceable licensed rights to all of the Acquired Assets, including tangible and intangible property rights relating thereto, and (a) none of the Acquired Assets is subject to any Security Interest, and (b) except as alleged in the Patent Infringement Lawsuit Liability and as set forth in Section 3.5(q), none of the Acquired Assets to which Seller has good and marketable title is subject to any restrictions, claims, licenses, or rights of others of any kind or nature whatsoever.

3.5. VBT Intellectual Property and VBT Technology. With respect to the VBT Intellectual Property and VBT Technology to be acquired by Purchaser hereunder, including, but not limited to, the VBT Patents:

(a) except as alleged in the Patent Infringement Lawsuit Liability and/or as set forth in the Royalty Agreements, Novoste owns the VBT Patents free and clear of any Security Interests, licenses (other than those licenses referenced in Section 3.5(q)), or assignments of any kind or nature whatsoever, or other contractual restriction or contractual limitation regarding use or disclosure, and, to Novoste’s Knowledge, Novoste owns the other VBT Intellectual Property free and clear of any Security Interests, licenses (other than those licenses referenced in Section 3.5(q)), or assignments of any kind or nature whatsoever, or other contractual restriction or contractual limitation regarding use or disclosure;

(b) Seller has taken all necessary action to maintain all of the VBT Patents and will make timely payment of all maintenance fees for the VBT Patents which may become due and payable prior to the Closing Date;

(c) except for the Patent Infringement Lawsuit Liability and as otherwise set forth in the Royalty Agreements, Novoste has no Knowledge that any of the VBT Intellectual Property or VBT Technology is subject to any outstanding injunction, judgment, order, decree, or ruling;

(d) except as set forth in Schedule 3.5(d), neither Novoste nor any Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, or misappropriation with respect to the VBT Intellectual Property (including, but not limited to, the VBT Patents), the VBT Technology or the VBT Products, which indemnification obligation is in effect as of the date first set forth above;

(e) except as set forth in Schedule 3.5(e), the VBT Patents were developed specifically for Novoste, the inventor or developer thereof was a regular full-time employee of Novoste at the time such Person created the ideas and inventions covered by the VBT Patents or was a consultant who developed the work product pursuant to a written agreement and who assigned all intellectual property rights therein to Novoste;

(f) except as set forth in Schedule 3.5(f), to the Knowledge of Novoste, the VBT Intellectual Property was developed specifically for Novoste, the inventor or developer thereof was a regular full-time employee of Novoste at the time such Person created such VBT Intellectual Property or was a consultant who developed the work product pursuant to a written agreement and who assigned all intellectual property rights therein to Novoste;

(g) except as set forth in Schedule 3.5(g), to the Knowledge of Novoste and subject to the outcome of the Patent Infringement Lawsuit Liability, no approval of any third party will be required for Purchaser to exclusively use the VBT Intellectual Property, the VBT Patents and/or the VBT Technology or to transfer Seller’s rights therein to Purchaser;

(h) except for the Patent Infringement Lawsuit Liability, no claims are currently pending, or to the Knowledge of Novoste are threatened, by any Person involving or questioning Seller’s right to use any of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology or challenging or questioning the validity or effectiveness of Seller’s ownership interest therein;

(i) to the Knowledge of Novoste, except as alleged in the Patent Infringement Lawsuit Liability, the use of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology by Seller does not infringe the rights of any Person nor, to the Knowledge of Novoste, is any infringing use of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology ongoing by any Person;

(j) except as alleged in the Patent Infringement Lawsuit Liability and as set forth in the Royalty Agreements and the AEA Supply Agreement, to the Knowledge of Novoste, no Person other than Seller owns, has any rights in, or claims any ownership of any portion or part of the VBT Intellectual Property (including, but not limited to, the VBT Patents);

(k) except as alleged in the Patent Infringement Lawsuit Liability, to the Knowledge of Novoste, Seller is not improperly using any confidential information or trade secrets of others in the conduct of Seller’s VBT Business;

(l) to the Knowledge of Novoste, (i) all VBT Patents that are registered with the United States Patent and Trademark Office or foreign patent trade offices are registered in compliance in all material respects with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), and (ii) none of the VBT Patents are subject to any maintenance fees or Taxes falling due within ninety (90) days after the Closing Date;

(m) except as alleged in the Patent Infringement Lawsuit Liability, all VBT Patents are subsisting, and no VBT Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, and, to the Knowledge of Novoste, no action is threatened with respect to any of the VBT Patents; to the Knowledge of Novoste, all VBT Patents are valid and enforceable and no application for a potentially infringing patent has been filed and no potentially infringing patent has been issued;

(n) to the Knowledge of Novoste, Novoste’s common-law rights in the Beta-Cath™ trademark are enforceable, and, to the Knowledge of Novoste, no Person holds any infringing or potentially infringing trademark;

(o) to the Knowledge of Novoste, (i) the ß-Rail®, Beta-Rail® and Novoste® trademarks are not involved in any opposition, invalidation or cancellation proceeding and (ii) no Person holds any infringing or potentially infringing trademark;

(p) a copy of all documentation in Seller’s possession relating to the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology to be acquired has been furnished or made available to Purchaser;

(q) a copy of all license agreements, royalty agreements, development agreements, security instrument or any other agreements or writings whereby Seller has given any interest, license, Security Interest, exclusive or otherwise, in the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology to any Person, at any time, have been provided or made available to the Purchaser and are identified on Schedule 3.5(q); and

(r) except as set forth in the Royalty Agreements, Seller is not, to the Knowledge of Novoste, obligated to make any payments whatsoever by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology.

3.6. Assumed Contracts. Schedule 2.3(a) attached hereto contains a true, complete, and correct list of all Assumed Contracts, whether written or oral. Novoste has delivered or made available to Purchaser a correct and complete copy of each written agreement listed in Schedule 2.3(a). To the Knowledge of Novoste, except as set forth on Schedule 3.6:

(a) each Assumed Contract is a valid and binding agreement of Seller party thereto, enforceable against Seller party thereto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified therein;

(b) no event has occurred, or is alleged to have occurred, which constitutes or, with lapse of time or giving of notice or both, would constitute a default or, to the Knowledge of Novoste, a reasonable basis for a claim of force majeure or other claim of excusable delay or non-performance under any Assumed Contract by the Seller or any other Person party thereto, other than such default or claim that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Seller Material Adverse Effect; and

(c) there are no Assumed Contracts that require a consent to be obtained from the other party thereto in connection with the sale, assignment or transfer thereof to Purchaser.

3.7. Employees; Payroll. Novoste and each Subsidiary is in material compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and, to the Knowledge of Novoste, there are no arrears in the payment of wages or withholding, social security taxes or other employment taxes or contributions to any welfare or retirement plan of Seller. Neither Novoste nor any Subsidiary is a party to any collective bargaining agreement. Schedule 3.7 sets forth a true, correct and complete list of the payroll of Novoste and each Subsidiary as of June 30, 2005 for certain of Seller’s VBT Business employees identified in Schedule 9.3(g), showing separately for each such employee such employee’s annual base salary or wage rates, and the written employee benefit plans of Novoste and each Subsidiary with respect to which such employee is a participant.

3.8. Employee/Third Party Confidentiality Agreements. Seller has taken all reasonably appropriate measures to obtain written confidentiality or non-disclosure agreements from its employees, consultants, vendors, suppliers or other third parties to whom it has disclosed any of the VBT Intellectual Property, which is confidential in nature or constitutes a trade secret.

3.9. Solvency.

(a) Novoste is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.9(a), “insolvent” means that the sum of the debts and other probable liabilities of Novoste exceeds the present fair saleable value of Novoste’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Novoste will be able to pay its liabilities as they become due in the usual and ordinary course of its business, (ii) Novoste will not have unreasonably small capital with which to conduct its present or proposed business, and (iii) Novoste will have assets (calculated at fair market value) that exceed its liabilities.

(c) The transfer, sale and conveyance of the Acquired Assets by Seller to Purchaser pursuant to this Agreement is not being made with the intent to delay, hinder or defraud creditors, purchasers or other Persons.

3.10. Claims and Proceedings. Except as set forth in Schedule 3.10, there is no legal action, suit, arbitration, or governmental proceeding or investigation pending or, to the Knowledge of Novoste, threatened against or affecting Seller, Seller’s VBT Business, the Acquired Assets and/or the Assumed Liabilities that could reasonably be expected to have a Seller Material Adverse Effect or prevent the consummation of the transactions contemplated hereby. Furthermore, to the Knowledge of Novoste, there are no defaults by Novoste or any Subsidiary under any applicable order, writ, injunction, decree or award of any court or arbitrator or any governmental department, agency, board or instrumentality.

3.11. Disclosure. No representation or warranty of Novoste (on behalf of itself or any Subsidiary) contained in this Agreement, and none of the information furnished by Novoste or any Subsidiary set forth herein or in the exhibits or schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

3.12. Insurance. Seller has maintained and will, as of the Closing Date, maintain various insurance policies for certain liabilities and exposures related to its assets and various occurrences which may arise from time to time as a result of the operation of Seller’s VBT Business. Schedule 3.12 is a copy of a schedule of insurance that lists and briefly summarizes certain of Seller’s current commercial insurance policies, which policies are in full force and effect as of the date first set forth above. To the Knowledge of Novoste, Novoste and each Subsidiary has complied with the provisions of such policies, except insofar as such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

3.13. Tax Obligations. Novoste and each Subsidiary has filed or caused to be filed, within the times and in the manner prescribed by law, all material federal, state, local and foreign Tax returns and Tax reports which are required to be filed by, or with respect to, Taxes incurred by Novoste or any Subsidiary in connection with the operation of Seller’s VBT Business. Such returns and reports reflect accurately in all material respects the liability for Taxes of Seller’s VBT Business for the periods covered thereby. All material federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other Taxes and assessments (including interest and penalties) payable by, or due from, Novoste or any Subsidiary in connection with Seller’s VBT Business have been fully paid. Except as set forth in Schedule 3.13, no examination of any Tax return or report of Novoste or any Subsidiary is currently in progress. To Novoste’s Knowledge, except as set forth in Schedule 3.13, there are no (i) audits or investigations pending or threatened against Seller’s VBT Business in respect to Taxes asserted by any governmental authority, (ii) outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return of Novoste or any Subsidiary, or (iii) agreements with any federal, state, county or local Taxing authority that may affect the subsequent Tax liabilities of Novoste or any Subsidiary.

3.14. International Boulevard Premises Lease. Novoste is current on all lease payments, additional rent and utility payments with respect to the lease for the International Boulevard Premises. Novoste has extended the term of the lease with respect to the International Boulevard Premises through March 31, 2006.

3.15. Applicable Laws and Regulations. Except as set forth on Schedule 3.15, Seller has operated Seller’s VBT Business in compliance with applicable laws, rules, ordinances, regulations and contractual provisions, including those related to health, safety, zoning and land regulations, as well as any private limitations, restrictive covenants or conditions relating to its properties or the operation or conduct of Seller’s VBT Business, except such laws, rules, ordinances, regulations and contractual provisions that the violation of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

3.16. Permits and Licenses. Novoste and each Subsidiary have (or have made timely application for) all necessary permits, licenses and approvals from all governmental and regulatory agencies necessary and currently applicable to enable Novoste and each Subsidiary to conduct Seller’s VBT Business as currently conducted, except such permits, licenses and approvals the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

3.17. Broker’s Fees. Neither Novoste nor any Subsidiary has any obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

3.18. Termination of AEA Supply Agreement. Novoste has provided notice under the AEA Supply Agreement not to extend the initial term of the AEA Supply Agreement with the effect that the term of the AEA Supply Agreement will expire as of September 15, 2006.

3.19. PMA Approval. Except as set forth on Schedule 3.19, Novoste has conducted all of the follow-up tests and studies and submitted all related reports and findings required by any governmental entities, including, but not limited to, FDA for the continued marketing and sale of VBT Products and the conduct of Seller’s VBT Business.

3.20. Payment of Patent Infringement Lawsuit Liability Attorneys’ Fees. Novoste has paid or will pay all legal fees, expenses and costs incurred by it in connection with the Patent Infringement Lawsuit Liability prior to the Closing. To the extent that Novoste has not received any invoice for such fees, expenses and costs prior to the Closing, Novoste shall pay such fees, expenses and costs incurred prior to the Closing upon receipt of any such invoice or other demand for payment within forty-five (45) days of Novoste’s receipt of such invoice or other demand for payment, except to the extent any amounts owing with respect thereto are contested in good faith by Novoste pursuant to a bona fide dispute.

3.21. Product Warranty. No VBT Product manufactured, sold or leased or delivered by Novoste or any Subsidiary is subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions of sale or lease.

3.22. Environmental.

(a) Environmental Laws. (i) Except as set forth on Schedule 3.22(a)(i), Novoste and each Subsidiary is and has at all times been in compliance with and has no liability under the Environmental Laws; (ii) except as set forth on Schedule 3.22(a)(ii), neither Novoste nor any Subsidiary has received any written or oral communication that alleges that it is or was not in compliance with all applicable Environmental Laws; (iii) except as set forth on Schedule 3.22(a)(iii), to the Knowledge of Novoste, there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws; (iv)(A) Schedule 3.22(a)(iv)(A) sets forth a complete list of permits required by Novoste and each Subsidiary for the conduct of its business as of the date first set forth above as it relates to radioactive material and except as set forth on Schedule 3.22(a)(iv)(C), no other permits or authorizations required pursuant to the Environmental Laws are required by Novoste or any Subsidiary for the conduct of its business as of the date first set forth above, other than those which if not obtained would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) except as set forth on Schedule 3.22(a)(iv)(B), all such permits and authorizations are in full force and effect, and Novoste and each Subsidiary is in material compliance with all of the terms of such permits and authorizations, and (C) except as set forth on Schedule 3.22(a)(iv)(C), no other permits or authorizations required pursuant to the Environmental Laws are required by Novoste or any Subsidiary for the conduct of its business as of the date first set forth above, other than those which if not obtained would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; and (D) except as set forth on Schedule 3.22(a)(iv)(D), such permits will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; (v) except as set forth on Schedule 3.22(a)(v), the management, handling, storage, transportation, treatment, and disposal by Seller of all Materials of Environmental Concern is and has been in compliance with all Environmental Laws; and (vi) except as set forth on Schedule 3.22(a)(vi), there are no past or present actions or activities by Novoste or any Subsidiary, or any circumstances, conditions, events or incidents, including the storage, treatment, Release, disposal or arrangement for disposal or treatment of any Material of Environmental Concern, whether or not by Novoste or any Subsidiary, that would reasonably be expected to form the basis of any Environmental Claim against Novoste or any Subsidiary or against any Person whose liability for any Environmental Claim Novoste or any Subsidiary may have retained or assumed either contractually or by operation of law, and (vii) except as set forth on Schedule 3.22(a)(vii), no property currently or formerly owned, operated or leased by Novoste or any Subsidiary and no property to which Materials of Environmental Concern originating on or from such properties or the businesses or assets of Novoste or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System or on any other government database or list of properties that may or do require Remediation under Environmental Laws.

(b) Environmental Claims. Except as set forth on Schedule 3.22(b), there is no Environmental Claim pending or, to the Knowledge of Novoste, threatened, against or involving Novoste or any Subsidiary or against any Person whose liability for any Environmental Claim Novoste or any Subsidiary has or may have retained or assumed either contractually or by operation of law. Without limiting the generality of the foregoing, except as set forth on Schedule 3.22(b), neither Novoste nor any Subsidiary has received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of Novoste, are any such notices, demands, requests for information or investigations threatened.

(c) Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental Concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by Novoste or any Subsidiary.

(d) Exclusive Representation. Notwithstanding any other provision of this Agreement, this Section 3.22 sets forth the sole and exclusive representation and warranty of Novoste (on behalf of itself or any Subsidiary) with respect to Environmental Laws, Environmental Claims or other environmental matters.

3.23. Maintenance of Records. Novoste and each Subsidiary has maintained and created all records required by governmental authorities with respect to the VBT Products and Seller’s VBT Business, except where the failure to so maintain or create such records would not, individually or in the aggregate, have or be reasonably expected to have a Seller Material Adverse Effect.

3.24. Product Liability. To the Knowledge of Novoste, there are no actions, suits, proceedings, hearings or investigations, charges or complaints or demands existing which arise out of any injury to individuals or property as a result of the ownership, possession or use of any VBT Products that has had or would reasonably be expected to have a Seller Material Adverse Effect.

3.25. Adequacy of Equipment. The fixed assets and equipment identified in Schedule 2.1(d) constitute all of the fixed assets and equipment used as of February 16, 2005 (i.e., the last date on which Seller manufactured catheters) by Seller in the conduct of Seller’s VBT Business. In addition, the fixed assets and equipment identified in Schedule 2.1(d) constitute all of the fixed assets and equipment necessary to operate the manufacturing operations of Seller’s VBT Business, including regulatory compliance and product testing (other than with respect to sterilization), as conducted as of February 16, 2005 (i.e., the last date on which Seller manufactured catheters).

ARTICLE IV.

Representations and Warranties of Purchaser and BMI

Purchaser and BMI jointly and severally represent and warrant to Seller as follows:

4.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, duly qualified to do business in the Commonwealth of Virginia and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. BMI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Purchaser and BMI are Affiliates of one another.

4.2. Corporate Authority. The execution and delivery by Purchaser and BMI of this Agreement, the performance by Purchaser and BMI of their respective covenants and agreements hereunder, and the consummation by Purchaser and BMI of the transactions contemplated hereby have been duly authorized and approved by Purchaser’s and BMI’s respective boards of directors, which constitute the only corporate action necessary for such authorization and approval under applicable laws and Purchaser’s and BMI’s respective articles of incorporation, by-laws and other governing documents. Assuming the due authorization, execution and delivery of this Agreement by Novoste, when executed and delivered by Purchaser and BMI, this Agreement shall constitute valid and binding obligations of each of Purchaser and BMI, enforceable against each of them in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified therein.

4.3. Noncontravention. Except as set forth on Schedule 4.3(a) in the case of Purchaser and Schedule 4.3(b) in the case of BMI, neither Purchaser nor BMI has any Knowledge that the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby, will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge, or other restriction of any government, governmental agency, arbitrator, or court to which either Purchaser or BMI is subject, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser/BMI Material Adverse Effect;

(b) conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, encumbrance, mortgage, pledge, charge or other security interest pursuant to, or right of termination under, any provision of any agreement, of either Purchaser or BMI, including any contract, note, mortgage, indenture, lease, instrument or other agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser/BMI Material Adverse Effect;

(c) conflict with the articles of incorporation or by-laws of Purchaser or BMI; or

(d) require the approval, authorization, consent of or notice to any government or governmental agency in order for Purchaser or BMI to consummate the transactions contemplated by this Agreement, except for such approvals, authorizations, consents or notices which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Purchaser/BMI Material Adverse Effect.

4.4. Solvency; Sufficiency of Funds.

(a) Neither Purchaser nor BMI are insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 4.4(a), “insolvent” means that the sum of the debts and other probable liabilities of Purchaser or BMI, as the case may be, exceeds the present fair saleable value of Purchaser’s or BMI’s assets, as the case may be.

(b) At the Closing, Purchaser and/or BMI (i) will have funds available to pay any expenses incurred by Purchaser and/or BMI in connection with the transactions contemplated by this Agreement and (b) will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including, but not limited to, Purchaser’s obligation to pay, honor and discharge the Assumed Liabilities.

(c) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Purchaser will be able to pay its liabilities, including the Assumed Liabilities, as they become due in the usual and ordinary course of its business, (ii) Purchaser will be able to honor and discharge its obligations with respect to the Patent Infringement Lawsuit Liability (if there has been no Claim Settlement as of the Closing), the AEA Supply Agreement and the Royalty Agreements as set forth in this Agreement, (iii) Purchaser will not have unreasonably small capital with which to conduct its present or proposed business, including Seller’s VBT Business, and (iv) Purchaser will have assets (calculated at fair market value) that exceed its liabilities.

4.5. Claims and Proceedings. Except as set forth in Schedule 4.5, there is no legal action, suit, arbitration, or governmental proceeding or investigation pending or, to Purchaser’s or BMI’s Knowledge, threatened against or affecting Purchaser or BMI that could reasonably be expected to have a Purchaser/BMI Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

4.6. Disclosure. No representation or warranty of Purchaser or BMI contained in this Agreement, and none of the information furnished by Purchaser or BMI set forth herein or in the exhibits or schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

4.7. Insurance. Purchaser and BMI have each maintained and will, as of the Closing Date, maintain various insurance policies for certain liabilities and exposures related to its assets and various occurrences which may arise from time to time as a result of the operation of their respective businesses as set forth in Schedule 4.7, which is a copy of a schedule of insurance that lists and briefly summarizes certain of Purchaser’s and BMI’s current commercial insurance policies. To Purchaser’s and BMI’s Knowledge, Purchaser and BMI have each complied with the provisions of such policies, except insofar as such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser/BMI Material Adverse Effect.

4.8. Applicable Laws and Regulations. Except as set forth in Schedule 4.8(a) in the case of Purchaser and Schedule 4.8(b) in the case of BMI, each of Purchaser and BMI is in compliance with applicable laws, rules, ordinances, regulations and contractual provisions, including those related to health, safety, zoning and land regulations, as well as any private limitations, restrictive covenants or conditions relating to its properties or the operation or conduct of their respective businesses, except such laws, rules, ordinances, regulations and contractual provisions that the violation of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser/BMI Material Adverse Effect.

4.9. Broker’s Fees. Neither Purchaser nor BMI has any obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Novoste nor any Subsidiary could become liable or obligated.

4.10. No Inducement or Reliance; Independent Assessment.

(a) With respect to the Acquired Assets, the Assumed Liabilities, Seller’s VBT Business or any rights or obligations to be transferred hereunder pursuant hereto, neither Purchaser nor BMI has been induced by or has relied upon any representations, warranties or statements, whether express or implied, made by Novoste or any Subsidiary, or any agent, employee, attorney or other representative of Novoste or any Subsidiary representing or purporting to represent Novoste or any Subsidiary that are not expressly set forth in this Agreement (including the schedules hereto), whether or not any such representations, warranties or statements were made in writing or orally.

(b) Purchaser and BMI each acknowledge that, except as explicitly set forth in this Agreement, neither Novoste nor any Subsidiary has made any warranty, express or implied, as to the prospects of Seller’s VBT Business or its revenues, margins, incomes or other metrics for Purchaser or BMI, or with respect to any forecasts, projections or business plans prepared by or on behalf of Novoste or any Subsidiary and delivered to Purchaser or BMI in connection with Purchaser’s or BMI’s review of the Acquired Assets, Assumed Liabilities, Seller’s VBT Business or the negotiations, execution and delivery by Purchaser and/or BMI of this Agreement.

ARTICLE V.

Pre-Closing Covenants

5.1. General. Subject to the terms and conditions of this Agreement, each of the parties will use its Commercially Reasonable Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental bodies, and the filing of all applicable registrations, listing, submissions and notices (including submissions to governmental bodies, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or resolve an enforcement action or proceeding by, any governmental body related to Seller’s VBT Business (including, but not limited to, with respect to those matters listed on Schedule 4.3(a)), (b) the obtaining of all necessary consents, approvals or waivers from third parties (including the consents of any third party(ies) to the assignment of the Restricted Contracts), and (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental body vacated or reversed.

5.2. Certain FDA Matters. Pursuant to FDA’s existing PMA transfer procedure, Novoste shall (a) file with FDA an original and a copy of a letter (on Novoste’s letterhead and signed by a duly authorized Person) notifying FDA that all rights in the PMA Approval have been transferred to Purchaser and take such other appropriate actions consistent with its obligations pursuant to Section 11.8, and (b) provide Purchaser with a complete copy of the PMA Approval. Purchaser shall be responsible for all other steps necessary to perfect the transfer of the PMA Approval under FDA’s rules and procedures, including but not limited to, providing FDA with a written commitment to comply with conditions of approval applicable to the PMA Approval.

5.3. Novoste’s Pre-Closing Covenants.

(a) Novoste Stockholders’ Meeting. As promptly as practicable after the execution and delivery of this Agreement by all parties, Novoste will prepare and file with the Securities and Exchange Commission a proxy statement (“Proxy Statement”) relating, among other things, to the solicitation of the stockholders of Novoste seeking stockholder approval of an amendment to Novoste’s amended and restated articles of incorporation to change Novoste’s name from “Novoste Corporation” to another name (the “Proposed Name Change”) and seeking the Requisite Stockholder Approval of the sale of assets transaction contemplated by this Agreement. Purchaser and BMI will promptly furnish to Novoste all information concerning them as may be reasonably required for the Proxy Statement and any supplements or amendments thereto, and none of such information shall (i) on the date the Proxy Statement is first mailed to the stockholders of Novoste, (ii) at the date of Novoste’s stockholders meeting, or (iii) at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Promptly after the date first set forth above, Novoste will use Commercially Reasonable Efforts to take all action necessary in accordance with the Florida Business Corporation Act and its articles of incorporation and bylaws to convene a meeting of Novoste’s stockholders (the “Novoste Stockholders’ Meeting”) to be held as promptly as practicable after the mailing of the Proxy Statement for the purpose of approving the sale of assets transaction contemplated by this Agreement and the Proposed Name Change. At the election of Novoste, such Proxy Statement may also include other matters of business unrelated to this Agreement.

(b) AEA Supply Agreement. Between the date first set forth above and the Closing, to the extent reasonably practicable, Novoste and Purchaser shall inform and consult with one another prior to engaging in any negotiations or discussions with AEA in connection with the AEA Supply Agreement. Novoste covenants and agrees that it will make the payments set forth on Schedule 5.3(b) to AEA Technology-QSA, GmbH with respect to the applicable periods specified (for the avoidance of doubt, such payments will be made on a pro rata basis with respect to periods on or prior to the Closing to the extent the Closing Date occurs during and prior to the completion of any period described on Schedule 5.3(b) and will not be made with respect to periods after the Closing Date).

(c) Patent Infringement Lawsuit Liability. Between the date first set forth above and the Closing, Novoste shall inform and consult with Purchaser prior to taking any affirmative action with respect to matters involving the Patent Infringement Lawsuit Liability. For the avoidance of doubt, affirmative action shall include but not be limited to (i) dispositive motions, (ii) motions to amend the pleadings, (iii) other pleadings or motions in which claims or defenses previously asserted by Novoste are abandoned or withdrawn, or (iv) settlement of the Patent Infringement Lawsuit Liability. Nothing in this Section 5.3(c) shall require Purchaser’s approval with respect to the conduct of the Patent Infringement Lawsuit Liability to the extent such conduct does not increase Purchaser’s Assumed Liabilities with respect to the Patent Infringement Lawsuit Liability as set forth in Section 2.3(c). Purchaser will make itself available to Novoste at Novoste’s request for purposes of the performance by Novoste of its obligations pursuant to this Section 5.3(c).

(d) International Boulevard Premises. Between the date first set forth above and the Closing, to the extent reasonably practicable, Novoste and Purchaser shall inform and consult with one another prior to engaging in any negotiations or discussions with the landlord with respect to the International Boulevard Premises.

(e) No Shop Obligation. Novoste will not, directly or indirectly, negotiate with other parties as to the sale of all or any portion of the Acquired Assets, except to the extent Novoste’s board of directors determines in good faith, after having taken into account the advice of Novoste’s outside legal counsel, that such negotiations are required in order for Novoste’s board of directors to comply with its fiduciary obligations to Novoste’s stockholders under applicable law. Subject to the exception set forth in the immediately preceding sentence, in the case of any inquiry from a party or parties as to the possible acquisition of all or any portion of the Acquired Assets, Novoste will promptly advise, or use its Commercially Reasonable Efforts to cause its agents to advise, such party or parties of the existence of this Agreement.

(f) Conduct of the Business. Between the date first set forth above and the Closing, Novoste will not, and will cause each Subsidiary not to, without the written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), (i) sell, lease, transfer or assign any of the Acquired Assets except in the ordinary course of business, (ii) enter into any agreement or contract directly related to Seller’s VBT Business outside the ordinary course of business, (iii) accelerate, modify or cancel any Assumed Contract, or (iv) impose any Security Interest on any of the Acquired Assets. Subject to the immediately preceding sentence, nothing in this Agreement shall affect or limit in any way the right or power of Seller at any time to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets unrelated to the Acquired Assets or the Assumed Liabilities.

ARTICLE VI.

Conditions Precedent

6.1. Conditions Precedent to Obligations of Purchaser and BMI: The obligations of Purchaser and BMI to consummate the transactions to be performed by them in connection with the Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Purchaser and BMI in their sole discretion to the extent permitted by law, and each of which Novoste hereby agrees to use its Commercially Reasonable Efforts to satisfy (or in the case of a Subsidiary, Novoste shall cause such Subsidiary to use its Commercially Reasonable Efforts to satisfy) at or prior to the Closing:

(a) The sale of assets transaction contemplated by this Agreement shall have been approved by the Requisite Stockholder Approval.

(b) The representations and warranties of Novoste contained in Article III shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the date of the Closing, as the case may be, and except for changes therein contemplated or permitted by this Agreement), Novoste shall have complied in all material respects with all of its covenants contained in Article V, and Novoste shall have delivered to Purchaser a certificate to that effect, dated the date of the Closing executed by its President and Chief Executive Officer (the “Novoste Officer’s Certificate”).

(c) Novoste shall not have provided the landlord of the International Boulevard Premises with any notice exercising Novoste’s option to renew the lease for the International Boulevard Premises for periods after March 31, 2006.

(d) Purchaser shall have received a certificate of the Secretary of Novoste, in form and substance reasonably satisfactory to Purchaser, with respect to the approval and authorization by Novoste’s board of directors of this Agreement and the consummation of the transactions contemplated hereby (the “Novoste Secretary’s Certificate”).

(e) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets shall be in effect. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other Person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith. The provisions of this Section 6.1(e) may not be asserted by Purchaser or BMI to prevent the Closing from occurring if Purchaser or BMI has solicited or encouraged any of the actions, suits, proceedings or other events that are the basis for the condition precedent set forth in this Section 6.1(e) not being satisfied.

(f) The approvals set forth in Schedule 6.1(f) with respect to the transactions contemplated by this Agreement shall have been obtained or given, as the case may be; provided, however, that the provisions of this Section 6.1(f) may not be asserted by Purchaser or BMI to prevent the Closing from occurring if the basis for the condition precedent set forth in this Section 6.1(f) not being satisfied is attributable to any act or omission of Purchaser or BMI or any failure of Purchaser or BMI to satisfy the requirements or conditions precedent of the governmental authority set forth in Schedule 6.1(f) with respect to Purchaser obtaining or receiving such approvals.

(g) Novoste and/or each applicable Subsidiary shall have executed and delivered to Purchaser (1) the Assumption Agreement in the form attached hereto as Exhibit A (the “Assumption Agreement”), (2) the Assignment of Patents in the form attached hereto as Exhibit B (the “Assignment of Patents”), (3) the Assignment of Trademarks in the form attached hereto as Exhibit C (the “Assignment of Trademarks”), (4) the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”), and (5) the Rights Agreement in the form attached hereto as Exhibit E (the “Rights Agreement”).

(h) As of immediately prior to the Closing, the Marketing Representation Agreement shall not have been terminated by Novoste except pursuant to Section 7.2 of the Marketing Representation Agreement.

6.2. Conditions Precedent to Obligations of Seller: The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Novoste in its sole discretion to the extent permitted by law, and each of which Purchaser and BMI hereby agree to use their Commercially Reasonable Efforts to satisfy at or prior to the Closing (except paragraph (a) thereof):

(a) The sale of assets transaction contemplated by this Agreement shall have been approved by the Requisite Stockholder Approval.

(b) The representations and warranties of Purchaser and BMI contained in Article IV shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the date of the Closing, as the case may be, and except for changes therein contemplated or permitted by this Agreement), Purchaser and BMI shall have complied in all material respects with all of their covenants contained in Article V, and Purchaser and BMI shall have delivered to Seller a certificate to that effect, dated the date of the Closing executed by their President (the “Purchaser/BMI Officers’ Certificates”).

(c) Novoste shall have received a certificate of the Secretary of Purchaser and BMI, in form and substance reasonably satisfactory to Novoste, with respect to the approval and authorization by the board of directors of each of Purchaser and BMI of this Agreement and the consummation of the transactions contemplated hereby (the “Purchaser/BMI Secretaries’ Certificates”).

(d) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets or assumption of the Assumed Liabilities shall be in effect. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other Person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith. The provisions of this Section 6.2(d) may not be asserted by Seller to prevent the Closing from occurring if Seller has solicited or encouraged any of the actions, suits, proceedings or other events that are the basis for the condition precedent set forth in this Section 6.2(d) not being satisfied.

(e) The approvals set forth in Schedule 6.2(e) with respect to the transactions contemplated by this Agreement shall have been obtained or given, as the case may be.

(f) Purchaser shall have executed and delivered to Novoste (1) the Assumption Agreement, (2) the Assignment of Patents, (3) the Assignment of Trademarks, and (4) the Rights Agreement.

ARTICLE VII.

Termination

7.1. Termination of Agreement. The parties may terminate this Agreement by mutual written agreement at any time prior to the Closing. In addition, either Novoste, on the one hand, or Purchaser and BMI, on the other hand, may terminate this Agreement (whether before or after the Requisite Stockholder Approval of the sale of assets transaction contemplated by this Agreement) as provided below:

(a) Purchaser and BMI may terminate this Agreement by giving written notice to Novoste at any time prior to the Closing: (1) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified Novoste of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (2) if the Closing shall not have occurred on or before December 31, 2005, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from Purchaser or BMI breaching any representation, warranty, or covenant contained in this Agreement);

(b) Novoste may terminate this Agreement by giving written notice to the Purchaser and BMI at any time prior to the Closing: (1) in the event that Purchaser or BMI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Novoste has notified Purchaser and BMI of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (2) if the Closing shall not have occurred on or before December 31, 2005, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement);

(c) either the Purchaser and BMI on the one hand, or Novoste on the other hand, may terminate this Agreement by giving written notice to the other at any time prior to the Closing in the event the sale of assets transaction contemplated by this Agreement is not approved by the Requisite Stockholder Approval at the Novoste Stockholders’ Meeting; or

(d) Novoste may terminate this Agreement by giving written notice to Purchaser and BMI at any time prior to the Closing in the event Novoste’s board of directors determines in good faith, after having taken into account the advice of Novoste’s outside legal counsel, that the termination of this Agreement is required in order for Novoste’s board of directors to comply with its fiduciary obligations to Novoste’s stockholders under applicable law.

7.2. Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 7.1, such termination shall be without any liability or obligation to any party or parties and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14 and 11.15, this Section 7.2 and the Confidentiality Agreement shall survive; provided that, if this Agreement is terminated by a party pursuant to clause (1) of Section 7.1(a) or clause (1) of Section 7.1(b) and the failure to comply was willful, it is expressly agreed and understood that the terminating party’s right to pursue all legal and equitable remedies therefor, including damages relating thereto, shall also survive such termination unimpaired.

(b) In addition to Section 7.2(a), if Purchaser and BMI, on the one hand, or Novoste on the other hand, terminates this Agreement pursuant to Section 7.1(c) or if Novoste terminates this Agreement pursuant to Section 7.1(d), then Novoste shall pay to Purchaser no later than five (5) days after written demand by Purchaser therefor $200,000, and such payment shall be Purchaser’s and BMI’s sole and exclusive remedy against Novoste, its Subsidiaries or any of its or their respective Affiliates for such termination or on account of any of the events or circumstances that gave rise to such termination right.

ARTICLE VIII.

The Closing

8.1. Closing. The closing of the transactions provided for herein (the “Closing”) shall take place at the offices of Rees, Broome & Diaz, P.C., 8133 Leesburg Pike, 9th Floor, Vienna, Virginia or such other location as the parties determine.

8.2. Closing Date. The Closing shall be held at 10:00 a.m. on a date (the “Closing Date”) within three (3) business days after the satisfaction or waiver of the conditions precedent to Closing contained in Article VI hereof (other than conditions to be satisfied by delivery of documentation at Closing), or such other date as the parties determine; it being understood that the Closing shall not occur before December 1, 2005.

8.3. Documents to be Tendered and Action to be Taken at the Closing.

(a) Novoste’s Deliveries to Purchaser. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Novoste shall make the following deliveries to Purchaser:

(i) Delivery of the Closing Payment to Purchaser in accordance with Section 2.4(b) if there has been no Claim Settlement as of the Closing;

(ii) Assignment of Patents;

(iii) Bill of Sale;

(iv) Assignment of Trademarks;

(v) Assumption Agreement;

(vi) Rights Agreement;

(vii) Novoste Officer’s Certificate;

(viii) Novoste Secretary’s Certificate;

(ix) Novak Unfair Competition and Non-Solicitation Agreement; and

(x) All other items or documents reasonably requested by Purchaser as shall be sufficient to vest in Purchaser all title to and other interest in the Acquired Assets in accordance with the provisions of this Agreement.

(b) Purchaser/BMI’s Deliveries to Seller at Closing. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser and BMI shall make the following deliveries to Novoste:

(i) Assignment of Patents;

(ii) Assignment of Trademarks;

(iii) Assumption Agreement;

(iv) Rights Agreement;

(v) Purchaser/BMI Officers’ Certificates;

(vi) Purchaser/BMI Secretaries’ Certificates;

(vii) Novak Unfair Competition and Non-Solicitation Agreement; and

(viii) All other items or documents reasonably requested by Novoste as shall be sufficient for Purchaser to assume the Assumed Liabilities in accordance with the provisions of this Agreement.

8.4. Passage of Title and Risk of Loss. Legal and equitable title to, and risk of loss with respect to, the Acquired Assets shall pass to Purchaser upon the Closing.

8.5. Articles of Amendment. If the Proposed Name Change shall have been approved by the stockholders of Novoste such that the number of votes cast by the stockholders of Novoste at the Novoste Stockholders’ Meeting in favor of the proposal exceed the number of votes cast against the proposal, then Novoste shall file articles of amendment to its amended and restated articles of incorporation with the Secretary of State of the State of Florida with respect to the Proposed Name Change on the Closing Date or as soon as practicable thereafter.

ARTICLE IX.

Indemnification; Survival

9.1. Survival of Representations; Limitations. All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to the terms of this Article IX and other applicable provisions of this Agreement. In no event shall the aggregate indemnity payments made by Seller pursuant to Sections 9.2(a) or 9.2(b), on the one hand, or by Purchaser and BMI pursuant to Section 9.3(a) or 9.3(b), on the other hand, exceed $3,000,000. In no event shall indemnification be payable by Seller pursuant to Sections 9.2(a) or 9.2(b), on the one hand, or by Purchaser and BMI pursuant to Sections 9.3(a) or 9.3(b), on the other hand, unless the aggregate Damages (as defined in Section 9.2) incurred by all of the Purchaser Indemnitees (as defined in Section 9.2) or Seller Indemnitees (as defined in Section 9.3), as applicable, exceed $50,000 and then only for the excess over such amount.

9.2. Indemnification of Purchaser Indemnified Parties. Novoste shall indemnify, defend and hold harmless Purchaser, BMI, and their respective directors, officers, employees, and agents (collectively, the “Purchaser Indemnitees”) from and against any and all damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, but not limited to, reasonable fees and disbursements of counsel (collectively, “Damages”), that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claims or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Purchaser Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(a) Any breach of any of the representations and warranties of Novoste made in this Agreement;

(b) Any breach of any covenant, obligation or agreement made by Seller in this Agreement;

(c) Any liabilities or obligations of Seller which are not Assumed Liabilities; or

(d) Any action, claim, suit or proceeding based on the failure of any party to comply with any applicable bulk transfer statute or any claim against Purchaser arising under any such statute or based upon any failure to comply with any such statute, so long as the liability that is the basis for such action, claim, suit or proceeding is not included in, does not relate to or is not otherwise part of the Assumed Liabilities, including, but not limited to, those related to the AEA Supply Agreement, the Patent Infringement Lawsuit Liability (if there has been no Claim Settlement as of the Closing) and the Royalty Agreements as set forth in this Agreement.

9.3. Indemnification of Seller Indemnified Parties. Purchaser shall indemnify, defend and hold harmless Novoste and each Subsidiary and each of their respective directors, officers, employees, and agents (collectively, “Seller Indemnitees”) from and against any and all Damages that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claim or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Seller Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(a) Any breach of any of the representations and warranties of Purchaser or BMI made in this Agreement;

(b) Any breach of any covenant, obligation or agreement made by Purchaser or BMI in this Agreement;

(c) Any Assumed Liabilities;

(d) If there has been no Claim Settlement as of the Closing, the Patent Infringement Lawsuit Liability incurred, awarded or arising after the Closing (which, for the avoidance of doubt, shall (x) include all debts, liabilities and obligations related to or arising directly or indirectly from the Patent Infringement Lawsuit Liability, including, but not limited to, attorney’s fees, expert witness fees, costs, damages (including willful infringement or enhanced damages), and settlement amounts or judgments, incurred, awarded or arising after the Closing without regard to when the claims with respect to the Patent Infringement Lawsuit Liability first arose or were made prior to the date first set forth above or may be asserted after the date first set forth above, and (y) not include Novoste’s legal fees, expenses and costs incurred by Novoste in connection with the Patent Infringement Lawsuit Liability prior to the Closing which are to be paid by Novoste pursuant to Section 3.20);

(e) The AEA Supply Agreement regardless of whether such Damages arose or were incurred prior to the date first set forth above or arise or are incurred after the date first set forth above (which, for the avoidance of doubt, shall (x) include all debts, liabilities and obligations related to the minimum purchase requirement payments and penalties whenever in the past or in the future such debts, liabilities or obligations arose or were incurred or may arise or be incurred and those related to decontamination and decommissioning costs and obligations in each case without regard to whether the AEA Supply Agreement is assigned to Purchaser in accordance with the terms thereof, and (y) not include the payment obligations of Novoste to AEA Technology-QSA, GmbH pursuant to Section 5.3(b));

(f) The Royalty Agreements incurred or arising after the Closing (which, for the avoidance of doubt, shall (x) include all debts, liabilities and obligations related to or arising directly or indirectly from the Royalty Agreements after the Closing, including, but not limited to, those related to royalty and other payment obligations to the other parties thereto without regard to whether the Royalty Agreements are assigned to Purchaser in accordance with the terms thereof, and (y) not include any debts, liabilities and obligations incurred by Seller in connection with the Royalty Agreements prior to the Closing which are to be paid by Novoste on a pro rata basis with respect to periods prior to the Closing);

(g) The employment of Seller’s VBT Business employees identified in Schedule 9.3(g) arising after the date of employment by Purchaser, BMI or any of their Affiliates of any such employee; it being understood that this Section 9.3(g) shall be of no force or effect if none of Purchaser, BMI or any of their Affiliates hires any of Seller’s VBT Business employees identified in Schedule 9.3(g); or

(h) The fulfillment by Novoste and Novoste GmbH of the agreement and covenant of Novoste and Novoste GmbH set forth in Section 10.11 or otherwise arising from Novoste GmbH acting as Purchaser’s Authorized Representative and European Community Representative as set forth in Section 10.11.

9.4. Notice of Indemnification Claims. Any claim for indemnification must be asserted in a written notice delivered to the other party. Notwithstanding any other provision of this Agreement, any claim for indemnification by either party based on a breach of (a) a representation or warranty made in this Agreement must be brought pursuant to Sections 9.2(a) or 9.3(a), as applicable, against the other party within two years from the Closing Date, (b) a covenant or agreement made in this Agreement must be brought pursuant to Sections 9.2(b) or 9.3(b), as applicable, against the other party within the time period allowed pursuant to the applicable statute of limitations (or any extensions thereof), and (c) a covenant or agreement made in this Agreement may be brought pursuant to Sections 9.2(c), 9.2(d), 9.3(c), 9.3(d), 9.3(e), 9.3(f), 9.3(g) or 9.3(h), as applicable, against the other party at any time.

9.5. Matters Involving Third Parties. If any third party notifies either party (“Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under this Article IX, the Indemnified Party shall notify the Indemnifying Party promptly in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation unless (and then solely to the extent) the Indemnifying Party is damaged by the delay. In the event the Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying

Party is assuming its defense, (a) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party shall cooperate in the defense of such claim and may retain separate co-counsel at its sole cost and expense, (c) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (d) the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the claim, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed). In the event the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

9.6. Matters Involving the Parties. In the event that the Indemnified Party asserts a claim under this Article IX (excluding claims covered by Section 9.5) against the Indemnifying Party, the Indemnified Party shall give written notice to the Indemnifying Party specifying, in reasonable detail, the basis for the assertion of the claim and the amount of the claim asserted. Such assertion of liability shall be deemed accepted by such Indemnifying Party and the amount of such claim shall be deemed a valid claim, conclusive and binding on the Indemnifying Party, unless, within twenty (20) days after the Indemnified Party gives written notice to the Indemnifying Party of such claim, the Indemnifying Party gives written notice to the Indemnified Party contesting the basis for, or the amount of, such claim. If such notice is given by the Indemnifying Party, then the parties shall use Commercially Reasonable Efforts to reach agreement with respect to such claim. If no such agreement is reached, the parties may pursue their respective rights and remedies to the full extent of the law, subject to the terms of this Agreement.

9.7. Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all Damages, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any Damages as may be reasonably requested by the Indemnifying Party. Each party shall use Commercially Reasonable Efforts in addressing any Damages that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

9.8. Exclusive Remedy. The parties acknowledge that the indemnification provided in this Article IX shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (a) bringing an action for specific performance or other available equitable remedy for a breach of a covenant or agreement contained in this Agreement, or (b) pursuing remedies under applicable law for fraud or intentional misrepresentation. In addition to and not in limitation of the foregoing, the rights and remedies contained in this Agreement shall constitute the sole and exclusive recourse with respect to Seller’s VBT Business relating to any environmental matters.

ARTICLE X.

Other Obligations of the Parties

10.1. Certain Tax Matters. Any transfer, sales, use, recording, stamp and other similar transaction taxes (“Transaction Taxes”), if any, imposed upon or incurred by either Seller or Purchaser in order to consummate the conveyance of the Acquired Assets pursuant to this Agreement shall be borne one-half by Novoste and one-half by Purchaser. Novoste and Purchaser shall jointly prepare and file, or cause to be prepared and filed, all necessary Tax returns and other documents with respect to all Transaction Taxes, including, but not limited to, the delivery by Purchaser to Novoste of Tax resale certificates with respect to any inventory or similar items included in the Acquired Assets in connection with the consummation of the transactions contemplated by this Agreement, and each party shall bear its own expenses in connection with that preparation and filing. The parties will cooperate in providing to each other all applicable exemption certificates associated with any Transaction Taxes. Except as provided in the foregoing, (a) as between the parties, Novoste shall be responsible for and shall pay any Taxes with respect to the ownership of the Acquired Assets relating to all Tax periods ending on or prior to the Closing Date, and (b) as between the parties, Purchaser shall be responsible for and shall pay any and all Taxes with respect to the ownership of the Acquired Assets relating to all Tax periods ending after the Closing Date.

10.2. Bulk Sales Laws. Purchaser and Seller hereby waive compliance with the provisions of any applicable state bulk transfer statutes.

10.3. Restrictive Covenants. The parties acknowledge that the agreement of Novoste set forth in this Section 10.3 constitutes a material part of the consideration granted with respect to the transactions contemplated and to be effected hereby. Accordingly, Novoste agrees that the following covenants are necessary, reasonable and appropriate.

(a) Covenant Not to Compete. Novoste agrees that for a period of five (5) years subsequent to the Closing Date (“Non-Compete Period”), Novoste shall not, directly or indirectly, as principal, agent, owner, joint venturer, investor or consultant engage in any business competitive with Seller’s VBT Business as conducted as of the Closing.

(b) Covenant Not to Solicit Customers. Novoste covenants and agrees that during the Non-Compete Period, Novoste shall not (and in the case of a Subsidiary, Novoste shall cause such Subsidiary not to), directly or indirectly, as principal, agent, owner, joint venturer, investor or consultant perform any services for or contract with any Person that was a customer of Seller’s VBT Business during the five (5) year period prior to the Closing Date (“Customer(s)”) if such services or contract relates to matters that would be competitive with Seller’s VBT Business as conducted as of the Closing.

(c) Non-Circumvention. Novoste shall not (and in the case of a Subsidiary, Novoste shall cause such Subsidiary not to), directly or indirectly, during the Non-Compete Period solicit Customers for the purpose of engaging in a business that is in competition with Seller’s VBT Business as conducted as of the Closing.

(d) Covenant Not to Solicit or Hire Employees. Novoste covenants and agrees that during the Non-Compete Period, it shall not directly or indirectly, as principal, agent, owner, joint venturer, investor or consultant solicit or attempt to solicit or induce or encourage the departure or resignation of any of the individuals who are set forth on Schedule 9.3(g) who after the Closing become and are at such time employees of Purchaser; it being understood that it shall not constitute a breach of this Section 10.3(d) if Novoste, directly or indirectly, makes solicitations for employment by general advertisements in periodicals of broad distribution or other advertisement media of similar nature that are not specifically directed at such employees of Purchaser.

(e) Limitation. The covenants, agreements and other terms and conditions set forth in this Section 10.3 shall not apply to the direct or indirect ownership by Novoste of less than five percent (5%) of the issued and outstanding stock of a corporation whose securities are publicly traded and which is engaged in a business competitive with Seller’s VBT Business as conducted as of the Closing.

(f) Remedies and Enforcement. In the event of a breach or threatened breach of this Section 10.3, Purchaser shall be entitled, in addition to all other remedies otherwise available to Purchaser, to an injunction enjoining and restraining such breach or threatened or intended breach. In the event that Purchaser is required to enforce any part of this Section 10.3 through legal proceedings, Purchaser shall be entitled to recover reasonable costs, expenses and attorney’s fees incurred.

10.4. Insurance.

(a) As of the Closing Date and for a period of not less than three (3) years after the Closing Date, Novoste shall continue to maintain the type of insurance in at least the amounts stated in item 2 (Directors & Officers Liability and Corporate Reimbursement) of Schedule 3.12 at Novoste’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies. As of the Closing Date and for a period of not less than five (5) years after the Closing Date, Novoste shall continue to maintain the type of insurance in at least the amounts stated in item 3 (General Liability) of Schedule 3.12 at Novoste’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies.

(b) As of the Closing Date and for a period of not less than three (3) years after the Closing Date, Purchaser and BMI shall continue to maintain the types of insurance in at least the amounts stated in items 1 and 2 of Schedule 4.7 at Purchaser’s and BMI’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies. As of the Closing Date and for a period of not less than five (5) years after the Closing Date, Purchaser and BMI shall continue to maintain the type of insurance in at least the amounts stated in item 4 of Schedule 4.7 at Purchaser’s and BMI’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies.

10.5. Payment of Rent and Utilities on the International Boulevard Premises. Novoste shall continue to pay the monthly rental obligation with respect to the International Boulevard Premises through March 31, 2006. Purchaser shall pay on behalf of Novoste all utility expenses with respect to the International Boulevard Premises attributable to the period from and after the Closing Date through and including March 31, 2006. Employees of Novoste or any Subsidiary shall be permitted to occupy the International Boulevard Premises through March 31, 2006 at no cost or expense to Novoste or any Subsidiary.

10.6. Removal of Acquired Assets. Purchaser shall, at Purchaser’s sole cost and expense, remove the tangible Acquired Assets from the Seller locations and otherwise take custody and possession of all such tangible Acquired Assets no later than the expiration of the lease to which Novoste or a Subsidiary is a party with respect to the location or premises at which such Acquired Assets are located, except with respect to any location or premises with respect to which (a) Purchaser has assumed the leasehold obligations or (b) Purchaser has otherwise entered into a new lease with the landlord entitling Purchaser to maintain such Acquired Assets at such location or premises. All such removal activities shall take place during Novoste’s normal business hours upon reasonable prior written notice to Novoste, and with the reasonable cooperation of Novoste.

10.7. Maintenance of Records. Purchaser shall maintain in the ordinary course of business all Records acquired by Purchaser as part of the Acquired Assets until the later of the fifth (5th) anniversary of the Closing Date or the expiration of any retention period required by applicable law.

10.8. Certain Other Matters Related to the Patent Infringement Lawsuit Liability. If there has been no Claim Settlement as of the Closing, then after the Closing:

(a) Purchaser shall have the sole control and authority with respect to the defense, settlement, or compromise of the Patent Infringement Lawsuit Liability, and shall have the right to defend, settle, or compromise, at its sole cost and expense and with counsel of its choice as determined in its sole discretion, the Patent Infringement Lawsuit Liability, subject to the provisions of Section 10.8(b);

(b) Purchaser shall not, without the prior written consent of Novoste, which consent shall not be unreasonably withheld or delayed, enter into any compromise or settlement of the Patent Infringement Lawsuit Liability which commits Novoste or any Subsidiary to take, or to forbear to take, any action; and

(c) Novoste shall provide reasonable cooperation, information, and assistance to Purchaser in connection with the Patent Infringement Lawsuit Liability and Purchaser shall reimburse Novoste for its reasonable out-of-pocket expenses incurred in connection with such activities.

10.9. Certain Other Matters Related to the AEA Supply Agreement. After the Closing, to the extent reasonably practicable, Purchaser shall have the sole control and authority with respect to matters relating to the AEA Supply Agreement; it being understood that Purchaser shall not, without the prior written consent of Novoste, which consent shall not be unreasonably withheld or delayed, enter into any compromise or settlement with respect to the AEA Supply Agreement which commits Novoste or any Subsidiary to take, or to forbear to take, any action. Novoste shall provide reasonable cooperation, information, and assistance to Purchaser in connection with the AEA Supply Agreement. Purchaser shall reimburse Novoste for its reasonable out-of-pocket expenses incurred in connection with such activities.

10.10. Cooperation of Seller for Transfer and/or Issuance of Permits, Licenses and Approvals. Between the date first set forth above and the Closing, Novoste will use its Commercially Reasonable Efforts to provide (and in the case of a Subsidiary, Novoste shall cause such Subsidiary to use its Commercially Reasonable Efforts to provide) such assistance to Purchaser as may be reasonably requested by Purchaser to facilitate the transfer and/or issuance to Purchaser of all worldwide regulatory approvals, government approvals, permits and licenses relating to Seller’s VBT Business as and to the extent such approvals, permits and licenses are assignable.

10.11. Authorized Representative. Novoste shall cause its Subsidiary, Novoste GmbH, to act as Purchaser’s Authorized Representative and European Community Representative in connection with the sale of the VBT Products from Closing until such time as Purchaser has obtained the necessary permits, licenses and approvals to sell in Germany and the European Community; provided, however, that Novoste’s obligation hereunder to cause Novoste GmbH to act in this capacity on behalf of Purchaser shall terminate the earlier of January 1, 2006 or the date upon which Purchaser has its own Authorized Representative and European Community Representative approved by the appropriate regulatory bodies and to be placed on European labeling; and provided further, however, that Novoste’s obligation hereunder is conditioned upon Purchaser’s use of Commercially Reasonable Efforts to have its own Authorized Representative and European Community Representative receive said approvals as promptly as practicable. Purchaser confirms and agrees that Novoste makes no representations or warranties regarding the ability or eligibility of Purchaser to sell or market products in the European Community nor with respect to the ability or eligibility of Purchaser to obtain the necessary permits, licenses and approvals to sell in Germany and the European Community. Novoste (and in the case of Novoste GmbH, Novoste shall cause Novoste GmbH) and Purchaser shall negotiate in good faith and enter into a supplemental written agreement to reflect the matters set forth in this Section 10.11 to the extent Novoste and Purchaser determine that such an agreement is either required or otherwise reasonably necessary; it being understood that such agreement shall be in a form that is customary and reflect Novoste GmbH’s limited obligations pursuant to this Section 10.11 and otherwise be consistent with the parties’ agreements set forth in this Agreement.

10.12. Proposed Name Change. Purchaser and BMI each consents, and agrees not to object, to Novoste’s use of the element “NOVT” in, and incorporation of the element “NOVT” into, Novoste’s corporate name in connection with the Proposed Name Change and registration by Novoste of such corporate name with desired governmental authorities.

ARTICLE XI.

General Provisions and Other Agreements

11.1. Guaranty.

(a) BMI, for itself and its successors in interest and assigns, hereby irrevocably and unconditionally guarantees the full and faithful performance and observation by Purchaser under this Agreement of all representations, warranties, covenants, conditions, indemnities and agreements set forth in this Agreement provided to be performed and observed by Purchaser. BMI does hereby waive notice of acceptance of this guaranty, notice of protest or compliance with the terms and provisions of this Agreement and notice of non-performance or non-observance hereof. Each default in payment or performance of any obligations hereunder shall give rise to a separate cause of action under this Section 11.1 and separate suits may be brought hereunder as each cause of action arises. Seller agrees that prior to exercising any rights under this Section 11.1, Seller shall first use Commercially Reasonable Efforts to collect or enforce the guaranteed obligation from or against Purchaser for a period of sixty (60) days; it being understood that following the expiration of such sixty (60) day period, Seller shall be free to exercise any and all of its rights against BMI pursuant to this Section 11.1.

(b) The obligations of BMI hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of the Purchaser with or into any entity, or any sale or transfer by the Purchaser of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Purchaser or any surviving person of any such merger or consolidation, (iii) any modification, alteration, amendment or addition of or to this Agreement, or (iv) any disability of the Purchaser or any other person and any other circumstance whatsoever (with or without notice to or knowledge of BMI) which may or might in any manner or to any extent vary the risks of BMI or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

11.2. Public Disclosure. Novoste, Purchaser and BMI shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation except as may be required by law (including Rule 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended) or any listing agreement with a national securities exchange.

11.3. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to Purchaser:	BEST VASCULAR, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: President

With copies to (which shall not constitute notice):

BEST MEDICAL INTERNATIONAL, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: General Counsel

And to:	Susan Richards Salen, Esquire
Rees, Broome & Diaz, P.C.
8133 Leesburg Pike, Ninth Floor
Vienna, Virginia 22182
Facsimile No.: (703) 848-2530

If to BMI:	BEST MEDICAL INTERNATIONAL, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: President

With copies to (which shall not constitute notice):

BEST MEDICAL INTERNATIONAL, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: General Counsel

And to:	Susan Richards Salen, Esquire
Rees, Broome & Diaz, P.C.
8133 Leesburg Pike, Ninth Floor
Vienna, Virginia 22182
Facsimile No.: (703) 848-2530

If to Seller:	Novoste Corporation
4350 International Boulevard
Norcross, GA 30093
Facsimile No.: (707) 717-1283
Attention: President and Chief Executive Officer

With copies to (which shall not constitute notice):

Novoste Corporation
4350 International Boulevard
Norcross, GA 30093
Attention: General Counsel
Facsimile No.: (707) 717-1283

And to:	Hogan & Hartson L.L.P.
Columbia Square
555 13th Street, NW
Washington, DC 20004
Facsimile No.: (202) 637-5910
Attention: Robert J. Waldman, Esq.

11.4. Waivers. Neither the waiver of a party of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

11.5. Controlling Law. This Agreement shall be interpreted, administered and enforced in accordance with the laws of the Commonwealth of Virginia (exclusive of its conflict of laws rules).

11.6. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement may not be assigned by any party without the written consent of the other party.

11.7. Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.8. Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Each of Novoste, Purchaser and BMI shall act with good faith in the performance of their obligations and in the exercise of their rights hereunder.

11.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.10. No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

11.11. Entire Agreement. This Agreement (including the exhibits and schedules referred to herein and attached hereto) and the Confidentiality Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations between the parties, oral or written, to the extent they relate to the subject matter hereof.

11.12. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The parties further agree to negotiate in good faith to modify this Agreement to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.14. Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Novoste, Purchaser and BMI.

11.15. Payment of Fees and Expenses. Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement or have caused this Agreement to be executed and delivered on their behalf as of the date first set forth above.

BEST VASCULAR, INC.

/S/ KRISHNAN SUTHANTHIRAN
Krishnan Suthanthiran, President

BEST MEDICAL INTERNATIONAL, INC.

/S/ KRISHNAN SUTHANTHIRAN
Krishnan Suthanthiran, President

NOVOSTE CORPORATION

/S/ ALFRED J. NOVAK
Alfred J. Novak, President and Chief Executive Officer

AMENDMENT NO. 1 TO

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Amended and Restated Asset Purchase Agreement (the “Amendment No. 1”) is made this 30th day of November, 2005, by and among (i) Novoste Corporation, a Florida corporation with its principal place of business at 4350 International Boulevard, Norcross, Georgia 30093 (“Novoste”), (ii) Best Vascular, Inc., a Delaware corporation with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“Purchaser”), and (iii) Best Medical International, Inc., a Virginia corporation which is an affiliate of Purchaser, with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“BMI”);

WHEREAS, Novoste, Purchaser and BMI entered into that certain Amended and Restated Asset Purchase Agreement, dated as of October 12, 2005 (the “Amended and Restated Asset Purchase Agreement”), pursuant to which Novoste agreed to sell and Purchaser agreed to acquire, substantially all of the assets of Novoste related to Seller’s VBT Business; and

WHEREAS, Novoste, Purchaser and BMI desire to amend certain provisions of the Amended and Restated Asset Purchase Agreement; and

WHEREAS, for purposes of this Amendment No. 1, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Amended and Restated Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals set forth above, which are hereby incorporated by reference, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Agreement. Sections 7.1(a)(2) and 7.1(b)(2) shall each be amended by deleting the date “December 31, 2005” and inserting in lieu thereof the date “February 15, 2006”.

2. Authorized Representative. The first sentence of Section 10.11 shall be amended by deleting the date “January 1, 2006” and inserting in lieu thereof the date “April 30, 2006”.

3. Schedule 5.3(b). Schedule 5.3(b) to the Amended and Restated Asset Purchase Agreement shall be amended and restated in its entirety to read as attached hereto as Exhibit A.

4. Other Terms Unchanged. The Amended and Restated Asset Purchase Agreement, as amended by this Amendment No. 1, shall remain and continue in full force and effect, shall constitute a legal, valid and binding obligation of Novoste, Purchaser and BMI and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Amended and Restated Asset Purchase Agreement after the date first set forth above shall be deemed to be a reference to the Amended and Restated Asset Purchase Agreement, as amended by this Amendment No. 1.

5. Governing Law. This Amendment No. 1 shall be interpreted, administered and enforced in accordance with the laws of the Commonwealth of Virginia (exclusive of its conflict of laws rules).

6. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7. Headings. The Section headings contained in this Amendment No. 1 are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment No. 1.

[Remainder of Page Intentionally Left Blank]

Accepted and agreed to by the parties by their duly authorized representatives as of the date first set forth above.

NOVOSTE CORPORATION		BEST VASCULAR, INC.

By:	/s/ Alfred J. Novak	By:	/s/ Krishnan Suthanthiran
Title:	President and Chief Executive Officer	Title:	President
Date:	November 30, 2005	Date:	December 1, 2005

BEST MEDICAL INTERNATIONAL, INC.

By:	/s/ Krishnan Suthanthiran
Title:	President
Date:	December 1, 2005

Annex B

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF

INCORPORATION TO CHANGE NAME FROM “NOVOSTE CORPORATION”

TO “NOVT CORPORATION” (OR “NVTE CORPORATION”)

Article I of the Amended and Restated Articles of Incorporation, as amended, of the Corporation shall be amended to read in its entirety as follows:

“The name of the corporation is NOVT Corporation (the “Corporation”).”

*    *    *    *    *

In the event the name “NOVT Corporation” is not available in Florida, Article I of the Amended and Restated Articles of Incorporation, as amended, of the Corporation shall be amended to read in its entirety as follows:

“The name of the corporation is NVTE Corporation (the “Corporation”).”

*    *    *    *    *

B-1

Annex C

PLAN OF DISSOLUTION OF NOVOSTE CORPORATION

WHEREAS, the Board of Directors (the “Board”) of Novoste Corporation (the “Company”), a Florida corporation, has deemed it advisable that the Company should be dissolved and subsequently liquidated and has approved and determined that this Plan of Dissolution of Novoste Corporation (this “Plan”) is advisable and in the best interests of the shareholders of the Company; and

WHEREAS, the Board has directed that this Plan be submitted to the shareholders of the Company for their approval or rejection at a special meeting of shareholders of the Company to be held on such date as the Board may determine, in accordance with the requirements of Section 607.1402 of the Florida Business Corporation Act (the “FBCA”) and the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and has authorized the filing with the Securities and Exchange Commission (the “SEC”), and the distribution to shareholders, of a proxy statement (the “Proxy Statement”), in connection with the solicitation of proxies for such meeting; and

WHEREAS, the Board, upon approval of this Plan by the shareholders as set forth in the Proxy Statement, may voluntarily dissolve the Company in accordance with the FBCA and the Internal Revenue Code of 1986, as amended (the “Code”), and complete the winding up and liquidation of the Company’s properties and assets, upon the terms and conditions set forth in this Plan;

NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Dissolution of Novoste Corporation as follows:

I.	EFFECTIVE DATE OF PLAN.

The effective date of this Plan (the “Effective Date”) shall be the date that the Company, at the Board’s direction, files Articles of Dissolution (as defined herein) with the Department of State of the State of Florida (the “Florida Department of State”).

II.	CESSATION OF BUSINESS ACTIVITIES.

This Plan is intended to be a complete plan of dissolution and liquidation. It is intended that this Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Section 331 of the Code. After the Effective Date, the Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits by or against the Company, settling disputes, adjusting and winding up its business and affairs, selling and liquidating its properties and assets and, after satisfying Claimants (as defined below), making distributions to shareholders in accordance with this Plan. Notwithstanding the foregoing, at any time within 120 days following the effective date of the Articles of Dissolution filed in accordance with Article IV of this Plan, the Board may, in its discretion and without further shareholder action, revoke the Articles of Dissolution and abandon this Plan in the event the Board determines that continuing the Plan is not in the best interests of the Company and its shareholders. The directors in office on the Effective Date and, at the pleasure of such directors, the officers of the Company, shall continue in office solely for these purposes and as otherwise provided in this Plan.

III.	LIQUIDATION OF ASSETS.

After the Effective Date, the Company shall use commercially reasonable efforts to sell, exchange, transfer, lease, license, or otherwise dispose of all of its property and assets, including its intellectual property and other intangible assets, to the extent, for such consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as the Board deems expedient and in the best interests of the

Company and its shareholders, without any further vote or action by its shareholders. The Company’s assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. As part of the liquidation of its property and assets, the Company shall use commercially reasonable efforts to collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company.

IV.	ARTICLES OF DISSOLUTION.

At such time as the Board determines in its discretion to be appropriate, the officers of the Company shall execute and cause to be filed with the Florida Department of State and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company, including articles of dissolution conforming to the requirements of Section 607.1403 of the FBCA (the “Articles of Dissolution”). From and after the date such documents are accepted by the Florida Department of State, and unless revoked as provided under Article II hereof, the Company will be deemed to be completely dissolved, but will continue to exist under Florida law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business affairs. The members of the Board in office at the time the Articles of Dissolution are accepted for filing by the Florida Department of State shall have all powers provided to them under the FBCA and other applicable law.

V.	PAYMENT OF DEBTS.

Prior to making any distributions to its shareholders, the Company shall pay, or as determined by the Board or by any court of competent jurisdiction, make reasonable provision to pay to the Claimants all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company. As soon as practicable after filing the Articles of Dissolution, the Company shall notify all known creditors and those asserting claims against the Company, whether such claims are fixed, contingent, conditional, or unmatured (collectively, the “Claimants”), of the dissolution of the Company and describing the procedure for filing their claims with the Company.

Following the Effective Date, the Board may, if and to the extent deemed necessary or advisable by the Board, establish a contingency reserve (the “Contingency Reserve”) and set aside into the Contingency Reserve such amounts of cash or property of the Company as the Board, in its discretion, determines is sufficient to account for unknown events, claims, contingencies and expenses incurred in connection with the collection and defense of its property and assets and the liquidation and dissolution provided for in this Plan, including claims which are likely to arise or become known to the Company after the filing of the Articles of Dissolution. Following the payment, satisfaction or other resolution of all such events, claims, contingencies and expenses, any amounts remaining in the Contingency Reserve shall be distributed in accordance with this Plan.

VI.	DISTRIBUTIONS TO COMMON SHAREHOLDERS.

Following the payment or the provision for the payment of claims and obligations as provided in Article V hereof, the Company shall distribute pro rata to the holders of its common stock all of its remaining property and assets, if any, in one or a series of distributions.

VII.	POWERS OF BOARD AND OFFICERS.

The Board and the officers of the Company are authorized to approve such changes to the terms of any of the actions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the

Code and the FBCA and any rules and regulations of the SEC or any state securities commission, including, without limitation, any instruments of dissolution or other documents, and withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns or reports. Without limiting the generality of the foregoing, the appropriate officer of the Company is authorized and directed, within thirty (30) days after the shareholders approve this Plan, to execute and file a United States Department of the Treasury, Internal Revenue Service Form 966 pursuant to Section 6043(a) of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

VIII.	CANCELLATION OF STOCK.

The distributions to the Company’s shareholders pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding common stock of the Company. As a condition to any disbursement made under the Plan after the filing of the Articles of Dissolution, the Board may require shareholders to surrender their certificates evidencing the common stock to the Company or its agent for cancellation. If a shareholder’s certificate for shares of common stock has been lost, stolen or destroyed, such shareholder may be required, as a condition to the disbursement of any distribution under this Plan, to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

IX.	RESTRICTIONS ON TRANSFER OF SHARES.

After filing the Articles of Dissolution, the Company may proceed to delist the common stock of the Company from the Nasdaq National Market or any other securities exchange on which such shares may then be listed, if any. Further, the Company may elect to close its stock transfer books and discontinue recording transfers of common stock at any time following the filing of the Articles of Dissolution as of such date set forth in a written notice to the holders of the common stock (the “Dissolution Record Date”), and thereafter, certificates representing the common stock of the Company shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the shareholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Dissolution Record Date, and, after the Dissolution Record Date, any distributions made by the Company shall be made solely to the shareholders of record at the close of business on the Dissolution Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

X.	LIQUIDATING TRUST.

If deemed advisable by the Board for any reason to complete the liquidation and distribution of the Company’s assets to its shareholders, the Board may at any time transfer to a liquidating trust (the “Trust”) the remaining assets of the Company. The Trust thereupon shall succeed to all of the then remaining assets of the Company, including all amounts in the Contingency Reserve, and any remaining liabilities and obligations of the Company. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to collect and distribute the remaining assets of the Company to its shareholders. Any distributions made from the Trust shall be made in accordance with the provisions of this Plan. The Board may appoint one or more of its members to act as trustee or trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Approval of this Plan by the shareholders also will constitute the approval by the shareholders of any appointment of the trustees and of the liquidating trust agreement between the Company and such trustees.

XI.	COMPENSATION.

The Company may pay to its officers, directors, employees and agents or trustees, or any of them, compensation for services rendered in connection with the implementation of this Plan. Approval of this Plan by the shareholders of the Company shall constitute the approval of the shareholders of the payment of any such compensation referred to in this Article.

XII.	INDEMNIFICATION.

The Company shall continue to indemnify its officers, directors, employees, agents and trustees in accordance with its Articles of Incorporation, bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may be satisfied out of the Contingency Reserve or out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

XIII.	COSTS.

The Company is authorized, empowered and directed to pay all legal, accounting, printing, professional and other fees, costs and expenses for services rendered to the Company in connection with the preparation, adoption and implementation of this Plan and the liquidation of the Company’s assets, including, without limitation, any such fees and expenses incurred in connection with the preparation of a proxy statement for the meeting of shareholders to be held for the purpose, among others, of voting upon the approval of this Plan.

The within and foregoing Plan of Dissolution of Novoste Corporation was duly adopted by its Board of Directors on the 14th day of November, 2005.

/s/ Daniel G. Hall
Daniel G. Hall, Secretary

SELECTED FLORIDA STATUTORY PROVISIONS REGARDING DISSOLUTION

607.1402 Dissolution by board of directors and shareholders; dissolution by written consent of shareholders.—

(1) A corporation’s board of directors may propose dissolution for submission to the shareholders.

(2) For a proposal to dissolve to be adopted:

(a) The board of directors must recommend dissolution to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders; and

(b) The shareholders entitled to vote must approve the proposal to dissolve as provided in subsection (5).

(3) The board of directors may condition its submission of the proposal for dissolution on any basis.

(4) The corporation shall notify each shareholder of record, whether or not entitled to vote, of the proposed shareholders’ meeting in accordance with s. 607.0705. The notice must also state that the purpose, or one of the purposes, of the meeting is to consider dissolving the corporation.

(5) Unless the articles of incorporation or the board of directors (acting pursuant to subsection (3)) require a greater vote or a vote by voting groups, the proposal to dissolve to be adopted must be approved by a majority of all the votes entitled to be cast on that proposal.

(6) Alternatively, without action of the board of directors, action to dissolve a corporation may be taken by the written consent of the shareholders pursuant to s. 607.0704.

History.—s. 122, ch. 89-154.

607.1403 Articles of dissolution.—

(1) At any time after dissolution is authorized, the corporation may dissolve by delivering to the Department of State for filing articles of dissolution which shall be executed in accordance with s. 607.0120 and which shall set forth:

(a) The name of the corporation;

(b) The date dissolution was authorized;

(c) If dissolution was approved by the shareholders, a statement that the number cast for dissolution by the shareholders was sufficient for approval.

(d) If dissolution was approved by the shareholders and if voting by voting groups was required, a statement that the number cast for dissolution by the shareholders was sufficient for approval must be separately provided for each voting group entitled to vote separately on the plan to dissolve.

(2) A corporation is dissolved upon the effective date of its articles of dissolution.

History.—s. 123, ch. 89-154; s. 33, ch. 2003-283.

607.1404 Revocation of dissolution.—

(1) A corporation may revoke its dissolution at any time prior to the expiration of 120 days following the effective date of the articles of dissolution.

(2) Revocation of dissolution must be authorized in the same manner as the dissolution was authorized unless that authorization permitted revocation by action of the board of directors alone, in which event the board of directors may revoke the dissolution without shareholder action.

(3) After the revocation of dissolution is authorized, the corporation may revoke the dissolution by delivering to the Department of State for filing articles of revocation of dissolution, together with a copy of its articles of dissolution, that set forth:

(a) The name of the corporation;

(b) The effective date of the dissolution that was revoked;

(c) The date that the revocation of dissolution was authorized;

(d) If the corporation’s board of directors or incorporators revoked the dissolution, a statement to that effect;

(e) If the corporation’s board of directors revoked a dissolution authorized by the shareholders, a statement that revocation was permitted by action by the board of directors alone pursuant to that authorization; and

(f) If shareholder action was required to revoke the dissolution, the information required by s. 607.1403(1)(c) or (d).

(4) Revocation of dissolution is effective upon the effective date of the articles of revocation of dissolution.

(5) When the revocation of dissolution is effective, it relates back to and takes effect as of the effective date of the dissolution and the corporation resumes carrying on its business as if dissolution had never occurred.

History.—s. 124, ch. 89-154.

607.1405 Effect of dissolution.—

(1) A dissolved corporation continues its corporate existence but may not carry on any business except that appropriate to wind up and liquidate its business and affairs, including:

(a) Collecting its assets;

(b) Disposing of its properties that will not be distributed in kind to its shareholders;

(c) Discharging or making provision for discharging its liabilities;

(d) Distributing its remaining property among its shareholders according to their interests; and

(e) Doing every other act necessary to wind up and liquidate its business and affairs.

(2) Dissolution of a corporation does not:

(a) Transfer title to the corporation’s property;

(b) Prevent transfer of its shares or securities, although the authorization to dissolve may provide for closing the corporation’s share transfer records;

(c) Subject its directors or officers to standards of conduct different from those prescribed in ss. 607.0801-607.0850 except as provided in s. 607.1421(4);

(d) Change quorum or voting requirements for its board of directors or shareholders; change provisions for selection, resignation, or removal of its directors or officers or both; or change provisions for amending its bylaws;

(e) Prevent commencement of a proceeding by or against the corporation in its corporate name;

(f) Abate or suspend a proceeding pending by or against the corporation on the effective date of dissolution; or

(g) Terminate the authority of the registered agent of the corporation.

(3) The directors, officers, and agents of a corporation dissolved pursuant to s. 607.1403 shall not incur any personal liability thereby by reason of their status as directors, officers, and agents of a dissolved corporation, as distinguished from a corporation which is not dissolved.

(4) The name of a dissolved corporation shall not be available for assumption or use by another corporation until 120 days after the effective date of dissolution unless the dissolved corporation provides the Department of State with an affidavit, executed pursuant to s. 607.0120, permitting the immediate assumption or use of the name by another corporation.

(5) For purposes of this section, the circuit court may appoint a trustee for any property owned or acquired by the corporation who may engage in any act permitted under subsection (1) if any director or officer of the dissolved corporation is unwilling or unable to serve or cannot be located.

History.—s. 125, ch. 89-154; s. 154, ch. 90-179; s. 36, ch. 93-281.

607.1406 Known claims against dissolved corporation.—

(1) A dissolved corporation or successor entity, as defined in subsection (15), may dispose of the known claims against it by following the procedures described in subsections (2), (3), and (4).

(2) The dissolved corporation or successor entity shall deliver to each of its known claimants written notice of the dissolution at any time after its effective date. The written notice shall:

(a) Provide a reasonable description of the claim that the claimant may be entitled to assert;

(b) State whether the claim is admitted or not admitted, in whole or in part, and, if admitted:

1. The amount that is admitted, which may be as of a given date; and

2. Any interest obligation if fixed by an instrument of indebtedness;

(c) Provide a mailing address where a claim may be sent;

(d) State the deadline, which may not be fewer than 120 days after the effective date of the written notice, by which confirmation of the claim must be delivered to the dissolved corporation or successor entity; and

(e) State that the corporation or successor entity may make distributions thereafter to other claimants and the corporation’s shareholders or persons interested as having been such without further notice.

(3) A dissolved corporation or successor entity may reject, in whole or in part, any claim made by a claimant pursuant to this subsection by mailing notice of such rejection to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before expiration of 3 years following the effective date of dissolution. A notice sent by the dissolved corporation or successor entity pursuant to this subsection shall be accompanied by a copy of this section.

(4) A dissolved corporation or successor entity electing to follow the procedures described in subsections (2) and (3) shall also give notice of the dissolution of the corporation to persons with known claims, that are contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and request that such persons present such claims in accordance with the terms of such notice. Such notice shall be in substantially the form, and sent in the same manner, as described in subsection (2).

(5) A dissolved corporation or successor entity shall offer any claimant whose known claim is contingent, conditional, or unmatured such security as the corporation or such entity determines is sufficient to provide compensation to the claimant if the claim matures. The dissolved corporation or successor entity shall deliver such offer to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before expiration of 3 years following the effective date of dissolution. If the claimant offered such security does not deliver in writing to the dissolved corporation or successor entity a notice rejecting the offer within 120 days after receipt of such offer for security, the claimant is deemed to have accepted such security as the sole source from which to satisfy his or her claim against the corporation.

(6) A dissolved corporation or successor entity which has given notice in accordance with subsections (2) and (4) shall petition the circuit court in the county where the corporation’s principal office is located or was located at the effective date of dissolution to determine the amount and form of security that will be sufficient to provide compensation to any claimant who has rejected the offer for security made pursuant to subsection (5).

(7) A dissolved corporation or successor entity which has given notice in accordance with subsection (2) shall petition the circuit court in the county where the corporation’s principal office is located or was located at the effective date of dissolution to determine the amount and form of security which will be sufficient to provide compensation to claimants whose claims are known to the corporation or successor entity but whose identities are unknown. The court shall appoint a guardian ad litem to represent all claimants whose identities are unknown in any proceeding brought under this subsection. The reasonable fees and expenses of such guardian, including all reasonable expert witness fees, shall be paid by the petitioner in such proceeding.

(8) The giving of any notice or making of any offer pursuant to the provisions of this section shall not revive any claim then barred or constitute acknowledgment by the dissolved corporation or successor entity that any person to whom such notice is sent is a proper claimant and shall not operate as a waiver of any defense or counterclaim in respect of any claim asserted by any person to whom such notice is sent.

(9) A dissolved corporation or successor entity which has followed the procedures described in subsections (2)-(7):

(a) Shall pay the claims admitted or made and not rejected in accordance with subsection (3);

(b) Shall post the security offered and not rejected pursuant to subsection (5);

(c) Shall post any security ordered by the circuit court in any proceeding under subsections (6) and (7); and

(d) Shall pay or make provision for all other known obligations of the corporation or such successor entity.

Such claims or obligations shall be paid in full, and any such provision for payments shall be made in full if there are sufficient funds. If there are insufficient funds, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of funds legally available therefor. Any remaining funds shall be distributed to the shareholders of the dissolved corporation; however, such distribution may not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to subsection (3). In the absence of actual fraud, the judgment of the directors of the dissolved corporation or the governing persons of such successor entity as to the provisions made for the payment of all obligations under paragraph (d) is conclusive.

(10) A dissolved corporation or successor entity which has not followed the procedures described in subsections (2) and (3) shall pay or make reasonable provision to pay all known claims and obligations, including all contingent, conditional, or unmatured claims known to the corporation or such successor entity and all claims which are known to the dissolved corporation or such successor entity but for which the identity of the claimant is unknown. Such claims shall be paid in full, and any such provision for payment made shall be made in full if there are sufficient funds. If there are insufficient funds, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of funds legally available therefor. Any remaining funds shall be distributed to the shareholders of the dissolved corporation.

(11) Directors of a dissolved corporation or governing persons of a successor entity which has complied with subsection (9) or subsection (10) are not personally liable to the claimants of the dissolved corporation.

(12) A shareholder of a dissolved corporation the assets of which were distributed pursuant to subsection (9) or subsection (10) is not liable for any claim against the corporation in an amount in excess of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder, whichever is less.

(13) A shareholder of a dissolved corporation, the assets of which were distributed pursuant to subsection (9), is not liable for any claim against the corporation, which claim is known to the corporation or successor entity, on which a proceeding is not begun prior to the expiration of 3 years following the effective date of dissolution.

(14) The aggregate liability of any shareholder of a dissolved corporation for claims against the dissolved corporation arising under this section, s. 607.1407, or otherwise, may not exceed the amount distributed to the shareholder in dissolution.

(15) As used in this section or s. 607.1407, the term “successor entity” includes any trust, receivership, or other legal entity governed by the laws of this state to which the remaining assets and liabilities of a dissolved corporation are transferred and which exists solely for the purposes of prosecuting and defending suits by or against the dissolved corporation, enabling the dissolved corporation to settle and close the business of the dissolved corporation, to dispose of and convey the property of the dissolved corporation, to discharge the liabilities of the dissolved corporation, and to distribute to the dissolved corporation’s shareholders any remaining assets, but not for the purpose of continuing the business for which the dissolved corporation was organized.

History.—s. 126, ch. 89-154; s. 155, ch. 90-179; s. 37, ch. 93-281; s. 33, ch. 97-102; s. 34, ch. 2003-283.

607.1407 Unknown claims against dissolved corporation.—A dissolved corporation or successor entity, as defined in s. 607.1406(15), may choose to execute one of the following procedures to resolve payment of unknown claims.

(1) A dissolved corporation or successor entity may file notice of its dissolution with the Department of State on the form prescribed by the Department of State and request that persons with claims against the corporation which are not known to the corporation or successor entity present them in accordance with the notice. The notice shall:

(a) State the name of the corporation and the date of dissolution;

(b) Describe the information that must be included in a claim and provide a mailing address to which the claim may be sent; and

(c) State that a claim against the corporation under this subsection will be barred unless a proceeding to enforce the claim is commenced within 4 years after the filing of the notice.

(2) A dissolved corporation or successor entity may, within 10 days after filing articles of dissolution with the Department of State, publish a “Notice of Corporate Dissolution.” The notice shall appear once a week for 2 consecutive weeks in a newspaper of general circulation in a county in the state in which the corporation has its principal office, if any, or, if none, in a county in the state in which the corporation owns real or personal property. Such newspaper shall meet the requirements as are prescribed by law for such purposes. The notice shall:

(a) State the name of the corporation and the date of dissolution;

(b) Describe the information that must be included in a claim and provide a mailing address to which the claim may be sent; and

(c) State that a claim against the corporation under this subsection will be barred unless a proceeding to enforce the claim is commenced within 4 years after the date of the second consecutive weekly publication of the notice authorized by this section.

(3) If the dissolved corporation or successor entity complies with subsection (1) or subsection (2), the claim of each of the following claimants is barred unless the claimant commences a proceeding to enforce the claim against the dissolved corporation within 4 years after the date of filing the notice with the Department of State or the date of the second consecutive weekly publication, as applicable:

(a) A claimant who did not receive written notice under s. 607.1406(9), or whose claim was not provided for under s. 607.1406(10), whether such claim is based on an event occurring before or after the effective date of dissolution.

(b) A claimant whose claim was timely sent to the dissolved corporation but on which no action was taken.

(4) A claim may be entered under this section:

(a) Against the dissolved corporation, to the extent of its undistributed assets; or

(b) If the assets have been distributed in liquidation, against a shareholder of the dissolved corporation to the extent of such shareholder’s pro rata share of the claim or the corporate assets distributed to such shareholder in liquidation, whichever is less, provided that the aggregate liability of any shareholder of a dissolved corporation arising under this section, s. 607.1406, or otherwise may not exceed the amount distributed to the shareholder in dissolution.

Nothing in this section shall preclude or relieve the corporation from its notification to claimants otherwise set forth in this chapter.

History.—s. 35, ch. 2003-283; s. 99, ch. 2004-5; s. 3, ch. 2004-378.

Annex D

AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

AND FOURTH AMENDED AND RESTATED BYLAWS TO REDUCE

MINIMUM SIZE OF BOARD OF DIRECTORS FROM SIX TO THREE

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

The first sentence of Article IV, Section 1, shall be amended to read in its entirety as follows:

“The number of directors of the Corporation constituting the entire Board of Directors shall be not less than three or more than twelve.”

The second sentence of Article IV, Section 2, shall be amended to read in its entirety as follows:

“No class shall include less than one nor more than four directors.”

*    *    *    *    *

AMENDMENT TO FOURTH AMENDED AND RESTATED BYLAWS

The first sentence of Article IV, Section 4.02.a., shall be amended to read in its entirety as follows:

“The number of directors of the Corporation constituting the entire Board of Directors shall be not less than three or more than twelve.”

The second sentence of Article IV, Section 4.02.b., shall be amended to read in its entirety as follows:

“No class shall include less than one nor more than four directors.”

*    *    *    *    *

D-1

Annex E

UNAUDITED FINANCIAL STATEMENTS OF THE VBT BUSINESS

General:

In accordance with the rules promulgated by the Securities and Exchange Commission, Novoste Corporation (“Novoste”) has provided the following unaudited financial statements of the business that is to be sold to Best Vascular, Inc. (“Best Vascular”) under the terms of the Amended and Restated Asset Purchase Agreement, as amended (the “VBT business”) that is described in this Proxy Statement beginning at page 28, at December 31, 2002, December 31, 2003 and December 31, 2004 and for the twelve month periods ended December 31, 2003 and December 31, 2004 and at and for the nine month period ended September 30, 2005.

Unaudited Financial Information for VBT Business

Balance Sheet

(in thousands)

	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Accounts receivable, net	$415	$1,928	$5,206	$6,758
Inventory, net of reserves	40	1,036	2,098	3,927
Assets held for sale	418	—	—	—
Prepaid and other current assets	362	707	328	870

Total current assets	1,235	3,671	7,632	11,555
Property and equipment, net	113	700	6,997	9,542
Radiation devices	—	—	6,304	11,353
Other assets	—	1	579	1,379

Total Assets	$1,348	$4,372	$21,512	$33,829

Accounts payable	$446	$1,511	$1,492	$2,176
Accrued expenses	2,430	2,936	5,982	9,202
Unearned revenue	231	1,914	188	2,429

Total current liabilities	3,107	6,361	7,662	13,807

Total Liabilities	3,107	6,361	7,662	13,807

Equity (deficit) in the VBT business	(1,759)	(1,989)	13,850	20,022

Total Liabilities and Equity	$1,348	$4,372	$21,512	$33,829

See accompanying notes to the unaudited financial statements for the VBT business.

Unaudited Financial Information for VBT Business

Statement of Operations

(in thousands, except per share data)

	Nine Months Ended September 30,	Year Ended December 31,
	2005	2004	2003	2002
Net Sales	$7,061	$22,838	$62,281	$69,030
Cost of Sales	5,461	15,791	23,837	27,313
Impairment charges	—	7,630	—	6,900

Gross Margin (loss)	1,600	(583)	38,444	34,817

Research and development	604	4,633	11,986	13,300
Sales and marketing	3,799	12,558	19,485	26,875
General and administrative	2,404	3,342	4,698	5,218
Impairment charges	—	1,719	—	—

Total operating expenses	6,807	22,252	36,169	45,393

Income (loss) from operations	(5,207)	(22,835)	2,275	(10,576)

Interest income	—	—	—	—
Interest expense	—	—	—	—
Other income (expense)	192	115	(31)	—

Total other income	192	115	(31)	—

Net Income (loss)	$(5,015)	$(22,720)	$2,244	$(10,576)

Number of shares	$4,084	$4,083	$4,078	$4,067

Pro forma net income (loss) per share (basic & diluted)	$(1.23)	$(5.56)	$0.55	$(2.60)

See accompanying notes to the unaudited financial statements for the VBT business.

Unaudited Financial Information for VBT Business

Statement of Cash Flows

(in thousands)

	Nine Months Ended September 30,	Year Ended December 31,
	2005	2004	2003
Cash Flows from operating activities:
Net Proforma Income (loss)	$(5,015)	$(22,720)	$2,244
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	142	3,706	3,295
Stock based compensation expense	(12)	23	145
Depreciation of radiation and transfer devices	—	4,124	8,606
Impairment charge	—	9,349	—
Provision for doubtful accounts	68	(191)	(410)
Changes in assets and liabilities:
Accounts receivable	1,407	3,502	2,043
Inventory	980	1,262	1,862
Prepaid expense and other current assets	301	(342)	544
Other assets	(79)	742	890
Accounts payable	(995)	(33)	(753)
Accrued expenses	(501)	(3,511)	(3,163)
Unearned revenue	(1,679)	1,723	(2,258)

Net cash provided by (used in) operating activities	(5,383)	(2,366)	13,045
Cash flows from investing activities:
Sale (Purchase) of property and equipment, net	26	(517)	(723)
Purchase of Intangibles	—	(2,500)	—
Purchase of radiation and transfer devices	—	(1,106)	(3,557)

Net cash provided by (used in) investing activities	26	(4,123)	(4,280)

Cash flows from financing activities:
Cash deficit (surplus)	5,464	6,423	(9,021)
Repayment of capital lease obligations	—	—	(183)

Net cash used in financing activities	5,464	6,423	9,204

Effect of exchange rate on changes on cash	(107)	66	439

Net increase (decrease) in cash	$—	$—	$—

See accompanying notes to the unaudited financial statements for the VBT business.

Notes to unaudited financial statements for the VBT business

Note 1. Basis of presentation

Novoste is a single product line company, marketing the Beta-Cath™ system to provide VBT to coronary patients. On October 12, 2005, Novoste entered into an agreement to sell its VBT business, its only business, to Best Vascular. Best Vascular is acquiring the VBT product line and will market the Beta-Cath™ system along with Best Vascular’s other products. The attached financial schedules have been derived from previously reported consolidated results of Novoste as though the VBT business were an operating division or product line of a larger company. As explained in the notes below, some cost and revenue items on the statement of operations have been excluded and some amounts on the balance sheet have been modified to exclude non-VBT related balances and activities. Please refer to note 11 on non-VBT activities. In the absence of equity on the balance sheet, we present the net difference between VBT business related assets and VBT business related liabilities. These notes should be read in connection with the notes to the financial statements included with the complete historical Novoste financial statements filed in Novoste’s Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004 and Novoste’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Note 2. Cash

Cash is excluded because it is not a VBT asset being sold to Best Vascular. The Statement of Cash Flows has been modified to show the effects of revised results on the Statement of Operations and Balance Sheet.

Note 3. Accounts Receivable

Accounts receivable at September 30, 2005 and December 31, 2004 include receivables due from product sales and amounts due under lease and maintenance or service agreements with customers relating to radiation and transfer devices. The carrying amounts reported in the consolidated balance sheets for accounts receivable approximate their fair value. Management records estimates of expected credit losses based on periodic credit evaluations of its customers’ financial condition. All trade receivables relate to the VBT business and are shown at estimated realizable value. Accounts receivable is comprised of the following (in thousands):

	Period ended
	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Accounts receivable, gross	$566	$2,053	$5,648	$7,893
Less: Provision for doubtful accounts	(151)	(125)	(442)	(1,135)

Accounts receivable, net	$415	$1,928	$5,206	$6,758

There were no significant concentrations of credit risk at September 30, 2005.

Note 4. Inventory

Inventories are stated at the lower of cost or market value on a first-in, first-out (FIFO) basis. All inventory, except for bare-metal stents, relates to the VBT business and is shown at estimated realizable value. The value of inventory with stents excluded from the VBT business financials is as follows (amounts in thousands):

	Period ended
	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Raw materials	$1,938	$1,922	$2,443	$3,078
Work in progress	76	133	124	202
Finished goods	490	871	1,114	1,491

Inventory, gross	2,504	2,926	3,681	4,771
Less: Inventory reserve	(2,464)	(1,720)	(1,242)	(844)

Inventory	40	1,206	2,439	3,927
Less: Stents in inventory	—	(170)	(341)	—

Inventory for VBT business financials	$40	$1,036	$2,098	$3,927

As of September 30, 2005, an inventory reserve is established based on expected usage up to the sale of the VBT business. In this regard, all inventory in excess of estimated sales and service needs is fully reserved.

Note 5. Prepaid and Other Current Assets

These assets consist of deposits and prepayments for future services or benefits. The VBT business financials exclude prepayments not related to the VBT business, mainly prepayments of insurance for D&O insurance. The amounts excluded are as follows (amounts in thousands):

	Period ended
	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Prepaid and other	$370	$807	$480	$986
Less: Amount for non-VBT	(8)	(100)	(152)	(116)

Prepaid and other for VBT business	$362	$707	$328	$870

Note 6. Property and Equipment

Property and equipment are comprised of the following (in thousands):

	Period ended
	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Furniture and fixtures	$612	$791	$1,211	$1,413
Office equipment	1,898	1,979	4,142	5,293
Laboratory equipment	540	553	991	1,008
Leasehold improvements	542	542	2,208	2,213
Production equipment	4,729	5,092	8,205	8,472

Property and equipment, gross	8,321	8,957	16,757	18,399
Less: Accumulated depreciation	(7,790)	(8,257)	(9,760)	(8,857)
Less: Assets held for sale	(418)	—	—	—

Property and equipment, net	$113	$700	$6,997	$9,542

Included with production equipment is disposal cost of approximately $113,000, which is capitalized in accordance with SFAS 143, Accounting for Asset Retirement Obligations, and relates to Novoste’s obligation for decommissioning the radiation source train production facility.

During the fourth quarter of 2004, Novoste recorded an impairment charge to reflect the reduced carrying value of all long-term assets that support the VBT business (see Note 13 to these unaudited VBT business consolidated financial statements).

Assets Held For Sale

Following the February 2005 announcement of a staged wind down of Novoste’s VBT business and subsequent determination as to the timing thereof, Novoste committed to a plan to sell certain assets in accordance with the terms of the wind down plan. Based on the provisions of SFAS 144, Novoste determined that these assets met the criteria for classification as held for sale at September 30, 2005. Assets held for sale at September 30, 2005 are comprised of property and equipment and are included in the unaudited carve-out consolidated balance sheet at estimated net realizable value of $418,000.

All of the property and equipment is used to support the VBT business and substantially all will be sold with the VBT business.

Note 7. Radiation Devices

Depreciation of the costs of radiation source trains and transfer devices is taken over the estimated economic life using the straight-line method and is recorded in cost of sales. Depreciation begins at the time the Beta-Cath™ System is placed into service.

Radiation and transfer devices, stated at cost net of impairment, less accumulated depreciation, are comprised of the following (in thousands):

	Period ended
	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Radiation and transfer devices, gross	$10,104	$14,977	$25,554	$25,003
Less: Accumulated depreciation	(10,104)	(14,977)	(19,250)	(13,650)

Radiation and transfer devices, net	$—	$—	$6,304	$11,353

During the quarter ended December 31, 2004, Novoste concluded that these assets were fully impaired and recorded an impairment charge bringing their net book value to zero. During the nine months ended September 30, 2005, approximately 1,238 of the radiation source trains and transfer devices, with an acquired cost net of impairment of $4,873,000, were decommissioned because they had no foreseeable use. These assets were fully depreciated; thus, there was no effect on net loss for the quarter or nine months ended September 30, 2005.

All radiation devices are used in the VBT business and will be sold to Best Vascular.

Note 8. Other Assets

At September 30, 2005, other assets consist mainly of license agreements and other intangibles. On April 22, 2004, Novoste signed an asset purchase agreement with Guidant Corporation pursuant to which Novoste acquired information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Under the terms of the agreement, during a six-month transition period beginning on April 22, 2004, Guidant and Novoste cooperated jointly to transition the Guidant customers to Novoste products for any customer that wished to continue vascular brachytherapy. Guidant discontinued its vascular brachytherapy business in the United States and Canada over the six-month period. Additionally, Guidant agreed to not compete in the vascular brachytherapy market in the United States and Canada for a period of five years. Novoste paid the sum of $2,500,000 to Guidant at the signing of the transaction and agreed to pay Guidant an additional 5% on net sales to customers on the Guidant customer list that transitioned to Novoste’s products for a period of six months after April 22, 2004. After this six-month transition period, Novoste pays an additional 5% on all U.S. and Canadian net sales of Novoste vascular brachytherapy products up to a maximum of $4,000,000. The initial payment was being amortized over twenty-four months. During the quarter ended December 31, 2004, Novoste concluded that these assets were fully impaired and recorded an impairment charge bringing the net book value to zero. No amortization expense was recorded for the nine months ended September 30, 2005. Substantially all these assets will be acquired by Best Vascular.

Note 9. Accounts Payable and Accrued Expenses

These liabilities consist of short-term obligations for goods and services received and for obligations to be paid in the future. The VBT business financials exclude accrued liabilities for expenses not related to the VBT business, mainly professional services. The amounts excluded are as follows (amounts in thousands):

	Period ended
	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Accrued expense	$4,639	$3,823	$6,483	$9,967
Less: Accruals for non-VBT	(2,209)	(887)	(501)	(765)

Accrued expense for VBT business	$2,430	$2,936	$5,982	$9,202

Note 10. Unearned Revenue

Unearned revenue is advance payments from customers for use of and service of radiation and transfer devices. Novoste classifies the annual agreements with Novoste’s customers to license the use of radiation and transfer devices as operating leases. Income is recognized ratably over the length of the agreement. At September 30, 2005, unearned revenue under these agreements was approximately $231,000 compared to $1,914,000 at December 31, 2004. All unearned revenue and related obligations for service relate to the VBT business and will be assumed by Best Vascular.

Note 11. Non-VBT Activities

The items below have been excluded from the VBT business financials because they are not an integral part of the VBT business being sold to Best Vascular.

Stent revenue and costs

In January 2003, Novoste entered into an agreement to market and distribute stents made by Orbus Medical in the European market. In February 2005, the companies mutually agreed to terminate the agreement. Sales and cost of sales for the stent product line have been excluded as follows: (amounts in thousands):

	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Revenues	$7,098	$23,268	$62,901	$69,030
Less: Revenue from Stents	(37)	(430)	(620)	—

Revenues for VBT business financials	$7,061	$22,838	$62,281	$69,030

Cost of sales	$5,489	$16,111	$24,315	$27,313
Less: Costs of stents	(28)	(320)	(478)	—

Cost of sales for VBT business financials	$5,461	$15,791	$23,837	$27,313

Expenses for non-VBT activities

The VBT business financial statements exclude expenses that would not be expected to be incurred by an operating VBT division, such as overhead associated with a “corporate office”; extraordinary expenses associated with the evaluation of strategic alternatives; certain severance related costs; expenses related to the unsuccessful merger with ONI in 2005; and the sale of the VBT business to Best Vascular. Excluded expense categories include the following: office of the chief executive officer; corporate governance; public company costs; and other costs not directly attributable to the VBT business. The amounts of operating expenses excluded from the VBT business financials are as follows (amounts in thousands):

	September 30, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Administrative costs	$8,167	$8,036	$8,237	$8,335
Less: Amounts for non-VBT	(5,763)	(4,694)	(3,539)	(3,117)

Administrative costs for VBT business	$2,404	$3,342	$4,698	$5,218

Other income and expense

These amounts include interest on invested excess cash, interest on borrowed funds, and the gain or loss on the sale of assets. Sale of assets is considered to be part of the VBT business. Interest income and expense are not part of the VBT business and have been excluded.

Note 12. Income Taxes

Because the VBT business has a significant operating loss carry-forward, no effect for income taxes is considered in the VBT business financials.

Note 13. Impairment and other charges

During March 2002, Novoste received FDA approval for a new 3.5F diameter Beta-Cath™ system. The new system was well received by the medical community and expected first-year sales were achieved in only four months. Due to the demand for the new system, the older 5.0F system utilization declined significantly, and Novoste concluded that the carrying value of the 5.0F systems was impaired and, accordingly, recorded impairment and related charges of $6,900,000 during 2002.

During the third quarter of 2004, Novoste suspended production of radiation source trains at its supplier, AEA. This suspension was due to the existence of radiation source train inventory levels that were determined to be adequate to meet the needs of Novoste for the foreseeable future. This situation was due to (a) the reduction in the number of vascular brachytherapy sites and procedures as a result of the declining vascular brachytherapy market, and (b) fewer replacements of 3.5F radiation source trains than expected. As a result of the suspension and continued declines in Novoste’s current and projected future revenues and cash flows, Novoste assessed the recoverability of carrying value of its long-lived assets in relationship to the expected undiscounted cash flows to be generated from revenues. Based on this evaluation, Novoste concluded that the value of the AEA plant was no longer fully recoverable and recorded an impairment charge.

During the fourth quarter of 2004, Novoste updated an economic study regarding the value of all long-lived assets supporting the VBT business. The impairment analysis was based on expected future net cash flows to be generated by the assets during their remaining service lives, using undiscounted cash flows. Because Novoste only had one product line, all enterprise-wide, long-lived assets were included. The study concluded that the assets were impaired, and the carrying value of all long-lived assets was reduced and expensed in the functions where the assets were used. At December 31, 2004, all of the specialized assets relating to the Beta-Cath™ product line were considered to have zero fair value due to their specialized nature and lack of alternative uses. Other equipment not specialized in nature was reduced to estimated net realizable value.

In connection with changes in Novoste’s forecasted needs for radiation source trains resulting from the decline of Novoste’s VBT business, it is unlikely that additional radiation source trains will be purchased during the remaining life of the supply agreement with AEA, which expires in September 2006. Under the supply agreement, Novoste is obligated to make minimum payments through the end of the term of the agreement. Given that Novoste will most likely not receive future economic benefit from these required payments, Novoste accrued the present value of these estimated contractual payments, which originally aggregated approximately $1,324,000 and was included in cost of sales for the three months ended March 31, 2005. Novoste makes periodic payments to AEA under this obligation. The liability is adjusted for foreign exchange and the balance of this obligation net of payments is estimated by Novoste at $1,042,000 as of September 30, 2005. AEA disputes the Novoste estimate of the minimum contractual liability and the decommissioning estimate as recorded in the Novoste financial statements as of September 30, 2005 and has further notified Novoste that it believes an additional amount is owed by Novoste to AEA under the supply agreement. Novoste disagrees with AEA’s request for such additional payments and vigorously opposes any assertions of liability.

Note 14. Related party transactions

On December 23, 2002, the Company signed a distribution agreement with Orbus Medical Technologies, Inc. (Orbus), a manufacturer of cardiology products. Novoste’s President and Chief Executive Officer, Mr. Alfred J. Novak, was previously the Chairman of Orbus.

In February 2005, Novoste and Orbus mutually agreed to terminate the distribution agreement. Orbus paid Novoste $346,000 and assumed $36,000 in obligations to repurchase inventory, refund an unused deposit and reimburse Novoste for market development expenses. Novoste ceased distributing Orbus product by the end of the first quarter of 2005 and all inventory was returned. As of September 30, 2005, there is an accrual for $53,000 reflecting a final payment to Orbus for stents sold by Novoste after the termination date.

Novoste had no net sales of these products in the quarter ended September 30, 2005, compared to $69,000 in the quarter ended September 30, 2004. Novoste had net sales of $37,000 and $312,000 from this product line for the nine months ended September 30, 2005 and 2004, respectively.

The revenues, costs and inventory related to the stent product line have been excluded from the VBT business financials.

Note 15. Segment information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires the reporting of segment information based on the information provided to Novoste’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance. Novoste’s business activities are represented by a single industry segment, the manufacture and distribution of medical devices. For management purposes, Novoste is segmented into two geographic areas: United States and the Rest of the World (Europe, Canada, Asia and South America).

The following is a summary of selected financial information by reportable segment, adjusted for non-VBT balances and activity, as of, and for the nine months ended, September 30, 2005 and 12 months ended December 31, 2004, 2003 and 2002 (amounts in thousands):

Net sales	United States	Rest of World	Consolidated
2005	$5,317	$1,744	$7,061
2004	19,391	3,447	22,838
2003	57,915	4,366	62,281
2002	64,746	4,284	69,030

Net income (loss)	United States	Rest of World	Consolidated
2005	$(4,861)	$(154)	$(5,015)
2004	(21,982)	(738)	(22,720)
2003	2,322	(78)	2,244
2002	(5,634)	(4,942)	(10,576)

Long-lived assets	United States	Rest of World	Consolidated
2005	$113	$—	$113
2004	700	—	700
2003	12,110	1,191	13,301
2002	18,304	2,591	20,895

Total assets	United States	Rest of World	Consolidated
2005	$1,163	$185	$1,348
2004	3,676	696	4,372
2003	19,408	2,104	21,512
2002	30,747	3,082	33,829

Novoste’s VBT assets outside of the United States consist principally of accounts receivable, inventory and Beth-Cath™ radiation devices.

NOVOSTE CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

                    , 2006

Please date, sign and mail

your BLUE proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1), (2), (3), (4), (5) and (6) LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	To approve the proposed asset sale transaction set forth in the amended and restated asset purchase agreement, dated as of October 12, 2005, as amended, among Novoste, Best Vascular, Inc., a Delaware corporation, and Best Medical International, Inc., a Virginia corporation, pursuant to which Novoste will sell substantially all of the assets related to its vascular brachytherapy (VBT) business to Best Vascular in exchange for the assumption of certain liabilities related to the VBT business by Best Vascular.	☐	☐	☐	4.	To approve an amendment to our amended and restated articles of incorporation and fourth amended and restated bylaws to reduce the minimum size of our board of directors from six to three.	☐	☐	☐

2.	To approve an amendment to our amended and restated articles of incorporation to change the name of our corporation from “Novoste Corporation” to “NOVT Corporation” (or, if that name is not available in Florida, to “NVTE Corporation”).	☐	☐	☐	5.	To adjourn the special meeting to permit further solicitation of proxies with respect to the proposal to approve the asset sale transaction if such adjournment proposal is presented by us.	☐	☐	☐

	Approval of proposal 2 is conditioned on the approval of proposal 1.

3.	To approve and adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be dissolved and liquidated and our remaining cash ultimately will be distributed to our shareholders.	☐	☐	☐	6.	To adjourn the special meeting to permit further solicitation of proxies with respect to the proposal to approve and adopt the plan of dissolution and to approve the transactions contemplated thereby if such adjournment proposal is presented by us.	☐	☐	☐

The Proxy named herein is authorized to act and vote in his best judgment upon any and all such other business as may properly come before the Special Meeting or any postponement or adjournment thereof. The proxy named herein may only use discretionary authority to vote on matters not known to Novoste a reasonable time before Novoste commenced this solicitation.

This Proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1), (2), (3), (4), (5) and (6) above unless the shareholder specifies otherwise, in which case it will be voted as specified.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

NOVOSTE CORPORATION

THIS BLUE PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas D. Weldon and Alfred J. Novak and each or both of them, proxy, to vote all shares of the stock of Novoste Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders of Novoste Corporation on                     , 2006, and any postponements or adjournments thereof, upon all matters as may properly come before the Special Meeting. Without otherwise limiting the foregoing general authorization, the proxy is instructed to vote as indicated herein and, in his best judgment, upon any other matters that may properly come before the meeting.

Please complete, date and sign on the reverse side and mail in the enclosed envelope.